EXHIBIT 4.23

Dated 6 August 2010

THE ROYAL BANK OF SCOTLAND PLC AND OTHERS

and

SHIP BIDCO LIMITED

TRANSFER AGREEMENT

relating to the transfer of the companies and businesses comprising the point of sale, e-commerce gateway, merchant acquiring business and related payment processing business of The Royal Bank of
Scotland plc, National Westminster Bank plc, Ulster Bank Limited, Ulster Bank Ireland Limited,
Citizens Financial Group, Inc. and RBS Netherlands Holdings B.V. including the contribution of such business operated by National Westminster Bank plc in satisfaction of a proposed dividend in specie

Linklaters
Llnklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44 20) 7456 2000
Facsimile (+44 20) 7456 2222
Ref: M Middleditch/S Griffin

Transfer Agreement

This Agreement is made on 6 August 2010 between:

(1)	THE ROYAL BANK OF SCOTLAND plc, a company incorporated in Scotland (registered no SC090312) whose registered office is at 36 St Andrew Square, Edinburgh EH2 2YB (“RBS”);

(2)	Each of the other Share Sellers and Business Sellers whose names and registered offices are set out in Schedule 1 (together with RBS, the “Sellers”);

(3)	NATIONAL WESTMINSTER BANK plc, a company incorporated in England (registered no 929027) whose registered office is at 135 Bishopsgate, London EC2M 3UR (“NatWest”); and

(4)	SHIP BIDCO LIMITED, a company incorporated in England and Wales (registered no 07316500), whose registered office is at One South Place, London EC2M 2WG (the “Purchaser”);

each being a “party” to this Agreement and together comprising the “parties” to this Agreement.

Whereas:

(A)	NatWest intends to declare the Dividend in Specie.

(B)
NatWest has agreed to transfer the Contribution Business to the Purchaser and to assume the obligations imposed on NatWest under this Agreement. In exchange, the Purchaser has agreed to procure the issue of the Contribution Securities and to pay the Contribution Cash to the Contribution Party on the terms set out in this Agreement. These transactions will have the effect of satisfying the Dividend in Specie which NatWest intends to declare.

(C)	The Sellers have agreed to transfer the Group Companies and the Sale Businesses and to assume the obligations imposed on the Sellers under this Agreement.

(D)	The Purchaser has agreed to accept the transfer of the Group Companies and the Sale Businesses and to assume the obligations imposed on it under this Agreement.

(E)	Each of RBS, the Sellers, NatWest and the Relevant Purchasers have agreed to assume certain obligations imposed on it under this Agreement and the Tax Indemnity.

It is agreed as follows:

1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Accounts Date” means 31 December 2009;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between RBS and the Relevant Purchaser and signed for identification by or on behalf of RBS and by or on behalf of the Relevant Purchaser at the date of this Agreement with such alterations as may be agreed in writing between RBS and the Relevant Purchaser from time to time;

“Allocation Principles” means the principles in the Agreed Terms in relation to the allocation of employees to the Businesses (including the associated allocation appeals process);

“Assumed Liabilities” means the liabilities of the Business Transferors or any member of the RBSG Group to be assumed by the Purchaser under or pursuant to Clause 2.3.3 and “Assumed Liability” means any one of them;

“Bank Debt” means the indebtedness of each member of the Purchaser’s Group on Closing under the Senior Facilities Agreement and Subordinated Facility Agreement;

“Banking Arrangements Side Letter” means the side letter in the Agreed Terms relating to the negotiation of the Banking Services Arrangement, Cash Management Agreement and the FX Micropay Agreement, including the term sheets relating to each of such agreements;

“Banking Services Agreement” means the agreement to reflect the terms set out in the Banking Arrangements Side Letter for commercial and transactional banking services to be entered into on Closing between a member of the Relevant Purchasers’ Group and a member of the RBSG Group in relation to the provision of banking services following Closing in relation to the Group;

“Books and Records” means in the case of each Business or Group Company, all statutory books, notices, correspondence, orders, inquiries, customer or supplier details, business plans, records and documents relating to the Group’s products services or Information Technology Assets (save for the software components of the Streamline Platform) (including user guides, operating policies and manuals) and other documents and all computer disks or tapes or other machine legible programs or other records, but only in so far as such documents and records relate exclusively to each Business or the business of each Group Company and are separable and discrete (and save for books, records and other documents (i) which the Transferors are required by Law and Regulations to retain or which they are otherwise entitled to retain in accordance with Clause 9.10 or (ii) in the case of records of the Businesses, which relate to tax, accounting, insurance or regulatory matters or to Excluded Assets or Excluded Liabilities);

“Brennes-Jones Claim” ***

“Business” means, in the case of each Business Transferor, the business being transferred by it hereunder, being:

(i)
in the case of NatWest, the point of sale and e-commerce gateway and merchant acquiring business (including “card-not-present” activities) and the related payment processing business carried on by it, on its own behalf or through partner bank arrangements, at Closing under the names Streamline, Streamline International or RBS WorldPay;

(ii)
in the case of RBS, the point of sale and e-commerce gateway and merchant acquiring business (including “card-not-present” activities) and the related payment processing business carried on by it, on its own behalf or through partner bank arrangements, at Closing under the names Streamline, Streamline International or RBS WorldPay;

(iii)
in the case of Ulster Bank Limited, the point of sale and e-commerce gateway and merchant acquiring business (including “card-not-present” activities) and the related payment processing business carried on by it at Closing under the name Ulster Bank Limited;

(iv)
in the case of Ulster Bank Ireland Limited, the point of sale and e-commerce gateway and merchant acquiring business (including “card-not-present” activities) and the related payment processing business carried on by it at Closing under the name Ulster Bank Ireland Limited under the name Streamline Ireland, and “Businesses” means all of the Businesses taken together;

“Business Assets” means, in relation to each Business, all the property, rights and assets in respect of that Business agreed to be transferred under Clause 2.3.1 of this Agreement but excluding the Excluded Assets;

“Business Assignment Properties” means the leasehold properties which are to be assigned by the relevant Business Transferors to the Relevant Purchaser in accordance with Part 6 of Schedule 3, further details of which are

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

set out in Part 2 of Schedule 3 and “Business Assignment Property” means any one of them;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in London;

“Business Intellectual Property” means the Intellectual Property details of which are set out or referred to in paragraphs 1 and 2 of Part 1 of Schedule 4 together with, in the case of each Business, all ownership rights held by any member of the RBSG Group in Intellectual Property which at or immediately before Closing is used exclusively in the course of that Business, but excluding Information Technology;

“Business Licence Properties” means those parts of the freehold and leasehold properties in respect of which a licence to occupy is to be granted by the relevant member of the Transferor’s Group to the Relevant Purchaser in accordance with Part B of Schedule 3, further details of which are set out in Part 4 of Schedule 3 and “Business Licence Property” means any one of them;

“Business Receivables” means, in the case of each Business, all book and other debts receivable by, payable to, or owed to the relevant Business Transferor or any member of the RBSG Group to the extent that such debts and sums arise in the course of that Business and are outstanding at Closing whether or not yet immediately due or payable (including trade debts, deposits, prepayments, retrospective rebates and overpayments) and interest thereon but excluding:

(i)
debts owed to the Business Transferor by any relevant Taxation Authority in respect of Taxation including, for the avoidance of doubt, any bond or other security issued by any Taxation Authority or other governmental agency representing any such debts;

(ii)
any item which falls to be treated as part of the Cash Balances held by or on behalf of any of the Business Transferors at close of business on the Closing Date to the extent related to the Businesses; and

(iii)	the Card Scheme Debtors of such Business;

“Business Seller” means, in relation to each of the Sale Businesses referred to in column (2) of Part 2 of Schedule 1, the company whose name and details are set out opposite that Sale Business in column (1);

“Business Transferors” means the Business Sellers and NatWest (in its capacity as owner of the Contribution Business) and “Business Transferor” means any one of them;

“Business Underletting Properties” means those parts of the leasehold properties in respect of which the relevant Business Transferor will grant an underlease to the Purchaser in accordance with Part 7 of Schedule 3, further details of which are set out in Part 3 of Schedule 3, and “Business Underletting Property” means any one of them;

“Card Scheme Debtors” means, in the case of each Group Company and Business, amounts due, as at Closing, from any credit, debit or charge card scheme in respect of the Merchant Payables of that Group Company or Business;

“Carve-Out Accounts” means the audited accounts of the Group in the Agreed Terms for the three year period ended on the Accounts Date;

“Cash Advances Agreement” has the meaning given in Clause 5.8;

“Cash Balances” means, in respect of the Businesses, cash in hand or credited to any account with a financial institution and securities with a maturity of less than one year which are readily convertible into cash excluding (i) Merchant Cash Balances; and (ii) cash held in trust or escrow, petty cash and cash held overseas where there are restrictions on the repatriation of monies, and after deducting Required Separation Cash. For the avoidance of doubt, Cash Balances may be a negative number. No amounts paid to the Group by the Transferors under Clause 7.6 shall be included in Cash Balances;

“Cash Consideration” means an amount equal to the aggregate of (i) the Premium, plus (ii) the Net Asset Value, less (iii) the Contribution Securities Value;

“Cash Management Agreements” means the agreements or application forms to be entered into on Closing between a member of the Purchasers’ Group and a member of the RBSG Group to reflect the terms relating to such agreements set out in the Banking Arrangements Side Letter in relation to the provision of cash management services and related banking services;

“Chargee” has the meaning given to it in Clause 16.4.2;

“Claims” means all rights and claims as at Closing of any member of the RBSG Group under any warranties, undertakings, covenants, conditions, guarantees or indemnities (whether express or implied) and arising under any contract, undertaking or agreement (not being a Contract) to which any Business Transferor or any member of the RBSG Group is a party to the extent that such rights or claims relate to any of the Business or Business Assets or any Assumed Liability (but excluding any rights or claims under any RBSG Group Insurance Policies or Target Group Insurance Policies) and “Claim” means any one of them;

“Clause 5 Claim” has the meaning given to it in Clause 11.1;

“Closing” means the completion of the transfer of Shares and Businesses, pursuant to Clause 7 of this Agreement and any relevant Local Transfer Document;

“Closing Date” means the date on which Closing takes place;

“Closing Statement” means the statement setting out the Net Asset Value, the Intra-Group Receivables, the Intra-Group Payables, the Merchant Payables, the Merchant Cash and the Card Scheme Debtors, such statement to be prepared by RBS in accordance with Clause B and Parts 1 and 2 of Schedule 11;

“Committee Employees” means ***

“Companies” means the companies, details of which are set out in paragraph 1 of Schedule 2, and “Company” means any one of them;

“Companies’ Properties” means the Owned Properties and the Company Leasehold Properties as defined in Part 5 of Schedule 3 and “Company Property” means any one of them;

“Company Leasehold Properties” means the properties, further details of which are set out in Part B of Part 1 of Schedule 3;

“Confidentiality Agreement” means each of (i) the confidentiality agreement dated 27 February 2010 between RBSG and Advent International plc and (ii) the confidentiality agreement dated 26 February 2010 between RBSG and Bain Capital Ltd, in each case pursuant to which RBSG made available to the Purchaser certain confidential information relating to the Group;

“Consideration” has the meaning given to it in Clause 3.1;

“Consumer Credit Act” means the UK Consumer Credit Act 1974 (as amended);

“Contracts” means, in relation to each Business or business of the Group Companies, all contracts, undertakings, arrangements and agreements entered into prior to Closing by or on behalf of any of the Group Companies or the Business Transferors exclusively in relation to the Business (including those relating to Information Technology used exclusively by the Group) to the extent that immediately prior to Closing the same remain to be completed or performed or remain in force, including, without prejudice to the generality of the foregoing, the Licence Agreements and the Merchant Contracts of that

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Business or Group Company relating to the Businesses, but excluding, in relation to the Businesses:

(i)	contracts of employment and other agreements with Relevant Employees (to which the provisions set out in Schedule 6 shall apply);

(ii)	contracts of insurance relating to the Businesses;

(iii)	leases and any other related or similar agreements, undertakings and arrangements with respect to the Properties (to which the provisions set out in Schedule 3 shall apply); and

(iv)	all contracts, undertakings, agreements or binding arrangements which form part of or relate to the Excluded Assets or any of the Excluded Liabilities,

and “Contract” means any of them;

“Contribution Business” means the Business being transferred by NatWest hereunder;

“Contribution Cash” means an amount equal to the Cash Consideration less the Sale Cash;

“Contribution Loan Notes” means the loan notes in a form agreed between RBS and the Purchaser acting reasonably, to be issued by UK Holdco to the Contribution Party pursuant to Clauses 3 and 7.3;

“Contribution Party” means RBS in its capacity as beneficial owner of all issued ordinary shares in NatWest or, in the event that NatWest does not declare the Dividend in Specie, NatWest (in which case Clause 3.2.3 shall not apply);

“Contribution Securities” means the Contribution Shares and any Contribution Loan Notes;

“Contribution Securities Value” means the Premium plus the Estimated Net Asset Value minus Estimated Intra-Group Indebtedness plus the Transaction Costs less the Bank Debt, the aggregate of which is multiplied by 19.99 per cent;

“Contribution Shares” means the shares in the capital of UK Holdco and which are valued at the Contribution Shares Value and which are to be issued by UK Holdco credited as fully paid to the Contribution Party pursuant to Clauses 3 and 7.3 and which shall rank in all respects pari passu with the existing issued fully paid shares in the capital of UK Holdco including the right to receive in full all dividends and other distributions hereafter declared, paid or made;

“Conversion Rate” has the meaning given to it in Clause 1.15;

“Current Employees” means the employees of the Group Companies and those employees who are identified as Relevant Employees in each case, at the date of this Agreement;

“Data Room” has the meaning given to it in paragraph 2 of the Disclosure Letter;

“Deed of Adherence” means a deed of adherence in the form attached as Schedule 15;

“Disclosed” means fairly disclosed in accordance with this Agreement or the Disclosure Letter, and a matter will be deemed to be fairly disclosed if it could be reasonably expected that an informed and sophisticated purchaser, which has experience of buying and selling companies and businesses (including in the financial services and related sectors) and which has taken professional advice and has reviewed the Disclosure Letter and the documents disclosed pursuant thereto (including the documents in the Data Room) would become aware of the nature of the matter disclosed and would be reasonably able to form a view of the scope or potential scope of such matter;

“Disclosure Letter” means the letter dated the same date as this Agreement from the Transferors to the Purchaser disclosing:

(i)	information constituting exceptions to the Transferor Warranties; and

(ii)	details of other matters referred to in this Agreement;

“Dispensation” means the dispensation granted by the DNB to Bibit B.V. with effect from 30 June 2010 providing a dispensation from the prohibition under section 3:5(1) of the Dutch Financial Supervision Act to invite, receive or have repayable funds in the operation of a business outside a restricted circle from parties other than professional market parties in the Netherlands;

“Dividend In Specie” means the dividend in specie which NatWest intends to declare on its ordinary shares equal in aggregate to the book value of the Contribution Business as at Closing, to be satisfied by the transfer of the Contribution Business to the Purchaser on terms that the Contribution Securities are issued, and the Contribution Cash is paid, to the ordinary shareholders of NatWest in respect of and in proportion to their shareholdings;

“DNB” means De Nederlandsche Bank;

“Draft Closing Statement” has the meaning given to it in Clause 8.1;

“Dutch Financial Supervision Act” means the Dutch Financial Supervisions Act (Wet Financieel Toezicht);

“Dutch Civil Code” means the Dutch Civil Code (Nederlands Burgerlijk Wetboek);

“Dutch CIT Fiscal Unity” has the meaning given to it in the Tax Indemnity;

“Dutch VAT Fiscal Unity” has the meaning given to it in the Tax Indemnity;

“Employees” means the Relevant Employees and the employees of the Group Companies from time to time;

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing other than repairers’ or similar liens or suppliers’ retentions of title arising in the ordinary course of business;

“Estimated Intra-Group Indebtedness” means the aggregate amount of the Estimated Intra-Group Payables (on the one hand) and the aggregate amount of the Intra-Group Receivables (on the other hand) and shall be a negative number if Intra-Group Payables exceed Intra-Group Receivables and vice versa;

“Estimated Intra-Group Payables” means RBS’s good faith best estimate of the aggregate of the Intra-Group Payables at the Closing Date;

“Estimated Intra-Group Receivables” means RBS’s good faith best estimate of the aggregate of the Intra-Group Receivables at the Closing Date;

“Estimated Net Asset Value” means RBS’s good faith best estimate of the Net Asset Value at the Closing Date (which, for the avoidance of doubt, may be a negative amount), which estimate shall be notified by RBS to the Purchaser pursuant to Clause 7.4 and added to the relevant Premium for the purposes of Clause 7.3.1 and added to the relevant Premium prior to the deduction of the Contribution Securities Value for the purposes of Clause 7.3.2;

“Exchange Agreement” means the put and call agreement in Agreed Terms enabling the indirect exchange of the Contribution Shares and the Contribution Loan Notes into shares and debt securities of Holdco;

“Excluded Assets” means the property, rights and assets referred to in Clause 2.3.2 and “Excluded Asset” means any one of them;

“Excluded Intellectual Property” means the Intellectual Property described at paragraph 4 of Part 1 of Schedule 4;

“Excluded Liabilities” means the debts, liabilities and obligations referred to in Clause 2.3.5 and “Excluded Liability” means any one of them;

“Financing Banks” means the banks and financial institutions who are, from time to time, the providers of the senior and subordinated facilities made available to the Purchaser and certain members of the Purchaser’s Group for the purpose of, inter alia, application in or towards financing the consummation of the transaction contemplated by this Agreement;

“Financing Structure Memorandum” means a document in the Agreed Terms which describes the financing structure and security;

“FSA” means the UK Financial Services Authority;

“FX Micropay Agreement” means the FX Micropay agreement to reflect the terms relating to such agreement set out in the Banking Arrangements Side Letter to be entered into between the Relevant Purchaser and a member of the RBSG Group in relation to currency conversion services to be provided from Closing in respect of the Group;

“Good Industry Practice” means, in relation to any business being carried on in a territory, no less than:

(i)
those practices, methods, procedures (or one of a range of practices, methods and procedures) which are operated by the Group in a territory on the date hereof or have been operated at the relevant time when the Group operated in that territory; and

(ii)
practices, methods, procedures (or one of a range of practices, methods and procedures) which at the relevant time (a) are (where operations are ongoing in a territory) or (b) were (where operations have closed in a particular territory) comparable to, or materially consistent with, those which are commonly adopted by entities carrying on a business in that territory at the relevant time similar to the business of the Group in that territory or which are materially consistent at the relevant time with the requirements of, or otherwise on a basis agreed with or acceptable to, Visa Inc. or Visa Europe, as the case may be, or MasterCard Worldwide or any other relevant card scheme at the relevant time;

“Goodwill” means, in relation to each Business, the goodwill of the relevant Business Transferor to the extent that it relates to that Business as at Closing with the exclusive right to carry on that Business in succession to the relevant Business Transferor excluding goodwill in any trade marks, service marks or trade names used in relation to one of more of the Businesses and also used by one or more other businesses or operations of any member of the RBSG Group which are not Businesses;

“Group” means the Group Companies and the Businesses, taken as a whole;

“Group Companies” means the Companies and the Subsidiaries and “Group Company” means any one of them;

“Group Company Intellectual Property” means all rights and interest owned by any of the Group Companies in Intellectual Property;

“Group Intellectual Property” means the Business Intellectual Property and the Group Company Intellectual Property;

“Group Payment Arrangements” has the meaning given to it in the Tax Indemnity;

“Group Regulatory Capital Contributions” means any payments (including loans) which may be made by a Group Company to the Purchaser, without breaching banking covenants or any capital requirements of the relevant Group Company, and which would be accepted by the FSA as a means of satisfying Purchaser Regulatory Capital;

“Group Relief” has the meaning given to it in the Tax Indemnity;

“Group Retirement Benefit Arrangements” has the meaning given to it in paragraph 7.6.1 of Schedule 12;

“Guarantees” means:

(i)	the letter guarantees issued by RBS to Australia and New Zealand Banking Group Limited dated 13 January 2005 and 14 April 2005 in relation to WorldPay Limited (the “Australian Guarantee”);

(ii)	the letter guarantee issued by RBS to BNP Paribas SA dated on or around 29 April 2005 in relation to Bibit B.V. and Bibit Foundation; and

(iii)
the statements pursuant to Article 2:403 paragraph 1 sub f of the Dutch Civil Code dated 20 December 2005 pursuant to which RBS assumes joint and several liability for certain obligations of Bibit B.V.;

“HMRC” means HM Revenue & Customs;

“HM Treasury” has the meaning given to it in Clause 15.2.3;

“Holdco” means Ship Luxco Holdings S.a.r.I, having its registered office at 2-4 rue Beck, L-1222 Luxembourg and duly registered with the Luxembourg Trade & Companies Register or such other Luxembourg corporate entity as may be determined by Clause 2.7 of the Shareholders’ Agreement;

“HSR Act” has the meaning given to it in Clause 4.1.3;

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and the official interpretations issued by the International Financial Reporting Interpretations Committee of the IASB as adopted by the European Union;

“Independent Card Scheme Membership Date” means the date on which the Relevant Purchaser commences operations as an independent member of the Visa Europe and Mastercard Worldwide card schemes;

“Information Memorandum” means the information memorandum concerning the Businesses and Group Companies dated February 2010 provided to the Purchaser by or on behalf of RBSG;

“Information Technology” means software, hardware and networks;

“Information Technology Assets” means (i) in relation to each Business, the Information Technology owned by any Business Transferor or any other member of the RBSG Group and used exclusively in relation to that Business immediately prior to Closing; and (ii) the software components of the Streamline Platform owned by any Business Transferor or any other member of the RBSG Group;

“Intellectual Property” means trade marks, service marks, trade names, domain names, get-up, logos, patents, inventions, registered and unregistered design rights, copyrights (including rights in software), database rights, trade secrets, know-how, rights in information and other similar rights in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Intra-Day Facility Agreement” means the facility letter in the Agreed Terms to be entered into between a member of the Relevant Purchasers’ Group and a member of the RBSG Group in relation to the provision of intra-day finance arrangements;

“Intra-Group Indebtedness” means, at Closing, the aggregate amount of the Intra-Group Payables (on the one hand) and the aggregate amount of the Intra-Group Receivables (on the other hand) and shall be a negative number if Intra-Group Payables exceed Intra-Group Receivables and vice versa;

“Intra-Group Payables” means, in the case of each Business and Group Company, all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, accrued interest up to and including Closing and any redemption premium or penalty arising as a result of repayment prior to Closing (if any)) to the extent owed by the relevant Group Company or owed by a relevant Business to a member of the RBSG Group (other than a Group Company) or to a business of the RBSG Group (other than a Business) as at the close of business on the Closing Date but excluding, for the avoidance of doubt, any trading debts (which shall be a negative number);

“Intra-Group Receivables” means, in the case of each Business and Group Company, all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, accrued interest up to and including Closing and any redemption premium or penalty arising as a result of repayment prior to Closing (if any)) to the extent owed by a member of the RBSG Group (other than a Group Company) or owed by a business of the RBSG Group (other than a Business) to a Group Company or Business as at the close of business on the Closing Date but excluding, for the avoidance of doubt, any trading debts (which shall be a positive number);

“Joint Implementation Committee” has the meaning given in Clause 6.1.2;

“Joint Steering Committee” means the committee described in the Separation Plan;

“Law and Regulations” means any applicable law, regulation or ordinance or any direction, instruction, pronouncement, requirement, decision of, or contractual obligation owed to, an applicable Regulatory Authority;

“Leaseback Properties” has the meaning given to it in paragraph 1 of Part 9 of Schedule 3;

“Letters of Credit” has the meaning given to it in Clause 7.6.9;

“Liability” means, with respect to any person, any indebtedness, liability, fine or obligation of such person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required by IFRS to be accrued in the financial statements of such person;

“LIBOR” means the British Bankers Association Interest Settlement Rate for deposits in £ (Pounds Sterling) for a period of three months, which appears on the relevant Reuters Screen, rounded upwards to four decimal places at approximately 11.00 am (London Time) on the day specified for the determination of an interest rate (or, if such day is not a Business Day, such rate from the immediately preceding Business Day) and, if no such screen rate is available, a replacement rate or service agreed between RBS and the Purchaser (such agreement not to be unreasonably withheld or delayed) or, in the absence of such agreement, the arithmetic mean of the rates quoted by the principal London offices of each member of the British Bankers

Association LIBOR Contributor Panel for Pounds Sterling to leading banks In the London interbank market;

“Licence Agreements” means, in relation to each Business, all licence agreements, including computer software licence agreements, entered into on or prior to Closing by any of the Business Transferors or a member of the RBSG Group and which either (i) relate to Intellectual Property used exclusively in relation to the Businesses or (ii) comprise the licence of software components of the Streamline Platform, in each case to the extent that immediately prior to Closing the same remain to be completed or performed or remain in force, including the licence agreements, brief details of which are set out in Schedule 14 but excluding, for the avoidance of doubt, any licences granted to any Business Transferor by any credit, debit or charge card scheme;

“Local Transfer Documents” has the meaning given to it in Clause 2.9.1 and “Local Transfer Document” shall be construed accordingly;

“Long Stop Date” means 31 January 2011, being the last date on which Closing can occur (unless otherwise agreed by RBS and the Purchaser in writing);

“Losses” means all losses, liabilities, damages, reasonable costs (including legal costs and expenses, experts’ and consultants’ fees, reasonable expenses and costs and expenses of investigation and enforcement), charges, expenses, actions, proceedings, claims (including compensation claims), damages, interest, fines, penalties, awards, judgments, settlements and demands;

“Luxco l” means Ship Luxco 1 S.à.r.l. a private company limited by shares incorporated under the laws of Luxembourg having its registered office at 2-4 rue Beck, L-1222 Luxembourg;

“Luxco 2” means Ship Luxco 2 S.à.r.l. a private company limited by shares incorporated under the laws of Luxembourg having its registered office at 2-4 rue Beck, L-1222 Luxembourg;

“Luxco 3” means Ship Luxco 3 S.à.r.l. a private company limited by shares incorporated under the laws of Luxembourg having its registered office at 2-4 rue Beck, L-1222 Luxembourg;

“Management Accounts” has the meaning given to it in paragraph 2.3.1 of Schedule 12;

“Mastercard” has the meaning given in Clause 7.6.6;

“Merchant Cash Balances” means, in the case of each Group Company and Business, as at Closing, all monies in the form of cash (including cash in hand or credited to any account with a financial institution and cash in transit to the merchants in each case as recorded in the cash books and ledgers maintained by each Transferor in respect of each Group Company and Business) and which has been received from any credit, debit or charge card scheme and is held by the relevant Group Company or Business for onward payment to merchants;

“Merchant Collateral” means any guarantee, mortgage, charge, pledge, lien or other security interest or other collateral or credit support (including letters of credit and bank guarantees) held by or on behalf of any Business Transferors wholly or partly in respect of any Merchant Contracts;

“Merchant Contracts” means, in the case of each Group Company and Business, as at Closing, Contracts entered into between: (i) the relevant Group Company or Business Transferor; and (ii) merchants or other parties who may refer or introduce merchants for the provision of point of sale, e-commerce gateway, merchant acquiring or related payment processing services (or a combination of such services) exclusively in the course of the business of the Group, to the extent that immediately before Closing the same remain to be completed or performed or remain in force together, in the case of any Merchant Contract, with any Merchant Collateral held by or on behalf of any Group Company or Business Transferor exclusively in relation to that Merchant Contract and not in relation to any other obligation of the counterparty to any member of the RBSG Group;

“Merchant Payables” means, in the case of each Group Company and Business, the amounts payable as at Closing to merchants under Merchant Contracts in respect of transactions which have been notified to the relevant Group Company or Business as at that time including, for the avoidance of doubt, amounts held as deferred settlement or withheld for any other reason from such merchants;

“Monthly Management Accounts” means the unaudited management accounts relating to each of the Group Companies and each of the Businesses which are prepared on a monthly basis by the Group;

“Moveable Assets” means, in the case of each Business where a Property (excluding the Companies’ Properties and the Business Licence Properties) is being acquired or contributed, the plant and machinery, vehicles and other equipment (excluding the Information Technology Assets but including furniture) owned by any of the Business Transferors or any member of the RBSG Group and used exclusively by any Business Transferor for the purposes of that Business and situate (or normally situate) at such a Property subject to the terms and conditions of the relevant leases in each case at Closing;

“NatWest Trade Marks” has the meaning given in the Transitional Trade Mark Licences;

“Net Asset Value” has the meaning given in Part 3 of Schedule 11;

“Notice” has the meaning given to it in Clause 16.14;

“Operating Cash” means:

(i)	cash held overseas where there are restrictions on repatriation of monies to the extent they prevent the payment of a dividend;

(ii)	cash held in trust or escrow without a matching liability; and

(iii)	deposits for rent;

“Order” means the Value (Special Provisions) Order 1995, 51 1995/1268, as variously amended;

“Other Business Assets” means, in the case of each Business, such assets, properties and rights as are owned by the relevant Business Transferor or any other member of the RBSG Group and used or held exclusively for the purposes of that Business at Closing (excluding the Excluded Assets and any other assets falling within Clause 2.3.1(i) to (xi) or Clause 2.3.2(i)-(viii));

“PADSS” means the Payment Application Data Security standard;

“Partial Exemption Method” means any method operated by the relevant Business Transferors;

“Payment Date” means the date falling five Business Days after the date on which the process described in paragraph 3 of Part 1 of Schedule 11 for the preparation and determination of the Closing Statement is complete;

“Payment Services Directive” means the EU Payment Services Directive 2007/64/EC;

“Payment Services Regulations” means the Payment Services Regulations 2009 (SI 2009/209);

“PCI DSS” means the Payment Card Industry Data Security Standard;

“Plan Variation” has the meaning given to it in Clause 6.2.4;

“Premium” means, in relation to any Shares or Business, the amount determined pursuant to Schedule 8, being in aggregate *** (subject to Clause 8.2.3);

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Pre-Closing Separation Obligations” means the matters referred to in Schedule 16 relating to the separation of the Group from the RBSG Group and which, save as provided in Clause 7.1.2 are intended to be implemented by the RBSG Group before Closing takes place;

“Pre-Closing US Separation Costs” means the cost items listed in the schedule in Agreed Terms relating to the US separation activities;

“Project Vision” means the proposed replacement, development or upgrade of the Streamline Platform as described on pages 167 to 172 of Volume 1b of the Vendor Due Diligence Report prepared by KPMG LLP;

“Property Third Party Consents” has the meaning given to it in Clause 1.1 of Part 6 of Schedule 3;

“Properties” means the Business Assignment Properties, the Business Underletting Properties, the Companies’ Properties and the Business Licence Properties, and “Property” means any one of them;

“Proposed Transaction” has the meaning given to it in Clause 4.1;

“Purchaser Indemnified Person” has the meaning given in Clause 9.2;

“Purchaser Regulatory Capital” means after taking account of Group Regulatory Capital Contributions the lower of (i) the own funds that must be held and maintained with effect from the Closing Date by the Purchaser in relation to the Businesses in the UK under Regulation 18 of the Payment Services Regulations or assets (in cash or a form readily convertible into cash) equivalent to such own funds requirement which are determined by the FSA to be required by the Purchaser as regulatory capital in addition to its share capital and (ii) £50,000,000;

“Purchaser’s Group” means Holdco and its direct and indirect subsidiaries and subsidiary undertakings from time to time, including the Purchaser and, after Closing, the Group Companies;

“RBSG” means The Royal Bank of Scotland Group plc;

“RBSG Group” means RBSG and its subsidiaries and subsidiary undertakings from time to time (excluding, if applicable, the Group Companies);

“RBSG Group Insurance Policies” means all insurance policies (whether under policies maintained with third party insurers or any member of the RBSG Group), other than Target Group Insurance Policies, maintained by the Transferors or any member of the RBSG Group in relation to the Group or under which, immediately prior to Closing, any Group Company, or the Transferors or a member of the RBSG Group in relation to the Businesses, is entitled to any benefit, and “RBSG Group Insurance Policy” means any one of them;

“RBS Trade Marks” has the meaning given in the Transitional Trade Mark Licences;

“RBS WorldPay Properties” means the Business Assignment Properties, the Business Underletting Properties and the Companies’ Properties;

“Referral Agreements” means the UK Referral Agreement and the US Referral Agreement;

“Registered Business Intellectual Property” means such of the Business Intellectual Property as is registered or the subject of applications for registration in any patent, trade mark or other Intellectual Property registry anywhere in the world, including those trade marks and domain names, the details of which are listed in paragraphs 1 and 2 of Part 1 of Schedule 4;

“Regulation” has the meaning given to it in Clause 4.1.2;

“Regulatory Authority” means: (i) any government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority, agency, bureau, board, commission, court, association, institution, department, tribunal or instrumentality thereof; or (ii) any banking or financial services or other regulatory authority which regulates or supervises any part of the Businesses or the Group Companies;

“Relevant Benefits” means pensions, lump sums, or other similar benefits on or in connection with retirement, death, termination of employment (whether voluntary or not) in period of disablement or ill-health (during or after employment) on the attainment of a particular age or particular number of years’ service of Relevant Employees, or employees of any Group Company or their dependants or former employees or their dependants;

“Relevant Business Assets” means Business Assets other than (i) assets which would be zero-rated or exempt from VAT if they were supplied in the United Kingdom by a relevant person; (ii) assets to which Part XV of the Value Added Tax Regulations 1995 apply; or (iii) goodwill;

“Relevant Capacity” has the meaning given to it in Clause 13.4.1;

“Relevant Claim” has the meaning given to it in Clause 11.1;

“Relevant Date” has the meaning given to it in Clause 1.15;

“Relevant Employees” means (i) those employees who are wholly or mainly assigned to a Business as at the date of this Agreement but excluding any such individual whose employment has terminated by reason of their resignation or in accordance with Clause 5.1.3 prior to Closing and including any new employees wholly or mainly assigned to a Business or who are hired in accordance with Clause 5.1.3 prior to Closing; and (ii) those employees who become wholly or mainly assigned to a Business before the Closing Date in accordance with the Allocation Principles and who were not so assigned as at the date of this Agreement;

“Relevant Purchaser’s Group” means the Relevant Purchasers and their subsidiaries and subsidiary undertakings from time to time, including, after Closing, the Companies;

“Relevant Purchasers” means the Purchaser and, only if such entity executes a Deed of Adherence, any member of the Purchaser’s Group which is notified to the Transferors at least 15 Business Days prior to Closing as the purchaser of any Company, Sale Business or Contribution Business and each is a “Relevant Purchaser” in respect of the relevant Business or Group Company being acquired by it. For the avoidance of doubt, nothing shall permit any Purchaser to acquire part but not the whole of any Company, Sale Business or the Contribution Business;

“Relief” has the meaning given to it in the Tax Indemnity;

“Reporting Accountants” means an internationally recognised firm of accountants (with a specialist forensics or dispute resolution department or group) to be agreed by RBS and the Purchaser within seven days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

“Required Capital Expenditure Amount” ***

“Required Separation Cash” means *** minus the aggregate of all third party cash costs actually spent or incurred by the Group or the RBSG Group prior to Closing in respect of the Pre-Closing Separation Obligations and the other items set out in the Separation Plan provided that such deduction shall not exceed ***;

“Restricted Employee” has the meaning given to it in Clause 13.4.3;

“Restricted Period” has the meaning given to it in Clause 13.4.4;

“Retained Seller VAT Group” has the meaning given to it in the Tax Indemnity;

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“ROW Sponsorship Agreement” means the sponsorship agreement to be entered into in accordance with this Agreement at Closing to reflect the terms of the ROW Sponsorship Term Sheet between members of the RBSG Group and members of the Relevant Purchasers’ Group or a member of the Group at Closing, relating to the sponsorship by a member of the RBSG Group of such party for the purposes of the Visa, Inc., Visa Europe, MasterCard and other payment networks in Singapore, Hong Kong, Japan and the UK and Europe and in relation to the e-commerce business carried on in the United States by RBS WorldPay, Inc.;

“ROW Sponsorship Term Sheet” means the term sheet in the Agreed Terms relating to the ROW Sponsorship Agreement;

“Sale Business” means, in the case of each Business Seller, the Business being transferred by it hereunder and “Sale Businesses” means all of the Sale Businesses taken together;

“Sale Cash” means an amount equal to the aggregate of:

(i)	the Premium attributable to each of the Companies and Sale Businesses as set out in Schedule 8; plus

(ii)	the Net Asset Value attributable to each of the Companies and the Sale Businesses;

“SDLT” means stamp duty land tax;

“SDRT” means stamp duty reserve tax;

“Second Request” has the meaning given to it in Clause 4.2.5;

“Section 44 Charge” means the charge arising pursuant to section 44 VATA 1994;

“Senior Employee” means *** the Committee Employees, each of whom will be a Relevant Transferring Employee or employed by a Group Company at the Closing Date;

“Senior Facilities Agreement” means the senior facilities agreement to be entered into between, among others, (i) Ship Luxco 3 S.à.r.l. as the Parent, (ii) Ship Midco Limited and Ship US Bidco, Inc. as Original Borrowers, (iii) the Parent, Ship Holdco Limited, UK Midco, the Purchaser, Ship US Holdco, Inc. and US Bidco as Original Guarantors, (iv) The Royal Bank of Scotland plc as Facility Agent and Security Agent, and various others as (v) Arrangers, (vi)

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Original Lenders, and (vii) Issuing Bank, (in each case as such terms are defined therein);

“Separation Plan” means the plan in the Agreed Terms setting out the key steps to be implemented by the parties so as to achieve separation of the Group from RBSG Group as updated and modified from time to time by agreement as envisaged in Clause 6.2.4;

“Shared Merchant Collateral” has the meaning given to it in paragraph 5.3 of Schedule 5 Part I;

“Shared Transferor IP” means the Intellectual Property which would fall within the definition of Business Intellectual Property but for the fact that such Intellectual Property is also used or has been used by one or more other business or operations of any member of the RBSG Group which are not Businesses (but excluding any rights in Information Technology, trade marks, service marks, trade names and domain names);

“Shareholders’ Agreement” means the shareholders’ investment agreement to be entered into on or around the date of this Agreement relating to Holdco;

“Shares” means the shares in the capital of the Companies specified in Part 1 of Schedule 1;

“Share Seller” means, in relation to each of the Companies referred to in column (2) of Part 1 of Schedule 1, the company whose name is set out opposite that Company in column (1);

“Share Tax Warranties” means the warranties set out in paragraph 12 of Schedule 12;

“Signing UK Referral Agreement” means the form of UK Referral Agreement which is in the Agreed Terms (save for service levels which will be agreed between the Relevant Purchasers and the Transferors prior to Closing);

“Signing TSAs” means the form of Transitional Services Agreement which is in Agreed Terms (save for the schedules describing the type, detail of the services (including scope, costs and service standards) to be provided under the TSAs which will be agreed between the Relevant Purchasers and the Transferors prior to Closing);

“Sponsorship Agreements” means the US Sponsorship Agreement and the ROW Sponsorship Agreement;

“Standard Form Merchant Contracts” means any Merchant Contract in or substantially in the standard form in the Agreed Terms;

“Streamline Platform” means the software components listed in Schedule 14 which are owned by or licensed to the Business Transferors or any member of the RBSG Group and which comprise the system known as “Streamline” and “Interstream” (Streamline International);

“Subordinated Facility Agreement” means the subordinated facility agreement to be entered into between, among others, (i) Ship Luxco 3 S.à.r.l. as the Parent, (ii) Ship Midco Limited as the Borrower, (iii) the Parent, UK Holdco, UK Midco, UK Bidco, US Holdco and US Bidco as Original Guarantors, (iv) The Royal Bank of Scotland plc as Security Agent, (v) KAM Loan Administration LLC as Facility Agent, and various others as (vi) Arrangers, and (vii) Original Lenders, (in each case as such terms are defined therein);

“Subsidiaries” means the companies listed in paragraph 2 of Schedule 2 and “Subsidiary” means any one of them;

“Target Group Insurance Policies” means all insurance policies held exclusively for the benefit of the Group Companies and “Target Group Insurance Policy” means any one of them;

“Taxation” or “Tax” includes all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person (whether primarily or secondarily liable) and all penalties, charges, costs and interest relating to any of the foregoing;

“Taxation Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Taxation Benefit” has the meaning given to it in the Tax Indemnity;

“Tax Clearances” has the meaning given to it in Clause 5.3.1;

“Tax Indemnity” means the deed of covenant against Taxation in the Agreed Terms to be entered into at Closing;

“Tax Returns” means all returns, declarations, reports, estimates, information and statements (including any schedules or attachments thereto) filed or required to be filed to a Taxation Authority in respect of any Taxes;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“Third Party Claim” has the meaning set out in Clause 12.4;

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third parties for the assignment, transfer or novation in favour of the Purchaser of any of the Contracts, as the case may be, or In respect of the potential change of control of any Group Company and “Third Party Consent” means any one of them;

“Third Party Rights Clauses” has the meaning given to it in Clause 16.5.1;

“Trade Mark Assignment” means a trade mark assignment in the form attached at Part 4 of Schedule 4 to be dated on or around the Closing Date;

“Transaction Costs” means all reasonable legal, accounting commercial, financial, tax, insurance and other professional fees and transaction fees (together with value added tax on them) and all stamp duty or stamp duty reserve tax and any other taxes or similar duties or fees incurred by the Purchaser’s Group in connection with the Transaction Documents (and any ancillary documentation) and the transactions contemplated therein;

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Trade Mark Assignment, the Transitional Services Agreements, the Tax Indemnity, the Exchange Agreement, the Transitional Trade Mark Licences, the Referral Agreements, the US Referral Term Sheet, the Sponsorship Agreements, the ROW Sponsorship Term Sheet, the US Sponsorship Term Sheet, the Cash Management Agreements, the FX Micropay Agreement, the Intra-Day Facility Agreement, the Cash Balances Agreement, the Banking Services Agreement, the Banking Arrangement Side Letter, the Shareholders’ Agreement and any other agreements entered Into between RBS or any of the other Transferors on the one hand and a Relevant Purchaser on the other hand pursuant to or in connection with this Agreement;

“Transferor Claim” means any fact, matter or circumstance which gives rise to or may give rise to a claim against any Transferor or the Contribution Party under any Transaction Document or which constitutes or may constitute an Excluded Liability;

“Transferor Indemnified Person” has the meaning given in Clause 9.1;

“Transferors” means the Business Transferors and the Share Sellers and “Transferor” means any one of them;

“Transferor Warranties” means the representations, warranties and undertakings given by the Transferors pursuant to Clause 10 and Schedule 12 and “Transferor Warranty” means any one of them;

“Transitional Services Agreements” or “TSAs” means the transitional services agreements to be entered into on Closing which fully reflect the Signing TSAs and which provide the terms and conditions on which:

(i)	RBS will provide or procure the provision of certain transitional services to a member of the Purchasers’ Group to allow such members to carry on the Group’s relevant acquiring business; and

(ii)	a member of the Purchasers’ Group will provide certain transitional services to members of the RBSG Group to allow such members to carry on the RBSG Group’s card issuing business;

“Transitional Trade Mark Licences” means the non-exclusive, royalty-free transitional trade mark and domain licences to be entered into at Closing in accordance with the terms of Parts 2 and 3 of Schedule 4;

“TSA Third Party Consents” means a “Third Party Consent” as defined in the Signing TSAs;

“UK Holdco” means Ship Holdco Limited (company number 07329558) a private company limited by shares incorporated under the laws of England and Wales having its registered office at One South Place, London, EC2M 2WG;

“UK Referral Agreement” means the referral agreement to be entered into at or before Closing between (i) a member of the RBSG Group and (ii) members of the Relevant Purchasers’ Group or members of the Group, as the case may be which reflect the Signing UK Referral Agreement;

“US Referral Agreement” means the referral agreement to be entered into in accordance with this Agreement at Closing to effect the terms of the US Referral Term Sheet between a member of the RBSG Group and a member of the Relevant Purchaser’s Group or members of the Group as the case may be;

“US Referral Term Sheet” means the term sheet in the Agreed Terms relating to the US Referral Agreement;

“US Sponsorship Agreement” means the sponsorship agreement to be entered into in accordance with this Agreement at Closing to reflect the terms of the US Sponsorship Term Sheet between RBS Citizens, NA and a member of the Relevant Purchasers’ Group or a member of the Group, relating to the sponsorship by RBS Citizens, NA of such party for the purposes of the Visa, Inc. and MasterCard payment networks and other credit and debit payment networks (including ATM networks) in the US (excluding the e-commerce business carried on in the United States by RBS WorldPay, Inc.);

“US Sponsorship Term Sheet” means the term sheet in the Agreed Terms relating to the US Sponsorship Agreement;

“VAT” means, within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) Council Directive

2006/112/EC and, outside the European Union, any Taxation levied by reference to added value or sales;

“VATA 1994” means the Value Added Tax Act 1994; and

“Vendor Due Diligence Reports” means the due diligence reports in the Agreed Terms prepared by Linklaters LLP and KPMG LLP in connection with the Proposed Transaction.

1.2	Rights of RBS

RBS, the relevant Transferors and the Contribution Party agree that where any right is given to any relevant Transferor or the Contribution Party under this Agreement, unless RBS otherwise notifies the Purchaser in writing, such right shall be exercisable exclusively by RBS and any such exercise shall be binding on the relevant Transferors and the Contribution Party.

1.3	Rights and Liabilities of the Transferors and the Contribution Party

Subject to Clause 1.4, each Transferor and Contribution Party shall only have rights and liabilities (including in relation to payment) under or in relation to a breach of any Transaction Document:

1.3.1
to the extent that those rights and liabilities or the relevant breach relate to or affect itself or the Shares (including the relevant underlying business(es)) and/or the Businesses it agrees to transfer under this Agreement (or, in the case of the Contribution Party, the Business NatWest agrees to transfer) or otherwise arise in connection with the transfer of those Shares or Businesses to the Relevant Purchaser; and

1.3.2	on a several basis,

and references to “Seller”, “Transferor”, “Share Seller”, “Business Seller”, “NatWest” and “Business Transferor’ shall be construed accordingly.

1.4	Default in obligations of RBS Netherlands Holdings B.V.

RBS hereby agrees that if RBS Netherlands Holdings B.V., as Transferor of Bibit B.V. defaults for any reason whatsoever in the performance of any of its obligations, commitments, undertakings, warranties and indemnities under or pursuant to any Transaction Document (the “Obligations”), RBS shall perform such Obligations so that the same benefits, on an after-Tax basis, shall be conferred on the Relevant Purchaser as they would have received if the Obligations had been duly performed and satisfied by RBS Netherlands Holdings B.V.

1.5	Default In obligations of a Relevant Purchaser

The Purchaser hereby agrees that if another Relevant Purchaser defaults for any reason whatsoever in the performance of any of its obligations, commitments, undertakings, warranties and indemnities under or pursuant to any Transaction Document (the “Relevant Purchaser Obligations”), the Purchaser shall perform such Relevant Purchaser Obligations so that the same benefits, on an after-Tax basis, shall be conferred on RBS and the RBSG Group as they would have received if the Relevant Purchaser Obligations had been duly performed and satisfied by the Relevant Purchaser.

1.6	Singular, Plural, Gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.7	References to Persons and Companies

References to:

1.7.1
a person include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, partnership or unincorporated association (whether or not having separate legal personality); and

1.7.2	a company include any company, corporation or any body corporate, wherever and however incorporated or established.

1.8	References to Subsidiaries and Holding Companies

The words “holding company”, “subsidiary” and “subsidiary undertaking” shall have the same meanings in this Agreement as their respective definitions in the Companies Act 2006 (United Kingdom).

1.9	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.10	References to Agreements etc.

References to any agreement, instrument or deed shall be to such agreement, instrument or deed as amended, varied, modified, supplemented, extended, novated, renewed or replaced from time to time.

1.11	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.12	Legal Terms

1.12.1
References to any English legal term (including for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing) shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.12.2	A reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted.

1.13	Non-limiting Effect of Words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.14	Headings

All headings and titles are inserted for convenience only. They are to be ignored in the interpretation of this Agreement.

1.15	Currency Conversion

Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause:

“Conversion Rate” means the close spot mid-trade composite (London) rate for a transaction between the two currencies in question as quoted on Bloomberg on the date immediately preceding the Relevant Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(i)	for the purposes of Clause 5.1, Clause 11 and Schedule 12, the date of this Agreement;

(ii)	for the purposes of Clauses 7.3 and 7.4, the date of RBS’s notification to the Purchaser pursuant to Clause 7.4;

(iii)
for the purposes of Clause 8 and Schedule 11, the Closing Date (except to the extent that the accounting policies referred to in paragraph 2 of Part 1 of Schedule 11 require otherwise for the purposes of the preparation of the Closing Statement).

1.16	References to “after-Tax basis”

Where this Agreement refers to an indemnity being provided or a payment being made on an “after-Tax basis” such references shall be construed as meaning that:

1.16.1
the amount payable shall be determined having regard to, or after taking into account, the extent to which any Tax would be payable by the recipient which is referable to the matter giving rise to the payment and the extent to which the recipient will be entitled to any Relief which is referable to the matter giving rise to the payment; and

1.16.2
to the extent that the payment is subject to Tax in the hands of the recipient or by way of withholding or deduction, it shall be increased to the extent required to ensure that the benefit of the indemnity or payment is equivalent to the benefit that would have been received if there was no Tax referable to, or payable in respect of, the payment, provided that this shall be without prejudice to Clause 16.8.2.

1.17	References to Times

All references to times shall be references to the time in London, United Kingdom.

2	Agreement to Transfer the Group

2.1	Transfer of the Group

On and subject to the terms of this Agreement and the Local Transfer Documents the Transferors (each as to the Shares or Businesses set out against its name in Schedule 1) agree to transfer and the Relevant Purchasers (each in relation to the Business or Group Company it is nominated to buy) agree to accept the transfer of the Group as a going concern in each case with effect from 11.59 pm on the Closing Date.

2.2	Transfer of the Shares

2.2.1	The Shares shall be transferred with full title guarantee and free from Encumbrances together with all rights and advantages attaching to them immediately prior to Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.2.2	The Transferors shall procure that on or prior to Closing any and all rights of preemption over the Shares are waived irrevocably by the persons entitled thereto.

2.3	Transfer of the Businesses

2.3.1	Subject to Clause 2.3.2, the transfer of each Business under this Agreement or, where relevant, the Local Transfer Documents shall comprise:

(i)	the Business Assignment Properties (subject to and on the terms set out in Schedule 3);

(ii)	the Business Underletting Properties (subject to and on the terms set out in Schedule 3);

(iii)	the Business Intellectual Property (subject to and on the terms set out in Schedule 4);

(iv)	the Goodwill;

(v)	the Moveable Assets;

(vi)
the rights and benefits (subject to the burden) of the relevant Business Transferor or a member of the RBSG Group arising under the Contracts in relation to the Businesses (subject to and on the terms set out in Schedule 5);

(vii)	the benefit (so far as the same can lawfully be assigned or transferred to the Purchaser) of the Claims;

(viii)	the Information Technology Assets;

(ix)	all rights, title and interest of the relevant Business Transferor (excluding Intellectual Property) in the Books and Records of the relevant Businesses;

(x)	the Business Receivables;

(xi)	Card Scheme Debtors and Merchant Cash Balances of the relevant Business; and

(xii)	the Other Business Assets,

together the “Business Assets”. The Business Assets shall be transferred free from Encumbrances and together with all rights attaching to them as at Closing. Without prejudice to Clause 2.3.3, risk in the Business Assets shall pass to the Purchaser or Relevant Purchaser with effect from 11.59 pm on the Closing Date.

2.3.2	There shall be excluded from the transfer of the Businesses under this Agreement and the Local Transfer Documents the following:

(i)	any asset, contract, undertaking, arrangement or agreement not referred to in Clause 2.3.1;

(ii)	any of the assets of any Business which RBS and the Purchaser agree in writing shall not be transferred;

(iii)	the Cash Balances held by or on behalf of the Business Transferors on Closing in relation to the Businesses;

(iv)	the benefit of any claim made by any of the Business Transferors for grants from any government, local or public authority not received prior to Closing;

(v)	except as provided in Clause 14, the benefit of any claim under a RBSG Group Insurance Policy;

(vi)	amounts due from any relevant Taxation Authority or any member of the RBSG Group in respect of Taxation or any Taxation Benefit in relation to the period up to and including the Closing Date;

(vii)	the Excluded Intellectual Property and any trade marks which are licensed to the Purchaser’s Group under the Transitional Trade Mark Licences;

(viii)	any rights of any member of RBSG Group (Including rights of set off or counterclaim) to the extent that such rights relate to assets referred to in this Clause 2.3.2 or Excluded Liabilities,

together the “Excluded Assets”.

2.3.3	The Purchaser agrees to assume, satisfy, discharge, perform or fulfil all “Assumed Liabilities” when due.

For the purposes of this Agreement, “Assumed Liabilities” means:

(i)	all Liabilities to the extent arising out of or relating to the Business Assets on or after Closing save as expressly provided herein;

(ii)	all Liabilities under the Contracts (including Merchant Payables) in each case whether arising prior to or after Closing save as expressly provided herein;

(iii)
all other Liabilities expressly assumed by the Purchaser or for which the Purchaser expressly has agreed to be liable or for which the Purchaser has agreed to give an indemnity, in any case, pursuant to this Agreement or any other Transaction Document; and

(iv)	all Liabilities to the extent reflected in the Closing Statement.

2.3.4
Except as otherwise expressly provided for in this Agreement, Clause 2.3.3 shall not apply to, and neither the Purchaser nor any other member of the Purchaser’s Group shall be obliged to accept the transfer of or to assume, satisfy, discharge, perform or fulfil any “Excluded Liabilities”.

2.3.6
For the purposes of this Agreement, “Excluded Liabilities” means any Liabilities of the Business Transferors or any member of the RBSG Group in relation to the Businesses up to Closing other than the Assumed Liabilities. For the avoidance of doubt, Excluded Liabilities shall include the following (which shall not be Assumed Liabilities):

(i)	any such Liability expressly reserved to any Business Transferor under this Agreement;

(ii)
any such Liability in relation to a breach of PCI DSS, PADSS or other applicable data security requirements in any jurisdiction in which the Business operates, or operated prior to Closing, to the extent such Liability relates to the period prior to Closing including any such Liability of the Business Transferors or any member of the RBSG Group flowing from such security breach;

(iii)
any such Liability in relation to the class action proceedings, Weiss et al. v National Westminster Bank Plc and Applebaum et al. v National Westminster Bank Plc, both pending in U.S. federal court in the Eastern District of New York; and

(iv)	any such Liabilities in respect of Taxation in relation to any period for Taxation purposes up to and including the Closing Date.

For the avoidance of doubt, a Liability which is an Excluded Liability shall not cease to be such as a result of having been assumed, satisfied, discharged, performed or fulfilled by the Purchaser.

2.4	Properties and the Leaseback Properties

The provisions of Schedule 3 shall apply in respect of the Properties and the Leaseback Properties.

2.5	Intellectual Property

The provisions of Schedule 4 shall apply in respect of the Business Intellectual Property.

2.6	Contracts and Merchant Collateral

The provisions of Schedule 5 shall apply in respect of the Contracts and Merchant Collateral.

2.7	Employees and Group Retirement Benefit Arrangements

2.7.1	The provisions of Schedule 6 shall apply in respect of the Relevant Employees, the Dedicated Services Employees and certain other matters concerning employees.

2.7.2	The provisions of Schedule 7 shall apply in respect of the Group Retirement Benefit Arrangements.

2.8	Streamline Platform

The delivery of the Streamline Platform will be subject to the TSAs.

2.9	Local Transfer Documents

2.9.1
On or before Closing, the Transferors and the Relevant Purchasers shall execute such agreements, transfers, conveyances and other documents (subject to the relevant local Law and Regulations and otherwise as may be agreed between RBS and the Relevant Purchaser (acting reasonably)) to implement the transfer of (i) the Shares and (ii) the Businesses on Closing (the “Local Transfer Documents” and each, a “Local Transfer Document”). The parties do not intend this Agreement to transfer title to any of the Shares. Title shall be transferred by the applicable Local Transfer Document.

2.9.2
To the extent that the provisions of a Local Transfer Document are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(i)	the provisions of this Agreement shall prevail; and

(ii)
so far as permissible under the laws of the relevant jurisdiction, RBS and the Relevant Purchasers shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent this is not permissible, RBS shall indemnify the Relevant Purchasers on an after-Tax basis against all Losses suffered by the Relevant Purchasers or, as the case may be, the Relevant Purchasers shall indemnify RBS on an after-Tax basis against all Losses suffered by the Transferors, in either case through or arising from the inconsistency between the Local Transfer Document and the Agreement or the additional provisions (except to the extent they implement a transfer in accordance with this Agreement).

2.9.3
If there is an adjustment to the consideration hereunder which relates to a part of the Group which is the subject of a Local Transfer Document, then, if required to implement the adjustment and so far as permissible under the laws of the relevant jurisdiction, the Transferor, the Contribution Party and the Relevant Purchaser shall enter into a supplemental agreement reflecting such adjustment and the allocation of such adjustment.

2.9.4
No Relevant Purchaser shall bring any claim against any Transferor in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or Businesses in accordance with this Agreement.

2.10	Separation Costs

RBS shall obtain the prior written consent of the Purchaser (such consent not to be unreasonably withheld) in respect of any individual third party cash cost which exceeds *** which it proposes to count as a deduction from Required Separation Cash and shall promptly provide the Purchaser with an invoice in respect of all third party cash costs which it proposes to count as a deduction from Required Separation Cash. Notwithstanding Clause 2.3.2(iii), the Transferors shall procure the Required Separation Cash is transferred in freely accessible cash with the Businesses on Closing to the Purchaser.

2.11	Pre-Closing US Separation Costs

RBS shall, prior to Closing, spend *** in respect of Pre-Closing US Separation Costs, provided that where the Joint Implementation Committee (acting reasonably) determines that any individual cost item comprised in the Pre-Closing US Separation Costs may be undertaken as effectively at a lower

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

cost, and is so undertaken, then the sum of US$13.6 million shall be reduced by any savings so effected.

3	Consideration

3.1	Amount

The consideration for the transfer of the Group under this Agreement and the Local Transfer Documents (the “Consideration”) shall be satisfied by the Relevant Purchasers:

(i)	paying an amount in cash equal to the Cash Consideration; and

(ii)	procuring the issue of the Contribution Securities, which shall be allotted and issued in accordance with Clause 7.3,

in each case, in accordance with Clause 3.2 provided that the value of the Consideration minus Intra-Group Indebtedness will not exceed *** in aggregate.

3.2	Allocation and Recipients of Consideration

3.2.1	The Consideration shall be allocated to the transfers of the Shares, the Sale Businesses and the Contribution Business and provided to the appropriate parties as follows:

(i)
the consideration for the transfer of the Shares and the Sale Businesses shall be the payment of the Sale Cash by the Relevant Purchasers to the Sellers, which shall be allocated in accordance with Schedule 8; and

(ii)	the consideration for the transfer of the Contribution Business shall be:

(a)	the obligation of the Purchaser to procure the issue of the Contribution Securities to the Contribution Party; and

(b)	the payment of the Contribution Cash by the Purchaser to the Contribution Party,

the value of which shall be allocated between the Business Assets included in the transfer of the Contribution Business in accordance with Schedule 8.

3.2.2	The parties shall accept the allocation under Clause 3.2.1 for all relevant purposes (including Tax).

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

3.2.3	For the avoidance of doubt, NatWest shall receive no part of the Consideration.

3.3	Satisfaction of Dividend in Specie

3.3.1	Declaration of Dividend in Specie

If

(A)
the Condition in Clause 4.1.5 is satisfied (but not, for the avoidance of doubt, waived), and all other conditions in Clause 4.1 are either satisfied or waived in accordance with Clause 4.3, and NatWest is legally able to declare the Dividend in Specie, NatWest shall declare the Dividend in Specie at or before Closing;

(B)
the condition in Clause 4.1.5 is not satisfied but is waived pursuant to Clause 4.3.2, or NatWest is not legally able to declare the Dividend in Specie, NatWest shall not be required to declare the Dividend in Specie (but may if it wishes to do so where the condition in Clause 4.1.5 is waived pursuant to Clause 4.3.2); and

(C)
NatWest does not declare the Dividend in Specie in the circumstances in (B) above, for the avoidance of doubt the provisions of Clause 2 shall still apply if all the conditions in Clause 4.1 have been satisfied or waived in accordance with Clause 4.3 and NatWest shall be the Contribution Party.

3.3.2	Satisfaction of Dividend in Specie

If the Dividend in Specie is declared by NatWest pursuant to Clause 3.3.1, the transfer of the Contribution Business by NatWest to the Purchaser pursuant to Clauses 2.1 and 2.3 and the issue of the Contribution Securities and the payment of the Contribution Cash to the Contribution Party pursuant to Clauses 3.1 and 3.2 will be in satisfaction of the Dividend in Specie, and the Contribution Securities and Contribution Cash will be received by RBS in respect of and in proportion to the ordinary shares which it beneficially owns in NatWest.

3.4	Fixed Plant and Machinery Apportionment

The parties agree that on Closing each relevant Business Transferor and the Purchaser shall jointly enter into a statutory election or elections pursuant to Section 19B of the Capital Allowances Act 2001 in relation to the fixed plant and machinery forming part of the Business Assets. To the extent that the amount of consideration allocated to any fixed plant and machinery is clear from Schedule 8, the election or elections shall be made on the basis of the maximum amount permitted by section 198(3) of the Capital Allowances Act 2001, taking into account such apportionment of the Consideration to the fixed plant and machinery pursuant to Schedule 8. Otherwise, the election or elections shall be made on the basis of amounts to be agreed between each relevant Business Transferor and the Purchaser, acting reasonably. After Closing each party shall deliver its election notice to an officer of HM Revenue & Customs within the time prescribed by Section 201 of the Capital Allowances Act 2001.

3.5	VAT

Schedule 9 makes provision about VAT.

3.6	Adjustment to Consideration

3.6.1
If any payment is made by any Transferor or the Contribution Party to any Relevant Purchaser (or vice versa) in respect of any claim for any breach of this Agreement or any Transaction Document or pursuant to an indemnity or guarantee under this Agreement or a Transaction Document or under the adjustments to the Consideration under Clause 8.4 or pursuant to Clause 9.8 or 9.9, the payment shall, to the extent possible, be made by way of adjustment of the Cash Consideration paid by the Relevant Purchasers for the Shares or the particular category of Business Asset (if any) to which the payment and/or claim relates under this Agreement (or the relevant Transaction Document) and the Cash Consideration shall be deemed to be reduced (or, as the case may be, increased) by the amount of such payment.

3.6.2	If:

(i)
the payment and/or claim relates to the shares in more than one Group Company or to more than one category of Business Asset, it shall be allocated in a manner which RBS and the Relevant Purchasers agree reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the shares in the Group Companies or Business Assets concerned by reference to the proportions in which the consideration is allocated in accordance with Clause 3.2 and Schedule 8; or

(ii)
the payment and/or claim relates to no particular shares in any Group Company or no particular category of Business Asset, it shall be allocated rateably to all the Shares and all the Business Assets by reference to the proportions in which the consideration is allocated in accordance with Clause 3.2 and Schedule 8,

and in each case the Cash Consideration shall be deemed to have been reduced (or, as the case may be, increased) by the amount of such payment.

4	Conditions

4.1	Conditions Precedent

The agreement to transfer the Group contained in Clause 2.1 (the “Proposed Transaction”) is conditional upon satisfaction (or waiver in accordance with Clause 4.3) of the following conditions:

4.1.1
the aggregate amount of regulatory capital or equivalent assets required by the relevant Regulatory Authorities at Closing to satisfy the conditions set out in Clause 4.1.7 and/or maintain any such authorisations on an ongoing basis (as determined in the process of satisfying the conditions set out in Clause 4.1.7) in addition to that available as a result of share capital of, and the net assets then available in the relevant members of the Purchaser’s Group for regulatory capital purposes not exceeding £50,000,000;

4.1.2
to the extent that the Proposed Transaction either constitutes (or is deemed to constitute under Article 4(5)) a concentration falling within the scope of Council Regulation (EC) 139/2004 (as amended) (the “Regulation”) or is to be examined by the European Commission as a result of a decision under Article 22(3) of the Regulation:

(i)	the European Commission taking a decision (or being deemed to have taken a decision) under Article 6(1)(b) of the Regulation declaring the Proposed Transaction compatible with the common market; or

(Ii)
the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Proposed Transaction to the competent authorities of one or more Member States under Articles 4(4) or 9(3) of the Regulation; and

(a)	each such authority taking a decision with equivalent effect to Clause 4.1.2(i) with respect to those parts of the Proposed Transaction referred to it; and

(b)	the European Commission taking any of the decisions under Clause 4.1.2(i) with respect to any part of the Proposed Transaction retained by it;

4.1.3
all required filings having been made under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) (the “HSR Act”) and the rules and regulations thereunder and the applicable waiting periods (and any extensions thereof) with respect thereto having expired or been terminated as appropriate, in each case in connection with the Proposed Transaction;

4.1.4
if required, a filing having been made to the Chinese Ministry of Commerce (“MOFCOM”) pursuant to the Anti-Monopoly Law of the People’s Republic of China (the “Anti-Monopoly Law”) and MOFCOM taking a decision (or being deemed to have taken a decision) allowing the implementation of the Proposed Transaction pursuant to Section 25 and 26 of the Anti-Monopoly Law;

4.1.5
the Tax Clearances having been obtained or having been deemed to have been obtained in accordance with Clause 5.3.6 and not having been revoked or become invalid prior to Closing without revised Tax Clearances having been obtained;

4.1.6
if required, a filing having been made to the Swiss Competition Commission pursuant to the Swiss Cartel Act and the Swiss Competition Commission either (i) refraining from opening an investigation within the statutory timeframe, or (Ii) taking a decision allowing the consummation of the Proposed Transaction, pursuant to arts. 32 et seq, of the Swiss Cartel Act;

4.1.7	the Relevant Purchaser:

(i)	becoming an authorised payment institution under the Payment Services Directive with the permissions and passport rights necessary to carry on the Business as it is carried on in the EU as at Closing;

(Ii)	obtaining a consumer credit licence from the UK Office of Fair Trading under the Consumer Credit Act;

(iii)	receiving consent from the FSA to the acquisition of a qualifying holding in WorldPay Limited within the meaning of the Payment Services Regulations; and

(iv)	receiving confirmation from the DNB of the continuation of the Dispensation in respect of Bibit B.V.;

4.1.8	no event, matter or circumstance occurring or being discovered or change in circumstances arising on or after the date of this Agreement which involves:

(i)
failure to maintain adequate data security measures in accordance with any relevant data security Law and Regulations to protect systems, information and data from damage, disruption, disablement or interference and a breach of such security measures; or

(ii)	a systems technology or process failure,

and which in any of the foregoing cases materially and adversely impacts, or will so impact or where there is a high degree of certainty that it will so impact, the Group or customers of the Group, and which results, or will result, or where there is a high degree of certainty that it will result, in a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Group taken as a whole, but excluding any event or circumstances:

(a)	relating to the financial, banking or capital markets or to general economic conditions;

(b)	effected in accordance with, or arising out of, any Transaction Document or any change in any Law and Regulation coming into effect after the date of this Agreement;

(c)	which arise out of a Force Majeure Event (as defined in the Transitional Services Agreement);

(d)	which arise out of any matter approved in writing by the Purchaser and where implementation of that matter has been in accordance with that approval; or

(e)	(where the impact of such event or circumstance (including on customers) has been remedied in all material respects prior to Closing;

4.1.9
the receipt of written confirmation from or on behalf of the Treasurer of the Commonwealth of Australia (“Treasurer”) of no objections under the terms of the Australian Federal Government’s Foreign Investment Policy to:

(i)	the acquisition by the Purchaser of WorldPay Limited (incorporated in Jersey), to the extent that any direct or indirect shareholder in the Purchaser is a Foreign Government Related Entity; and

(ii)	the issue of the Contribution Shares to RBS and the entry by RBS and the relevant members of the Purchaser’s Group into the Exchange Agreement].

For the purposes of this Clause 4.1.9, “Foreign Government Related Entity” shall mean: (a) a body politic of a country other than the Commonwealth of Australia; (b) companies or other entities in which governments other than the Australian government or their agencies or related entities have more than a 15 per cent interest; or (c) companies or entities that are otherwise controlled by governments other than the Australian government or by their agencies or related entities; and

4.1.10
the condition contained in Clause 4.1.7 (i) having been satisfied on the basis that the relevant members of the Purchaser’s Group are permitted by the FSA, the DNB, or any other relevant regulator to grant to the Financing Banks the guarantees and security in all material respects as envisaged in the Financing Structure Memorandum.

4.2	Responsibility for Satisfaction

4.2.1
The Purchaser and RBS shall each use all reasonable endeavours to minimise the amount of regulatory capital required for the purposes of Clause 4.1.1, but in each case without being required to agree to:

(i)	any changes to the Businesses or the Group which would have an adverse consequence with more than a de minimis effect;

(ii)	any changes to the structure or proposed structure of the Purchaser’s Group as outlined in the application and correspondence first presented to the relevant regulators;

(iii)	any changes for which a third party consent is necessary and which consent cannot be obtained (the Purchaser having used reasonable endeavours to obtain such consents);

(iv)
vary the arrangements agreed within the banks or other parties providing financing to transactions contemplated by this Agreement except with consent of such parties which the Purchaser shall use reasonable endeavours to obtain; or

(v)	accept any requirement for additional regulatory or other capital made by any relevant regulator in excess of the amount provided by RBS pursuant to Clause 7.6.

4.2.2
The Relevant Purchasers shall in respect of the conditions set out in Clauses 4.1.2, 4.1.3, 4.1.4, 4.1.6 and 4.1.9, use reasonable endeavours and take all steps reasonably necessary, to ensure the satisfaction of those conditions as soon as practicable and in any event no later than the Long Stop Date including proposing and agreeing to any divestments or other conditions or undertakings provided that, in relation to the condition set out in Clause 4.1.3, nothing in this Agreement shall require the Relevant Purchasers to propose, negotiate or commit to any behavioural undertaking or limitation, or (hold separate) order or any other equivalent act for the sale, transfer, divestiture or disposition:

(i)	in respect of the Group, that would have more than a de minimis effect on the businesses or assets to be acquired that operate primarily outside of the United states; or

(ii)	which relates to any business or assets of any entity which is controlled by funds managed and/or advised by either of Bain Capital Limited or Advent International Corporation respectively.

4.2.3
The Transferors shall use reasonable endeavours to provide, or procure the provision to the Relevant Purchasers of such information and assistance as the Relevant Purchasers may reasonably request for the purposes of satisfying the conditions set out in Clause 4.1 as soon as possible and in any event no later than the Long Stop Date.

4.2.4
Without prejudice to Clause 4.2.3, the Relevant Purchasers shall submit the appropriate filing promptly following the date of this Agreement and in accordance with any applicable time limit (or extension thereof) and shall use reasonable endeavours and take all necessary steps (including offering and/or agreeing to any conditions, undertakings or divestments) to:

(i)
obtain a decision under Article 6(1)(b) of the Regulation within 35 working days of notification and to seek to avoid a decision to refer all or part of the Proposed Transaction to the competent authorities of a Member State under Article 9(3) of the Regulation. Where necessary to obtain such clearance the Purchaser shall discuss with the European Commission, prior to the expiry of 20 working days from the date of notification, the need for any modifications to the concentration as envisaged by Article 6(2) of the Regulation, and shall make all necessary proposals for the appropriate commitments to ensure that the transaction will be the subject of a decision under Article 6(1)(b) of the Regulation;

(ii)
where a referral of all or part of the Proposed Transaction to the competent authorities of the Member State is made, and subject to the duty in Clause 4.2.4(1) to avoid such reference, obtain a decision in all such Member States equivalent to a decision under Article 6(1)(b) of the Regulation (a “Phase I” decision).

4.2.6
Without prejudice to Clauses 4.2.3 and 4.2.4, each of the Relevant Purchasers and the Transferors shall, in order to ensure satisfaction of the condition set out In Clause 4.1.3 as soon as possible, submit pre-merger notification filings required by the HSR Act promptly following the date of this Agreement. Furthermore, the Relevant Purchasers shall use reasonable endeavours and take all reasonably necessary steps to avoid the issuance of a Request for Additional Information and Documentary Material under 15 U.S.C § 18(a)(e)(2) (“Second Request”) In the United States, including, consistent with its legal counsel’s judgement, pulling and re-filing any filing made under the Regulation or the HSR Act. Subject to the proviso in Clause 4.2.2 and to the extent necessary to resolve objections of the United States reviewing authority the Relevant Purchasers shall use reasonable endeavours to propose, negotiate, and commit to, in due time, an undertaking, (hold separate) order or any other equivalent act for the sale, transfer, divestiture or disposition of, or the imposition of any limitation upon, such assets or businesses or to accept any behavioural undertakings in its endeavour to ensure satisfaction of the Conditions set out in Clause 4.1.3 prior to the Long Stop Date.

4.2.6
Without prejudice to Clause 4.2.2, the Relevant Purchasers shall submit all relevant filings promptly following the date of this Agreement, and (subject to the Transferor’s compliance with their obligations under Clauses 4.2.3 and 4.2.5) use all reasonable endeavours to avoid any declaration of incompleteness by the European Commission or any delay in the commencement of the waiting period by the United States reviewing authority, or any other suspension of the time periods for clearance. In addition, the Relevant Purchasers shall not, without the prior consent of RBS, withdraw any filing made under the Regulation or the HSR Act other than as envisaged in Clause 4.2.5.

4.2.7	Without prejudice to Clause 4.2.2 and 4.2.4, the parties agree that all requests and enquiries from any Regulatory Authority arising out of or in connection with the transactions contemplated by this

Agreement shall, subject to Clause 4.2.11, be dealt with by the relevant Transferors (to the extent that such requests and enquiries relate to their respective Group Companies or Businesses) and the Relevant Purchasers in consultation with each other and the relevant Transferor and the Relevant Purchasers shall promptly co-operate with and provide all reasonably necessary information and assistance reasonably required by such Regulatory Authority upon being requested to do so by the other.

4.2.8	In respect of the Condition set out in Clause 4.1.5:

(i)	RBS and NatWest shall use such endeavours and take such steps as provided in Clause 5.3; and

(ii)	the Relevant Purchasers shall use such endeavours and take such steps as provided in Clause 5.3.

4.2.9	The Relevant Purchasers shall in respect of the conditions set out in Clause 4.1.7, use best endeavours and take all necessary steps, but in each case without being required to agree to:

(i)	any changes to the Businesses or the Group which would have an adverse consequence with more than a de minimis effect;

(ii)	any changes to the structure or proposed structure of the Purchaser’s Group as outlined in the application and correspondence first presented to the relevant regulators;

(iii)	any changes for which a third party consent is necessary and which consent cannot be obtained (the Purchaser having used reasonable endeavours to obtain such consents);

(iv)
vary the arrangements agreed within the banks or other parties providing financing to transactions contemplated by this Agreement except with consent of such parties which the Purchaser shall use reasonable endeavours to obtain; or

(v)	accept any requirement for additional regulatory or other capital made by any relevant regulator in excess of the amount provided by RBS pursuant to Clause 7.6.

4.2.10	RBS shall use reasonable endeavours to ensure the satisfaction of the condition set out in Clause 4.1.9 as soon as practicable.

4.2.11	Each of RBS and the Relevant Purchasers undertake to keep the other informed as to the progress towards satisfaction of the conditions in Clause 4.1 and in particular to disclose anything of which they are aware which will or may prevent any of those conditions from being satisfied before the Long Stop Date, promptly upon it coming to their notice. In particular, each party shall promptly provide the other with copies of all material relevant correspondence, documents or other communications received from or sent to Regulatory Authorities relating to the conditions set out in Clause 4.1 (provided that the disclosing party may redact any confidential information, or business secrets or any other information as appropriate to comply with Law and Regulations and provided further that the receiving party’s external counsel may receive a complete and unredacted version on an “external counsel only” basis). Each party shall also, to the extent practicable, promptly provide the other with reasonable notice of any meeting, telephone conference call, or other material conversation that it is proposed will take place between the Regulatory Authority and that party (or any of its employees, directors, officers or advisers) and provide the other party, subject to any confidentiality requirements, with reasonable opportunity to attend in such meeting or conference call. If a party (or any of its employees, directors, officers or advisers) should nevertheless have a meeting, conference call, or material conversation with a Regulatory Authority without the presence of the other party (or any of its employees, directors, officers, or advisors) that party shall, if requested by the other party, provide a written summary thereof.

4.2.12
Nothing in this Clause 4.2 shall require either party to disclose to the other any information concerning any businesses or assets other than the Group Companies, the Businesses and Business Assets which any such party (acting in good faith) regards as confidential and commercially sensitive, unless such information is expressly required by a Regulatory Authority to be provided to it, in which case such information shall be provided to the Transferors’ or Purchaser’s external legal counsel (as appropriate) on an “external counsel only” basis.

4.3	Non-Satisfaction/Waiver

4.3.1
The party responsible under Clause 4.2 for satisfaction of each condition in Clause 4.1 shall give notice to the other party of the satisfaction of the relevant condition within two Business Days of becoming aware of the same.

4.3.2
RBS may at any time waive in whole or in part and conditionally or unconditionally the condition set out in clause 4.1.5 by notice in writing to the Purchaser. If the condition in Clause 4.1.5 is not satisfied or duly waived by the Long Stop Date, then in circumstances where (i) all of the other conditions have been satisfied or duly waived, (ii) the Purchaser has complied with its obligations under Clause 5.3, and (iii) the Investors (as defined in the Shareholders’ Agreement) have complied with their equivalent obligations in Clauses 3.9 to 3.15 of the Shareholders’ Agreement), RBS shall pay to the Purchaser the sum of £18,750,000 (exclusive of VAT, if any), such sum to be a debt due on demand immediately and paid in cash in full on the Long Stop Date, without any counterclaim, set off, withholding or other reduction whatever.

4.3.3	In relation to the condition set out in Clause 4.1.1:

(i)	the Purchaser may at any time waive such condition in whole by notice in writing to the Transferor;

(ii)
such condition shall be deemed to be satisfied if the relevant Transferor confirms to the Purchaser in writing (within 21 days of receipt by the Transferors of formal written responses from the relevant Regulatory Authorities to a request from the Purchaser for formal evidence of their regulatory capital requirements or, if there is more than one such response, receipt of the last such response) that it will increase the amount to be provided by it by way of capital contribution in accordance with Clause 7.6 by such amount as will fulfil the requirements of the relevant Regulatory Authorities in relation to the regulatory capital to be held by the Group on Closing and confirms that it will make such capital contribution on Closing. Nothing shall oblige a Transferor to give any such confirmation as is referred in to in this sub-Clause 4.3.3(ii);

4.3.4
The Purchaser shall, with effect from the date of this Agreement, use its best endeavours to become a member of the Visa Europe and MasterCard Worldwide card schemes and to be able to operate the Businesses in the UK and Europe as a member of such card schemes without reliance on members of the RBSG Group as Sponsors as soon as practicable following Closing and in any event prior to the end of the term of the Sponsorship Agreement to the extent it relates to the UK and Europe.

4.3.6	The Purchaser may at any time waive in whole or in part and conditionally or unconditionally the condition set out in clause 4.1.10 by notice in writing to the Transferors.

4.4	Long Stop Date Termination

If, on or before the date which is six Business Days prior to the Long Stop Date, one or more of the conditions referred to in Clause 4.1: (a) has failed to be satisfied; or (b) has not been waived by the Purchaser and RBS in writing or by RBS pursuant to Clause 4.3.2; or (c) has become incapable of satisfaction, then:

4.4.1
the Group Companies and Businesses shall not be transferred pursuant to this Agreement and all terms of this Agreement (including Clause 5) relating to such transfer shall forthwith cease to apply (other than Clauses 1, 4, 15, and 16.2 to 16.19 (inclusive)); and

4.4.2
no party shall have a claim against any other party under this Agreement, save for any claim arising from breach of any obligation under a Transaction Document (including Clause 4 of this Agreement) on or before the Long Stop Date.

5	Pre-Closing

5.1	The Transferors’ Obligations in Relation to the Conduct of Business

Subject to Law and Regulations, each of the Transferors undertakes (in each case in relation to the Group Company or Business being transferred or contributed by it) between the date of this Agreement and Closing, that it shall carry on the business of the Group as a going concern and in all material respects in the ordinary and usual course as carried on prior to the date of this Agreement, save in so far as agreed in writing by the Purchaser. In particular, subject as aforesaid, each of the Transferors undertakes (in each case in relation to such Group Company or Business being transferred or contributed by it), between the date of this Agreement and Closing, that:

5.1.1
it shall or shall procure that the relevant member of the RBSG Group shall maintain in force all existing insurance policies for the benefit of the Business Transferors (in relation to the Businesses) and the Group Companies and shall not knowingly do anything to make such policy of insurance void or voidable. For the avoidance of doubt, nothing in this Clause 5.1.1 shall prevent or restrict the Business Transferors (in relation to the Businesses) or the Group Companies replacing existing insurance policies in the ordinary course of business with new insurance policies with materially equivalent cover;

5.1.2	it shall take commercially reasonable steps in the ordinary course of business and consistent with past practice with the aim of:

(i)	maintaining the Group’s and the RBSG Group’s relationships with and membership of the Visa Europe, Visa Inc. and, Mastercard Worldwide Maestro, Solo and Laser card schemes;

(ii)
keeping and maintaining the Information Technology Assets in reasonable working order (including procuring the provision of support and maintenance services in relation thereto) and protecting the Information Technology Assets from material damage, loss, unauthorised access or use; and

(iii)	avoiding, to the extent it is reasonably able to do so, any material data security breach occurring;

5.1.3	it shall not, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed:

(i)
make any capital expenditure, enter into any agreement, arrangement or undertaking or incur any commitment involving any capital expenditure, in each case, in excess of £100,000 per item and £750,000 in aggregate, in each case exclusive of VAT (or the equivalent) and which is in excess of the amount of capital expenditure envisaged for the particular commitment in the Information Memorandum;

(ii)	enter into any agreement, arrangement or undertaking, which would constitute a Contract and:

(a)	which contains any materially unusual or abnormal terms in the context of the relevant Group Company or Business;

(b)	which is with any member of the RBSG Group, other than on arm’s length terms and in the ordinary course of business;

(c)	(other than a Merchant Contract) which is not capable of being terminated without compensation at any time with 12 months’ notice or less; or

(d)
which is an agreement, undertaking or commitment which would neither constitute a Merchant Contract nor involve capital expenditure and which is of a value in excess of £750,000 or which involves or may involve total annual expenditure in excess of £100,000, in each case, exclusive of VAT;

(iii)
(except for any amendment or variation reasonably necessary to facilitate any transfer or assignment of any Merchant Contract or other transaction contemplated by the Transaction Documents) other than in the ordinary course of business, amend or vary any Merchant Contract, save for any minor amendment or variation or any amendment or variation required by Law and Regulations;

(iv)
(except for any amendment or variation reasonably necessary to facilitate any transfer or assignment of any Contract relating to Information Technology, or any Licence Agreement or other transaction contemplated by the Transaction Documents), other than in the ordinary course of business, materially amend, vary or terminate any Contract (including any Licence Agreement but excluding any Merchant Contract) which is material to the Group as a whole save for any minor amendment or variation or any amendment or variation required by Law and Regulations;

(v)
terminate any material Merchant Contract other than pursuant to the terms of this Agreement or in the ordinary course of business (which ordinary course shall include, for the avoidance of doubt, termination following review of the risk profile of the merchant);

(vi)
amend or vary any of the merchant underwriting criteria in relation to the Merchant Contracts, other than in the ordinary course of business or in accordance with the rules of any credit, debit or charge card scheme or the implementation of a generally applicable risk policy of the Group;

(vii)	dispose of or agree to dispose of any Business Asset or any material asset of a Group Company, other than in the ordinary course of business;

(viii)	create, grant or issue any Encumbrance over any of the Business Assets or any material asset of a Group Company;

(ix)	make any loan (other than in the ordinary course of business and other than loans given or facilitated by any member of the RBSG Group to Employees as part of the terms of employment to any person);

(x)	grant any guarantee or indemnity for the obligations of any person or incur any indebtedness, in each case except in the ordinary course of business;

(xi)	factor or sell any debts or other receivables of any Business or Group Company;

(xii)	make any material amendment (including any material increase in emoluments, pension contributions, bonuses,

commissions and benefits in kind) to the terms of employment or engagement of any Senior Employee or any grade of Employees or provide or agree to provide any gratuitous payment or benefit to any Senior Employee or grade of Employees or any of their dependants, save in each case for increases in emoluments or gratuities made in accordance with the normal practice of the Group Companies or Business Transferors on the date of this Agreement and which are not likely to increase the aggregate total employment costs of the Group (at the date such increase is made) by more than 3 per cent. per annum, or adopt, enter into, terminate or materially amend any benefit plan or any arrangement, which, if adopted, would be such a benefit plan unless such amendments are consistent with the terms applied by the RBSG Group in relation to the terms applicable to the RBSG Group generally save that nothing in this sub-clause shall prevent the employer of any Dedicated Services Employee making changes to the terms of employment of such employees in the ordinary course of business;

(xiii)
other than in accordance with the Allocation Principles transfer or assign any Employee (or any person who would be an Employee but for the transfer or assignment) to any other member of the RBSG Group or into a Business or a Group Company;

(xiv)
other than in the ordinary course of business, take any steps to terminate or suspend (or give notice of the termination or suspension of) the employment of any Employee (including, for the avoidance of doubt, any Senior Employee), other than for cause or unless to do so would not adversely affect the relevant Business or Group Company;

(xv)
assign, license, charge, abandon, cease to prosecute or otherwise dispose of, or fail to maintain or diligently pursue applications for, any of the Group Intellectual Property or enter into any licence, sub-licence, assignment or other similar agreement in respect of or affecting any licences of Group Intellectual Property;

(xvi)	fail to take commercially reasonable steps in the ordinary course of business to defend the Group Intellectual Property;

(xvii)	enter into any tenancy, lease or licence agreement in respect of or affecting any of the RBS WorldPay Properties save and except for the renewal of the relevant tenancy lease or licence and/or as contemplated in Schedule 3;

(xviii)	dispose of, or agree to dispose of, or grant or agree to grant any option in respect of any RBS WorldPay Property or interest therein;

(xix)	grant, or agree to grant, any rights over or create any restriction, covenant or Encumbrance affecting any RBS WorldPay Property;

(xx)	acquire or enter into any tenancy, lease or licence agreement in respect of any real property interest or change the location where the Group carries on its business;

(xxi)	release any security or collateral held by any Group Company or by any Business Transferor exclusively in connection with any Business; or

(xxii)	in the case of each Group Company:

(a)	create, allot or issue, or grant an option to subscribe for, any share capital;

(b)	repay, redeem, reduce or repurchase any share capital;

(c)	create any Encumbrance outside the ordinary course of business; or

(d)	amend its constitutional documents;

(xxiii)
institute or settle any litigation where it could result in a payment to or by a Group Company or a Business Transferor (in relation to the Businesses) of (i) £200,000 or more, except for collection in the ordinary course of business; (ii) $300,000 in respect of any payment in relation to the Brennes-Jones Claim; or (iii) €450,000 in respect of any payment in relation to the claim in Belgium with Keyware;

(xxiv)
other than as required for the purposes of consultation over any aspect of this the transactions (including the TSAs) referred to in this Agreement, enter into or materially amend any recognition agreement with an employee representative body;

(xxv)	other than for serious misconduct, give notice of termination of employment to or dismiss any Senior Employee;

(xxvi)
make or change any material Tax election, change an annual accounting period for Tax purposes or adopt or change any accounting method for Tax purposes if such election, change or adoption would have the effect of materially increasing the Tax liability of any Group Company for any period ending on or after Closing, other than where such election, change or adoption is required as a result of a change in law or accounting practice coming into force after the date of this Agreement;

(xxvii)	vary the timing of settlement of Merchant Cash Balances to merchants; or

(xxviii)	enter into any agreement (conditional or otherwise) to do any of the foregoing,

provided that nothing in this Clause 5.1 shall prevent the Transferors (i) from causing any Group Company to pay dividends of any amount prior to Closing; (ii) hiring new employees into a Business or Group Company provided always (a) any such new hires shall be on terms substantially the same as those disclosed in the Data Room as being the standard terms applicable to that grade or category of employee; (b) no new hire with an annual basic salary in excess of £80,000 shall be made without appropriate consultation with the Purchaser; and (c) the total number of Relevant Employees and employees of Group Companies at the Closing Date shall not exceed 2616.2 on a full-time equivalent basis; or (iii) procuring that any Orphan Employees became employed by a Group Company on or before the Closing Date in accordance with paragraph 7 of Schedule 6.

5.2	Access

Subject to Law and Regulations (including with regard to any relevant anti-trust regulations) and for the purposes of access in respect of planning and implementation under Clause 6.2 only, the following provisions shall apply:

5.2.1
as from the date of this Agreement and subject to Clause 5.2.2 below, in relation to each Business and each Group Company, until the earlier of Closing or the Long Stop Date, the Transferors shall upon reasonable notice of the timing, purposes and scope of such access, and during normal business hours, procure that a reasonable number of persons representing the Purchaser and as authorised by the Joint Implementation Committee are given at the cost of the Purchaser reasonable access to:

(i)	the RBS WorldPay Properties and any other premises from which the business of the Group is operated or where their Books and Records are kept;

(ii)	the Books and Records (excluding financial, risk and customer data) provided that copies shall only be taken of such information where reasonable and at the Purchaser’s cost; and

(iii)	the Senior Employees;

in each case only if such access is reasonably necessary for planning the implementation of the transactions or matters contemplated by this Agreement or for any future strategic planning purposes relating to the Group or any part thereof;

5.2.2
the Purchaser may be denied or refused access or assistance by a Transferor under Clause 5.2.1 above if, in the Transferors reasonable opinion, the proposed access or assistance will or is reasonably likely to:

(i)	significantly disrupt the operation of any material part of the Business or Group Companies; or

(ii)	contravene the requirements of any Law and Regulations.

5.2.3
from the date of this Agreement until Closing, RBS shall provide to the Purchaser copies of the Monthly Management Accounts in the form prepared for its own internal working purposes relating to the Group for each calendar month as soon as reasonably practicable after the relevant calendar month end.

5.3	Tax Clearances and Structure

5.3.1
RBS, NatWest and the Purchaser agree that until the Closing Date they shall work together in good faith and use reasonable endeavours to obtain (as soon as reasonably practicable following the date of this Agreement) clearances from HMRC (or confirmations that any clearances previously obtained remain valid) in terms reasonably satisfactory to RBS and NatWest (the “Tax Clearances”) that the following Tax treatment will apply:

(i)	the transfer of the Contribution Business pursuant to the terms of this Agreement (as it may be amended) falls within Section 139 TCGA and Section 818 of the Corporation Tax Act 2009;

(ii)	the acquisition of the Contribution Shares by RBS falls within Section 136 TCGA;

(iii)	any exchange of shares or debentures pursuant to the Exchange Agreement (as it may be amended) falls within Section 135 TCGA;

(iv)
Section 116(10) TCGA will not result in a chargeable gain arising on a subsequent disposal of the Contribution Loan Notes or any securities received directly or indirectly in exchange for the Contribution Loan Notes;

(v)	the receipt of any Consideration in respect of the Contribution Business will not result in any Tax arising pursuant to Section 128(3) TCGA; and

(vi)	the Dividend in Specie will be exempt from Tax pursuant to Part 9A of the Corporation Tax Act 2009 (“CTA 2009”) and will not give rise to any Tax pursuant to Part 15 CTA 2010,

in light of the structure and funding of the Holdco Group and structure of the transfer of the Contribution Business and of any exchange of shares or debentures pursuant to the Exchange Agreement.

5.3.2
The Purchaser shall take such administrative steps before the Closing Date (which, for the avoidance of doubt shall not include any steps specified in Clause 5.3.4 below) as may reasonably be requested by RBS or NatWest in relation to the Tax Clearances and RBS, NatWest and the Purchaser shall promptly keep each other fully informed in respect of all matters relating to the progress of the Tax Clearances (including by way of providing copies of all documents, correspondence or where more appropriate, copies of written notes or records of any dealings with HMRC) and shall take into account each other’s reasonable comments in respect of any dealings with HMRC. Each of RBS, NatWest and the Purchaser (the “relevant parties”) shall ensure that any document due to be submitted to HMRC is provided to the other relevant parties, if reasonably practicable, within 5 Business Days before the proposed submission of the document to HMRC, and shall take into account such other relevant parties’ reasonable comments in relation to any such document.

5.3.3
Subject always to Clause 5.3.4, if HMRC refuses to grant the Tax Clearances (or any of them), or states in the course of any correspondence in relation to the Tax Clearances that any other material adverse Tax consequences are likely to arise for RBS or

NatWest (the “Adverse Tax Consequences”), the parties agree that they shall (and the Purchaser shall procure that each member of the Purchaser’s Group shall), until the Closing Date, work together in good faith and take such reasonable steps as:

(i)
HMRC may indicate would enable the grant of the Tax Clearances and avoid (if applicable) the Adverse Tax Consequences (and in circumstances where HMRC have indicated that Adverse Tax Consequences are likely to arise, the references in this Clause 5.3 and in Clause 4.1.5 to the Tax Clearances shall, if reasonably required by RBS or NatWest, include a confirmation that the Adverse Tax Consequences will not apply); or

(ii)
RBS reasonably considers would ensure that RBS and NatWest would be in no worse a position than they would have been if the Tax Clearances had been granted and (if applicable) that the Adverse Tax Consequences will not arise.

5.3.4
No steps shall be required to be taken pursuant to Clause 5.3.3 which, in the reasonable opinion of the Purchaser, would or are reasonably likely to result in any material adverse consequences for any member of the Purchaser’s Group. The reasonable steps which may be required to be taken pursuant to Clause 5.3.3 shall be limited to matters relating: to the proportions of the Consideration for the transfer of the Contribution Business which comprise cash, Contribution Shares and Contribution Loan Notes; the proportion and form of any interests which RBS may acquire in Holdco pursuant to the Exchange Agreement (provided that the rights attaching to such interests shall be economically equivalent to the interests that it is envisaged that RBS will acquire in UK Holdco as at the date of this Agreement, as set out in the Shareholders’ Agreement); the timing of the issue of any shares or securities by Holdco or any subsidiary of Holdco or of any payments in respect of such shares or securities; the ability of the shares held by RBS in UK Holdco to qualify as ordinary share capital for the purposes of section 139 TCGA; or such other matters as RBS, NatWest and the Purchaser may in their absolute discretion agree, which may be effected by amendments to the terms of this Agreement, the Shareholders’ Agreement or the Exchange Agreement.

5.3.5
If any Tax Clearance is obtained but is subsequently withdrawn or RBS or NatWest has been advised by leading tax counsel that any such clearance may have become invalid as a result of any change in law, judicial decision or change in HMRC practice, or any proposed change in the structure or funding of the Holdco Group or the acquisition of the Group, the parties shall, until the Closing Date, use all reasonable endeavours to obtain revised Tax Clearances in a form reasonably satisfactory to RBS and NatWest, or to ensure that RBS and NatWest are reasonably satisfied that they are otherwise in no worse a position than they would have been if the Tax Clearances had not been withdrawn or become invalid, and the provisions of Clauses 5.3.2 to 5.3.5 shall apply in relation to such revised Tax Clearances.

5.3.6
The parties acknowledge that the condition in Clause 4.1.5 shall only be satisfied if (i) the Tax Clearances have been obtained in a form reasonably satisfactory to RBS and NatWest by the Closing Date and have not been subsequently withdrawn or rendered invalid, or (ii) in a case where Tax Clearances have been obtained but are subsequently withdrawn or rendered invalid, revised Tax Clearances are obtained in a form reasonably satisfactory to RBS and NatWest and have not been withdrawn or rendered Invalid, or (iii) in a case where valid Tax Clearances are obtained in relation to some only of the matters referred to in Clause 5.3.1, RBS and NatWest have confirmed (acting reasonably) that they are not in a worse position than they would have been in if valid Tax Clearances had been obtained in relation to all of the matters referred to in Clause 5.3.1. For the avoidance of doubt: (i) if NatWest is not legally able to declare the Dividend in Specie at Closing, the parties acknowledge that the condition in Clause 4.1.5 shall be deemed not to be satisfied, provided that this is without prejudice to the right of RBS to waive condition 4.1.5 pursuant to Clause 4.3.2, and (ii) Tax Clearances shall be deemed to be invalid for the purposes of this Clause 5.3.6 if RBS or NatWest has been advised by leading tax counsel that any such clearance may have become invalid as a result of, any change In law, judicial decision, or change in HMRC practice, or any proposed change in the structure or funding of the Holdco Group or the acquisition of the Group.

5.4	Cooperation on other Tax Matters

The parties shall work together in good faith on any Tax matters (other than matters relating to the Tax Clearances), including to obtain any tax clearances or confirmations which may reasonably be requested (which for the avoidance of doubt, shall include a reasonable request for confirmation in relation to the operation of section 44 VATA in connection with the transfer of the Business to the Purchaser) by the Transferors or the Purchaser. Each party shall provide such information and reasonable assistance to the other party or its duly authorised agent (or reasonable notice in writing) as may be reasonably required to enable the other party to obtain any clearance or confirmation in accordance with this Clause, provided that neither party shall be required to disclose any information which does not relate to the Businesses or the Group Companies.

5.5	Sponsorship Agreements

5.5.1
The parties will negotiate reasonably and in good faith the terms of the definitive Sponsorship Agreements in forms consistent with, and on substantially the terms set forth in, the ROW Sponsorship Term Sheet and US Sponsorship Term Sheet. In the event that the parties do not reach definitive agreement at Closing, then the ROW Sponsorship Term Sheet and/or US Sponsorship Term Sheet, as the case may be, will be legally binding on the parties (and references therein to the phrase “Sponsorship Agreement” will be deemed to refer to the ROW Sponsorship Term Sheet or US Sponsorship Term Sheet, as applicable, mutatis mutandis) until such time as the respective definitive Sponsorship Agreement is executed;

5.5.2
If, in the period between the date hereof and Closing, the parties discover that (i) additional members of the RBSG Group are involved in the sponsorship aspect of the Group at any time during such period, then such members will be added to the ROW Sponsorship Term Sheet, US Sponsorship Term Sheet and/or the ROW Sponsorship Agreement and/or US Sponsorship Agreement, as applicable, as “RBS Parties” and (ii) any members of the RBSG Group provide the Group with sponsorship into card schemes or territories then, subject to the mutual written agreement of the parties, such card schemes will be added as “Card Schemes,” and such territories will be added as “Territories,” to the ROW Sponsorship Term Sheet, US Sponsorship Term Sheet and/or the ROW Sponsorship Agreement and/or US Sponsorship Agreement, as applicable

5.6	TSAs

5.6.1
The parties shall negotiate in good faith to reach agreement on the specific services to be provided under the TSAs (including details relating to scope, service standards, costs (including third party costs), duration and notice period) in accordance with Clauses 2, 3, 4, 6 and 7 of the Signing TSAs having regard to the activities set out in the Separation Plan. If there is any conflict, apparent conflict or ambiguity in or between the Signing TSAs and the Separation Plan during such negotiations, the Signing TSAs shall prevail except where the Signing TSAs refer to Standards Document (as defined in the TSAs), in which case the Separation Plan shall prevail. For the avoidance of doubt, Clause 1.13 of the Signing TSAs shall not apply prior to Closing.

5.6.2	When defining service standards pursuant to Clause 5.6.1 above, the following principles shall apply:

(i)
the service standards and/or key performance indicators to be agreed by the parties will be those which existed during the 12 month period prior to Closing or, if no such service standards and/or key performance indicators existed, it will be the same standard to which the service (or relevant part of the service) was provided during the 12 month period prior to Closing.

(ii)
the parties acknowledge and agree that if a service standards and/or key performance indicator is agreed in accordance with Clause 5.6.2(i) above then such service standard and/or key performance indicator may not fully incorporate all the service standards applicable to the relevant service. In such circumstances, the other relevant service standards attaching to the service will be those that applied during the 12 month period prior to Closing.

5.6.3
The Parties agree that the aggregate annual charges for all services to be provided to the Purchaser’s Group under the TSAs shall not exceed *** (exclusive of VAT) as adjusted annually by the Inflation Factor (as defined in the TSAs) (“Aggregate Charges Cap”). The Parties acknowledge and agree that the Aggregate Charges Cap is based on the aggregate costs for all the services envisaged at the date of this Agreement, as listed in Appendix 1 to this Agreement. Accordingly, the Parties acknowledge that as they are finalising the services and charges therefor between the date of this Agreement and Closing, the Aggregate Charges Cap may proportionally increase or decrease as additional services are requested or services are no longer required with any such variation to be agreed by the Joint Implementation Committee. The final, agreed Aggregate Charges Cap as at Closing shall be included in clause 4.1.2 of the TSA.

5.6.4	If, by Closing, the specific services under the TSAs are not agreed by the parties then from Closing:

(i)	RBSG shall provide or procure the provision to the Purchaser’s Group of all services that were provided to the Group (except for Excluded Services (as defined in the TSA)); and

(ii)	the Purchaser shall provide or procure the provision of services that were provided to the Transferors by the Group (except for Excluded Services (as defined in the TSA),

in the 12 months prior to Closing in accordance with the Signing TSAs (except that Clause 1.13 of the TSA shall not apply) and the

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Separation Plan and the duration period for each service will be specified in the Separation Plan and clause 6.1.2 of the Signing TSA.

5.6.5
If, by Closing, the specific services under the TSAs have been agreed by the parties, those services shall be provided in accordance with the TSAs and the terms of the TSAs shall prevail insofar as the Separation Plan refers to TSA services.

5.6.6	For the purposes of Clause 6.1.2 of the Signing TSA, the IT functions include:

(i)	Streamline Application Change (TSI) (001.009);

(ii)	Streamline Application Change (001.001);

(iii)	WPG Application Change (001.002);

(iv)	WPG Application Change (TSI) (001.003);

(v)	Streamline-Run Operations (001.004);

(vi)	WPG-Run Operations (001.006);

(vii)	TS Services for Desktops (001.007);

(viii)	TS Services for Networks (001.008);

(ix)	Shared Platform & Systems (001.010);

(x)	Distributed Application Hosting (001.005);

(xi)	Business Continuity and Disaster Recovery (003.001); and

(xii)	Incident Management (003.003).

5.7	Referral Agreements

5.7.1
The parties shall work together (acting reasonably and in good faith) from the date of this Agreement to agree prior to Closing and document in the Referral Agreements the service levels applicable to the provision of services by the Purchaser’s Group to customers referred to the Purchaser’s Group by the RBSG Group pursuant to the Referral Agreements (the “Referral Service Levels”). The Referral Service Levels shall include minimum levels of service to be achieved by the Purchaser’s Group against performance metrics substantially similar to the following:

(i)	response times to referrals made by the RBSG Group;

(ii)	the promptness with which appropriate contact is made with a referred customer;

(iii)	the time taken to make credit decisions, set up accounts and deploy terminals;

(iv)	the time taken to activate and on-board merchants;

(v)	call abandonment rates;

(vi)	call pick up rates;

(vii)	the time taken to replace terminals;

(viii)	abandonment rates for voice authorisation calls;

(ix)	the availability of the authorisation service;

(x)	the time taken to authorise transactions and process settlement transactions;

(xi)	complaint numbers;

(xii)	complaint handling/resolution times; and

(xiii)	the availability of funding to merchants.

5.7.2
The Referral Service Levels shall be substantially consistent with the service levels achieved by the Group as it operated within the RBSG Group for similar activities in the 12 months immediately prior to the date of this Agreement. If such service levels have not been agreed by the parties at Closing, RBS and the Purchaser shall appoint an independent expert to benchmark the level of services offered by leading merchant acquirers and providers of related processing services to customers of a similar size and type as the RBS Customers (as defined in the UK Referral Agreement) and Citizens Customer (as defined in the US Referral Agreement Term Sheet) and to recommend the levels at which the Referral Service Levels should be set (and a reasonable period of time within which the Purchaser’s Group must ensure that such service levels are met or exceeded), taking into account the then current levels of service being provided by the Group, the constraints of legacy systems and the time required to migrate to alternative systems. The findings of the independent expert shall be binding on both parties save to the extent of any fraud or manifest error on his part.

5.7.3	There shall be two categories of Referral Service Levels, known respectively as “Critical Service Levels” and “Non-Critical Service

Levels”. The Critical Service Levels shall be comprised of service levels and minimum service levels, with termination rights are applicable only to failures to achieve minimum service levels below the required standard during the stipulated service level period. Breach of:

(i)
a Critical Service Level or a Non-Critical Service Level in a measurement period shall trigger payment to RBS of service credits (such service credits to be without prejudice to RBS’ other rights and remedies);

(ii)	any Critical Service Level shall also give rise to a right for RBS to terminate the Referral Agreement for irremediable material breach.

The parties acknowledge the critical importance to RBS of the quality of service provided by the Purchaser’s Group to customers referred by the RBSG Group. There shall be no more than five Critical Service Levels, which shall in any event be set at a threshold which would allow RBS’ right to terminate to be triggered prior to RBS being forced to accept levels of service which would not comply with the Law or Regulations or which would be likely to lead to a member of the RBSG Group being in breach of the Law or Regulations or the rules of any card scheme or payment scheme used by the RBSG Group.

5.7.4
The Purchaser shall ensure that it puts in place within a reasonable timeframe (such timeframe to be set by an independent expert if the parties cannot agree one prior to Closing) adequate processes and procedures to automatically monitor its performance against the Referral Service Levels and report such information to the RBS on a monthly basis (or at such other frequency as is agreed).

5.7.5
To the extent that any breach of the Service Levels is directly caused by a failure of the any member of the RBSG Group to perform its express obligations under the Transitional Services Agreement, the Purchaser’s Group shall not be liable for such breach.

5.7.6
If, by Closing, the Referral Service Levels or other terms under the Referral Agreements are not agreed by the parties then from Closing the RBSG Group shall provide or procure the provision to the Purchaser’s Group of all services that were provided to the Group in the 12 months prior to Closing in accordance with the (i) the US Referral Term Sheet; or (ii) the Signing UK Referral Agreement; as the case may be.

5.8	Cash Advances

The parties shall, acting reasonably and in good faith, work together from the date of this Agreement in order to agree in writing prior to Closing provisions relating to the continuation of the arrangement for the payment of fees to the Group in connection with over-the-counter cash advances executed within RBS branches by RBS customers (the “Cash Advances Agreement”) on the same basis as such over-the-counter cash advances were operated prior to Closing. If the Cash Balances Agreement is not agreed between the parties at Closing, the parties shall procure that the over-the-counter cash advance arrangements continue to operate as they were operated in the 12 months prior to Closing.

5.9	Banking Services Agreement, Cash Management Agreement and FX Micropay Agreement

To the extent that any of the Banking Services Agreement, the Cash Management Agreement or the FX Micropay Agreement is not agreed between the parties at Closing, the parties shall in each case procure that the relevant arrangements will be undertaken on the basis of the relevant term sheet attached to the Banking Arrangements Side Letter.

5.10	Capital Expenditure

The Transferors shall procure that the Group shall make all material planned capital expenditure payments comprised in the Required Capital Expenditure Amount.

5.11	Bibit B.V. and WorldPay Limited

The Transferors and the Relevant Purchasers shall, acting reasonably and in good faith, work together from the date of this Agreement to consider the possibility of combining the operations of Bibit B.V. and the English company WorldPay Limited into a single entity including via the possibility of a merger of Bibit BV into WorldPay Limited by way of crossborder merger. In considering the feasibility of such proposals, the parties shall have regard to the operational requirements and the regulatory position of Bibit BV and WorldPay Limited.

6	Implementation Planning

6.1	Committee

6.1.1	The parties shall work together in good faith from the date of this Agreement up to and including Closing to plan for the implementation of the transactions contemplated by this Agreement,

including without limitation (i) separation of the Businesses and Group Companies from the other businesses and operations of the RBSG Group which are not the subject of this Agreement and (ii) mapping out the current technology infrastructure of the Group in order to prepare for the separation and migration of the information technology infrastructure on or after Closing, in each case in accordance with the Separation Plan.

6.1.2
Subject to Law and Regulations (including any applicable anti-trust regulations) as soon as practicable after the date of this Agreement (but in any event, no later than 5 Business Days from the date of this Agreement), the parties shall constitute an Joint Implementation Committee to assist, and manage the successful separation and planning referred to in Clause 6.1.1, consisting of an equal number of nominees from the Transferors and the Purchaser (as notified to the other party in writing from time to time) (the “Joint Implementation Committee”).

6.2	Planning and Implementation

6.2.1
The parties acknowledge and agree that the Joint Implementation Committee will be the primary forum through which the Transferors and the Purchaser will work together to plan and implement the proposed transactions contemplated by this Agreement. The parties agree that the Joint Implementation Committee shall meet regularly to achieve this aim and at least once every week, unless the parties agree otherwise.

6.2.2	From the date of this Agreement, the Transferors and the Purchaser shall use reasonable endeavours to ensure that the Joint Implementation Committee seeks, in good faith, to agree:

(i)
the steps each party will take in order to secure the necessary regulatory approvals (other than relating to merger control which will be addressed via the steps as specified in Clause 4.2) and support for the transfers and transactions contemplated by the Transaction Documents;

(ii)	the steps each party will take in accordance with Schedule 5 to notify customers of the proposed transfer and to give effect to the transfer of the Contracts;

(iii)	the steps each party will take in accordance with Schedule 5 to seek all necessary Third Party Consents and to implement the other arrangements contemplated by Schedule 5;

(iv)	the steps each party will take in accordance with Schedule 6 in respect of Relevant Employees;

(v)	the steps each party will take in accordance with Schedule 3 to seek all necessary consents from landlords;

(vi)	the steps each party will take to ensure that re-branding occurs in accordance with the terms of the Transaction Documents;

(vii)	the steps the Transferors will take to complete the Pre-Closing Separation Obligations as soon as reasonably practicable after the date of this Agreement and in any event before Closing; and

(viii)	the steps to be completed by the parties as soon as reasonably practicable in accordance with the Separation Plan and the Signing TSAs.

6.2.3.	Without limiting the foregoing, the Transferors and the Purchaser shall use reasonable endeavours to ensure that the Joint Implementation Committee seeks, in good faith, to plan for:

(i)	Closing;

(ii)	the provision of services under the TSAs on and from Closing;

(iii)	the membership of the Group of the International Maestro card scheme from as soon as possible after Closing; and

(iv)	the membership of the Group of the Monnet card scheme, to the extent the scheme would permit the Group 10 become a member, from as soon as possible after Closing.

6.2.4
The Transferors and the Purchaser acknowledge and agree that the Separation Plan will be varied, updated, developed and expanded (“Plan Variation”) from time to time. The Transferors and the Purchaser shall use their reasonable endeavours to agree any Plan Variation. Each Plan Variation shall only be effective if it is approved by the Joint Implementation Committee.

6.2.5
The Transferors will use their reasonable endeavours to complete the Pre-Closing Separation Obligations (with reasonable assistance from the Relevant Purchasers) as soon as reasonably practicable after the date of this Agreement and in any event before Closing.

6.3	TSA Third Party Consents

From the date of this Agreement until Closing, the Transferors and the Purchaser shall each comply with their respective obligations under Clause 3.1 of the Signing TSAs as if they were set out herein, provided that:

6.3.1	the provisions of this Clause 6.3 shall cease to have effect on the execution of the TSAs, save in respect of rights and liabilities which have accrued before the execution of the TSAs;

6.3.2	any such TSA Third Party Consent obtained prior to Closing shall be conditional on Closing; and

6.3.3
the provisions in Clauses 11, 12 and 16.1 and 16.13 of this Agreement shall not apply to this Clause 6.3 and instead the provisions of Clause 8 of the TSAs shall apply mutatis mutandis as if there were set out herein.

6.4	Post Closing

Without limiting Clause 6.2, each of the Transferors and the Purchaser shall use reasonable endeavours to ensure that the Joint implementation Committee meets no later than one week following the Closing Date and weekly thereafter unless agreed otherwise to:

6.4.1
identify any property, right or asset forming part of the Business Assets or Group Companies to be transferred to the Purchaser that has not been transferred and seek to effect that transfer to the Purchaser in accordance with Clause 9.8;

6.4.2
identify any property, right or asset that has been transferred to the Purchaser which did not form part of the Business Assets or Group Companies to be transferred and seek to effect the re-transfer to the relevant Transferor in accordance with Clause 9.9; and

6.4.3	review the status of the transfer and separation of the relevant Business and Group Companies including the implementation of the Separation Plan.

Without prejudice to the TSAs, from the Closing Date, the Parties shall work together in good faith to separate the Group from the other business and operations of the RBSG Group which are not subject of this Agreement, including using reasonable endeavours to implement and complete the activities referred to or set out in the Separation Plan.

6.5	Dispute Resolution

6.5.1
If a dispute or difference of opinion arises in relation to any of the matters referred to in Clause 6.2.2 or otherwise dealt with by the Joint Implementation Committee and the members of the Joint Implementation Committee are unable to resolve that dispute or difference of opinion within a reasonable period, then each of the Transferors or the Purchaser may issue a notice requiring that the dispute be referred to the Joint Steering Committee, if constituted, or if not constituted in the case of the Transferors, to ***, or such other person as the Transferors may nominate from time to time and, in the case of the Purchaser, to *** and *** or such other persons as the Purchaser may nominate from time to time.

6.5.2
If a dispute or difference of opinion is referred under Clause 6.5.1 to the Joint Steering Committee or the individuals named in Clause 6.5.1, the Purchaser and the Transferors shall each procure that its representative negotiates in good faith to resolve the dispute or difference of opinion for a period of up to 20 Business Days.

6.6	Law and Regulations

The operation of the Joint Implementation Committee shall be consistent with Law and Regulations.

7	Closing

7.1	Date and Place

7.1.1
Subject to Clauses 4, 7.1.2 and 7.1.3 and unless otherwise specified by a relevant Regulatory Authority or Taxation Authority, the Closing for each jurisdiction shall take place at the locations agreed between the Purchaser and RBS (each acting reasonably) as at 11.59 pm on 30 November 2010 unless:

(i)	notification at least 6 Business Days prior to Closing or acknowledgement of the fulfilment of one or more of the conditions pursuant to Clause 4.1 has not been received; or

(ii)	either RBSG or the Purchaser are not satisfied (each acting reasonably) that Closing is able to occur in accordance with Clause 7.1.2,

in which case, if at least 6 Business Days prior to Closing notification or acknowledgement of the fulfilment of the condition(s) pursuant to Clause 4.1 has been received and subject to Clause 7.1.2, Closing

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

shall take place on 31 January 2011 or at such other place, time or date as may be agreed between RBS and the Purchaser and in each case Closing shall take place in each jurisdiction at the same time and on the same date and simultaneously and provided that Closing occurs on or before the Long Stop Date. If the last day of the relevant calendar month does not fall on a Business Day or a day which is not a public holiday in the relevant location, the parties shall make arrangements for Closing to take place in escrow on the immediately preceding Business Day or a day which is not a public holiday in the relevant location so that Closing can take place as at 11.59 pm on such last day of the relevant calendar month.

7.1.2
Notwithstanding satisfaction of the conditions set out in Clause 4.1, Closing shall not occur until each of RBS (subject to compliance by the Transferors with Clause 6.2.5) and the Purchaser are satisfied (acting reasonably) that, if Closing were to take place on a particular date, either (i) the Pre Closing Separation Obligations would have been completed to the extent necessary to ensure that Closing would take place without material disruption to clients of the Group; or (ii) if such obligations would not be so completed, RBSG would be prepared to satisfy the underlying obligation through the provision of services under the TSAs or the Signing TSAs, if the TSAs are not agreed at the relevant time, such that there should not be material disruption to clients of the Group if Closing were to take place. In the event of any delay to Closing pursuant to this Clause 7.1.2, RBSG and the Purchaser shall, without prejudice to each party’s obligations under this Agreement and the TSAs, use reasonable endeavours so as to enable Closing to take place as soon as reasonably practicable. If this Clause 7.1.2 applies and if its conditions to enable Closing to take place are not satisfied by six Business Days prior to the Long Stop Date, the Group shall not be transferred under this Agreement and the provisions of Clause 4.4 shall apply mutatis mutandis.

7.1.3	Where:

(i)	Closing is delayed beyond either a date on which the parties had otherwise agreed that it would occur pursuant to Clause 7.1.1, or a date identified pursuant to a notification under Clause 7.1.2; and

(ii)	this results in additional costs being incurred in order to comply with the relevant endeavours obligation(s),

then if the delay in Closing is a result of any party’s acts or omissions, the Purchaser and RBSG shall negotiate in good faith to allocate such additional costs to the party whose acts or omissions caused the delay to Closing and, if the delay in Closing is not the result of any party’s acts or omissions, such additional costs shall be borne by the Transferors on the one hand and the Purchaser on the other in equal share.

7.2	Closing Events

On Closing, the parties shall comply with their respective obligations specified in Schedule 10 in relation to the Group Companies and Businesses. RBS may waive some or all of the obligations of the Purchaser as set out in Schedule 10 and the Purchaser may waive some or all of the obligations of RBS or the Transferors as set out in Schedule 10.

7.3	Payment on Closing and Initial Allocation of the Consideration

7.3.1	Subject to Clause 7.3.3, on Closing the Relevant Purchaser shall pay an amount in cash to each Seller in relation to the Company or Sale Business being transferred by it which is equal to the sum of:

(i)	the Premium;

plus

(ii)	the Estimated Net Asset Value,

in each case attributable to the Company or Sale Business comprising the part of the Group being transferred by such Seller.

7.3.2	Subject to Clause 7.3.3, on Closing the Purchaser shall:

(i)	pay an amount in cash in relation to the Contribution Business which is equal to the sum of:

(a)	the Premium attributable to the Contribution Business as set out in Schedule 8;

plus

(b)	the Estimated Net Asset Value attributable to the Contribution Business;

less

(c)	the Contribution Securities Value; and

(ii)	procure the delivery of share certificates in respect of the Contribution Shares and loan note certificates in respect of the Contribution Loan Notes,

in each case to the Contribution Party.

7.3.3	The Consideration payable pursuant to Clause 7.3.1 and 7.3.2 minus the Estimated Intra Group Indebtedness shall not exceed *** in aggregate.

7.3.4	The Consideration shall initially be allocated in accordance with Schedule 8.

7.4	Notifications to Determine Payments on Closing

7.4.1	Not less than 10 Business Days prior to Closing, RBS shall notify the Relevant Purchasers of:

(i)	the Estimated Net Asset Value attributable to each Group Company or Business to be transferred at Closing and to each of the Business Assets in accordance with Schedule 8; and

(ii)
(a) the Estimated Intra-Group Receivables; and (b) the Estimated IntraGroup Payables; specifying (i) the relevant debtor and creditor for each Estimated Intra-Group Payable and Estimated Intra-Group Receivable and (ii) the currency of each such Estimated Intra-Group Receivable and Estimated Intra Group Payable;

7.4.2	Simultaneously with Closing:

(i)	the Relevant Purchaser shall procure that each relevant Group Company or Business repays in sterling to the relevant member of the RBSG Group the amount of any Estimated Intra-Group Payables; and

(ii)	the Transferors shall procure that each relevant member of the RBSG Group repays in sterling to the relevant Group Company the amount of any Estimated Intra-Group Receivables.

7.4.3	The repayments made pursuant to Clause 7.4.2 shall be adjusted in accordance with Clause 8.3 when the Closing Statement becomes final and binding in accordance with Clause 8.2.1.

7.5	Breach of Closing Obligations

7.5.1
If any party fails to comply with any material obligation in Clause 7.2, 7.3, 7.4 or Schedule 10 in relation to Closing, the Relevant Purchaser, in the case of noncompliance by any Transferor, or RBS, in the case of non-compliance by the Relevant Purchaser, shall be

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to RBS or the Relevant Purchaser, as the case may be:

(i)	to effect Closing so far as practicable having regard to the defaults which have occurred; or

(ii)	to fix a new date for Closing being the last day of a calendar month provided such date is on or before Long Stop Date in which case:

(a)	the provisions of Schedule 10 shall apply to Closing as so deferred but provided such deferral may only be effected once by each of (a) RBS and (b) the Purchaser; and

(b)
if a party from the same group (being any relevant Transferor (on the one hand) or the Relevant Purchaser (on the other)) fails to comply with any material obligation in Clause 7.2, 7.3 or 7.4 or Schedule 10 in relation to the deferred Closing, then the non-defaulting party (being either of RBS or the Relevant Purchaser, as the case may be) shall be entitled to terminate this Agreement (other than Clauses 1, 15, and 16.2 to 16.19 (inclusive)). Save as aforesaid or as otherwise provided, neither the Transferors nor the Relevant Purchaser shall have any right to terminate or rescind this Agreement.

7.5.2
If this Agreement is terminated in accordance with Clause 7.5.1(ii)(b) (and without limiting the terminating party’s right to any remedy provided by law or under this Agreement) all obligations in respect of Closing shall end, save in respect of rights and liabilities which have accrued before termination.

7.6	Regulatory Capital and Card Scheme Collateral

7.6.1	The Purchaser shall notify the Transferors of the amount of Purchaser Regulatory Capital as soon as practicable and in any event at least six Business Days prior to Closing.

7.6.2	The Transferors shall, notwithstanding Clause 2.3.2(iii), procure that the Businesses are transferred with an amount equal to the Purchaser Regulatory Capital in freely accessible cash.

7.6.3	The parties shall use reasonable endeavours to minimise the Purchaser Regulatory Capital, (including through the use of Group

Regulatory Capital Contributions) but in each case without being required to agree to:

(i)	any changes to the Businesses or the Group which would have an adverse consequence with more than a de minimis effect;

(ii)	any changes to the structure or proposed structure of the Purchaser’s Group as outlined in the application and correspondence first presented to the relevant regulators;

(iii)	any changes for which a third party consent is necessary and which consent cannot be obtained (the Purchaser having used reasonable endeavours to obtain such consents);

(iv)
vary the arrangements agreed within the banks or other parties providing financing to transactions contemplated by this Agreement except with consent of such parties which the Purchaser shall use reasonable endeavours to obtain; or

(v)	accept any requirement for additional regulatory or other capital made by any relevant regulator in excess of the amount provided by RBS pursuant to Clause 7.6.

7.6.4	The Transferors shall be entitled to be fully involved in any discussions, correspondence or meetings with the FSA in relation to the regulatory capital required by the Purchaser.

7.6.5	The cash balance referred to in Clause 7.6.2 shall not be included in the calculation of the Net Asset Value.

7.6.6	***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

7.6.7
Subject to Clause 7.6.5, RBS and the Purchaser shall work together and shall each use reasonable endeavours to seek to keep any Card Scheme Collateral Requirement to a minimum and the provisions of Clause 7.6.3 shall apply mutatis mutandis.

7.6.8
The Relevant Purchaser will procure that the relevant members of the Purchaser’s Group will manage the settlement of their respective chargeback liabilities in respect of MasterCard and Visa in each case in accordance with the rules and terms of membership thereof and so as to minimise the amounts drawn under the Letters of Credit. The Purchaser shall indemnify and keep indemnified the Transferors against all Losses suffered by any Transferor which arises out of or in connection with any breach by the Purchaser or any member of its Group of this Clause 7.6.8.

7.6.9	For the purposes of this Clause 7.6, “Letters of Credit” mean the letters of credit envisaged by Clause 7.6.6 substantially in the same form as the letter of credit in the Agreed Terms.

8	Post-Closing Adjustments

8.1	Closing Statements

RBS shall procure that no later than 90 days following Closing or such other date as may be agreed between the Purchaser and RBS there shall be drawn up a draft of the Closing Statement (the “Draft Closing Statement”) in accordance with Part 1 of Schedule 11 in relation to the Group Companies and Businesses.

8.2	Determination of Closing Statement

8.2.1	The Draft Closing Statement as agreed or determined pursuant to paragraph 3 of Part 1 of Schedule 11:

(i)	shall constitute the Closing Statement for the purposes of this Agreement; and

(ii)	shall be final and binding on the parties.

8.2.2	The Net Asset Value, Intra-Group Indebtedness, Intra-Group Receivables and the Intra-Group Payables shall be derived from the Closing Statement.

8.2.3	***

8.3	Repayments of Intra-Group Indebtedness and Adjustments to Consideration

8.3.1	Repayment of Intra-Group Indebtedness

(i)	Subject to Clause 8.3.1(iii), if (a) the amount of Intra-Group Payables are greater than the Estimated Intra-Group

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Payables; or (b) the amount of the Intra-Group Receivables are less than the Estimated Intra-Group Receivables, then, as an adjustment to the repayments made pursuant to Clause 7.4.2, the Relevant Purchaser shall pay or procure the payment to the relevant member of the RBSG Group an amount equal to the difference(s) between the amounts on or before the Payment Date.

(ii)
Subject to Clause 8.3.1(iii), if (a) the amount of Intra-Group Payables are less than the Estimated Intra-Group Payables; or (b) the amount of the Intra-Group Receivables are greater than the Estimated Intra-Group Receivables, then, as an adjustment to the repayments made pursuant to Clause 7.4.2, the Transferors shall pay or procure the payment by the relevant member of the RBSG Group to the relevant Group Company of an amount equal to the difference(s) between the amounts on or before the Payment Date.

(iii)	Any payments made pursuant to Clause 8.3.1(i) or (ii) shall be made in sterling and together with an amount equal to interest thereon in accordance with Clause 8.6.

The Transferors and the Relevant Purchaser shall procure that such adjustments to the repayments pursuant to Clause 7.4.2 are made as are necessary to ensure that (taking into account such adjustments) the actual amount of each Intra-Group Payable and each Intra-Group Receivable has been repaid to or by the relevant member of the RBSG Group, as the case may be.

8.4	Adjustment to Consideration

8.4.1
If the Premium plus the Net Asset Value attributable to a Group Company or Business is greater than the amount actually paid by the Relevant Purchaser pursuant to Clause 7.3 (plus the Contribution Securities Value in the case of the Contribution Business), the Relevant Purchaser shall pay to the Seller or the Contribution Party as applicable, an amount equal to the excess.

8.4.2
If the Premium plus the Net Asset Value attributable to a Group Company or Business is less than the amount actually paid by the Relevant Purchaser pursuant to Clause 7.3 (plus the Contribution Securities Value In the case of the Contribution Business), the Seller or the Contribution Party, as applicable, shall pay to the Relevant Purchaser an amount equal to the deficiency.

8.4.3	Such payments shall be made on or before the Payment Date and such amount shall be allocated between the Sellers or Contribution

Party or the Relevant Purchaser, as the case may be, by reference to the deficiency or excess attributed to the Group Company or Business in the relevant Closing Statement

8.4.4	Adjustments to the Consideration under this Clause 8.4 are subject to the cap in Clause 3.1.

8.5	Merchant Payables, Merchant Cash Balances and Card Scheme Debtors

8.5.1
If at Closing, the aggregate of the Merchant Payables, Merchant Cash Balances actually transferred and the Card Scheme Debtors is less than zero (the “Deficiency”), the Transferors shall pay to the Relevant Purchaser an amount equal to the Deficiency.

8.5.2	Any payment due under this Clause 8.5 shall be determined by the Transferors (acting reasonably and in good faith) and be made no later than 2 Business Days following Closing.

8.5.3
Following the determination of the actual amounts of Merchant Payables, Merchant Cash Balances and the Card Scheme Debtors in accordance with Schedule 11, if the Deficiency is greater than the payment made under Clause 8.5.2 then the Seller shall pay the Purchaser the difference, if the Deficiency is less than the amount paid in Clause 8.5.2 then the Purchaser shall pay the Seller the difference.

8.6	Interest

Any payment to be made in accordance with Clause 8.3 shall be made together with an amount equal to interest thereon calculated from and including the Closing Date to the date of payment at a rate per annum of 1 per cent. above LIBOR from time to time, accruing from day-to-day calculated on the basis of the actual number of days elapsed and a year of 360 days.

8.7	Payment and Allocation

Where any payment is required to be made pursuant to Clauses 8.3 or 8.4, the allocation of the Consideration shall be adjusted in accordance with paragraph 10 of Schedule 8.

9	Post-Closing Obligations

9.1	Indemnity by the Purchaser Against Assumed Liabilities

Notwithstanding any Law and Regulations which require the Business Transferors, in relation to their respective Businesses, to discharge, perform or honour any Assumed Liability, or Liability or Losses arising from the carrying on by the Purchaser of each Business after Closing, the Purchaser shall indemnify and keep indemnified the Business Transferors and each member of the RBSG Group (each a “Transferor Indemnified Person”) on an after-Tax basis from and against:

9.1.1
all Assumed Liabilities discharged, performed or honoured by any Transferor Indemnified Person and any Liability or Losses incurred after Closing by a Transferor Indemnified Person to the extent they arise in relation to the conduct by the Purchaser of each Business after Closing; and

9.1.2
any reasonable and properly incurred third-party professional or other out-of-pocket costs and expenses directly arising out of or in connection with any Transferor Indemnified Person being required to discharge, perform or honour any Assumed Liability or taking any reasonable action to investigate, avoid, resist or defend itself against any matter referred to in Clause 9.1.1.

9.2	Indemnity by Business Transferors Against Excluded Liabilities

Notwithstanding any Law and Regulations which require any member of the Purchaser’s Group to assume, discharge, perform or honour any Excluded Liability, each Business Transferor shall indemnify and keep indemnified each member of the Purchaser’s Group (each a “Purchaser Indemnified Person”) on an after-Tax basis from and against:

9.2.1	any Excluded Liabilities assumed, discharged, performed or honoured by any Purchaser Indemnified Person; and

9.2.2
any reasonable and properly incurred third-party professional or other out-of-pocket costs and expenses directly arising out of or in connection with any Purchaser Indemnified Person being required to assume, discharge, perform or honour any Excluded Liability or taking any reasonable action to investigate, avoid, resist or defend against any matter referred to in Clause 9.2.1.

9.3	Indemnity by Transferors against Data Security breaches

9.3.1
Notwithstanding any Law and Regulations which might require any Purchaser Indemnified Person to assume, discharge, perform or honour any such Third Party Claim, each Transferor shall indemnify and keep indemnified each Purchaser Indemnified Person, in each case on an after Tax basis, from and against:

(i)
the amount of any Third Party Claim which results from any breaches of PCI DSS or PADSS or other applicable data security Law and Regulation in any jurisdiction in which the Business operates, or operated prior to Closing, in each case in the period up to the Closing Date or which relate to such breaches which existed at or prior to the Closing Date and which continue in the conduct of the business of the Group on or after the Closing Date (and including, for the avoidance of doubt, any such Third Party Claim in respect of claims or fines imposed by any of Visa Inc or Visa Europe or MasterCard Worldwide or other Third Party Claims), but always only to the extent that the underlying matters, facts or circumstances giving rise to the relevant breach and Third Party Claim has been Disclosed and are therefore not the subject of a claim hereunder for breach of a Transferor Warranty; and

(ii)
any reasonably and properly incurred third party professional or other out of pocket costs and expenses directly arising out of or in connection with any Purchaser Indemnified Person taking reasonably action to investigate, avoid, resist or defend itself against any such Third Party Claim.

9.3.2
No Transferor shall be liable under the indemnity contained in Clause 9.3.1 to the extent that such Third Party Claim has been increased or exacerbated by any act or omission of a Purchaser Indemnified Person. For the avoidance of doubt, without prejudice to Clause 11.12, a failure by any Purchaser Indemnified Person to have remedied any Disclosed breach of PCI DSS, PADSS or other applicable data security Law and Regulation shall not be taken to have increased or exacerbated any Third Party Claim unless there is a failure by any Purchaser Indemnified Person to take any action previously agreed in writing with the Transferor.

9.3.3
No Transferor shall be liable under the indemnity contained in Clause 9.3.1 in respect of any Third Party Claim unless details of that Third Party Claim and written notice of a claim under Clause 9.3.1 in respect of that Third Party Claim are given by the Purchaser to RBS specifying the mailers set out in Clause 12 within 3 years after Closing.

9.4	Indemnity by Transferors in respect of international and debit card processing

9.4.1
Notwithstanding any Law and Regulations which might require any Purchaser Indemnified Person to assume, discharge, perform or honour any such Third Party Claim, each Transferor shall indemnify and keep indemnified each Purchaser Indemnified Person, in each case on an after Tax basis, from and against:

(i)
the amount of any Third Party Claim which results from any breaches of any Merchant Contract which relate to the processing of non-EU issued MasterCard debit cards and non-UK issued MasterCard debit or Visa debit cards (“International Debit Cards”) as credit cards, in each case in the period up to the Closing Date or which relate to such breaches which existed at or prior to the Closing Date and which continue in the conduct of the business of the Group for up to 180 days after the Closing Date (and including, for the avoidance of doubt, any Third Party Claim in respect of claims or fines imposed by any of Visa Inc or Visa Europe or MasterCard Worldwide which relate to such breaches of Merchant Contracts)); and

(ii)
any reasonably and properly incurred third party professional or other out of pocket costs and expenses directly arising out of or in connection with any Purchaser Indemnified Person taking reasonably action to investigate, avoid, resist or defend itself against any such Third Party Claim.

9.4.2
No Transferor shall be liable under the indemnity contained in Clause 9.4.1 to the extent that such Third Party Claim has been increased or exacerbated by any act or omission of a Purchaser Indemnified Person.

9.4.3
No Transferor shall be liable under the indemnity contained in Clause 9.4.1 in respect of any Third Party Claim unless details of that Third Party Claim and written notice of a claim under Clause 9.4.1 in respect of that Third Party Claim are given by the Purchaser to RBS specifying the mailers set out in Clause 12 within 18 months after Closing.

9.5	Indemnity by Transferors In respect of ***

9.5.1
Notwithstanding any Law and Regulations which might require any Purchaser Indemnified Person to assume, discharge, perform or honour any such Third Party Claim, each Transferor shall indemnify and keep indemnified each Purchaser Indemnified Person, in each case on an after Tax basis, from and against:

(i)
the amount of any Third Party Claim which results from the matters referred to in paragraph 9.2.2 of the Executive Summary, the second paragraph (save for the second sentence) of paragraph 2 of Part B of Annex 8 and paragraph 2.1.2 of Part B of Annex 11 of the Vendor Due Diligence Report prepared by Linklaters LLP (and including, for the avoidance of doubt, any Third Party Claim in respect of

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

claims or fines related to such matters imposed by any of Visa Inc or MasterCard Worldwide); and

(ii)
any reasonably and properly incurred third party professional or other out of pocket costs and expenses directly arising out of or in connection with any Purchaser Indemnified Person taking reasonably action to investigate, avoid, resist or defend itself against any such Third Party Claim.

9.5.2
No Transferor shall be liable under the indemnity contained in Clause 9.5.1 to the extent that such Third Party Claim has been increased or exacerbated by any act or omission of a Purchaser Indemnified Person.

9.5.3
No Transferor shall be liable under the indemnity contained in Clause 9.5.1 in respect of any Third Party Claim unless details of that Third Party Claim and written notice of a claim under Clause 9.3.1 in respect of that Third Party Claim are given by the Purchaser to RBS specifying the matters set out in Clause 12 within 18 months after Closing.

9.6	Release of Guarantees etc.

9.6.1
The Relevant Purchasers shall use their best endeavours to procure by Closing or, to the extent not done by Closing, as soon as reasonably practicable thereafter, the release by providing to the beneficiary an alternative company or bank guarantee or other security arrangement reasonably acceptable to the beneficiary with effect from Closing of the Transferors or any member of the RBSG Group from the Guarantees (save for the Australian Guarantee). Pending such release, the Relevant Purchaser shall indemnify and keep indemnified (on an after-Tax basis) the Transferors and any member of the RBSG Group against all amounts paid by any of them pursuant to the Guarantees (save for the Australian Guarantee) and any Losses arising out of or in connection with them, in each case to the extent that such amounts or Losses relate to events occurring or acts or omissions after Closing.

9.6.2
The Relevant Purchaser shall use reasonable endeavours to procure by Closing or, to the extent not done by Closing, as soon as reasonably practicable thereafter, the release by providing to the beneficiary an alternative company or bank guarantee or other security arrangement reasonably acceptable to the beneficiary with effect from Closing of the Transferors, or any member of the RBSG Group from the Australian Guarantee and any security, guarantees or indemnities other than the Guarantees (save for the Australian Guarantee), given by or binding upon the Transferors or any member of the RBSG Group in respect of any of the Business Assets or the Assumed Liabilities or in connection with a liability of any of the Group Companies. Pending such release, the Relevant Purchaser shall indemnify and keep indemnified (on an after-Tax basis) the Transferors and any member of the RBSG Group against all amounts paid by any of them pursuant to any such security, guarantees and indemnities or the Australian Guarantee and any Losses arising out of or in connection with them, in each case to the extent that such amounts or Losses relate to events occurring or acts or omissions after Closing.

9.6.3
The Transferors shall use their best endeavours to procure by Closing or, to the extent not done by Closing, as soon as reasonably practicable thereafter, the release by providing to the beneficiary an alternative company or bank guarantee or other security arrangement reasonably acceptable to the beneficiary with effect from Closing of any Group Company from any security, guarantees or indemnities given by or binding upon any Group Company in respect of any of the Excluded Liabilities or in connection with a liability of any of member of the RBSG Group. Pending such release, the Transferors shall indemnify and keep indemnified (on an after-Tax basis) the Group Companies and any member of the Relevant Purchaser’s Group against all amounts paid by any of them pursuant to any such security, guarantees and indemnities and any Losses arising out of or in connection with them, in each case to the extent that such amounts or Losses relate to events occurring or acts or omissions after Closing.

9.6.4	For the purposes of Clause 9.6.2 and Clause 9.6.3 the parties acknowledge and agree that:

(i)	one or more of the relevant securities, guarantees or indemnities may become known to the Transferors, or the Relevant Purchaser (as the case may be) on or after Closing; and

(ii)
upon becoming so aware of such a security, guarantee or indemnity (as the case may be) the relevant party shall notify the other parties in writing as soon as practicable of its existence, and the obligations under Clause 9.6.2 and 9.6.3 shall apply.

9.6.6
The provisions of this Clause 9.6 shall only apply to each Relevant Purchaser to the extent that the relevant underlying Guarantee or other obligation hereunder arises or exists in that part of the Group acquired by that Relevant Purchaser on Closing.

9.7	The Business Receivables and Other Payments

The Business Transferors shall procure that, if at any time after Closing, any member of the RBSG Group receives any monies in respect of any Business Receivable, then the Business Transferor, shall, at monthly intervals, give details of such receipt to the Purchaser save where any such individual Business Receivable, or the aggregate of all such Business Receivables in a calendar month, exceeds £10,000,000 (“Excess Business Receivables”) where the Business Transferors shall provide details of such receipt to the Purchaser within 3 Business Days of receipt. Any monies received by any member of the RBSG Group in respect of Business Receivables shall be held on trust for the Purchaser (but may be held in a co-mingled account) and the Business Transferors shall, in relation to their respective Businesses, pay to the Purchaser the amount recovered. Payments in respect of Excess Business Receivables shall be made without interest within 3 Business Days after receipt or, as the case may be, after the date when Business Receivables received in the relevant calendar month exceed £10,000,000, and payments of Business Receivables which are not Excess Business Receivables shall be aggregated and made on a monthly basis in respect of all such receipts received during each calendar month and shall be made without interest and within five Business Days after the end of each calendar month.

9.8	The Transferors’ Continuing Transfer Obligations

Notwithstanding Closing and, except as provided in Schedules 3, 4 and 5, if any property (including Intellectual Property), right or asset which is agreed to form part of the Group to be transferred to the Purchaser under this Agreement has not been transferred to the Purchaser on Closing, the Transferors shall transfer, such property, right or asset (and any related liability which is an Assumed Liability) as soon as practicable (and at its own cost) to the Purchaser.

9.9	The Purchaser’s Continuing Transfer Obligations

If, following Closing, any Excluded Asset or any property (including Intellectual Property), right or asset, not forming part of the Group to be transferred to the Purchaser under this Agreement, is found to have been transferred to the Purchaser on Closing in error, the Purchaser shall transfer such property, right or asset as soon as practicable to the relevant Transferor or another member of the RBSG Group agreed between the Purchaser and the Transferor.

9.10	Information and Communications

9.10.1
After Closing (and without limiting any of the Transferor Warranties), if any Books and Records are not in the possession of the Relevant Purchaser or a Group Company but are in the possession or under the control of or available to the Transferors or any other member of the RBSG Group, the Transferors shall procure that such Books and Records are provided to the Relevant Purchaser promptly on request.

9.10.2
Each Transferor shall use reasonable endeavours to procure that all notices, correspondence, orders or inquiries relating to the Group Companies, the Business or the Business Assets which are received by the Transferors or any other member of the RBSG Group (including from customers and clients) on or after Closing shall be passed to the Relevant Purchaser as soon as is reasonably practicable and in any event within 10 Business Days from the receipt of such notice, correspondence, order or enquiry.

9.11	Post·Closing Access for the Relevant Purchaser

Notwithstanding Closing, the Transferors shall retain for a period of 7 years from Closing the books, records and documents of the Businesses and the Group Companies (including records in relation to VAT, subject to the provisions of Schedule 9) to the extent they relate to the period prior to Closing and are not delivered to the Relevant Purchaser on or after Closing and shall (subject to compliance with Law and Regulations and after redaction of any information which does not relate to the Group) allow the Relevant Purchaser and its respective officers, directors, employees, auditors, professional advisers and agents reasonable access, on reasonable notice and during business hours, together with the facility (at the cost of the Relevant Purchaser) to take copies of such books, records and documents.

9.12	Post·Closing Access for Transferors

The Relevant Purchasers shall retain, for a period of 7 years from Closing, the books, records and documents which relate to the Businesses and the Group Companies (including records in relation to VAT, subject to the provisions of Schedule 9) and which are delivered to the Relevant Purchaser on or after Closing to the extent they relate to the period prior to Closing and shall (subject to compliance with Law and Regulations and after redaction of any information relating to periods after Closing) allow the Transferors and their respective officers, directors, employees, auditors, professional advisers and agents reasonable access, on reasonable notice and during business hours, together with the facility (at the cost of the Transferors) to take copies of such books, records and documents.

10	Warranties

10.1	The Transferor Warranties

10.1.1	Each Transferor, in respect only of the Business or Group Companies which it owns, represents and warrants to the Purchaser and each Relevant Purchaser that the statements set out in Schedule 12 are true and accurate as of the date of this Agreement.

10.1.2
Each Transferor gives the Transferor Warranties only to the extent that the Transferor Warranties or a breach of the Transferor Warranties relate to or affect the Shares (including the relevant underlying businesses) and/or Businesses it agrees to transfer under this Agreement.

10.1.3
Each of the Transferor Warranties shall be construed as being separate and independent and shall not be limited by reference to, or inference from, any other Transferor Warranty or any other term of this Agreement or any other Transaction Document.

10.1.4
The only Transferor Warranties given in respect of Tax matters are the Warranties set out in paragraphs 2, 7.6.4, 11 and 12 of Schedule 12 and each of the other Transferor Warranties shall be deemed not to be given in respect of such matters.

10.1.5
Each of RBS and the Transferors undertakes, if any claim, is made against it in connection with the transfer of the Group to the Relevant Purchasers not to make any claim against any director or employee of the Businesses or Group Companies on whom any of them may have relied before agreeing to any terms of this Agreement or any other Transaction Document or authorising any statement in the Disclosure Letter.

10.1.6
All Transferor Warranties, indemnities, covenants and other undertakings contained in or entered into in accordance with this Agreement or any other Transaction Document shall remain in full force and effect notwithstanding Closing.

10.1.7
Any Transferor Warranty qualified by the expression “so far as the Transferors are aware” or any similar expression shall, unless otherwise stated, be deemed only to refer to the actual knowledge on the date of this Agreement of the Senior Employees (but excluding the Committee Employees), ***.

10.2	Transferors’ Disclosures

The Transferor Warranties are subject to all matters fairly Disclosed in this Agreement or in the Disclosure Letter or in the documents referred to in the Disclosure Letter including all those documents provided in the Data Room.

10.3	Updating of the Transferor Warranties to Closing

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

10.3.1
Subject to Clause 10.2, each Transferor, in respect only of the Business or Group Company that it owns, further represents and warrants to the Purchaser that the Transferor Warranties In paragraphs 1.1, 1.2, 2.4, 3.2, 4.1.1, 4.1.3, 4.1.4, 4.4, 5.1, 5.2, 5.5.2, 5.5.5, 5.6.1, 6.1, 6.2, 6.4, 7.1.2, 7.1.3, 7.1.4, 7.5, 7.6.1, 7.6.6, 7.6.7, 8.3, 11.2, 11.3, 12.2, 12.3, 12.6, 12.7, 12.9, 12.11, 14 and 15 of Schedule 12 will be true and accurate at Closing as if they had been repeated at Closing in each case by reference to the facts and circumstances subsisting at the Closing Date and on the basis that any reference, whether express or implied, in such Transferor Warranties to the date of this Agreement is substituted by a reference to the Closing Date.

10.4	The Purchaser’s Warranties

10.4.1
The Purchaser and the Relevant Purchasers represent and warrants to the Transferors and the Contribution Party that the statements set out in Schedule 13 are true and accurate as of the date of this Agreement.

10.4.2
The Purchaser and the Relevant Purchaser further represent and warrant to the Transferors and the Contribution Party that the statements set out in Schedule 13 will be true and accurate at Closing as if they had been repeated at Closing in each case by reference to the facts and circumstances subsisting at the Closing Date and on the basis that any reference, whether express or implied, in such statements to the date of this Agreement is substituted by a reference to the Closing Date.

11	Limitation of Transferors’ Liability

11.1	Time Limitation for Relevant Claims

No Transferor shall be liable under this Agreement in respect of any claim for breach of its Transferor Warranties or for breach of the Tax Indemnity (a “Relevant Claim”) or of the provisions of Clause 5.1 to 5.11 (inclusive) (a “Clause 5 Claim”) unless a notice of the claim is given by the Purchaser to RBS specifying the matters set out in Clause 12.2:

11.1.1	in the case of any claim under paragraph 11 or paragraph 12 of Schedule 12 or under the Tax Indemnity (a “Tax Claim”) within 30 days after expiration of the applicable statute of limitations; and

11.1.2	in the case of any other Relevant Claim, or a Clause 5 Claim, within 18 months following Closing.

11.2	Minimum Relevant Claims

11.2.1
No Transferor shall be liable in respect of any individual Relevant Claim or individual Clause 5 Claim (and for the purposes of this Clause 11.2.1 a series of Relevant Claims or Clause 5 Claims arising from substantially identical facts, events or circumstances shall be treated as one claim (including, without limitation, in respect of different Merchant Contracts) where the liability agreed or determined (disregarding the provisions of this Clause 11.2) in respect of any such claim or series of claims does not exceed £500,000 or, in respect of a Clause 5 Claim, £250,000.

11.2.2
Where the liability agreed or determined in respect of any such claim or series of claims exceeds £500,000 or, as the case may be, £250,000, subject as provided elsewhere in this Clause 11, the Transferors shall be liable for the full amount of the claim or series of claims as agreed or determined and not just the excess.

11.3	Aggregate Minimum Relevant Claims

11.3.1
Subject to Clause 11.3.3, no Transferor shall be liable, in respect of any Relevant Claim, any Clause 5 Claim or any claims under Clause 9.3 unless the aggregate amount of all such claims for which the Transferors would otherwise be liable (disregarding the provisions of this Clause 11.3) exceeds £12,500,000.

11.3.2
Subject to Clause 11.3.3, where the liability agreed or determined in respect of all Relevant Claims, any Clause 5 Claim and any claims under Clause 9.3 exceeds £12,500,000, (subject as provided elsewhere in this Clause 11), the Transferors shall be liable for the aggregate amount of all such claims, as agreed or determined and not just the excess.

11.3.3	For the purposes of Clauses 11.3.1 and 11.3.2, the definition of Relevant Claim shall exclude any Tax Claim.

11.4	Maximum Liability

The aggregate liability of the Transferors in respect of all Relevant Claims, Clause 5 Claims and any claims under Clause 9.3, 9.4 and 9.5 together shall not exceed £450,000,000 provided that: (i) the aggregate liability of the Transferors in respect of claims under Clause 9.3 shall not exceed £50,000,000; (ii) the aggregate liability of the Transferors in respect of claims under Clause 9.4 shall not exceed £5,000,000; (iii) the aggregate liability of the Transferors in respect of claims under Clause 9.5 shall not exceed US$5,000,000 and (iv) the aggregate liability of the Transferors in respect of claims for breach of the Transferor Warranties contained in paragraphs 1.1.1, 15 and 16 of Schedule 12 (when aggregated with all other Relevant Claims and any other claim under this Agreement) shall not exceed the Consideration.

11.5	Contingent Liabilities

No Transferor shall be obliged to make payment under this Agreement or any other Transaction Document in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability. Nothing in this Clause 11.5 shall preclude the giving of notice of a claim which is contingent within the latest time set out in clause 11.1, in which case Clause 12.5.1 shall apply.

11.6	Consequential Losses

No Transferor shall be liable under this Agreement or any other Transaction Document in respect of any indirect or consequential losses, but this Clause 11.6 shall not operate to exclude liability for any loss or damage which would fairly and reasonably be considered as arising naturally from the relevant breach or liability. For the avoidance of doubt, this Clause 11.6 is not intended to preclude any method of calculating damages which may be applicable to the claim in question.

11.7	Provisions

No Transferor shall be liable under this Agreement or any other Transaction Document in respect of any claim if and to the extent that any identifiable allowance, provision or reserve is made in the Closing Statement for the matter giving rise to the claim.

11.8	Voluntary Matters Arising

No Transferor shall be liable under this Agreement or any other Transaction Document in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance and any Losses arising therefrom, to the extent that the same is attributable to:

11.8.1	Agreed Matters

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any other Transaction Document or otherwise at the request in writing or with the approval in writing of the Purchaser, including any breach of a confidentiality obligation arising as a result of the disclosure of the Contracts in the Data Room; or

11.8.2	Acts of the Purchaser

any voluntary act, omission or transaction of the Relevant Purchasers or any member of the Relevant Purchasers’ Group or their respective directors, officers, employees or agents or successors in title after Closing outside the ordinary and usual course of business other than an act or omission:

(i)	pursuant to a binding commitment entered into by the Group or a Business Transferor prior to Closing; or

(ii)	to comply with Law and Regulations.

11.9	Matters Arising After Closing

No liability shall attach to the Transferors in respect of any claim under this Agreement or any other Transaction Document to the extent that the same is attributable to:

11.9.1	Changes in Legislation

(i)
the passing of, or coming into effect of any change in, after Closing any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at Closing; or

(ii)	any change after Closing of any generally accepted interpretation or application of any legislation; or

11.9.2	Accounting and Taxation Policies

any change in accounting or Taxation policy, bases or practice of the Relevant Purchasers or any of the Group Companies introduced or having effect after Closing, otherwise than to comply with law or any applicable mandatory accounting standards in force on or before the Closing Date.

11.10	Insurance

No Transferor shall be liable under this Agreement or any other Transaction Document in respect of any claim to the extent that the Losses in respect of which such claim is made are covered by a policy of insurance and the Relevant Purchaser actually recovers under that policy (after deducting any costs reasonably incurred in making such recovery). In such circumstances, the Purchaser must use all reasonable endeavours to seek to recover amounts under policies of insurance held by it.

11.11	Net Financial Benefit

No Transferor shall be liable under this Agreement or any other Transaction Document in respect of any Losses suffered by the Relevant Purchasers or any Group Company to the extent that the Relevant Purchaser or any Group Company obtains and is able then to utilise either:

(i)
an actual reduction (or extinction) in any actual liability to make a payment of Taxation (being a reduction or extinction not otherwise taken into account in determining any amount payable by or to any member of the RBSG Group); or

(ii)
an actual repayment of Taxation (being a repayment not otherwise taken into account in determining any amount payable by or to any member of the RBSG Group, including by virtue of being included in the Closing Statement), in either case, as a result of the Losses in question, or the facts which give rise to such Losses and, in determining the amount by which the relevant Transferor’s liability shall be reduced by reference to such reduction, extinction or repayment, account shall be taken of the time value of money, taking into account the amount of time which expires between (a) the date on which the relevant Transferor is (or, but for this Clause 11.11, would have been) liable to make the payment under the indemnification provision or warranty in question and (b) either (i) the date on which the Taxation referred to in Clause 11.11(i) would, but for such reduction or extinction, be due to be paid to the Tax Authority in question or, as the case may be, (ii) the date on which the repayment of Taxation is due to be made.

11.12	Mitigation of Losses

The Relevant Purchasers shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which might give rise to a liability in respect of any claim under this Agreement or any other Transaction Document provided that nothing in this Clause 11.12 shall oblige a Relevant Purchaser to take any action if the Relevant Purchaser reasonably considers such action to be materially prejudicial to the goodwill or business of the Group.

11.13	Purchaser’s Right to Recover

11.13.1	Recovery for Actual Liabilities

No Transferor shall be liable to pay any amount in discharge of a claim under this Agreement or any other Transaction Document unless and until the liability in respect of which the claim is made has become due and payable.

11.13.2	Prior to Recovery from the Transferors

If, before any Transferor pays an amount in discharge of any claim under this Agreement or any other Transaction Document, a Relevant Purchaser or any Group Company recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Relevant Purchaser or Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Relevant Purchaser shall procure that, before steps are taken to enforce a claim against the Transferor following notification under Clause 12.2 of this Agreement or under any other Transaction Document, all reasonable steps are taken to enforce recovery against the third party and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

11.13.3	Following Recovery from the Transferors

If any Transferor has paid an amount in discharge of any claim under this Agreement or any other Transaction Document and a Relevant Purchaser or any Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Relevant Purchaser or Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Transferor shall be subrogated to all rights that the Relevant Purchaser has or would otherwise have in respect of the claim against the third party, or if subrogation is not possible, the Relevant Purchaser shall procure that all steps are taken as the Transferor may reasonably require to enforce such recovery and shall, or shall procure that the relevant Group Company shall, pay to the Transferor as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred In obtaining such recovery or if less (ii) the amount previously paid by the Transferor to the Relevant Purchaser.

11.13.4
Nothing in this Clause 11.13 shall oblige a Relevant Purchaser to take any action if the Relevant Purchaser reasonably considers such action to be materially prejudicial to the goodwill or business of the Group.

11.14	Double Claims

The Relevant Purchasers shall not be entitled to recover from any Transferor under this Agreement or any other Transaction Document more than once in respect of the same Losses suffered and, without prejudice to the generality of the foregoing, no Transferor shall be liable in respect of:

11.14.1
any breach of the Agreement or any Local Transfer Document if and to the extent that the Losses resulting from or connected with such breach are or have been included in a claim under the Tax Indemnity which has been satisfied; or

11.14.2
a claim under the Tax Indemnity if and to the extent that the Losses in respect of which such claim was made are or have been included in a claim for breach of the Agreement or any Local Transfer Document which has been satisfied.

11.15	Tax Indemnity

The provisions of Clauses 11.3, 11.6, 11.7, 11.8, 11.9, 11.11, 11.12, 11.13 and 11.14 shall not apply in respect of a claim under the Tax Indemnity or in respect of the Share Tax Warranties and instead the provisions of clause 3 of the Tax Indemnity shall apply.

11.16	Fraud

None of the limitations contained in this Clause 11 shall apply to any claim to the extent that such claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud, by any relevant Transferor or any of its directors, officers or employees.

11.17	Relevant Purchaser’s breaches of Law and Regulation

Save as expressly provided in this Agreement or in any Transaction Document and for the avoidance of doubt, any act or omission after Closing by a Relevant Purchaser or any member of the Relevant Purchaser’s Group in relation to any of the Businesses or Group Companies and which is in breach of any Law and Regulation or the rules of Visa Europe, Visa Inc, Mastercard Worldwide, Maestro, Solo, Laser or any other credit, debit or charge card scheme shall be for the account of the Relevant Purchaser or the relevant member of the Relevant Purchaser’s Group and no member of the RBSG Group shall have any liability therefor under any indemnity in any Transaction Document or under any Transferor Warranty.

11.18	Remediation Expenses

No Transferor shall be liable under the indemnities contained in Clause 9.3.1, 9.4.1 or 9.5.1 or the Transferor Warranties contained in Schedule 12 paragraphs 2, 5.6.1 to 5.6.3, 5.7 and (to the extent they relate to data security and compliance) 8 and 9 in respect of remediation expense relating to Information Technology.

12	Claims

12.1	Assumed Liabilities

Subject to Clause 12.4, the relevant Transferors shall, to the extent permitted by any Law and Regulations, take such action as the Purchaser may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Assumed Liability (an “Assumed Liability Claim”) subject to the Transferors being indemnified on an after-Tax basis by the Purchaser against all Losses which may thereby be incurred and, without limitation to the foregoing:

12.1.1
each relevant Transferor shall provide the Purchaser and its financial, accounting, tax or legal advisers reasonable access to enable them to investigate the facts, matter or circumstance alleged to (or which may) give rise to such Assumed Liability Claim and whether and to what extent any amount is or may be payable in respect of such claim;

12.1.2
each relevant Transferor shall disclose to the Purchaser all material of which it is aware which relates to such Assumed Liability Claim and shall, and shall procure that any other relevant members of the RBSG Group shall, give, subject to their being paid all reasonable out-of-pocket costs and expenses, all such assistance, including:

(i)	access to premises and personnel;

(ii)	making such personnel available for factual interviews, preparation for testimony, giving, evidencing, producing affidavits and other similar activities; and

(iii)	the right to examine and copy or photograph any assets, accounts, correspondence, documents and records,

as the Purchaser or its/their financial, accounting or legal advisers may reasonably request; and

12.1.3
each Transferor shall, and shall procure that any other members of the RBSG Group shall, at all times take all reasonable steps to maintain any legal privilege that exists in relation to any information referred to in this Clause 12.1 (including books of account, records and correspondence) relevant to the Assumed Liability Claim.

Nothing in this Clause 12.1 shall entitle the Purchaser or its advisers to have access to any information which relates to legal advice in respect of any claim for breach of the Transaction Documents.

12.2	Notification of Potential Claims

12.2.1
Notices of Transferor Claims (other than a claim by a third party in respect of an Excluded Liability) by the Relevant Purchasers under this Agreement or any Transaction Document shall be given by the Relevant Purchaser to the Transferors or the Contribution Party within the time limit specified in Clause 11.1, to the extent applicable.

12.2.2
If the Purchaser receives notices of claims in respect of an Excluded Liability by a third party it shall give notice of such claim to the Transferors or the Contribution Party as soon as reasonably practicable.

12.2.3
Without prejudice to the obligations of the Relevant Purchasers under Clause 12.3, if the Purchaser becomes aware of any matter or circumstance that may give rise to a claim against any Transferor or the Contribution Party, as the case may be under this Agreement or any other Transaction Document (ignoring for these purposes the application of Clause 12.3 or 12.4), the Relevant Purchaser shall within 60 days give a notice in writing to RBS setting out in reasonable detail information concerning the legal and factual basis of the claim or potential claim and setting out (on a without prejudice basis) the Relevant Purchaser’s estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event). Following such notice, the Relevant Purchaser shall as soon as reasonably practicable (and in any event within such period as will afford the Transferors or the Contribution Party, as the case may be, reasonable opportunity to take appropriate defensive or mitigating action, make any filings or lodge any appeal on a timely basis, or require the Relevant Purchaser to do so), give such further notice(s) in writing to the Transferors or the Contribution Party, as the case may be setting out such information as is available to the Purchaser at the relevant time as is reasonably requested by the Transferors or the Contribution Party, as the case may be.

12.3	Investigation by the Transferors

In connection with any Transferor Claim and to the extent permitted by any Law and Regulations:

12.3.1
the Relevant Purchaser shall, and shall procure that the relevant member of the Relevant Purchasers’ Group shall, allow any Transferor or the Contribution Party, as the case may be, and its respective financial, accounting, tax or legal advisers reasonable access to allow them to investigate the fact, matter or circumstance alleged to (or which may) give rise to such a Transferor Claim and whether and to what extent any amount is or may be payable in respect of such Transferor Claim; and

12.3.2
the Relevant Purchaser shall, and shall procure that any other relevant members of the Relevant Purchasers’ Group shall, disclose to RBS and the relevant Transferor or the Contribution Party, as the case may be, all material of which the Relevant Purchaser or any such member is aware which relates to such Transferor Claim and shall, subject to their being paid all reasonable out-of-pocket costs and expenses, give all such information and reasonable assistance, including:

(i)
access to premises and personnel (including any Relevant Employee with knowledge relating to the relevant facts, matters or circumstances or who can otherwise reasonably assist the Transferor or the Contribution Party, as the case may be);

(ii)	making such personnel available for factual interviews, preparation for testimony, giving evidence, producing affidavits and other similar activities; and

(iii)	the right to examine and copy or photograph any assets, accounts, correspondence, documents and records,

as RBS, the Transferor or the Contribution Party, as the case may be, or their financial, accounting, tax or legal advisers may reasonably request, provided that such assistance does not significantly disrupt the operation of the Group; and

12.3.3
the Relevant Purchasers shall, and shall procure that any other members of the Relevant Purchasers’ Group shall, at all times take all reasonable steps to maintain any legal privilege that exists in relation to any information referred to in this Clause 12.3 (including books of account, records and correspondence) relevant to the Transferor Claim.

12.3.4
Nothing in this Clause 12.3 shall entitle any of RBS or any Transferor, or the Contribution Party, as the case may be, or their advisers to have access to any information which relates to legal advice in respect of any claim for breach of the Transaction Documents or shall oblige the Relevant Purchasers to take any action if the Relevant Purchasers reasonably consider such action to be materially prejudicial to the goodwill or business of the Group.

12.4	Conduct of Third Party Claims

If the matter or circumstance that may give rise to a Transferor Claim is a result of or in connection with a claim or fine by or from a third party (including any regulator, government or governmental authority or Taxation Authority) (a

“Third Party Claim”), then to the extent that a Relevant Purchaser or any member of the Relevant Purchasers’ Group is involved directly in such Third Party Claim:

12.4.1
no admissions in relation to the Third Party Claim shall be made by or on behalf of the Relevant Purchaser or any other member of the Relevant Purchasers’ Group and the Third Party Claim shall not be compromised, disposed of, settled or otherwise dealt with by the Relevant Purchaser or a member of the Relevant Purchasers’ Group except with the written consent of the Transferor concerned (such consent not to be unreasonably withheld or delayed);

12.4.2
the relevant Transferor shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Relevant Purchaser, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim (including making counterclaims or other claims against third parties and including instructing such professional and legal or tax advisers as such Transferor may nominate to act on behalf of the Relevant Purchaser or other member of the Relevant Purchasers’ Group) in the name of and on behalf of the Relevant Purchaser or other member of the Relevant Purchasers’ Group concerned and to have the conduct of any related proceedings, negotiations or appeals; and

12.4.3
to the extent that the relevant Transferor does not exercise its rights under Clause 12.4.2, subject to being indemnified (on an after-Tax basis) against Losses which may thereby be incurred and to the extent permitted by applicable Law and Regulations, the Relevant Purchaser and any member of the Relevant Purchasers’ Group shall take such action as such Transferor may reasonably request to avoid, dispute, resist, appeal, compromise, honour, handle, defend or mitigate such Third Party Claim provided that nothing in this Clause 12.4 shall oblige the Relevant Purchaser to take any action if the Relevant Purchaser reasonably considers such action to be materially prejudicial to the goodwill or business of the Group.

12.5	Commencement of Proceedings by the Purchaser

Any claim notified by or on behalf of a Relevant Purchaser shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn nine months after notice is given under Clause 12.2, unless at such time legal proceedings in respect of the relevant claim have been commenced by being both issued and served, provided that:

12.5.1	where Clause 11.5 applies, the nine-month period shall commence on the date that the relevant contingent liability becomes an actual liability; or

12.5.2
where Clause 11.13 applies and the relevant member of the Relevant Purchasers’ Group has a claim against a third party, including any insurer, the nine-month period shall commence on the date that the corresponding claim is finally settled or finally determined; or

12.6.3	where Clause 12.4 applies, the nine-month period shall commence on the date the relevant Third Party Claim has been settled or determined; or

12.5.4
where notice is given for a claim for breach of any of the Transferor Warranties pursuant to Clause 12.2 above at a time when the amount set out in Clause 11.3 has not been exceeded, it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within nine months of the date of any subsequent notification pursuant to Clause 12.2 above of one or more claims for breach of the Transferor Warranties which result(s) in the total amount claimed in all claims for breach of the Transferor Warranties notified to the relevant Transferor pursuant to Clause 12.2 exceeding the amount set out in Clause 11.3 for the first time.

12.6	Confidentiality

12.6.1
Any documents or information made available to a party in accordance with this Clause 12 shall, subject to Clause 15.2, be kept confidential by the recipient and shall be used by the recipient only for the purposes referred to or contemplated in this Clause 12.

12.6.2
Nothing in this Clause 12 shall require the provision of any documents or information where such provision would contravene any Law and Regulations, breach any duty of confidentiality or prejudice any right of privilege.

12.7	Legal or Regulatory Constraints

Where any Law and Regulations require the consent of any third party (including any Regulatory Authority) to be obtained before any aspect of this Clause 12 can be operated in accordance with applicable Law and Regulations, the relevant party which requires to obtain any such consent before it can comply with its obligations under this Clause 12 in accordance with Law and Regulations shall use all reasonable endeavours to obtain such consent on a timely basis.

12.8	Tax Indemnity

The provisions of this Clause 12 shall not apply in respect of a claim under the Tax Indemnity or in respect of the Share Tax Warranties and instead the provisions of the Tax Indemnity shall apply.

13	Restrictions on the Transferors

13.1	Restrictions

Subject to Clauses 13.2 and 13.3, RBS and the Transferors shall procure that no member of the RBSG Group will in any Relevant Capacity during the Restricted Period:

13.1.1
carry on, be engaged in or be economically interested in: (i) any point of sale merchant acquiring business (including “card-not-present activities”) or related payment processing business in the Relevant Territory; (ii) the business of supplying electronic transaction and related payment processing (including e-commerce gateway) in the United States through automated teller machines at locations other than banks (or bank concessions within other premises); or (iii) any online payment acquiring and related payment processing business (including e-commerce gateway), in each case which is of the same or similar type to the business of the Group as now carried on and which is or is likely to be in competition with any part of the business of the Group as now carried on;

13.1.2
canvass or solicit the custom of any person, firm or company who has within 24 months prior to Closing been a customer of the Group Companies or the Businesses where such canvassing or soliciting is in relation to any business which would involve a breach of Clause 13.1.1; or

13.1.3
induce or seek to induce in the Relevant Territory any present Restricted Employee to become employed whether as employee, consultant or otherwise by any member of the RBSG Group, whether or not such Restricted Employee would thereby commit a breach of his contract of service, provided that this Clause 13.1.3 shall not, subject to any applicable restrictions set out in the relevant termination arrangements, apply after the termination of employment of any Restricted Employee, or to any Restricted Employee who independently approaches the Transferors or a member of the RBSG Group with a view to prospective employment without any prior inducement from either of the Transferors or a member of the RBSG Group. The placing in good faith and in a manner not intended to target a Restricted Employee of an advertisement of a post available to a member of the public generally, recruitment through the RBSG Group intranet or the recruitment of a person through an employment agency or head hunter shall not constitute a breach of this Clause 13 provided that no member of the RBSG Group encourages or advises such agency or head hunter to approach any Restricted Employee.

13.2	Exceptions

The restrictions in Clause 13.1 shall not operate to prohibit any member of the RBSG Group from:

13.2.1	fulfilling any obligation or exercising any right in respect of any Excluded Liability or any Excluded Asset;

13.2.2
carrying on or being engaged in or being economically interested in any business which is of the same or similar type to the business carried on by the Group after such time as the Purchaser ceases to carry on or be engaged in or economically interested in the business carried on by the Group;

13.2.3	holding or being interested in up to 7.5 per cent. of the outstanding issued share capital of a company listed on any stock exchange;

13.2.4	fulfilling any obligation pursuant to this Agreement and any Transaction Document;

13.2.5
acquiring the whole or part of any business or the shares in any company, provided that the principal purpose of the acquisition is not to acquire a business or company which competes with any Business or Group Company and that the gross income attributed to that part of the business or company which would otherwise cause a breach of Clause 13.1 is less than 20 per cent of the total gross income of the business or company (for the then most recent financial year) and which in any event does not exceed a total gross income of £125,000,000 attributed to that part of the business or company;

13.2.6
carrying on or being engaged in or being economically interested in any banking business, including internet banking (including linking internet banking to merchant websites), currency conversion, foreign exchange and automated teller machine businesses or any business arising out of or in connection with enforcement of rights under any agreement, including security, entered into in the course of any such business;

13.2.7	carrying on or being engaged in or being economically interested in any card issuing business;

13.2.8	carrying on or being engaged in the existing merchant acquiring business through RBS N.V. in France which is currently outsourced to The Credit Mutuel CIC Group;

13.2.9
carrying on or being engaged in or being economically interested in any business necessary to fulfil any requirement applicable to the RBSG Group as a result of Law and Regulations or the rules of any credit, debit or charge card scheme;

13.2.10	acting as sponsor (or the equivalent) to any person under the rules of any credit, debit or charge card scheme; and

13.2.11	performing any Contract excluded pursuant to paragraph 3 of Part 1 of Schedule 5 to this Agreement.

13.3	Reasonableness of Restrictions

RBS and the Transferors agree that the restrictions contained in this Clause are no greater than are reasonable and necessary for the protection of the interest of the Purchaser but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

13.4	Interpretation

The following terms shall have the following meanings respectively in this Clause 13:

13.4.1
“Relevant Capacity” means directly or indirectly for its own account or for that of any person, firm or company (other than the Purchaser) including through the medium of any company controlled by it or in conjunction with any other person;

13.4.2
“Relevant Territory” means each country in the European Union to the extent that the Group Companies and Businesses do business there as at the date of this Agreement, the United States, Canada, Japan, Australia, New Zealand, Hong Kong and Singapore;

13.4.3	“Restricted Employee” means employees employed by any Group Company and Relevant Employees whom (in each case) are of executive or senior managerial grade (or the equivalent local grade); and

13.4.4	“Restricted Period” means three years commencing on Closing.

13.5	Intellectual Property Restrictions

With effect from Closing, RBS and the Transferors shall not and shall procure that each member of the RBSG Group shall not (and shall not permit any person to):

13.5.1
use any trade mark, service mark or domain name, business, corporate or trading name falling within Group Intellectual Property for so long as such right remains in use by the Purchaser’s Group or the Business; or

13.5.2
renew or apply for registration of any trade mark, service mark or domain name consisting of “RBS WORLDPAY”, ‘WORLDPAY”, “RBSLYNK”, “RBSSTREAMLlNE”, “STREAMLINE” or “NATWESTSTREAMLINE” for so long as such rights remain in use by the Purchaser’s Group or the Business.

14	Insurance

14.1	No cover under RBSG Group Insurance Policies from Closing

The Purchaser acknowledges and agrees that following the Closing Date:

14.1.1
no Group Company nor the Purchaser in relation to any Business, will have or be entitled to the benefit of any RBSG Group Insurance Policy in respect of any event, act or omission that takes place after the Closing Date and it shall be the sole responsibility of the Purchaser to ensure that adequate insurances are put in place for the Group Companies and Businesses with effect from the Closing Date;

14.1.2
no Transferor nor any other member of the RBSG Group shall be required to maintain any RBSG Group Insurance Policy for the benefit of the Group, provided that it shall not cancel with retrospective effect any “occurrence based” RBSG Group Insurance Policy under which the Group continues to be insured; and

14.1.3
no Group Company nor the Purchaser in relation to any Business, shall make or shall be entitled to make or notify a claim under any “claims made” RBSG Group Insurance Policy in respect of any event, act or omission that occurred prior to the Closing Date.

14.2	Existing claims under RBSG Group Insurance Policies

The Transferors shall use all reasonable endeavours after the Closing Date to recover all monies due from insurers in respect of any insurance claim which has been made before the Closing Date by or on behalf of any Group Company or in relation to any Business under any RBSG Group Insurance Policy and shall, to the extent that the Losses in respect of which the claim is made are not reflected in the Closing Statement or have not been made good prior to Closing or to the extent that the Purchaser in relation to the Businesses or the Group Companies have not already been indemnified prior to Closing in respect of the Losses giving rise to the insurance claim, pay any monies received in respect of such claim (after taking into account any deductible or excess and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Transferors or any member of the RBSG Group in connection with such claim) to the Purchaser or, at the Purchaser’s written direction, the relevant Group Company as soon as practicable after receipt by the Transferors.

14.3	New claims under occurrence-based policies

14.3.1
With respect to any event, act or omission relating to any Group Company or any Business that occurred or existed prior to Closing that is covered by an “occurrence based” RBSG Group Insurance Policy, the Transferors shall, at the direction of the Purchaser or the relevant Group Company, make a claim under such insurance policy, provided that:

(i)	no Transferor shall be obliged to make any such claim if and to the extent that such claim is covered by an insurance policy held by a Relevant Purchaser or a member of the Relevant Purchasers’ Group;

(ii)
the claim is notified to the relevant Transferor within 30 Business Days of the Purchaser or the relevant Group Company becoming aware of the claim and in any event within three years after the Closing Date; and

(iii)	the Purchaser or relevant Group Company shall be liable for any deductible or excess payable in respect of the claim.

14.3.2
In the event the Purchaser or any relevant Group Company notifies a claim pursuant to Clause 14.3.1, the Transferors shall, at the Purchaser’s or relevant Group Company’s cost, make all necessary notifications and claims under the relevant RBSG Group Insurance Policy and the Purchaser or relevant Group Company shall be entitled to be paid any proceeds actually received under the RBSG Group Insurance Policy (less any deductible or excess actually paid by the Transferors or any other member of the RBSG Group and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Transferors or any other member of the RBSG Group) provided that:

(i)	no Transferor shall be required, pursuant to any requests made by the Purchaser or a relevant Group Company, to undertake or threaten litigation or incur any expenditure or liability without being put in funds by the Purchaser or the relevant Group Company prior to incurring any such expenditure or liability;

(ii)
neither the Purchaser nor any relevant Group Company shall be entitled to any proceeds received by the RBSG Group under any RBSG Group Insurance Policy except to the extent that such proceeds relate to a claim made pursuant to Clause 14.3.1 in respect of:

(a)	an event, act or omission connected with the carrying on of the business of a Group Company or a Business prior to Closing;

(b)	a loss for which the Purchaser or relevant Group Company has not already been reimbursed, indemnified or otherwise compensated for whether under this Agreement or otherwise;

(iii)
the Relevant Purchasers shall provide (and shall procure that any relevant Group Company also provides) all assistance, information and co-operation reasonably requested by the Transferors or any of their representatives (including the insurers, appointed claims handlers or any lawyers instructed in relation to such claim); and

(iv)	the Relevant Purchasers shall or shall procure that the relevant Group Company shall pay or bear any deductible or excess element of any such claim.

15	Confidentiality

15.1	Announcements

No announcement or circular in connection with the existence or the subject matter of any Transaction Document shall be made or issued by or on behalf of any member of the RBSG Group or the Purchaser’s Group without the prior written approval of RBS and the Purchaser (such approval not to be unreasonably withheld or delayed). This shall not affect any announcement or circular required by applicable law or any Regulatory Authority or the rules of any recognised stock exchange on which the shares of RBSG are listed (regardless of whether or not such rules have the force of law) but the party with an obligation to make an announcement or issue a circular shall consult with the other parties insofar as is permitted by law, Regulatory Authority or the applicable rules and as is reasonably practicable before complying with such an obligation and shall only announce such information as required by the relevant law, Regulatory Authority or rules.

15.2	Confidentiality

15.2.1	This Clause 15 shall be without prejudice to the Confidentiality Agreement, which Agreement shall remain binding and effective until Closing.

15.2.2	Subject to Clause 15.1 and Clause 15.2.3:

(i)
each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into or performing any Transaction Document which relates to:

(a)	the provisions of any Transaction Document; or

(b)	the negotiations relating to any Transaction Document;

(ii)
the Transferors shall, and shall procure that all members of the RBSG Group shall, treat as strictly confidential and not disclose or use for any purpose any information proprietary to the Group Companies or the Businesses following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of any member of the Relevant Purchasers’ Group of which any Transferor has become aware through the negotiations leading to this Agreement; and

(iii)
the Relevant Purchasers shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of any member of the RBSG Group including, prior to Closing, the Group Companies and Businesses to the extent that the Relevant Purchaser has become aware of such information through the negotiations leading to this Agreement.

15.2.3	Clause 15.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)
the disclosure or use is required by any person in the context of, and consistent with, the approval granted by the European Commission to the Commissioners of Her Majesty’s Treasury (“HM Treasury”) on 14 December 2009 in respect of certain state aid granted to the RBSG Group by HM Treasury;

(ii)	the disclosure is to HM Treasury, UK Financial Investment Limited or the FSA;

(iii)
the disclosure or use is required or made by a member of the RBSG Group in relation to its operation or ownership of any businesses not transferred hereunder subject always to Clause 13 of this Agreement and such disclosure is made subject to obligations of confidence;

(iv)
the disclosure or use is required by law, any Regulatory Authority or the rules of any recognised stock exchange on which the shares of RBSG or the Purchaser’s parent undertaking are listed (regardless of whether or not such rules have the force of law) or is required to be disclosed pursuant to the rules of any relevant stock exchange for the purpose of a public offering of shares or other securities In any member of the Purchaser’s Group;

(v)
the disclosure or use is required by any accounting standards in accordance with which the published accounts of any party are to be drawn up or the disclosure is made to a Taxation Authority in connection with the Tax affairs of the disclosing party or the disclosure is made to any relevant Regulatory Authority;

(vi)	the disclosure or use is required to vest the full benefit of any Transaction Document in any party;

(vii)	the disclosure or use is required for the purpose of any proceedings arising out of any Transaction Document;

(viii)
the disclosure is made to professional advisers or actual or potential financiers of any party on a need-to-know basis and on terms that the relevant party procures that such professional advisers or actual or potential financiers comply with the provisions of Clause 15.2.2 in respect of such information as if they were a party to this Agreement;

(ix)
the disclosure is made by the Purchaser to Advent International Corporation or Bain Capital Limited or any fund managed or advised by Advent International Corporation or Bain Capital Limited or an investor in any such fund or any person proposing to make any investment with any such fund or any persons proposing to invest in the share capital of or provide finance to the Purchaser or a member of the Purchaser’s Group or to acquire the Purchaser or a member of the Purchaser’s Group, provided any such disclosure is made subject to obligations of confidence;

(x)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement by the disclosing party); or

(xi)	the other party has given prior written approval to the disclosure or use,

provided that prior to disclosure or use of any information pursuant to Clause 15.2.3(i), (ii) or (iii), the party concerned shall, to the extent reasonably practicable and unless required not to do so by any relevant court or Regulatory Authority, promptly notify the other parties of such requirement with a view to providing the other parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

15.2.4	Nothing in Clauses 15.1 or 15.2 shall restrict:

(i)	the Purchaser or a member of the Purchaser’s Group from informing customers or suppliers of the acquisition of Business by the Purchaser after Closing; and

(Ii)
the issue at Closing of an announcement by the Transferors and the Purchaser in the terms agreed between the Transferors and the Purchaser (the “Closing Announcement”) or any subsequent announcement by any party using terms or any elements of them which are contained in the Closing Announcement.

15.2.6
Subject to receipt by the Transferors of any necessary third-party consent (which the Transferor shall use reasonable endeavours to obtain), the Transferors shall use reasonable endeavours to procure the assignment to the Purchaser of any benefit that any of the Transferors or any member of the RBSG Group has under the confidentiality undertakings given by any other potential purchaser of the Business (“Prospective Purchaser”) to the Transferors but only to the extent that such confidentiality undertakings relate to the Group. Within 15 Business Days of the date of this Agreement, the Transferors will send a letter in a form agreed with the Purchaser within 10 Business Days of the date of this Agreement to such Prospective Purchasers requesting that all such information be returned or requesting certification of its destruction in accordance with the terms of such confidentiality undertakings.

16	Other Provisions

16.1	Further Assurances

Each of the parties shall, at its own cost, from time to time execute, or to the extent within its power procure the execution of, such documents in a form reasonably satisfactory to the other party and perform, or to the extent within its power procure the performance of, such acts and things as any other party may reasonably require to give full effect to any Transaction Document and to secure to the other party the full benefit of the rights, powers and remedies conferred upon it in any Transaction Document.

16.2	Whole Agreement

16.2.1
The Transaction Documents contain the whole and only agreement between the parties relating to the subject matter of the Transaction Documents at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and the Transaction Documents supersede any previous written or oral agreement between the parties in relation to the matters dealt with in the Transaction Documents.

16.2.2
Each party acknowledges that in entering into the Transaction Documents to which it is a party, it is not relying upon any pre-contractual statement which is not expressly set out in the relevant Transaction Documents and in particular that except to the extent expressly set out in Clause 10 and Schedule 12 no representation or warranty is given in relation to the Information Memorandum, the Vendor Due Diligence Reports, the Disclosure Letter or the contents of the Data Room.

16.2.3
So far as is permitted by law and except in the case of fraud, each of the parties agrees and acknowledges that it shall have no right of action against any other party to any of the Transaction Documents arising out of or in connection with any pre-contractual statement except to the extent that it is expressly repeated in the relevant Transaction Document. No party shall have any right to terminate or rescind any Transaction Document except as expressly set out therein.

16.2.4
For the purposes of this Clause 16.2, “pre-contractual statement” means any draft, agreement, undertaking, representation (whether negligent or innocent), warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of any of the Transaction Documents made or given by any person at any time prior to the relevant Transaction Document becoming legally binding.

16.3	Reasonableness and Specific Performance

16.3.1	Each of the parties confirms that it has received independent legal advice relating to all the matters provided for in the Transaction Documents, including the terms of Clause 13 and Clause 16.2.

16.3.2
The parties agree that if the provisions of Clause 13 of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage might occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to seek the remedies of specific performance of the terms of this Agreement or injunctive relief, in addition to any other remedy at law or equity.

16.4	No Assignment

16.4.1
Except as otherwise expressly provided in this Agreement, no party may without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of, or its rights or benefits under, the whole or any part of this Agreement; and

16.4.2	Except as otherwise expressly provided in this Agreement:

(i)
a party may, without the consent of the other parties, assign to a subsidiary or subsidiary undertaking the benefit of the whole or any part of this Agreement provided that such assignment shall be expressed to have effect only for so long as the assignee remains a subsidiary or subsidiary undertaking of the party concerned; and

(ii)
a Relevant Purchaser may charge and/or assign the benefit of all or any of its rights under this Agreement (and/or any documents entered into pursuant to this Agreement) to any bank or financial institution or other persons or a security trustee on their behalf (each a “Chargee”) by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Relevant Purchaser in relation to the acquisition contemplated by this Agreement (and such Chargee may itself assign or transfer the benefit of all or any of the rights under this Agreement (and/or any documents entered into pursuant to this Agreement) to any third party on enforcement of such security), provided in each case that the Transferors and the Contribution Party shall be under no greater obligation or liability thereby than if such assignment, grant of security, holding on trust or other transfer of benefits or rights had never occurred and that the amount of loss or damage recoverable by the assignee, grantee or beneficiary shall be calculated as if that person had been originally named as the Purchaser in this Agreement (and, in particular, shall not exceed the sum which would, but for such assignment, grant of security, holding on trust or other transfer of benefits or rights, have been recoverable hereunder by the Relevant Purchaser in respect of the relevant fact, matter or circumstance).

16.6	Third Party Rights

16.6.1
Each of Clauses 9 and 10.1.5 and Schedule 6 (the “Third Party Rights Clauses”) confers a benefit on persons referred to in such Clauses who are not a party to this Agreement and, subject to the remaining provisions of this Clause 16.5, is intended to be enforceable by each such person by virtue of the Contracts (Rights of Third Parties) Act 1999.

16.6.2
The parties to this Agreement do not intend that any term of this Agreement, apart from the Third Party Rights Clauses, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

16.6.3	Notwithstanding Clause 16.5.1:

(i)	this Agreement may be varied in any way and at any time by the parties to this Agreement without the consent of any person who is not a party to this Agreement; and

(ii)
no person who is not a party to this Agreement may enforce, or take any step to enforce, any of the Third Party Rights Clauses without the prior written consent of the Purchaser, which may, if given, be given on and subject to such terms as the Purchaser may determine.

16.6	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties (except that RBS may sign a variation on behalf of the Transferors and the Contribution Party).

16.7	Method of Payment

Wherever in this Agreement provision is made for a payment to be made or procured, any such payments shall be effected by crediting for same day value the account or accounts in accordance with Law and Regulations notified by the relevant party to the relevant other party or parties reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected on or before the due date for payment.

16.8	Payments

16.8.1
All sums payable under this Agreement (other than any interest payable pursuant to Clauses 8.6 and 16.10) shall be paid free and clear of all deductions, with holdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or with holdings are required by law the party making the payment shall be obliged to pay to the other party such sum as will after such deduction or withholding has been made leave the other party with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

16.8.2
If any sum payable under this Agreement may be subject to Tax in the hands of the recipient then, to the extent that such Tax is required to be taken into account in calculating the amount of the sum which is payable, or such sum is required under the terms of this Agreement to be paid on an after-Tax basis, without prejudice to the payer’s obligation under this Agreement to make payment on an after-Tax basis, the parties shall work together in good faith and use all reasonable endeavours to procure that such payment is structured in a way which would not be subject to Tax.

16.8.3
To the extent that any asset listed in Section 980(2) of the Taxes Consolidation Act 1997 is to be transferred by Ulster Bank Ireland Limited pursuant to the terms of this Agreement, and, the amount or value of the consideration attributable to such asset (as determined pursuant to Schedule 8 of this Agreement) exceeds the sum of €500,000, the relevant Business Transferor shall, on or before Closing, obtain and provide the Purchaser with a certificate (a “Tax Clearance Certificate”), or copy of same, as referred to in Section 980(8) of the Taxes Consolidation Act 1997 as evidence that the Purchaser is not required, pursuant to Section 980(4) of the Taxes Consolidation Act 1997, to withhold any amount in respect of Irish Tax from the Consideration.

16.9	Costs

16.9.1
The Transferors and the Contribution Party shall bear all costs incurred by them in connection with the preparation, negotiation and execution of the Transaction Documents and the transfer of the Group.

16.9.2	The Relevant Purchasers shall bear all such costs incurred by them in connection with the preparation, negotiation and execution of the Transaction Documents and the transfer to it of the Group.

16.9.3	This Clause 16.9 is subject to Clauses 3.5 and 16.10.

16.10	Interest

If any party defaults in the payment when due of any sum payable under any Transaction Document (howsoever determined), the liability of that party shall be increased to include an amount equal to interest on such sum from and including the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of 1 per cent. above LlBOR from time to time, accruing from day to day calculated on the basis of the actual number of days elapsed and a year of 360 days.

16.11	Tax groupings

16.11.1
The relevant Share Seller shall procure that (if one has not already been made) an application shall be made to the relevant Taxation Authority except to the extent that local Taxation law does not provide for any such application to be made (or where appropriate, such other steps are taken) for the exclusion of each Group Company from any Retained Seller VAT Group or any other group or fiscal unity for tax purposes of which such Group Company is a member (including, but not limited to, the Dutch CIT Fiscal Unity, the Dutch VAT Fiscal Unity and the UK VAT Group) on or prior to Closing and for such exclusion to take effect (if possible) on Closing (or if not possible, as soon as reasonably practicable thereafter).

16.11.2
Pending the taking effect of any application pursuant to Clause 16.11.1 and for so long thereafter as may be necessary, each of the Share Sellers and the Purchaser shall procure that such information is provided to the other as may be required to enable the continuing representative member of a Retained Seller VAT Group to make all the returns required of it in respect of the relevant group for VAT purposes.

16.12	Transaction Taxes and Duties

The Purchaser shall bear the cost of all stamp duty, SDRT, SDLT, any notarial fees and all registration, and transfer taxes, fees and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of any transfer to the Relevant Purchaser under this Agreement (for the avoidance of doubt, excluding any such fees, taxes or duties which arise as a result of any previous relief, claimed, granted or obtained pursuant to a transfer between members of the RBSG Group or associated persons). The

Purchaser shall be responsible for arranging the payment of such stamp duty, SDRT, SDLT, notarial fees and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such taxes and duties. The Purchaser shall indemnify the Transferors or any other member of the RBSG Group (on an after-Tax basis) against any Losses suffered by any Transferor or member of the RBSG Group as a result of the Purchaser failing to comply with its obligations under this Clause 16.12.

16.13	VAT

16.13.1
Where under the terms of this Agreement one party is liable to indemnify and keep indemnified or reimburse another party in respect of any costs, charges or expenses, the payment shall not include an amount equal to any VAT thereon which is recoverable by the other party, and that party shall use reasonable endeavours to recover such amount of VAT as may be practicable.

16.13.2
Subject to Schedule 9, if any payment under this Agreement constitutes the. consideration for a taxable supply for VAT purposes, then in addition to that payment the payer shall pay any VAT due in the currency in which the VAT in question must be accounted for to the relevant Taxation Authority on production of a valid VAT invoice (or equivalent if any).

16.14	Notices

16.14.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

16.14.2
A Notice to RBS, any Transferor or the Contribution Party shall be sent to such party at the following address, or such other person or address as RBS, the Transferors or the Contribution Party may notify to the Purchaser from time to time:

Address:	The Royal Bank of Scotland Group pic House G RBS Gogarburn Edinburgh EH12 1HQ

Fax No.:	***

Attention:	Group General Counsel

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

16.14.3
A Notice to the Purchaser shall be sent to such party at the following address, or such other person or address as the Purchaser may notify to the Transferors and the Contribution Party from time to time:

Address:	Advent International plc 111 Buckingham Palace Road London SW1W 0SR

Fax:	***

Marked for the attention of:	***

and to:	Bain Capital Limited

Address:	Devonshire House Mayfair Place London W1J 8AY

Fax:	***

Marked for the attention of:	***

and a copy to:	Weil, Gotshal & Manges

Address:	One South Place London EC2M 2WG

Fax:	***

Marked for the attention of:	***

16.14.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand, registered post or courier; or

(ii)	at the time of transmission in legible form, if delivered by fax.

16.15	Invalidity

16.15.1	If any provIsion in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under the law of any jurisdiction:

(i)	the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

and enforceable and gives effect to the commercial intention of the parties; and

(ii)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement shall not be affected or impaired,

provided that the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

16.15.2
To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 16.15.1(i), then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 16.15.1(i), not be affected.

16.16	Remedies and Waivers

16.16.1
No delay or omission by any party to this Agreement or any other Transaction Document in exercising any right, power or remedy provided by law or under this Agreement or any such Transaction Document shall:

(i)	affect such right, power or remedy; or

(ii)	operate as a waiver of it.

16.16.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement or any other Transaction Document shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

16.16.3	The rights, powers and remedies provided in this Agreement and the other Transaction Documents are cumulative and not exclusive of any rights, powers and remedies provided by law.

16.17	Relevant Purchasers

The Transferors and the Contribution Party shall be under no greater obligation or liability as a result of the nomination of any member of the Purchasers Group as purchaser of any Company, Sale Business or Contribution Business than if such Relevant Purchaser had not been so nominated and that the amount of loss or damage recoverable by such Relevant Purchaser shall be calculated as if that person had been originally named as the Purchaser in this Agreement (and in particular, shall not exceed the sum which would, but for the nomination, have been recoverable by the Purchaser in respect of the relevant fact, matter or circumstance).

16.18	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart but this Agreement shall not be effective until each party has executed at least one counterpart. Delivery of a counterpart to this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

16.19	Governing Law and Submission to Jurisdiction

16.19.1
This Agreement and the other Transaction Documents, save as expressly provided otherwise therein, and any non-contractual obligations arising out of or in connection with the Agreement and such Transaction Documents, shall be governed by and construed in accordance with English law.

16.19.2
Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, which may arise out of or in connection with this Agreement and the other Transaction Documents (save as expressly provided otherwise therein) and that accordingly any proceedings arising out of or in connection with this Agreement and/or such Transaction Documents shall be brought only in such courts. Each of the parties irrevocably submits and agrees to submit to the jurisdiction of such courts and waives (and agrees not to raise) any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum or on any other ground.

In witness whereof this Agreement has been duly executed.

The Sellers

SIGNED by on behalf of The Royal Bank of Scotland plc:	}	/s/ Jennifer Hill

SIGNED by Ronald Ohsberg on behalf of Citizens Financial Group, Inc.:	}	/s/ Ronald S. Ohsberg

SIGNED by on behalf of RBS Netherlands Holdings B.V.:	}	/s/ Jennifer Hill

SIGNED by on behalf of Ulster Bank Limited:	}	/s/ Jennifer Hill

SIGNED by on behalf of Ulster Bank Ireland Limited:	}	/s/ Jennifer Hill

NatWest
SIGNED by on behalf of National Westminster Bank plc:	}	/s/ Jennifer Hill

The Purchaser

SIGNED by on behalf of SHIP BIDCO LIMITED:	}	/s/ Robin Marshall /s/ Marco Compagnoni
(under a power of attorney dated 4 August 2010)

Schedule 1
Part 1
Details of the Share Sellers, Shares etc.
(Clause 1.1)

(1) Name of Share Seller	(2) Name of Company	(3) Shares
The Royal Bank of Scotland plc 36 St Andrew Square Edinburgh EH2 2YB	WorldPay Limited (incorporated in Jersey)	1,750,000 “A” ordinary shares 451,800 “B” ordinary shares 56,500 “C” ordinary shares 29,300 “D” ordinary shares 373,700 “F” ordinary shares

The Royal Bank of Scotland plc 36 St Andrew Square Edinburgh EH2 2YB	RBS WorldPay Canada Corporation	800,000 voting class A participating common shares

The Royal Bank of Scotland plc 36 St Andrew Square Edinburgh EH2 2YB	Payment Trust Ltd	1,008,336 ordinary shares

Citizens Financial Group, Inc. c/o Corporation Service Company 2711 Centerville Road Suite 400, Wilmington Delaware USA 19808	RBS WorldPay, Inc.	1,000 shares of Common Stock, par value $0.0000224 per share

RBS Netherlands Holdings B.V. Regulierenring 10, 3981LB Bunnick The Netherlands	Bibit B.V.	1,503,434 ordinary shares of €0.25 per share

Schedule 1
Part 2
Details of the Business Transferors, Businesses etc.
(Clause 1.1)

(1) Name of Business Transferor	(2) Brief Description of Sale Business
The Royal Bank of Scotland plc 36 St Andrew Square Edinburgh EH2 2YB	The Business, to the extent carried on by the Royal Bank of Scotland plc

Ulster Bank Limited 11-16 Donegall Square East Belfast BT1 5UB	The Business, to the extent carried on in Ireland and Northern Ireland by Ulster Bank Limited

Ulster Bank Ireland Limited Ulster Bank Group Centre George’s Quay Dublin 2	The Business, to the extent carried on in Ireland and Northern Ireland by Ulster Bank Ireland Limited

Name of Business Transferor	Brief Description of Contribution Business
National Westminster Bank plc 135 Bishopsgate, London EC2N 3EU	The Business, to the extent carried on by National Westminster Bank plc

Schedule 2
Companies and Subsidiaries
(Clause 1.1)

1	Particulars of the Companies

	Name of Company:	WorldPay Limited (incorporated In Jersey)

	Registered Number:	69490
	Registered Office:	Royal Bank House 71 Bath Street St. Holier Jersey JE4 U8PJ
	Principal place of business:	World Pay Centre The Science Park Units 270-289 Milton Road Cambridge CB4 0WE
	Date and place of incorporation:	18 August 1997, Jersey
Issued share capital:
1,750,000 “A” ordinary shares of £0.01 each
451,800 “B” ordinary shares of £0.01 each
56,500 “C” ordinary shares of £0.01 each
29,300 “D” ordinary shares of £0.01 each
373,700 “F” ordinary shares of £0.01 each

Authorised share capital:
1,933,008 “A” ordinary shares of £0.01 each
451,800 “B” ordinary shares of £0.01 each
56,500 “C” ordinary shares of £0.01 each
29,300 “D” ordinary shares of £0.01 each
373,700 “F” ordinary shares of £0.01 each

	Shareholders and shares held:	The Royal Bank of Scotland plc (sole shareholder)

Name of Company:	RBS WorldPay Canada Corporation

Registered Number:	363124-9
Registered Office:	9800 Cavendish Boulevard, Suite 510, Ville Saint-Laurent, Quebec, HVM 2V9, Canada
Date and place of incorporation:	21 June 1999, Canada under the Canada Business Corporations Act
Issued share capital:	800,000 voting class A participating common shares
Authorised share capital:
Unlimited number of voting class A participating common shares

Unlimited number of non-voting class B participating common shares

Unlimited number of voting class A non-participating preferred shares

Unlimited number of non-voting class B non-participating preferred shares

Unlimited number of voting class C non-participating preferred shares

Unlimited number of non-voting class D non-participating preferred shares

Shareholders and shares held:	The Royal Bank of Scotland plc (sole shareholder)

Name of Company:	Payment Trust Ltd

Company Number:	03447368

Registered Office:	Benwell House, Green street, Sunbury on Thames, Middlesex TW16 7QS

Date and place of incorporation:	9 October 1997, England and Wales

Issued share capital:	1,008,336 ordinary shares of £1 each

Authorised share capital:	1,008,336 ordinary shares of £1 each

Shareholders and shares held:	The Royal Bank of Scotland plc (sole shareholder)

Name of Company:	RBS WorldPay. Inc.

Entity Control Number:	K019653

Registered Office:	600 Morgan Falls Road, Suite 260, Atlanta, GA 30350 USA

Date and place of incorporation:	22 October 1990, Georgia, USA

Issued share capital:	1,000 shares of Common Stock, par value $0.0000224 per share

Authorised share capital:
•  20,000,000 shares of Common Stock, par value $0.0000224 per share;

•  1,100,000 shares of Series A Preferred Stock, par value $0.01 per share;

•  280,000 shares of Series B Preferred Stock, par value $0.01 per share;

•  1,200,000 shares of Series C Preferred Stock, par value $0.01 per share;

•  1,363,635 shares of Series D Preferred Stock, par value $0.01 per share;

•  120,000 shares of Series E Preferred Stock, par value $0.01 per share; and

• 1,904,761 shares of Series F Preferred Stock, par value $0.01 per share.

	Shareholders and shares held:	Citizens Financial Group, Inc. (sole shareholder)

	Name of Company:	Bibil B.V.

	Trade Register Number:	30150865

	Statutory Seat	Bunnik, Netherlands

	Address:	Regulierenring 10 3981 LB Bunnik Netherlands

	Date and place of incorporation:	16 July 1998, Netherlands

	Issued share capital:	1,503,434 shares of €0.25

	Authorised share capital:	7,500,000 shares of €0.25

	Shareholders and shares held:	RBS Netherlands Holdings B.V. (sole shareholder)

2	Particulars of the Subsidiaries

	Name of Subsidiary:	Bibit France SARL

	Registered Number:	431 689 405 R.C.S. PARIS

	Registered/Principal Office:	94 Boulevard Haussman, 75008 Paris

	Date and place of incorporation (constitution, depot de I’acte constitutif):	1 June 2000, Nanterre, France

	Issued share capital:	500 ordinary shares of €15.00 per share

Authorised share capital:	500 ordinary shares of €15.00 per share

Shareholders and shares held:	Bibit B.V.: 490 shares PayPlus B.V.: 10 shares

Name of Subsidiary:	Bibit Spain, S.L.U.

N.I.F Number:	B-84003045

Registered/Principal Office:	Calle Jorge Juan, 30, 6°, 28001 Madrid, Spain

Date and place of incorporation:	18 May 2004, Madrid, Spain

Issued share capital:	3,006 ordinary quotas numbered 1 to 3,006, both inclusive, with a face value of EUR 1.00 each

Authorised share capital:	3,006

Shareholders and shares held:	Bibit B.V.: (sole shareholder)

Name of Subsidiary:	Bibit Payments KK

Registered Number:	0108-01-013919

Registered Office:	1-5-11 Sanoh Ohta-ku Tokyo

Date and place of incorporation:	15 July 2003, Tokyo, Japan

Issued share capital:	200 ordinary shares of ¥500 per share

Authorised share capital:	200 ordinary shares of ¥500 per share

Shareholders and shares held:	Bibit B.V.: (sole shareholder)

Name of Subsidiary:	Bibit Secure Internal Payments Inc.

File Number	3121496

Registered Office:	16 Lyndon Ave, Suite 200 Los Gatos, CA 95033 USA

Date and place of incorporation:	4 November 1999, Delaware, USA

Issued share capital:	1,000 shares of Common Stock, par value $0.01 per share

Authorised share capital:	1,000 shares of Common Stock, par value $0.01 per share

Shareholders and shares held:	Bibit B.V.: (sole shareholder)

Name of Subsidiary:	Payplus B.V.

Trade Register Number:	30178425

Statutory Seat:	Bunnik, Netherlands

Principal Office:	Regulierenring 10 3981 LB Bunnik Netherlands

Date and place of incorporation:	21 January 2002, Bunnik, NL

Issued share capital:	72,800 ordinary shares of €0.25 per share

Authorised share capital:	291,200 ordinary shares of €0.25 per share

Shareholders and shares held:	Bibit B.V.: (sole shareholder)

Name of Subsidiary:	Bibit Internet Payments Ltd

Registered Number:	04033478

Registered Office:	Benwell House Green Street Sunbury on Thames Surrey 1W16 6QT United Kingdom

Date and place of incorporation:	13 July 2000, England and Wales

Issued share capital:	1,000 ordinary shares of £1 per share

Authorised share capital:	1,000 ordinary shares of £1 per share

Shareholders and shares held:	Bibit B.V.: (sale shareholder)

Name of Subsidiary:	WorldPay Limited

Company Number:	03424752

Registered Office:	Level 8 Premier Place Devonshire Square London EC2M 4BA

Date and place of incorporation:	26 August 1997, England and Wales

Issued share capital:	50,000 ordinary shares of £1 each

Authorised share capital:	1,000,000 ordinary shares of £1 each

Shareholders and shares held:	WorldPay Limited (Jersey) (sole shareholder)

Name of Subsidiary:	WorldPay, Inc.

Entity Number:	C19518-1997

Registered Office:	3773 Howard Hughes Parkway. Suite 290N Las Vegas, NV 89109 USA

Date and place of incorporation:	12 September 1997, Nevada, USA

Issued share capital:	220,000,000 ordinary shares of $0.01 each

Authorised share capital:	220,000,000 shares of Common Stock, par value $0.01 per share

Shareholders and shares held:	WorldPay Limited (Jersey) (sole shareholder)

Name of Subsidiary:	WorldPay Pte Ltd

Registered Number:	200004298N

Registered Office:	80 Raffles Place 16-20, UOB Plaza 2 Singapore 048624

Principal Office:	50 Raffles Place #08-01 Singapore Land Tower Singapore 048624

Date and place of incorporation:	17 May 2000, Singapore

Issued share capital:	3,950,000 ordinary shares of S$1 each

Authorised share capital:	20,000,000 ordinary shares of S$1 each

Shareholders and shares held:	Territorial Cash Limited: (1 share) Reserve Cash Limited: (1 share) WorldPay Limited: (3,949,998 shares)

Schedule 3
The Properties
(Clauses 1.1 and 2.4)
Part 1
(Companies’ Properties)
(Clause 1.1)

Part A
Company Owned Properties – Freehold

1	GROUP COMPANY:	RBS WorldPay, Inc.

Property

	Description:	Car park adjacent to 600 Morgan Falls Road, Atlanta, GA30350 USA

	Date and parties to Lease:	Not applicable

	Title Number (if registered):	Not applicable

	Letting Documents:	None

Part B

Company Leasehold Properties

1	GROUP COMPANY:	WorldPay Limited

Property

	Description:	270-289 Milton Road Cambridge

	Date and parties to Lease:	31 January 2001 made between Dencora Securities Limited and WorldPay Limited

	Title Number (if registered):	Not applicable

	Letting Documents:	1.	Underlease dated 30 March 1989 of Unit 8 made between Dencora Properties Limited and Hydro Fertilisers Limited

		2.	Underlease dated 28 May 2008 of Part Second Floor made between WorldPay Limited and Secretary of State for Communities and Local Government

2	GROUP COMPANY:	RBS WorldPay, Inc.

Property

	Description:	3800 Camp Creek Parkway, Suite 100, Building 1200, Allanta, GA 30331

	Date and parties to Lease:	13 May 2005 between Duke Realty Limited Partnership (1) and RBS Lynk Incorporated (2)

	Title Number (if registered):	Not applicable

	Letting Documents:	None

3	GROUP COMPANY:	RBS WorldPay, Inc.

Property

	Description:	33 Boston Post Road, Suite 27, Marlborough, MA01752 USA

	Date and parties to Licence:	31 July 2009 between New Boston Postman Limited Partnership (1) and RBS WorldPay, Inc. (2) as renewed by letter dated 1 March 2010

	Title Number (if registered):	Not applicable

	Letting Documents:	None

4	GROUP COMPANY:	Unknown

Property

	Description:	16 Lyndon Avenue, Suite 200, Los Gatos, CA 95030 USA

	Date and parties to Lease:	11 February 2002 between One Six, Inc (1) and Bibit Internet Payments Inc. (2)

	Title Number (if registered):	Not applicable

	Letting Documents:	None

5	GROUP COMPANY:	RBS WorldPay Canada Corporation

Property

	Description:	Suite 510, 9800 Cavendish Boulevard Montreal Quebec

	Date and parties to Lease:	1 July 2007 between RRSL Portfolio Inc and RRSL Portfolio LP Inc (1) and Payment Trust Canada Limited (2)

	Title Number (if registered):	Not applicable

	Letting Documents:	None

6	GROUP COMPANY:	Bibit B.V.

Property

	Description:	Regulierenring 10 3981 LB Bunnik Netherlands

Date and parties to Lease:
1 October 2003 between Hooge Huys Kantoren I. BV (1) and Bibit B.V. (2) and Allonge Nr. 1 dated 14 January 2008 between REAAL Kantoren I BV (1) and Bibit B.V. (2) and Allonge Nr. 2 dated 31 August 2009 between REAAL Kantoren I B.V. (1) and Bibit B.V. (2)

	Title Number (if registered):	Not applicable

	Letting Documents:	None

Schedule 3
The Properties
Part 2
Business Assignment Properties
(Clause 1.1)

1	BUSINESS TRANSFEROR: National Westminster Bank plc

A.	Property

Victory House Fifth Avenue Gateshead

Title Number (if registered): TY251967

B.	Documents

None

C.	Lease Documents

Lease dated 18 January 1991 made between The English Industrial Estate Corporation and National Westminster Bank Pic

D.	Letting Documents

None

Schedule 3
The Properties
Part 3
Business Underletting Properties
(Clause 1.1)

1	BUSINESS TRANSFEROR: National Westminster Bank plc

A.	Property

Part of the First Floor Central House Harrogate (being approximately 672.62 sq. metres)

Title Number (if registered): NYK13084

B.	Documents

None

C.	Lease Documents

Lease dated 1 February 1993 made between National Power and National Westminster Bank Pic

D.	Letting Documents

None

2	BUSINESS TRANSFEROR: National Westminster Bank plc

A.	Property

55 Mansell Street London

Title Number (if registered): EGL451114, EGL517604 (Reversionary Lease)

B.	Documents

None

C.	Lease Documents

Lease dated 30 October 1989 made between Roy Developments Limited and National Westminster Bank plc

Reversionary Lease dated 16 January 2007 made between Frostorne Limited and National Westminster Bank plc

D.	Letting Documents

i) Substation lease dated 30 November 1989 to EDF

ii) Lease of part lower ground floor dated 25 September 2009 made between National Westminster Bank plc and Electronic Data Systems Limited]

3	BUSINESS TRANSFEROR: Citizens Financial Group, Inc.

A.	Property

600 Morgan Falls Road, Atlanta, GA 30350, USA

Title Number (if registered): Not applicable

B.	Documents

None

C.	Lease Documents

Lease dated 4 June 2009 made between Rubicon Park 1 LLC (1) and RBS Worldpay, Inc. (2)

D.	Letting Documents

None

Schedule 3
The Properties
Part 4
Business Licence Properties
(Clause 1.1)

1.	94 Boulevard Haussman, Paris, France

2.	Blocks C & D, George’s Quay, Dublin

3.	11-16 Donegall Square, East Belfast

4.	8th Floor, 50 Raffles Place, Land Tower, Singapore

5.	29 Calle Jose Ortega y Gassett, Madrid, Spain

6.	Block H, Sunbury on Thames International Business Centre, London

7.	1 Strandvagen, Stockholm, Sweden

8.	16/18/24 Lerchenstrasse, Zurich, Switzerland

9.	Drummond House, Redheughs Avenue, Edinburgh, Midlothian EH12 9JN

Schedule 3
The Properties
Part 5
Terms relating to the Companies’ Properties
(Clause 2.4)

1	General Provisions relating to the Companies’ Properties

1.1	Interpretation

The following further definitions apply in this Part 5 of Schedule 3:

“Company Landlord” means the person entitled to the reversion immediately expectant on the termination of the term granted by any of the Company Leases;

“Company Leasehold Properties” means the leasehold properties which any of the Companies lease, license, occupy, use or enjoy as identified in Part B of Part 1 of this Schedule 3;

“Company Leases” means the leases or licence documents or tenancy agreements under which the relevant Company Leasehold Properties are held by the Companies, including all documents supplemental to them, and “Company Lease” shall mean any one of them;

“Company Letting Documents” means all tenancies, licences and rights of occupation affecting each of the Company Leasehold Properties and Company Owned Properties;

“Company Owned Properties” means the freehold or owned properties as identified in Part A of Part 1 of this Schedule 3 together with all buildings, structures, fixed plant, fixed machinery and fixed equipment thereon;

“Companies’ Properties” means the Company Owned Properties and the Company Leasehold Properties; and

“Company Third Party Consents” means, in connection with the Companies’ Properties, all consents, licences, approvals, permits, authorisations or waivers required from any Company Landlords, superior landlord and/or other third party, including, but not limited, to any consents, licences, approvals, permits, authorisations or waivers required by any legislation or regulation or by any statutory, governmental, state, provincial or municipal bodies or authorities which are required under the Company Leases, Company Letting Documents or otherwise in relation to any change of control, shareholders or directors of the Companies.

1.2
The parties acknowledge and agree that any information or representation (whether oral or otherwise) provided by the Share Sellers and/or its agents in relation to the Companies’ Properties is given for reference only.

1.3
In case of conflict between the general provisions contained in paragraph 1 of this Part 5 of Schedule 3 and the special provisions contained in paragraph 2 of this Part 5 of Schedule 3, the special provisions shall prevail.

1.4	Company Third Party Consents

1.4.1	If any Company Third Party Consents are required:

(i)
(at the cost and expense of the Purchaser) the Share Sellers assisted by the Purchaser shall use all reasonable endeavours to obtain the Company Third Party Consents as soon as reasonably practicable and shall at all times keep each other informed of progress in obtaining such Company Third Party Consents; and

(ii)	the Relevant Purchaser shall:

(a)	supply such information and references as may be required by a Company Landlord, any superior landlord or other relevant third party;

(b)
be responsible for and undertake to pay, or procure the giving of undertakings to pay, all costs, charges and expenses of any Company Landlord, any superior landlord or other relevant person (including (without limitation) any Tax or disbursements but excluding any Tax on the actual net income, profit or gains of the Company Landlord, any superior landlord or any other relevant person) in connection with any application for Company Third Party Consents, whether or not such Company Third Party Consents are given and all payments shall be payable to the relevant Share Seller not less than 10 Business Days after the relevant Share Seller gives the Purchaser notice to that effect; and

(c)
enter into such covenants for the payment of the rent under the Company Lease and for the observance and performance of the covenants and conditions contained in the Company Lease or otherwise affecting the Company Owned Properties and Company Leasehold Properties as may be required by the Company Landlord, any superior landlord or other relevant person.

1.4.2	Each party shall give written notice to the other party as soon as reasonably practicable after obtaining any Company Third Party Consents which shall be accompanied by a copy of such consent.

1.4.3
The Share Sellers shall not be obliged to provide or procure the giving of any guarantees or security or incur any other financial liability in connection with the obtaining of the Company Third Party Consents.

1.4.4
In the event that the relevant Company Third Party Consents are not obtained for any reason whatsoever, the Purchaser shall indemnify and keep indemnified the Share Sellers (on an after-Tax basis) against:

(i)	all Losses arising out of or in connection with such Company Third Party Consents; and

(ii)
any Losses which the Share Sellers may suffer by reason of the Share Sellers taking any reasonable action to avoid, resist or defend against any liability referred to in paragraph 1.4.4(i) of this Part 5 of Schedule 3.

2	Special Provisions relating to Companies’ Properties and Miscellaneous Provisions

2.1	The following further definitions apply in this paragraph 2 of Part 5 of Schedule 3:

“Gerrards Cross Lease” means the lease of Aston House, Oak End Way, Gerrards Cross dated 13 November 2009 between Essex County Council (1) and Payment Trust Limited (2);

“Hive Out Leases” means the Islandia Pavilion Lease and the Sanctuary Park Lease;

“Islandia Pavilion Lease” means the lease of Suite 200, Second Floor, The Islandia Pavilion Building, 1377 Long Island Motor Parkway, Suffolk County, New York, USA dated 25 January 2007 between Islandia Pavilion LLC (1) and RBS Lynk Incorporated (2);

“Los Gatos Lease” means the lease of 16 Lyndon Avenue, Suite 104, 200 and 201B to be entered into by RBS WorldPay Inc with One Six, Inc. in the form of the agreed draft between the parties as at the date of this Agreement (with any changes agreed by the parties both acting reasonably);

“Morgan Falls Lease” means the lease of 600 Morgan Falls Road, Atlanta, GA 30350 USA dated 4 June 2009 between Rubicon Park 1 LLC (1) and RBS Worldpay, Inc. (2);

“Sanctuary Park Lease” means the lease of Suite 100, 200 and 300, Lots 640 and 641, Sanctuary Park, Alpharetta, Georgia, USA dated 29 August 2007 between Sanctuary Park Realty Holding Company (1) and RBS Lynk Incorporated (2).

United States of America

2.2	In relation to the Morgan Falls Lease, the Share Sellers shall procure that RBS Worldpay, Inc. uses all reasonable endeavours before Closing and in accordance with the terms of the Morgan Falls Lease:

2.2.1
to exercise the tenant’s break right contained in the Morgan Falls Lease and to satisfy the conditions in the Morgan Falls Lease relating to the exercise thereof (subject to approval of the contents of the break notice by the Purchaser, not to be unreasonably withheld or delayed) such that the Morgan Falls Lease will terminate on 31 August 2016 and the Purchaser shall within 30 Business Days of the exercise of the tenant’s break right in accordance with this clause 2.2.1 refund to the Share Sellers the amount of premium required from RBS WorldPay Inc. by the Company Landlord for the exercise of such break right in accordance with the terms of the Morgan Falls Lease;

2.2.2	after exercising the tenant’s break right as referred to in paragraph 2.2.1 above, to assign its interest in the Morgan Falls Lease to Citizens Financial Group, Inc; and

2.2.3
where it retains the right to do so, or where as the case may be Citizens Financial Group, Inc. obtains the right to do so, to draw down on the unused portion of the tenant improvement allowance at the request of the Purchaser only and in such proportion or proportions as stipulated by the Purchaser.

2.3	in the event that the Morgan Falls Lease has not been so assigned by Closing (for whatever reason):

(iv)
the Relevant Purchaser shall procure that RBS Worldpay, Inc. uses all reasonable endeavours(at the cost of the Share Sellers) to validly assign the Morgan Falls Lease to Citizens Financial Group, Inc. or such other third party as the Share Sellers may reasonably require;

(v)
any income receivable or rent and other outgoings taxes or charges payable in respect of the premises demised by the Morgan Falls Lease from Closing shall be for the account of the Share Sellers pending the completion of the assignment referred to in paragraph 2.24(i); and

(vi)	the Share Sellers shall indemnify and keep indemnified the Purchaser (on an after Tax basis) against:

(a)	any Losses arising out of or in connection with this paragraph 2.3 of this Part 5 of Schedule 3; and

(b)
all Losses which the Purchaser may suffer by reason of the Purchaser taking any reasonable action to avoid, resist or defend against any liability referred to in paragraph 2.2.4(iii)(a} of this Part 5 of Schedule 3.

2.4	In respect of the Hive Out Leases:

2.4.1
the Share Sellers shall procure that RBS Worldpay, Inc. uses all reasonable endeavours to validly assign its interest in the Hive Out Leases to Citizens Financial Group, Inc. or another third party by Closing;

2.4.2	in the event that any of the Hive Out Leases have not been so assigned by Closing:

(i)
the Relevant Purchaser shall procure that RBS Worldpay, Inc. uses all reasonable endeavours (at the cost of the Share Sellers) to validly assign the Hive Out Leases to Citizens Financial Group, Inc. or such other third party as the Share Sellers may reasonably require;

(ii)
any income receivable or rent and other outgoings taxes or charges payable in respect of the premises demised by the Hive Out Leases from Closing shall be for the account of the Share Sellers pending the completion of the assignments referred to in paragraph 2.3.2(i);

(iii)
the Relevant Purchaser shall procure that RBS WorldPay, Inc. permits the Share Sellers (and those authorised by them) to occupy the premises demised by the Hive Out Leases as licensee at the risk of the Share Sellers pending completion of the assignments referred to in paragraph 2.3.2(i); and

(iv)	the Share Sellers shall indemnify and keep indemnified the Purchaser (on an after-Tax basis) against:

(a)	all Losses arising out of or in connection with this paragraph 2.4.2 of this Part 5 of Schedule 3; and

(b)
all Losses which the Purchaser may suffer by reason of the Purchaser taking any reasonable action to avoid, resist or defend against any liability referred to in paragraph 2.3.2(iv)(a) of this Part 5 of Schedule 3.

2.5	In relation to the property known as 16, Lyndon Avenue, Suite 200, Los Gatos, CA 95030 USA:

2.5.1	the Share Sellers shall procure that RBS WorldPay Inc. uses all reasonable endeavours (at the cost of the Share Sellers) before Closing to enter into the Los Gatos Lease which shall replace the existing lease of such property dated 11 February 2002 between One Six, Inc (1) and Bibit Internet Payments Inc. (2);

2.5.2	in the event that the Lease has not been entered into by Closing:

(i)	the Relevant Purchaser shall procure that RBS Worldpay, Inc. uses all reasonable endeavours (at the cost of the Share Sellers) to enter into the Los Gatos Lease;

(ii)
the Share Sellers shall indemnify and keep indemnified the Purchaser (on an after-Tax basis), until such time as the Los Gatos Lease is entered into or suitable alternative premises are found for the Purchaser (to be approved by the Purchaser acting reasonably), against:

(a)	all Losses arising out of or in connection with this paragraph 2.5.2 of this Part 5 of Schedule 3; and

(b)
all Losses which the Purchaser may suffer by reason of the Purchaser taking any reasonable action to avoid, resist or defend against any liability referred to in paragraph 2.5.2(ii)(a) of this Part 5 of Schedule 3.

England

2.6	In respect of the Gerrards Cross Lease:

2.6.1	the Share Sellers shall procure that Payment Trust Limited uses all reasonable endeavours to validly assign its interest in the Gerrards Cross Lease to RBS or another third party by Closing;

2.6.2	in the event that the Gerrards Cross Lease has not been so assigned by Closing:

(i)
the Relevant Purchaser shall procure that Payment Trust Limited uses all reasonable endeavours (at the cost of the Share Sellers) to validly assign the Gerrards Cross Lease to Payment Trust Limited or such other third party as the Share Sellers may reasonably require;

(ii)
any income receivable or rent and other outgoings taxes or charges payable in respect of the premises demised by the Gerrards Cross Lease from Closing shall be for the account of the Share Sellers pending the completion of the assignment referred to in paragraph 2.4.2(i);

(iii)
the Relevant Purchaser shall procure that Payment Trust Limited permits the Share Sellers (and those authorised by them) to occupy the premises demised by the Gerrards Cross Lease as licensee at the risk of the Share Sellers pending completion of the assignment referred to in paragraph 2.4.2(i); and

(iv)	the Share Sellers shall indemnify and keep indemnified the Relevant Purchaser (on an after-Tax basis) against:

(a)	all Losses arising out of or in connection with this paragraph 2.4.2 of this Part 5 of Schedule 3; and

(b)
all Losses which the Relevant Purchaser may suffer by reason of the Relevant Purchaser taking any reasonable action to avoid, resist or defend against any liability referred to in paragraph 2.4.2(iv)(a) of this Part 5 of Schedule 3.

2.6.3
in any event it is acknowledged that any rent deposit sum held by the Company Landlord pursuant to the rent deposit deed dated 29 August 2003 and made between Essex County Council (1) and Logistix (2) shall be for the account of the Share Sellers and in the event that any such deposit is returned to the Relevant Purchaser, the Relevant Purchaser shall account to the Share Sellers for such deposit.

Netherlands

2.7
The Relevant Purchaser acknowledges that in respect of the Companies Leasehold Property referred to at paragraph 6 of Part B of Part 1 of Schedule 3, up to ten members of the RBSG Group may remain in occupation at Closing and the Relevant Purchaser shall permit the relevant members of the RBSG Group or Hanco Automated Teller Machines Netherlands BV to remain in occupation from Closing as Licensees for no longer than 6 months upon equivalent terms (mutatis mutandis) to the occupation of the Business Licence Properties by the Relevant Purchaser under Part 6 of this Schedule 3.

Schedule 3
The Properties
Part 6
Terms relating to the Business Assignment Properties
(Clause 2.4)

1	General Provisions Relating to the Business Assignment Properties

1.1	Interpretation

The following further definitions apply in this Part 6 of Schedule 3:

“2002 Act” has the meaning given to it in paragraph 1.11.1 of this Part 6 of Schedule 3;

“Business Assignment Properties” means the leasehold properties identified in Part 2 of this Schedule 3;

“Documents” means the documents (if any) listed in paragraph B of Part 2 of this Schedule 3;

“Landlord” means the person for the time being entitled to the reversion immediately expectant on the termination of the term granted by any of the Leases;

“Leases” means the leases, licences or tenancy agreements under which the Business Assignment Properties are held by the relevant member of the RBSG Group, including all documents supplemental to them, and “Lease” shall mean any one of them;

“Lease Documents” means the documents (if any) listed in paragraph C of Part 2 of this Schedule 3;

“Letting Documents” means the letting documents (if any) listed in paragraph D of Part 2 of this Schedule 3;

“Licence” means a non-exclusive right in favour of the Purchaser to occupy the Licensed Premises during the Licence Period pursuant to this Part 6 of Schedule 3;

“Licence Fee” means the payments to be made by the Purchaser to the RBSG Group pursuant to paragraph 1.6.4 of this Part 6 of Schedule 3;

“Licence Period” means a period, which may be different for each of the Licensed Premises, commencing on the relevant Closing Date and ending on the earliest of the following dates:

(vii)	the date on which this Agreement is terminated by whatever means whether in whole or in relation to the relevant Licensed Premises;

(viii)	the date immediately preceding the date on which the term of the relevant Lease ends by whatever means;

(ix)	the date of Property Transfer Completion in relation to the relevant Business Assignment Properties; and

(x)	the Property Long Stop Date;

“Licensed Premises” means any of the Business Assignment Properties for which all relevant Property Third Party Consents have not been obtained prior to, or at, Closing;

“Property Agreed Terms” means, in relation to a transfer, such transfer in the terms agreed between the Business Transferors, the Purchaser and the relevant Landlord (if applicable) or determined pursuant to paragraph 1.5.3 of this Part 6 of Schedule 3 and signed for identification by or on behalf of the Business Transferors and by or on behalf of the Purchaser from time to time before or after the date of this Agreement, with such alterations as may be agreed from time to time in writing between the Business Transferors, the Purchaser and the relevant Landlord (if applicable);

“Property Long Stop Date” means the day falling 18 months after the relevant Closing Date (as applicable);

“Property Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from any Landlord, superior landlord and/or other third party, including, but not limited to, any consents, licences, approvals, permits, authorisations or waivers required by any legislation or regulation or by any statutory, governmental, state, provincial or municipal bodies or authorities for or in connection with the transfers of the Business Assignment Properties by the Business Transferors to the Purchaser and Includes (where the context so admits) Sublease Consents;

“Property Transfer Completion” means the completion of the transfer of any one of the Business Assignment Properties under this Agreement, where such completion does not take place on Closing because any relevant Property Third Party Consents have not been obtained;

“Property Transfer Completion Date” means the date of Property Transfer Completion in accordance with paragraph 1.9 of this Part 6 of Schedule 3;

“Registered Title” means the registered title relating to a Business Assignment Property;

“SCPC2” has the meaning given to it in paragraph 1.10.2 of this Part 6 of Schedule 3;

“Sublease Consent” has the meaning given to it in paragraph 1.13.2; and

“transfer”, for the purposes of this Part 6 of Schedule 3 only, means in respect of a Business Assignment Property, the transfer or assignment of the relevant Lease or Leases, and “a transfer” means and includes any instruments, deeds, agreements, leases, licences, sub-leases, Property Third Party Consents or documents in connection with, relating to or effecting such transfer.

1.2	Each of the Business Assignment Properties and/or the Leases thereof shall be transferred subject to the terms set out in this Part 6 of Schedule 3 and all other applicable terms of this Agreement.

1.3
The parties acknowledge and agree that any information or representation (whether oral or otherwise) provided by the Business Transferors and/or their agents in relation to the Business Assignment Properties is given for reference only.

1.4
In case of conflict between the general provisions contained in this paragraph 1 of Part 6 of Schedule 3 and any special provisions contained in paragraph 2 of this Part 6 of Schedule 3, the special provisions shall prevail.

1.5	Pre-Closing

1.5.1
The Business Transferors and the Purchaser shall, before Closing, agree (acting reasonably) the form of all documents on Property Agreed Terms necessary for the transfer of each of the Business Assignment Properties pursuant to the terms set out in this Part 6 of Schedule 3 and all other applicable terms of this Agreement.

1.5.2
Any dispute arising out of or connected with paragraph 1.5.1 of this Part 6 of Schedule 3 which is not resolved by agreement between the parties within 45 days of such dispute arising shall be referred for and resolved by expert determination as follows:

(i)	either the relevant member of the RBSG Group or the Purchaser may initiate an expert reference under this provision by proposing to the other party the appointment of an expert (the “Expert”);

(ii)
the Expert shall either be the local (national) nearest equivalent to a chartered surveyor In the relevant jurisdiction or (in relation to legal issues) a single QC (or equivalent) well versed in real estate law in the relevant jurisdiction chosen by agreement between the relevant member of the RBSG Group and the Purchaser or, failing agreement within 14 days of the initiation of the reference, by the President for the time being of the relevant professional body to which the Expert belongs (the “President”) on the application of either the relevant member of the RBSG Group or the Purchaser;

(iii)	the relevant member of the RBSG Group and the Purchaser shall request that the Expert determine the referred dispute within 30 days of receiving the reference;

(iv)
if the Expert has been appointed but is unable or unwilling to complete the reference, another Expert shall be appointed by agreement between the relevant member of the RBSG Group and the Purchaser or, failing agreement within 14 days of the parties being notified that the Expert is unable or unwilling to complete the reference, by the President on the application of either party;

(v)	the Expert shall act as an expert and not as an arbitrator;

(vi)	the relevant member of the RBSG Group and the Purchaser shall have the right to make representations and submissions to the Expert. There will be no formal hearing;

(vii)	each of the members of the RBSG Group and the Purchaser shall make all relevant documents and information within their control available to the Expert; and

(viii)	the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the parties.

1.5.3
This paragraph 1.5.3 of Part 6 of Schedule 3 applies to those Business Assignment Properties in relation to which a Property Third Party Consent is required and if such Property Third Party Consent remains to be obtained as at the Closing Date this paragraph 1.5.3 of Part 6 of Schedule 3 shall continue to apply until the relevant Property Third Party Consent shall have been obtained or until this Agreement shall cease to apply to such Business Assignment Properties in accordance with the terms of this Agreement. If any Property Third Party Consents are required:

(i)
the Business Transferors or relevant member of the RBSG Group and the Purchaser (at the cost and expense of the Purchaser) shall use all reasonable endeavours before Closing to obtain the Property Third Party Consents as soon as reasonably practicable for the transfer of the Business Assignment Properties and shall, at all times, keep each other informed of progress in obtaining such Property Third Party Consents;

(ii)	the Purchaser shall:

(a)	supply such information and references as may reasonably be required by a Landlord, any superior landlord or other relevant third party;

(b)
in respect of the period after Closing only, enter into such covenants for the payment of the rent in respect of the Business Assignment Properties and for the observance and performance of the covenants and conditions on the part of the lessee contained in any Lease in respect of the Business Assignment Properties or otherwise affecting the Business Assignment Properties as may reasonably be required by the Landlord, any superior landlord or other relevant third party;

(c)
if reasonably required by the Landlord, any superior landlord or other relevant person, provide a rent deposit or procure that sureties acceptable to them guarantee the Purchaser’s obligations under the Leases in respect of the Business Assignment Properties following the transfer of the Business Assignment Properties; and

(d)
be responsible for and undertake to pay, or procure the giving of undertakings to pay, all costs, charges and expenses of any Landlord, any superior landlord or other relevant person (including (without limitation) any Tax or disbursements but excluding any Tax on the actual net income, profit or gains of the Landlord, any superior landlord or any other relevant person) properly in connection with any application for Property Third Party Consents, whether or not such Property Third Party Consents are given and all payments shall be payable to the relevant Business Transferor not less than ten Business Days after the relevant Business Transferor gives the Purchaser notice to that effect.

1.5.4	Each party shall give written notice to the other party as soon as reasonably practicable after obtaining any Property Third Party Consents which shall be accompanied by a copy of such consent.

1.5.5
Other than where required under the terms of any Lease to provide an authorised guarantee agreement in favour of a Landlord, the Business Transferor shall not be obliged to provide or procure the giving of any guarantees or security or incur any other financial liability in connection with the obtaining of the Property Third Party Consents.

1.6	Licence

1.6.1
In the event that any Property Third Party Consents are not obtained on or before Closing, notwithstanding the terms of the Leases but to the extent not restricted under applicable Law and Regulations, the Business Transferor shall procure that the relevant member of the RBSG Group allow the Purchaser to occupy any of the Licensed Premises for the Licence Period relating to the relevant Licensed Premises on the terms set out in this paragraph 1.6 of Part 6 of Schedule 3.

1.6.2
The Purchaser acknowledges that the grant of each Licence may amount to a breach of the terms of the relevant Lease and any risk in respect thereof or in respect of any refusal on the part of any Landlord to consent to the proposed transfer to the Purchaser lies solely with the Purchaser.

1.6.3	The Licence of each Licensed Premises is granted:

(i)	subject to all of the matters to which the relevant Leases relating to the Business Assignment Properties are subject;

(ii)	subject to the matters referred to in the Registered Title, the Documents, the Letting Documents and the Lease Documents;

(iii)	out of whatever right, title and interest that the relevant member of the RBSG Group has in the Licensed Premises and/or under the Leases;

(iv)	in “as is” condition; and

(v)	without making any statement or representation that any member of the RBSG Group is entitled to grant it.

1.6.4	On and after Closing and pending Property Transfer Completion, the Purchaser shall pay to the relevant member of the RBSG Group a Licence Fee equivalent to:

(i)
all rents and other charges (including VAT due thereon under the relevant Lease where payable at the date of this agreement by the relevant Business Transferor) payable in respect of the Licensed Premises; and

(ii)
all outgoings (including VAT due thereon under the relevant Lease) (including, but not limited to, rates, service charges, management charges, levies, air-conditioning charges, insurance, heating, electricity, gas, telecommunications and other services and the cost of complying with fire and other statutory regulations) payable by any member of the RBSG Group relating to the Licensed Premises or charged upon the owner or occupier of the Licensed Premises; and Licensed Premises or charged upon the owner or occupier of the Licensed Premises; and

(iii)	all operating expenses and other payments whatsoever payable in respect of and/or arising from the Licensed Premises and the equipment systems and facilities therein,

in each case, on an after-Tax basis, such payments to be made not less than 10 (10) Business Days before any such sum falls due subject to the relevant member of the RBSG Group giving the Purchaser reasonable written notice to that effect. To the extent that there has been a prepayment at Closing of the amounts in paragraphs 1.6.4(i), (ii) and (iii) of this Part 6 of Schedule 3 by the RBSG Group which is not otherwise accounted for in the Closing Statement, the Purchaser shall pay to the relevant member of the RBSG Group on Closing an amount equal to the amount of such prepayment in respect of any period after Closing.

1.6.5	Throughout the Licence Period, the Purchaser shall, in respect of the Licensed Premises only:

(i)	keep the Licensed Premises in a state of repair at least as good as they are in at Closing, fair wear and tear excepted;

(ii)
observe and perform the covenants and conditions on the part of the lessee in the relevant Lease under which the relevant member of the RBSG Group holds the Licensed Premises (other than in relation to the payment of rent and other charges paid to the relevant member of the RBSG Group as part of the Licence Fee and subject to paragraph 1.6.5(i) of this Part 6 of Schedule 3);

(iii)
make good and pay for all damage to the Licensed Premises (including accidental damage) caused by the Purchaser, its representatives or invitees to the Licensed Premises in accordance with the terms of the Lease of the relevant Licensed Premises;

(iv)
use the Licensed Premises only in accordance with the terms of the Lease of the relevant Licensed Premises and in compliance with the Law and Regulations where the relevant Licensed Premises is located; and

(v)	comply with any recommendations which the insurers of the Licensed Premises may make in respect of them, including all recommendations in respect of fire precautions.

1.6.6	Throughout the Licence Period, the Purchaser shall not:

(i)	carry out any alterations without the relevant member of the RBSG Group’s consent;

(ii)	use, or permit the use of, the whole or any part of the Licensed Premises for any illegal purpose;

(iii)	store or bring upon the Licensed Premises anything that is dangerous, Illegal or highly flammable; or

(iv)
do, suffer or permit anything to be done which increases the premiums payable in respect of any insurance of the Licensed Premises without paying any such increased amount or which makes that insurance void or voidable.

1.6.7	The Purchaser and each Business Transferor agree that:

(i)
the Licence is personal to the Purchaser and may only be exercised by the Purchaser but shall not prevent the Purchaser sub-licensing the Leaseback Property as referred to in Schedule 3, Part 10 (Gateshead);

(ii)
the Licence does not confer a right of exclusive possession or occupation of the Licensed Premises or any part thereof and the Business Transferors or any persons authorised by them shall have the right of access to the Licensed Premises and to remain on the Licensed Premises at all times for all purposes;

(iii)
the Purchaser shall have no claim against the Business Transferors for any obstruction or interruption of the rights granted by this Licence resulting from entry by the Business Transferors to the Licensed Premises from circumstances outside the reasonable control of the Business Transferors or from any works of alteration, repair, replacement and maintenance; and

(iv)	no relationship of landlord and tenant is created as a result of the Licence.

1.6.8
If the Landlord or any other relevant third party commences proceedings, raises any lawful and reasonable objection or takes any other action in connection with the Purchaser’s occupation or use of any of the Licensed Premises pending the obtaining of the relevant Property Third Party Consents, the Purchaser shall forthwith take such steps as the relevant member of the RBSG Group may reasonably and properly require in connection with any such matter.

1.6.9	Throughout the Licence Period, the Purchaser shall, in respect of the Licensed Premises only, indemnify and keep indemnified (on an after-Tax basis) each member of the RBSG Group from and against:

(i)	the payments referred to in paragraph 1.6.4 of this Part 6 of Schedule 3; and

(ii)	any Losses arising from the Licence and/or as a result of the occupation of the Licensed Premises by the Purchaser.

1.6.10	The Purchaser and Business Transferors shall each inform the other forthwith of any notice received by it in relation to any of the Licensed Premises from the Landlord or any other third party.

1.7	Determination of Licence

1.7.1
The Licence in relation to any one or more of the Licensed Premises will, at the election of the relevant member of the RBSG Group, determine by such relevant member of the RBSG Group giving at least 14 days’ notice to the Purchaser if:

(i)	termination proceedings are commenced in respect of the Purchaser’s occupation of the relevant Licensed Premises by the relevant Landlord or any other relevant person;

(ii)	any Property Third Party Consents are refused or cannot be obtained;

(iii)	the court of competent jurisdiction referred to in paragraph 1.14.1 of this Part 6 of Schedule 3 declares that a Property Third Party Consent has been reasonably withheld; or

(iv)
the Purchaser fails to make the payment or any part of the amounts specified in paragraph 1.6 of this Part 6 of Schedule 3 for a period of seven days or is otherwise in material breach of the provisions of the Licence for a continuous period of seven days following written notification by the relevant member of the RBSG Group of the same.

1.7.2	If, for whatever reasons, the Licence Period comes to an end in relation to any of the Licensed Premises then:

(i)	the Licence insofar as it relates to the relevant Licensed Premises shall be severable from the remainder of this Agreement and this Agreement shall otherwise remain in full force and effect;

(ii)	the Purchaser shall not be entitled to any refund, abatement or reduction of the Consideration or any other sums paid in accordance with this paragraph 1.7 of Part 6 of Schedule 3 in connection with any period prior to the termination of the Licence for the Licensed Premises;

(iii)	it shall not prejudice or affect any claim by any member of the RBSG Group in respect of any prior breach of this Agreement by any Purchaser in respect of that Licensed Premises;

(iv)	the Licence is deemed to be at an end in relation to those Licensed Premises; and

(v)	unless the Licence Period comes to an end due to Property Transfer Completion in respect of the relevant Licensed Premises taking place, the Purchaser shall:

(a)	vacate the Licensed Premises forthwith;

(b)	remove from the Licensed Premises all items belonging to it;

(c)	leave the Licensed Premises in a clean and tidy condition;

(d)	at the request of the relevant member of the RBSG Group reinstate the Licensed Premises or any part or parts thereof to at least as good state of condition as at Closing, fair wear and tear excepted.

1.8	Closing

1.8.1
The transfer of the Business Assignment Properties shall only take place on Closing to the extent that all necessary Property Third Party Consents in respect of the relevant transfer have been obtained prior to Closing.

1.8.2
The Consideration shall be paid on Closing in accordance with this Agreement even if any necessary Property Third Party Consents have not then been obtained and not all the Business Assignment Properties are transferred on Closing.

1.8.3	Completion of the transfer of the Business Assignment Properties shall take place at such place as the parties may agree.

1.9	Property Transfer Completion

Property Transfer Completion in respect of each of the Business Assignment Properties shall take place on the date falling 15 Business Days following the grant of all the relevant Property Third Party Consents for each Business Assignment Property or on such other date as the parties shall agree acting reasonably (but not before Closing). Notwithstanding the above, the parties agree to use reasonable endeavours to achieve Property Transfer Completion as soon as reasonably practicable after Closing.

1.10	General Transfer Provisions

1.10.1
The Business Transferors shall procure that the relevant members of the RBSG Group shall transfer the Business Assignment Properties to the Purchaser with full title guarantee subject to the terms set out in this Part 6 of Schedule 3 and all other applicable terms of this Agreement on Closing or (if later) Property Transfer Completion.

1.10.2
This Part 6 of Schedule 3 incorporates the Standard Commercial Property Conditions (Second Edition) (“SCPC2”). In case of conflict between this Part 6 of Schedule 3 and the SCPC2, this Part 6 of Schedule 3 prevails. Terms used or defined in the SCPC2 have the same meanings when used in this Part 6 of Schedule 3, and vice versa. The following provisions in SCPC2 shall not apply: 1.3.3, 1.3.5(a), 1.3.5(c), 1.3.7(d), 1.3.7(e), 1.4 to 1.5, 2.2 to 2.3, 4.1.3, 4.2, 6.1 to 6.3, 6.4.2, 6.6, 7.1.1 to 7.1.4, 8.1 to 8.4, 8.7, 8.8, 9, 10.2, 10.3.5 to 10.3.8, 11 and 12.

1.10.3	The Business Assignment Properties are sold together with all buildings, structures, fixed plant, fixed machinery and fixed equipment thereon except as excluded in Clause 2.3.

1.10.4	The transfer of each Business Assignment Property shall contain covenants with the relevant member of the RBSG Group by the Purchaser to comply with the:

(i)	obligations arising from the matters mentioned in the Registered Title;

(ii)	obligations arising under the Documents;

(iii)	obligations on the part of the landlord arising under the Letting Documents; and

(iv)	obligations on the part of the tenant arising under the Lease Documents,

insofar as the relevant member of the RBSG Group may remain liable directly or indirectly for them after Closing or Property Transfer Completion (as the case may be) and to indemnify the relevant member of the RBSG Group (on an after-Tax basis) against any non-compliance and a further covenant by the Purchaser to indemnify the relevant member of the RBSG Group (on an after-Tax basis) against any liability arising under any authorised guarantee agreement entered into by the relevant member of the RBSG Group.

1.10.5	On Closing or Property Transfer Completion (as the case may be) in respect of each of the Business Assignment Properties:

(i)
the relevant Business Transferors shall procure that the relevant member of the RBSG Group delivers to the Purchaser the transfer documents in respect of the relevant Business Assignment Properties on Property Agreed Terms; and

(ii)
the Purchaser shall deliver to the relevant member of the RBSG Group such transfer documents (in duplicate or triplicate as the case may be) duly executed by the Purchaser and (where applicable) the relevant Landlord.

1.10.6
The Purchaser shall, at its own cost and expense, procure that all transfers are duly stamped, filed or registered at the relevant registries on a timely basis and within the statutory period and the Business Transferors shall promptly assist the Purchaser with any requisitions or enquiries raised in relation thereto.

1.11	Subjections

Notwithstanding anything contained in this Agreement:

1.11.1	Each of the Business Assignment Properties is transferred subject to and (where appropriate) with the benefit of the following matters:

(i)
any unregistered interest which overrides first registration under Schedule 1 of the Land Registration Act 2002 Act (the “2002 Act”) and any interests which fall within Section 11(4)(c) of the 2002 Act and any unregistered interests which override registered dispositions under Schedule 3 of the 2002 Act;

(ii)	such unregistered interests as may affect that Business Assignment Property to the extent and for so long as they are preserved by the transitional provisions of Schedule 12 of the 2002 Act;

(iii)	all matters contained or referred to in the Documents;

(iv)	all matters contained or referred to in the Letting Documents;

(v)
all matters contained or referred to in the Property Proprietorship and Charges registers of the Registered Title relating to that Business Assignment Property (except fixed and floating charges securing money or liabilities);

(vi)
all exceptions, reservations, rights, easements, quasi-easements, wayleaves, rent charges, covenants, conditions, declarations, leases, tenancies (including statutory tenancies), licences and agreements affecting the same; and

(vii)	(in the case of a leasehold property) the rents, covenants and conditions reserved by or contained in the Lease and the Lease Documents under which the same is respectively held,

as well as those encumbrances mentioned in SCPC2 3.1.2.

1.11.2	The Purchaser is deemed to acquire with full knowledge of the matters referred to in paragraph 1.11.1 of this Part 6 of Schedule 3.

1.11.3
The Business Transferors shall procure that any and all financial charges affecting the interests of the Business Transferors in any of the Business Assignment Properties will be discharged on or before Closing or Property Transfer Completion, whichever is the later.

1.11.4
The Business Transferors do not give any warranty as to the use or area of any of the Business Assignment Properties and shall not be required to define the boundaries of any of the Business Assignment Properties. The transfer of the Business Assignment Properties shall not be annulled, nor shall any compensation be allowed or payable, in respect of any error in respect of any such matters.

1.11.5
At Closing, or if later Property Transfer Completion, the Business Transferors shall provide, or shall procure that the relevant member of the RBSG Group provides, to the Business Transferor (or such other third party as the Purchaser may reasonably direct) all of the original documents in the possession of the Business Transferors or relevant member of the RBSG Group in respect of each of the Business Assignment Properties.

1.11.6
The Purchaser agrees and acknowledges that all and any obligations on the part of the Business Transferors to deliver vacant possession of any Business Assignment Properties (or any part thereof) on Closing on Property Transfer Completion (as the case may be) (whether express or implied) are subject to the occupation of the Business Assignment Properties by the Group.

1.11.7
It is agreed by the Purchaser that it must rely absolutely on the Purchaser’s own opinion and/or professional advice concerning the Business Assignment Properties and the related Leases thereto, their state and condition, fitness and/or suitability for any purpose.

1.11.8
The Purchaser acknowledges that the Business Transferors have deduced good title to each Business Assignment Property prior to the date of this Agreement. Accordingly, the Purchaser shall not raise any requisition on matters arising before that date, but may do so in relation to any new matters arising after that date and before Closing.

1.11.9
To the extent that deposit guarantees have been given by the RBSG Group in respect of any Business Assignment Properties and/or insofar as the RBSG Group retains any residual or ongoing liabilities or obligations, including, but not limited to, performance guarantee and Taxes in connection with the Business Assignment Properties and/or the Leases, the Purchaser shall procure that the RBSG Group are released from all deposit guarantees and all residual or ongoing liabilities or obligations or insofar as the counterparties thereto shall properly and lawfully refuse to give any such release the Purchaser shall provide a full indemnity for such liabilities and obligations.

1.12	Insurance

The Business Transferors shall maintain their existing insurance (if any) on the Business Assignment Properties and shall cancel such insurance with effect from the Closing Date or, if later, the date of Property Transfer Completion (as the case may be) unless agreed otherwise with the Purchaser. SCPC 7.1.1 to 7.1.4 (inclusive) shall not apply.

1.13	Grant of Sublease

Where, despite using all reasonable endeavours the Business Transferors and the Purchaser are unable to obtain a Property Third Party Consent from a Landlord for the transfer of a Business Assignment Property the provisions of this paragraph 1.13 of Part 6 of Schedule 3 shall apply:

1.13.1
where the Lease for the Business Assignment Property permits a sublease to be granted without the requirement for any Property Third Party Consent from the Landlord, the Business Transferors shall procure that the relevant member of the RBSG Group shall grant to the Purchaser a sublease of the Business Assignment Property on the same rent and other terms and conditions as the Lease of the Business Assignment Property with such changes as are appropriate and agreed between the Business Transferors and the Purchaser acting reasonably and the term of the sublease shall be the term of such Lease less one day; and

1.13.2	where the Business Assignment Property is held by the relevant member of the RBSG Group from a Landlord on terms which require the consent of the Landlord:

(i)	to the grant of a sublease; or

(ii)	to the terms on which a sublease is granted,

the Business Transferors or the relevant member of the RBSG Group and the Purchaser shall use all reasonable endeavours to obtain such consent (“Sublease Consent”) from such Landlord. Where the relevant member of the RBSG Group is able to obtain the appropriate Sublease Consent (or, where applicable, the court of competent jurisdiction referred to in paragraph 1.14.1 of this Part 6 of Schedule 3 declares that the Sublease Consent has been unreasonably withheld or delayed), the relevant member of the RBSG Group shall grant to the Purchaser a sublease of the Business Assignment Property on the same rent and other terms and conditions as the Lease of the Business Assignment with such changes as are appropriate and agreed between the relevant member of the RBSG Group and the Purchaser acting reasonably and the term of the sublease shall be the term of such Lease less one day.

1.14	Property Third Party Consent from Landlord not Obtained

1.14.1
If a Property Third Party Consent and, where applicable, a Sublease Consent are refused by the Landlord or otherwise not obtained on terms reasonably acceptable to the Business Transferors and the Purchaser within six months of Closing, the Business Transferors (acting reasonably) shall be entitled by notice to the Purchaser to apply to a court of competent jurisdiction that, in respect of the Business Assignment Property, the Landlord has unreasonably withheld or delayed such Property Third Party Consent and, where applicable, Sublease Consent.

1.14.2
If the Business Transferors serve notice to the Purchaser under paragraph 1.14.1 of this Part 6 of Schedule 3, the proceedings shall be brought and prosecuted at the expense of the Purchaser who shall indemnify the Business Transferors and the relevant member of the RBSG Group (on an after-Tax basis) for the costs and expenses they incur in connection with those proceedings.

1.15	Property Long Stop Date Termination(s)

If any Property Third Party Consent has not been obtained by the Property Long Stop Date, then the relevant Business Assignment Properties so affected shall not be sold or transferred pursuant to this Agreement and the parties’ obligations in respect of the relevant Business Assignment Property shall cease to apply with effect from the Property Long Stop Date without limiting any accrued rights of action. The Purchaser shall not be entitled to any refund, abatement or reduction of the Consideration.

2	Special Provisions relating to the Business Assignment Properties

None

Schedule 3
Part 7
Terms relating to the Business Underletting Properties
(Clause 2.4)

1	General Provisions relating to the Business Underletting Properties

1.1	Interpretation

The following further definitions apply in this Part 7 of Schedule 3:

“Additional Business Underletting Property” means the property described in paragraph 2.2 of this Part 7 of Schedule 3;

“Business Underletting Properties” means the properties identified in Part 3 of this Schedule 3 and any Additional Business Underletting Property;

“Documents” means the documents (if any) listed in each paragraph B of Part 3 of this Schedule 3;

“Expert” has the meaning given to it under paragraph 1.5.2(i) of this Part 7 of Schedule 3;

“Landlord” means the person for the time being entitled to the reversion immediately expectant on the termination of the term granted by any of the Leases;

“Leases” means the leases. licences or tenancy agreements under which the Business Underletting Properties are held by the relevant member of the RBSG Group, including all documents supplemental to them, and “Lease” shall mean any one of them;

“Lease Documents” means the documents (if any) listed in each paragraph C of Part 3 of this Schedule 3;

“Letting Documents” means the letting documents (if any) listed in each paragraph D of Part 3 of this Schedule 3;

“Licence” means a non-exclusive right in favour of the Purchaser to occupy the Licensed Premises during the Licence Period pursuant to this Part 7 of Schedule 3;

“Licence Fee” means the payments to be made by the Purchaser to the RBSG Group pursuant to paragraph 1.6.4 of this Part 7 of Schedule 3;

“Licence Period” means a period, which may be different for each of the Licensed Premises, commencing on the relevant Closing Date and ending on the earliest of the following dates:

(i)	the date on which this Agreement is terminated by whatever means whether in whole or in relation to the relevant Licensed Premises;

(ii)	the date immediately preceding the date on which the term of the relevant Lease ends by whatever means;

(iii)	the date of Property Transfer Completion in relation to the relevant Business Underletting Properties; and

(iv)	the Property Long Stop Date;

“Licensed Premises” means any of the Business Underletting Properties for which all relevant Property Third Party Consents have not been obtained prior to, or at, Closing;

“President” has the meaning given to it under paragraph 1.5.2(ii) of this Part 7 of Schedule 3;

“Property Agreed Terms” means, in relation to a transfer, such transfer in the terms agreed between the Business Transferors, the Purchaser and the relevant Landlord (if applicable) or determined pursuant to paragraph 1.5.2 of this Part 7 of Schedule 3 and signed for identification by or on behalf of the Business Transferors and by or on behalf of the Purchaser from time to time before or after the date of this Agreement, with such alterations as may be agreed from time to time in writing between the Business Transferors, the Purchaser and the relevant Landlord (if applicable);

“Property Long Stop Date” means the day falling eighteen (18) months after the relevant Closing Date (as applicable);

“Property Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from any Landlord, superior landlord and/or other third party, including, but not limited to any consents, licences, approvals, permits, authorisations or waivers required by any legislation or regulation or by any statutory, governmental, state, provincial or municipal bodies or authorities for or in connection with the transfers of the Business Underletting Properties by the Business Transferors to the Purchaser or for any Separation Works;

“Property Transfer Completion” means the completion of the transfer of any one of the Business Underletting Properties under this Agreement, where such completion does not take place on Closing because any relevant Property Third Party Consents have not been obtained;

“Property Transfer Completion Date” means the date of Property Transfer Completion in accordance with paragraph 1.9 of this Part 7 of Schedule 3;

“Registered Title” means the registered title relating to a Business Underletting Property;

“Retained Business” means any businesses within the RBSG Group which are not being sold hereunder;

“Separation” means all actions to be taken by the Business Transferors for the physical separation of the Business and the Retained Business at any properties used or occupied by the Business and/or the Retained Business, for example relocation of chattels, equipments, staffs and their belongings;

“Separation Works” means all necessary works to be agreed between the relevant member of the RBSG Group and the Purchaser acting reasonably to be carried out by the relevant member of the RBSG Group to any premises, sites, spaces and facilities for the physical separation of the Business Underletting Properties, between those parts of the property to be occupied by members of the Purchaser’s Group and those parts of the property to be occupied by members of the RBSG Group, including, but not limited to, installation of partition walls, creation of corridors and alteration of services, systems and facilities; and

“transfer” for the purposes of this Part 7 of Schedule 3 only, means the entering into of a sublease of the relevant Business Underletting Property between the relevant member of the RBSG Group as lessor and the Purchaser as lessee, and “a transfer” means and includes any instruments, deeds, agreements, Property Third Party Consents or documents in connection with, relating to or effecting such transfer.

1.2	Each of the Business Underletting Properties shall be transferred subject to the terms set out in this Part 7 of Schedule 3 and all other applicable terms of this Agreement.

1.3
The parties acknowledge and agree that any Information or representation (whether oral or otherwise) provided by the Business Transferors and/or their agents in relation to the Business Underletting Properties is given for reference only.

1.4
In case of conflict between the general provisions contained in this paragraph 1 of Part 7 of Schedule 3 and any special provisions contained in paragraph 2 of this Part 7 of Schedule 3, the special provisions shall prevail.

1.5	Pre-Closing

1.5.1	The Business Transferors and the Purchaser shall, before Closing, agree (acting reasonably) the form of all documents on Property Agreed

Terms necessary for the transfer of each of the Business Underletting Properties and the documentation of such rights as are reasonably required for their on-going use for the purposes of the Purchaser’s business pursuant to the terms set out in this Part 7 of Schedule 3 and all other applicable terms of this Agreement.

1.5.2
Any dispute arising out of or connected with paragraph 1.5.1 of this Part 7 of Schedule 3 which is not resolved by agreement between the parties within 45 days of such dispute arising shall be referred for and resolved by expert determination as follows:

(i)	either the relevant member of the RBSG Group or the Purchaser may initiate an expert reference under this provision by proposing to the other party the appointment of an expert (the “Expert”);

(ii)
the Expert shall either be the local (national) nearest equivalent to a chartered surveyor in the relevant jurisdiction or (in relation to legal issues) a single QC (or equivalent) well versed in real estate law in the relevant jurisdiction chosen by agreement between the relevant member of the RBSG Group and the Purchaser or, failing agreement within 14 days of the initiation of the reference, by the President for the time being of the relevant professional body to which the Expert belongs (the “President”) on the application of either the relevant member of the RBSG Group or the Purchaser;

(iii)	the relevant member of the RBSG Group and the Purchaser shall request that the Expert determine the referred dispute within 30 days of receiving the reference;

(iv)
if the Expert has been appointed but is unable or unwilling to complete the reference, another Expert shall be appointed by agreement between the relevant member of the RBSG Group and the Purchaser or, failing agreement within 14 days of the parties being notified that the Expert is unable or unwilling to complete the reference, by the President on the application of either party;

(v)	the Expert shall act as an expert and not as an arbitrator;

(vi)	the relevant member of the RBSG Group and the Purchaser shall have the right to make representations and submissions to the Expert. There will be no formal hearing;

(vii)	each of the members of the RBSG Group and the Purchaser shall make all relevant documents and information within their control available to the Expert; and

(viii)	the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the parties.

1.5.3
This paragraph 1.5.3 of Part 7 of Schedule 3 applies to those Business Underletting Properties in relation to which a Property Third Party Consent is required and if such Property Third Party Consent remains to be obtained as at the Closing Date this paragraph 1.5.3 of Part 7 of Schedule 3 shall continue to apply until the relevant Property Third Party Consent shall have been obtained or until this Agreement shall cease to apply to such Business Underletting Properties in accordance with the terms of this Agreement. If any Property Third Party Consents are required:

(i)
 the Business Transferors or relevant member of the RBSG Group and the Purchaser (at the cost and expense of the Purchaser) shall use all reasonable endeavours before Closing to obtain the Property Third Party Consents as soon as reasonably practicable for the transfer of the Business Underletting Properties and shall at all times keep each other informed of progress in obtaining such Property Third Party Consents;

(ii)	the Purchaser shall:

(a)	supply such information and references as may reasonably be required by a Landlord, any superior landlord or other relevant third party;

(b)
in respect of the period after Closing only, enter into such covenants for the payment of the rent in respect of the Business Underletting Properties and for the observance and performance of the covenants and conditions on the part of the lessee contained in any Lease in respect of the Business Underletting Properties or otherwise affecting the Business Underletting Properties as may reasonably be required by the Landlord, any superior landlord or other relevant third party;

(c)
if reasonably required by the Landlord, any superior landlord or other relevant person provide a rent deposit or procure that sureties acceptable to them guarantee the Purchaser’s obligations under the transfers in respect of the Business Underletting Properties following the transfer of the Business Underletting Properties Provided that:

(I)	in respect of the Business Underletting Property listed at para 3 of Part 3 of Schedule 3 (600 Morgan Falls Road) it will meet the reasonable requirements of the

Business Transferors prior to the grant of the underlease; and

(II)
in respect of the Business Underletting Property listed at paragraph 2 of Part 3 of Schedule 3 (55 Mansell Street, London) the Purchaser shall if reasonably required by the Business Transferors provide a rent deposit or procure sureties or other security reasonably acceptable to them to guarantee the Purchaser’s obligations under the underlease prior to the grant of such underlease;

(d)
be responsible for and undertake to pay, or procure the giving of undertakings to pay, all costs, charges and expenses of any Landlord, any superior landlord or other relevant person (including (without limitation) any Tax or disbursements but excluding any Tax on the actual net profit, income or gains of any Landlord, superior landlord or other relevant person) properly in connection with any application for Property Third Party Consents, whether or not such Property Third Party Consents are given and all payments shall be payable to the relevant Business Transferor not less than ten Business Days after the relevant Business Transferor gives the Purchaser notice to that effect.

1.5.4	Each party shall give written notice to the other party as soon as reasonably practicable after obtaining any Property Third Party Consents which shall be accompanied by a copy of such consent.

1.5.5
Other than where required under the terms of any Lease, the Business Transferors shall not be obliged to provide or procure the giving of any guarantees or security or incur any other financial liability in connection with the obtaining of the Property Third Party Consents.

1.6	Licence

1.6.1
In the event that any Property Third Party Consents are not obtained on or before Closing, notwithstanding the terms of the Leases but to the extent not restricted under applicable Law and Regulations, the Business Transferors shall procure that the relevant member of the RBSG Group allow the Purchaser to occupy any of the Licensed Premises for the Licence Period relating to the relevant Licensed Premises on the terms set out in this paragraph 1.6 of Part 7 of Schedule 3.

1.6.2
The Purchaser acknowledges that the grant of each Licence may amount to a breach of the terms of the relevant Lease and any risk in respect thereof or in respect of any refusal on the part of any Landlord to consent to the proposed transfer to the Purchaser lies solely with the Purchaser.

1.6.3	The Licence of each Licensed Premises is granted:

(i)	subject to all of the matters to which the relevant Leases relating to the Business Underletting Properties are subject;

(ii)	subject to the matters referred to in the Registered Title, the Documents, the Letting Documents and the Lease Documents;

(iii)	out of whatever right, title and interest that the relevant member of the RBSG Group has in the Licensed Premises and/or under the Leases;

(iv)	in “as is” condition; and

(v)	without making any statement or representation that any member of the RBSG Group is entitled to grant it.

1.6.4	On and after Closing and pending Property Transfer Completion, the Purchaser shall pay to the relevant member of the RBSG Group a Licence Fee equivalent to:

(i)
all rents and other charges (including VAT due thereon under the relevant Lease where payable by the relevant Business Transferor at the date of this agreement) payable in respect of the Licensed Premises; and

(ii)
all outgoings (including VAT due thereon under the relevant Lease) (including, but not limited to, rates, service charges, management charges, levies, air-conditioning charges, insurance, heating, electricity, gas, telecommunications and other services and the cost of complying with fire and other statutory regulations) payable by any member of the RBSG Group relating to the Licensed Premises or charged upon the owner or occupier of the Licensed Premises; and

(iii)	all operating expenses and other payments whatsoever payable in respect of and/or arising from the Licensed Premises and the equipment systems and facilities therein,

in each case, on an after-Tax basis, such payments to be made not less than 10 Business Days before any such sum falls due subject to the relevant member of the RBSG Group giving the Purchaser reasonable written notice to that effect. To the extent that there has been a prepayment at Closing of the amounts in paragraphs 1.6.4(i), (ii) and (iii) of this Part 7 of Schedule 3 by the RBSG Group which is not otherwise accounted for in the Closing Statement, the Purchaser shall pay to the relevant member of the RBSG Group on Closing an amount equal to the amount of such prepayment in respect of any period after Closing.

1.6.5	Throughout the Licence Period, the Purchaser shall, in respect of the Licensed Premises only:

(i)	keep the Licensed Premises in a state of repair at least as good as they are in at Closing, fair wear and tear excepted;

(ii)
observe and perform the covenants and conditions on the part of the lessee in the relevant Lease under which the relevant member of the RBSG Group holds the Licensed Premises (other than in relation to the payment of rent and other charges paid to the relevant member of the RBSG Group as part of the Licence Fee and subject to paragraph 1.6.5(i) of this Part 7 of Schedule 3);

(iii)
make good and pay for all damage to the Licensed Premises (including accidental damage) caused by the Purchaser, its representatives or invitees to the Licensed Premises in accordance with the terms of the Lease of the relevant Licensed Premises;

(iv)
use the Licensed Premises only in accordance with the terms of the Lease of the relevant Licensed Premises and in compliance with the Law and Regulations where the relevant Licensed Premises is located; and

(v)	comply with any recommendations which the insurers of the Licensed Premises may make in respect of them, including all recommendations in respect of fire precautions.

1.6.6	Throughout the Licence Period, the Purchaser shall not:

(i)	carry out any alterations without the relevant member of the RBSG Group’s consent;

(ii)	use, or permit the use of, the whole or any part of the Licensed Premises for any illegal purpose;

(iii)	store or bring upon the Licensed Premises anything that is dangerous, illegal or highly flammable; or

(iv)	do, suffer or permit anything to be done which increases the premiums payable in respect of any insurance of the Licensed

Premises without paying any such increased amount or which makes that insurance void or voidable.

1.6.7	The Purchaser and each Business Transferor each agree that:

(i)	the Licence is personal to the Purchaser and may only be exercised by the Purchaser;

(ii)
the Licence does not confer a right of exclusive possession or occupation of the Licensed Premises or any part thereof and the Business Transferors or any persons authorised by them shall have the right of access to the Licensed Premises and to remain on the Licensed Premises at all times for all purposes;

(iii)
the Purchaser shall have no claim against the Business Transferors for any obstruction or Interruption of the rights granted by this Licence resulting from entry by the Business Transferors to the Licensed Premises from circumstances outside the reasonable control of the Business Transferors or from any works of alteration, repair, replacement and maintenance; and

(iv)	no relationship of landlord and tenant is created as a result of the Licence.

1.6.8
If the Landlord or any other relevant third party commences proceedings, raises any lawful and reasonable objection or takes any other action in connection with the Purchaser’s occupation or use of any of the Licensed Premises pending the obtaining of the relevant Property Third Party Consents, the Purchaser shall forthwith take such steps as the relevant member of the RBSG Group may reasonably and properly require in connection with any such matter.

1.6.9	Throughout the Licence Period, the Purchaser shall, in respect of the Licensed Premises only, indemnify and keep indemnified (on an after-Tax basis) each member of the RBSG Group from and against:

(i)	the payments referred to in paragraph 1.6.4 of this Part 7 of Schedule 3; and

(ii)	any Losses arising from the Licence and/or as a result of the occupation of the Licensed Premises by the Purchaser.

1.6.10	The Purchaser and Business Transferors shall each inform the other forthwith of any notice received by it in relation to any of the Licensed Premises from the Landlord or any other third party.

1.7	Determination of Licence

1.7.1
The Licence in relation to any one or more of the Licensed Premises will, at the election of the relevant member of the RBSG Group, determine by such relevant member of the RBSG Group giving at least 14 days’ notice to the Purchaser if:

(i)	termination proceedings are commenced in respect of the Purchaser’s occupation of the relevant Licensed Premises by the relevant Landlord or any other relevant person;

(ii)	any Property Third Party Consents are refused or cannot be obtained;

(iii)	the court of competent jurisdiction referred to in paragraph 1.13.1 of this Part 7 of Schedule 3 declares that a Property Third Party Consent has been reasonably withheld; or

(iv)
the Purchaser fails to make the payment or any part of the amounts specified in paragraph 1.6 of this Part 7 of Schedule 3 for a period of 7 days or is otherwise in material breach of the provisions of the Licence for a continuous period of 7 days following written notification by the relevant member of the RBSG Group of the same.

1.7.2	If, for whatever reasons, the Licence Period comes to an end in relation to any of the Licensed Premises, then:

(i)	the Licence insofar as it relates to the relevant Licensed Premises shall be severable from the remainder of this Agreement and this Agreement shall otherwise remain in full force and effect;

(ii)
the Purchaser shall not be entitled to any refund, abatement or reduction of the Consideration or any other sums paid in accordance with this paragraph 1.7 of Part 7 of Schedule 3 in connection with any period prior to the termination of the Licence for the Licensed Premises;

(iii)	it shall not prejudice or affect any claim by any member of the RBSG Group in respect of any prior breach of this Agreement by any Purchaser in respect of that Licensed Premises;

(iv)	the Licence is deemed to be at an end in relation to those Licensed Premises; and

(v)	unless the Licence Period comes to an end due to Property Transfer Completion in respect of the relevant Licensed Premises taking place, the Purchaser shall:

(a)	vacate the Licensed Premises forthwith;

(b)	remove from the Licensed Premises all items belonging to it;

(c)	leave the Licensed Premises in a clean and tidy condition;

(d)	at the request of the relevant member of the RBSG Group reinstate the Licensed Premises or any part or parts thereof to at least as good state of condition as at Closing, fair wear and tear excepted.

1.8	Closing

1.8.1
The transfer of the Business Underletting Properties shall only take place on Closing to the extent that all necessary Property Third Party Consents in respect of the relevant transfer have been obtained prior to Closing.

1.8.2
The Consideration shall be paid to the Business Sellers on Closing in accordance with this Agreement even if any necessary Property Third Party Consents have not then been obtained and not all the Business Underletting Properties are transferred on Closing.

1.8.3	Completion of the transfer of the Business Underletting Properties shall take place at such place as the parties may agree.

1.9	Property Transfer Completion Property

Transfer Completion in respect of each of the Business Underletting Properties shall take place on the date falling 15 Business Days following the grant of all the relevant Property Third Party Consents for each Business Underletting Property or on such other date as the parties shall agree acting reasonably (but not before Closing). Notwithstanding the above, the parties agree to use reasonable endeavours to achieve Property Transfer Completion as soon as reasonably practicable after Closing.

1.10	General Transfer Provisions

1.10.1
The Purchaser shall enter into a sub-lease in respect of each of the Business Underletting Properties with the relevant member of the RBSG Group subject to the terms set out in this Part 7 of Schedule 3 and all other applicable terms of this Agreement on Closing or (if later) Property Transfer Completion. Each Sub-lease shall be granted with full title guarantee.

1.10.2
This Part 7 of Schedule 3 incorporates the standard Commercial Property Conditions (Second Edition) (“SCPC2”). In case of conflict between this Part 7 of Schedule 3 and the SCPC2, this Part 7 of Schedule 3 prevails. Terms used or defined in the SCPC2 have the same meanings when used in this Part 7 of Schedule 3, and vice versa. The following provisions in SCPC2 shall not apply: 1.3.3, 1.3.5(a), 1.3.5(c), 1.3.7(d), 1.3.7(e), 1.4 to 1.5, 2.2 to 2.3, 4.1.3, 4.2, 6.1 to 6.3, 6.4.2, 6.6, 7.1.1 to 7.1.4, 8.1 to 8.4, 8.7, 8.8, 9, 10.2, 10.3.5 to 10.3.8, 11 and 12.

1.10.3	The transfer of each Business Underletting Property shall contain covenants with the relevant member of the RBSG Group by the Purchaser to comply with the:

(i)	obligations arising from the matters mentioned in the Registered Title;

(ii)	obligations arising under the Documents;

(iii)	obligations on the part of the landlord arising under the Letting Documents; and

(iv)
obligations on the part of the tenant arising under the Lease Documents, insofar as the relevant member of the RBSG Group may remain liable directly or indirectly for them after Closing or Property Transfer Completion (as the case may be) and to indemnify the relevant member of the RBSG Group (on an after-Tax basis) against any non-compliance and a further covenant by the Purchaser to indemnify the relevant member of the RBSG Group (on an after-Tax basis) against any liability arising under any guarantee entered into by the relevant member of the RBSG Group in connection with the transfer.

1.10.4	On Closing or (if later) Property Transfer Completion in respect of each of the Business Underletting Properties:

(i)
the relevant Business Transferors shall deliver to the Purchaser a sublease in respect of each relevant Business Underletting Property prepared by the Business Transferors lawyer on the same rent and deposit (or a prorated amount thereof) and same tenant’s covenants as the relevant Lease (except for any covenant to pay VAT on the rent where not paid by the relevant Business Transferor at the date of this agreement) and subject to any rent review and with such changes as are appropriate and agreed between the relevant member of the RBSG Group and the Purchaser acting reasonably with due regard to their respective business requirements or required by the relevant Landlord and the term of the sublease shall not contain any lessee’s break right provided that:

(a)	in respect of the Business Underletting Property listed at paragraph 1 of Part 3 of Schedule 3 (First Floor Central House Harrogate) the term of the sub-lease shall be five years;

(b)	in respect of the Business Underletting Property listed at paragraph 2 of Part 3 of Schedule 3 (55 Mansell Street London):

(I)	the term of the sub-lease shall be four years;

(II)
under the sublease the Purchaser shall pay an additional fee to the landlord of £700,000 per annum in respect of rates and all miscellaneous costs it being agreed that this fee shall be reduced by a sum equal to any increase to the rent payable per annum (or a prorated amount thereof) under the sublease following rent review;

(III)
the sub-lease shall contain a provision preventing the Purchaser from exercising the break option contained in clause 4.1 of the lease dated 25 September 2009 between (1) National Westminster Bank Plc and (2) Electronic Data Systems Limited to which the sublease shall take subject once granted; and

(IV)
the sub-lease will provide that the Purchaser will not prevent Electronic Data Systems Limited and their successors in title under the lease referred to in paragraph (II) above from accessing their premises demised under such lease for the purposes of operating their business at the premises as the lease permits;

(c)	in respect of the Business Underletting Property listed at paragraph 3 of Part 3 of Schedule 3 (600 Morgan Falls Road) the term of the sub-lease shall expire on 30 August 2016

(ii)
and provided further that the RBSG Group shall not be obliged to grant any right, benefit or licence conferred on the RBSG Group under the Leases, including but not limited to, any signage right, expansion right, pre-emption right option to renew; and the Purchaser shall deliver to the relevant Business Transferors a counterpart of such sub-lease (in duplicate) duly executed by the Purchaser.

1.10.5
The Purchaser shall at its own cost and expense procure that all transfers are duly stamped, filed or registered at the relevant registries on a timely basis and within the statutory period and the Business Transferors shall promptly assist with all requisitions and enquiries raised in relation thereto.

1.10.6
Each sub-lease shall be in Property Agreed Terms and the parties agree that, in respect of those Business Underletting Properties situated in England and Wales, each of the sub-leases shall be contracted out of the security of tenure provisions of the Landlord and Tenant Act 1954 and acknowledge that service of the relevant notices and the giving of the necessary statutory declarations occurred prior to the date of this Agreement.

1.11	Subjections

Notwithstanding anything contained in this Agreement:

1.11.1	Each of the Business Underletting Properties is transferred subject to and (where appropriate) with the benefit of the following matters:

(i)
any unregistered interest which overrides first registration under Schedule 1 of the Land Registration Act 2002 Act (the “2002 Act”) and any interests which fall within Section 11(4)(c) of the 2002 Act and any unregistered interests which override registered dispositions under Schedule 3 of the 2002 Act;

(ii)	such unregistered interests as may affect that Business Underletting Property to the extent and for so long as they are preserved by the transitional provisions of Schedule 12 of the 2002 Act;

(iii)	all matters contained or referred to in the Documents;

(iv)	all matters contained or referred to in the Letting Documents;

(v)	all matters contained or referred to in the Property Proprietorship and Charges registers of the Registered Title relating to that Business Underletting Property;

(vi)
all exceptions, reservations, rights, easements, quasi-easements, wayleaves, rent charges, covenants, conditions, declarations, leases, tenancies (including statutory tenancies), licences and agreements affecting the same; and

(vii)	the rents, covenants and conditions reserved by or contained in the Lease and the Lease Documents under which the same is respectively held, as well as those encumbrances mentioned in SCPC2 3.1.2.

1.11.2	The Purchaser is deemed to acquire with full knowledge of the mailers referred to in paragraph 1.11.1 of this Part 7 of Schedule 3.

1.11.3
The Business Transferors do not give any warranty as to the use or area of any of the Business Underletting Properties and shall not be required to define the boundaries of any of the Business Underletting Properties. The transfer of the Business Underletting Properties shall not be annulled, nor shall any compensation be allowed or payable, in respect of any error in respect of any such matters.

1.11.4
The Purchaser agrees and acknowledges that all and any obligations on the part of the Business Transferors to deliver vacant possession of any Business Underletting Properties (or any part thereof) on Closing or Property Transfer Completion (as the case may be) (whether express or implied) are hereby excluded.

1.11.5
It is agreed by the Purchaser that it must rely absolutely on the Purchaser’s own opinion and/or professional advice concerning the Business Underselling Properties and the related Leases thereto, their state and condition, fitness and/or suitability for any purpose.

1.11.6
The Purchaser acknowledges that the Business Transferors have deduced good title to each Business Underletting Property prior to the date of this Agreement. Accordingly, the Purchaser shall not raise any requisition on matters arising before that date, but may do so in relation to any new mailers arising after that date and before Closing.

1.12	Separation

1.12.1
The Business Transferors shall procure that the relevant member of the RBSG Group carry out the Separation Works to any premises, sites, spaces and facilities for the physical separation of the Business Underselling Properties, between those parts of the property to be occupied by members of the Purchaser’s Group and those parts of the property to be occupied by members of the RBSG Group at any time before or after Closing.

1.12.2
At any time before or after Closing, the Business Transferors and the relevant member of the RBSG Group shall be entitled to access and use the Business Underselling Properties or any part thereof as necessary for the Separation Works.

1.12.3	The Business Transferors shall procure that and agree:

(i)
to carry out the Separation Works and prior to commencing the Separation Works to consult with the Purchaser and agree (both parties acting reasonably) the costs, scope and quantities (where applicable) associated with the relevant Separation Works;

(ii)
to relocate or move any staff and personnel at the relevant Business Underletting Property as is necessary, in order to undertake and complete the Separation Works in accordance with this paragraph 1.12 of Part 7 of Schedule 3;

(iii)	to comply with the terms of any relevant Lease in carrying out the Separation Works;

(iv)	to comply with all applicable laws and regulations relating to the Separation Works;

(v)	to carry out the Separation Works in a good and workmanlike manner with suitable materials of good quality; and

(vi)	to allow the Purchaser or its representatives to inspect and test the Separation Works whilst they are progressing and after their completion within reasonable time and upon prior appointment.

1.12.4
The Purchaser shall supply such information as may reasonably be required by a Landlord, any superior landlord or other relevant third party and shall render all necessary and reasonable assistance to each member of the RBSG Group and cooperate fully with each member of the RBSG Group and all servants, agents, contractors and workmen of any member of the RBSG Group in connection with the Separation Works. The Purchaser shall comply with all reasonable instructions and directions which may be given by any member of the RBSG Group in connection with the carrying out of the Separation Works.

1.12.5
The Purchaser shall not be entitled to claim against any member of the RBSG Group for any damages or compensation whatsoever arising from or in connection with the Separation Works and/or Separation, including, but not limited to, any necessary reduction in space or area, disruption or loss of systems and facilities or inconvenience caused to or suffered or sustained by the Purchaser or any other person.

1.12.6	The Business Transferors and the Purchaser shall share the costs incurred in connection with the Separation Works and Separation equally, including, without limitation:

(i)	any Property Third Party Consents required in connection with the Separation Works and Separation;

(ii)	costs of complying with obligations under paragraph 1.12.3(ii) of this Part 7 of Schedule 3;

(iii)	the costs of any project manager, contractors and consultants required in connection with the Separation Works; and

(iv)
any insurance in respect of the Separation Works. The Purchaser shall pay to the relevant member of the RBSG Group its share of any amount due under this paragraph 1.12.6 of Part 7 of Schedule 3 within 14 days of receipt of written details of, and an invoice in respect of, such amount from the Business Transferors or the relevant member of the RBSG Group.

1.12.7
If any dispute is unable to be resolved within 14 days, then paragraph 1.5.2 of Part 7 of this Schedule 3 will apply mutatis mutandis save that for the purposes of this paragraph 1.12 of Part 7 of Schedule 3 the Expert to be appointed will be either a quantity surveyor or other appropriate independent property professional.

1.13	Property Third Party Consent from Landlord not obtained

1.13.1
If a Property Third Party Consent is refused by the Landlord or otherwise not obtained on terms reasonably acceptable to the Business Transferors and the Purchaser within 6 months of Closing, the Business Transferors (acting reasonably) shall be entitled by notice to the Purchaser to apply to a court of competent jurisdiction that, in respect of the Business Underselling Property, the Landlord has unreasonably withheld or delayed such Property Third Party Consent.

1.13.2
If the Business Transferors serve notice to the Purchaser under paragraph 1.13.1 of this Part 7 of Schedule 3, the proceedings shall be brought and prosecuted at the expense of the Purchaser who shall indemnify the Business Transferors and the relevant member of the RBSG Group (on an after-Tax basis) for the costs and expenses they incur in connection with those proceedings.

1.14	Property Long Stop Date termination(s)

If any Property Third Party Consent has not been obtained by the Property Long Stop Date, then the relevant Business Underselling Properties so affected shall not be sold or transferred pursuant to this Agreement and the parties’ obligations in respect of the relevant Business Underletting Property shall cease to apply with effect from the Property Long Stop Date without limiting any accrued rights of action. The Purchaser shall not be entitled to any refund, abatement or reduction of the Consideration.

2	Special Provisions relating to the Business Underletting Properties

2.1	In relation to the Business Underselling Property at paragraph 2 of Part 3 of Schedule 3 (600 Morgan Falls Road):

2.1.1
the Purchaser accepts and acknowledges that any application hereunder for a Property Third Party Consent from the Landlord may trigger a right for the Landlord to acquire the relevant member of the RBSG Group’s interest in the relevant Lease and that any risk in relation thereto and/or any fees, costs, charges or expenses (including VAT due thereon) which the Landlord may demand as a condition for not exercising any such right shall be for the Business Transferors; and

2.1.2
the Business Transferors shall indemnify and keep indemnified the Purchaser (on an after-Tax basis) against all Losses arising out of or in connection with the trigger of any such right referred to in paragraph 2.1.1 of this Part 7 of Schedule 3 Provided always that the Business Transferors shall not be liable for any loss suffered by the Purchaser due to the Purchaser having failed to satisfy the Landlord of their ability to comply with the sublease covenants including the obligation to pay the sublease rent.

2.2	Additional Business Underletting Property

2.2.1
Having due regard to their respective business requirements, the parties shall agree (acting reasonably) as soon as reasonably practicable additional areas on the First Floor of Central House Harrogate for an additional sublease (if required) to be granted by the relevant member of the RBSG Group to the Purchaser (“Additional Business Underletting Property”);

2.2.2
The term of any sublease of the Additional Business Underletting Property shall commence on a date to be agreed by the parties (acting reasonably) and will expire on the expiry date of the Business Underletting Property listed at paragraph 1 of Part 3 of Schedule 3.

2.2.3
Any dispute arising out of or in connection with paragraph 2.2 of this Part 7 of Schedule 3 which is not resolved by agreement between the parties within 45 days of such dispute arising shall be referred for and resolved by expert determination in accordance with paragraph 1.5.2 of this Part 7 of Schedule 3 (First Floor Central House Harrogate).

Schedule 3
Part 8
Terms relating to the Business Licence Properties
(Clause 2.4)

1	General Provisions relating to the Business Licence Properties Interpretation

1.1	Interpretation

The following further definitions apply in this Part 8 of Schedule 3:

“Business Licence Properties” means the properties identified in Part 4 of this Schedule 3;

“Landlord” means the person for the time being entitled to the reversion immediately expectant on the termination of the term granted by any of the Leases;

“Leases” means the leases, licences or tenancy agreements under which the Business Licence Properties are held by the relevant member of the RBSG Group, including documents supplemental to them, and “Lease” shall mean any one of them;

“Licence” means a non-exclusive right in favour of the Purchaser to occupy the Business Licence Properties during the Licence Period pursuant to this Part 8 of Schedule 3 together with any Additional Business Licence Property;

“Licence Expiry Date” means the day to be agreed between the parties prior to Closing, but if not so agreed, to be the day 6 months (less one day) after the relevant Closing Date;

“Licence Fee” means the payments to be made by the Purchaser to the RBSG Group pursuant to paragraph 1.5.4 of this Part 8 of Schedule 3;

“Licence Period” means a period, which may be different for each of the Business Licence Properties, commencing on the Closing Date and ending on the earliest of the following dates:

(v)	the date on which this Agreement is terminated by whatever means, whether in whole or in relation to the relevant Business Licence Property;

(vi)	the date immediately preceding the date on which the term of the relevant Lease ends by whatever means; and

(vii)	the Licence Expiry Date.

1.2	Each of the Business Licence Properties shall be licensed subject to the terms set out in this Part 8 of Schedule 3 and all other applicable terms of this Agreement.

1.3
The parties acknowledge and agree that any information or representation (whether oral or otherwise) provided by the Business Transferors and/or their agents in relation to the Business Licence Properties is given for reference only.

1.4
In case of conflict between the general provisions contained in this paragraph 1 of Part 8 of Schedule 3 and any special provisions contained in paragraph 2 of this Part 8 of Schedule 3, the special provisions shall prevail.

1.5	Licence

1.5.1
Notwithstanding the terms of the Leases but to the extent not restricted under applicable Law and Regulations, the Business Transferors shall procure that the relevant member of the RBSG Group allow the Purchaser to occupy any of the Business Licence Properties for the Licence Period on the terms set out in this paragraph 1.5 of Part 8 of Schedule 3.

1.5.2	The Purchaser acknowledges that the grant of each Licence may amount to a breach of the terms of the relevant Lease and any risk in respect thereof lies solely with the Purchaser.

1.5.3	The Licence of each of the Business Licence Properties is granted:

(i)
subject to all exceptions, reservations, rights, easements, quasi-easements, wayleaves, rent charges, covenants, conditions, declarations, leases, tenancies (including statutory tenancies), licences, agreements and other title matters affecting the same;

(ii)	subject to all of the matters to which the relevant Leases relating to the Business Licence Properties are subject;

(iii)	out of whatever right, title and interest that the relevant member of the RBSG Group has in the Business Licence Property and/or under the Leases;

(iv)	in “as is” condition; and

(v)	without making any statement or representation that any member of the RBSG Group is entitled to grant it.

1.5.4	On and after Closing, the Purchaser shall pay to the relevant member of the RBSG Group a Licence Fee equivalent to:

(i)	all rents and other charges (including VAT due thereon under the relevant Lease) payable in respect of the Business Licence Properties; and

(ii)
all outgoings (including VAT due thereon under the relevant Lease) (including, but not limited to, rates, service charges, management charges, levies, air-conditioning charges, insurance, heating, electricity, gas, telecommunications and other services and the cost of complying with fire and other statutory regulations) payable by any member of the RBSG Group relating to the Business Licence Properties or charged upon the owner or occupier of the Business Licence Properties; and

(iii)	all operating expenses and other payments whatsoever payable in respect of and/or arising from the Business Licence Properties and the equipment systems and facilities therein,

in each case on an after-Tax basis, such payments to be made not less than ten (10) Business Days before any such sum falls due subject to the relevant member of the RBSG Group giving the Purchaser reasonable written notice to that effect. To the extent that there has been a prepayment at Closing of the amounts in paragraphs 1.5.4(i), (ii) and (iii) of this Part 8 of Schedule 3 by the RBSG Group which is not otherwise accounted for in the Closing Statement, the Purchaser shall pay to the relevant member of the RBSG Group on Closing an amount equal to the amount of such prepayment in respect of any period after Closing.

1.5.5	Throughout the Licence Period, the Purchaser shall, in respect of the Business Licence Properties only:

(i)	keep the Business Licence Properties in a state of repair at least as good as they are in at Closing, fair wear and tear excepted;

(ii)
observe and perform the covenants and conditions on the part of the lessee in the relevant Lease under which the relevant member of the RBSG Group holds the Business Licence Properties (other than in relation to the payment of rent and other charges paid to the relevant member of the RBSG Group as part of the Licence Fee and subject to paragraph 1.5.5(i) of this Part 8 of Schedule 3);

(iii)
make good and pay for all damage to the Business Licence Properties (including accidental damage) caused by the Purchaser, its representatives or invitees to the Business Licence Properties in accordance with the terms of the Lease of the relevant Business Licence Properties;

(iv)
use the Business Licence Properties only in accordance with the terms of the Lease of the relevant Business Licence Properties and in compliance with the Law and Regulations where the relevant Business Licence Property is located; and

(v)	comply with any recommendations which the insurers of the Business Licence Properties may make in respect of them, including all recommendations in respect of fire precautions.

1.5.6	Throughout the Licence Period, the Purchaser shall not:

(i)	carry out any alterations without the relevant member of the RBSG Group’s consent;

(ii)	use, or permit the use of, the whole or any part of the Business Licence Properties for any illegal purpose;

(iii)	store or bring upon the Business Licence Properties anything that is dangerous, illegal or highly flammable; or

(iv)
do, suffer or permit anything to be done which increases the premiums payable in respect of any insurance of the Business Licence Properties without paying any such increased amount or which makes that insurance void or voidable.

1.5.7	The Purchaser and each Business Transferor each agree that:

(i)	the Licence is personal to the Purchaser and may only be exercised by the Purchaser;

(ii)
the Licence does not confer a right of exclusive possession or occupation of the Business Licence Properties or any part thereof and the Business Transferors or any persons authorised by them shall have the right of access to the Business Licence Properties and to remain on the Business Licence Properties at all times for all purposes;

(iii)
the Purchaser shall have no claim against the Business Transferors for any obstruction or interruption of the rights granted by this Licence resulting from entry by the Business Transferors to the Business Licence Properties from circumstances outside the reasonable control of the Business Transferors or from any works of alteration, repair, replacement and maintenance; and

(iv)	no relationship of landlord and tenant is created as a result of the Licence.

1.5.8
If the Landlord or any other relevant third party commences proceedings, raises any lawful and reasonable objection or takes any other action in connection with the Purchaser’s occupation or use of any of the Business Licence Properties, the Purchaser shall forthwith take such steps as the relevant member of the RBSG Group may reasonably and properly require in connection with any such matter.

1.5.9
Throughout the Licence Period, the Purchaser shall, in respect of the Business Licence Properties only, indemnify and keep indemnified (on an after-Tax basis) each member of the RBSG Group from and against:

(i)	the payments referred to in paragraph 1.5.4 of this Part 8 of Schedule 3; and

(ii)	any Losses arising from the Licence and/or as a result of the occupation of the Business Licence Properties by the Purchaser.

1.5.10
The Purchaser and Business Transferors shall each inform the other forthwith of any notice received by it in relation to any of the Business Licence Properties from the Landlord or any other third party.

1.6	Determination of Licence

1.6.1
The Licence in relation to any one or more of the Business Licence Properties will, at the election of the relevant member of the RBSG Group, determine by such relevant member of the RBSG Group giving 14 days’ notice to the Purchaser if:

(i)	termination proceedings are commenced in respect of the Purchaser’s occupation of the relevant Business Licence Property by the relevant Landlord or any other relevant person; or

(ii)
the Purchaser fails to make the payment or any part of the amounts specified in paragraph 1.5 of this Part 8 of Schedule 3 for a period of 7 days or is otherwise in material breach of the provisions of the Licence for a continuous period of 7 days following written notification by the relevant member of the RBSG Group of the same.

1.6.2	If, for whatever reasons, the Licence Period comes to an end in relation to any of the Business Licence Properties, then:

(i)	the Licence insofar as it relates to the relevant Business Licence Property shall be severable from the remainder of this Agreement and this Agreement shall otherwise remain in full force and effect;

(ii)	the Purchaser shall not be entitled to any refund, abatement or reduction of the Consideration or any other sums paid in accordance with this paragraph 1.6 of Part 8 of Schedule 3 in connection with any period prior to the termination of the Licence for the Business Underletting Property;

(iii)	it shall not prejudice or affect any claim by any member of the RBSG Group in respect of any prior breach of this Agreement by any Purchaser in respect of that Business Underletting Property;

(iv)	the Licence is deemed to be at an end in relation to that Business Licence Property; and

(v)	the Purchaser shall:

(a)	vacate the Business Licence Property forthwith;

(b)	remove from the Business Licence Property all items belonging to it;

(c)	leave the Business Licence Property in a clean and tidy condition; and

(d)
at the request of the relevant member of the RBSG Group reinstate the Business Licence Property or any part or parts thereof to at least as good state of condition as at Closing, fair wear and tear excepted.

Schedule 3
Part 9
Terms relating to the Leaseback Properties
(Clause 2.4)

1	General Provisions relating to the Leaseback Properties

1.1	Interpretation

The following further definitions apply in this Part 9 of Schedule 3:

“Documents” means the documents (if any) listed in each paragraph B of Part 10 of this Schedule 3;

“Expert” has the meaning given to it under paragraph 1.5.2(i) of this Part 9 of Schedule 3;

“Landlord” means the person for the time being entitled to the reversion immediately expectant on the termination of the term granted by any of the Leases;

“Leaseback Properties” means the properties identified in Part 10 of this Schedule 3;

“Leases” means the leases, licences or tenancy agreements under which the Leaseback Properties are held by the relevant member of the RBSG Group, including all documents supplemental to them, and “Lease” shall mean any one of them;

“Lease Documents” means the documents (if any) listed in each paragraph C of Part 10 of this Schedule 3;

“Letting Documents” means the letting documents (if any) listed in each paragraph D of Part 10 of this Schedule 3;

“Licence” means a non-exclusive right in favour of the relevant member of the RBSG Group to occupy the Licensed Premises during the Licence Period pursuant to this Part 9 of Schedule 3;

“Licence Fee” means the payments to be made by the relevant member of the RBSG Group to the Purchaser pursuant to paragraph 1.6.4 of this Part 9 of Schedule 3;

“Licence Period” means a period, which may be different for each of the Licensed Premises, commencing on the relevant Closing Date and ending on the earliest of the following dates:

(viii)	the date on which this Agreement is terminated by whatever means whether in whole or in relation to the relevant Licensed Premises;

(ix)	the date immediately preceding the date on which the term of the relevant Lease ends by whatever means;

(x)	the date of Property Transfer Completion in relation to the relevant Leaseback Properties; and

(xi)	the Property Long Stop Date;

“Licensed Premises” means any of the Leaseback Properties for which all relevant Property Third Party Consents have not been obtained prior to, or at, Closing;

“President” has the meaning given to it under paragraph 1.5.2(ii) of this Part 9 of Schedule 3;

“Property Agreed Terms” means, in relation to a transfer, such transfer in the terms agreed between the Business Transferors, the Purchaser and the relevant Landlord (if applicable) or determined pursuant to paragraph 1.5.2 of this Part 9 of Schedule 3 and signed for identification by or on behalf of the Business Transferors and by or on behalf of the Purchaser from time to time before or after the date of this Agreement, with such alterations as may be agreed from time to time in writing between the Business Transferors, the Purchaser and the relevant Landlord (if applicable);

“Property Long Stop Date” means the day falling eighteen (18) months after the relevant Closing Date (as applicable);

“Property Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from any Landlord, superior landlord and/or other third party, including, but not limited to any consents, licences, approvals, permits, authorisations or waivers required by any legislation or regulation or by any statutory, governmental, state, provincial or municipal bodies or authorities for or in connection with the transfers of the Leaseback Properties by the Purchaser to the relevant members of the RBSG Group or for any Separation Works;

“Property Transfer Completion” means the completion of the transfer of any one of the Leaseback Properties under this Agreement, where such completion does not take place on Closing because any relevant Property Third Party Consents have not been obtained;

“Property Transfer Completion Date” means the date of Property Transfer Completion in accordance with paragraph 1.9 of this Part 9 of Schedule 3;

“Registered Title” means the registered title relating to a Leaseback Property;

“Retained Business” means any businesses within the RBSG Group which are not being sold hereunder;

“Separation” means all actions to be taken by the Business Transferors for the physical separation of the Business and the Retained Business at any properties used or occupied by the Business and/or the Retained Business, for example relocation of chattels, equipments, staffs and their belongings;

“Separation Works” means all necessary works to be agreed between the relevant member of the RBSG Group and the Purchaser acting reasonably to be carried out by the relevant member of the RBSG Group to any premises, sites, spaces and facilities for the physical separation of the Leaseback Properties, between those parts of the property to be occupied by members of the Purchaser’s Group and those parts of the property to be occupied by members of the RBSG Group, including, but not limited to, installation of partition walls, creation of corridors and alteration of services, systems and facilities; and

“transfer” for the purposes of this Part 9 of Schedule 3 only, means the entering into of a sublease of the relevant Leaseback Property between the Purchaser as lessor and the relevant member of the RBSG Group as lessee, and “a transfer” means and includes any instruments, deeds, agreements, Property Third Party Consents or documents in connection with, relating to or effecting such transfer.

1.2	Each of the Leaseback Properties shall be transferred subject to the terms set out in this Part 9 of Schedule 3 and all other applicable terms of this Agreement.

1.3
The parties acknowledge and agree that any information or representation (whether oral or otherwise) provided by the Business Transferors and/or their agents in relation to the Leaseback Properties is given for reference only.

1.4
In case of conflict between the general provisions contained in this paragraph 1 of Part 9 of Schedule 3 and any special provisions contained in paragraph 2 of this Part 9 of Schedule 3, the special provisions shall prevail.

1.5	Pre-Closing

1.5.1
The Business Transferors and the Purchaser shall, before Closing, agree (acting reasonably) the form of all documents on Property Agreed Terms necessary for the transfer of each of the Leaseback Properties pursuant to the terms set out in this Part 9 of Schedule 3 and all other applicable terms of this Agreement.

1.5.2
Any dispute arising out of or connected with paragraph 1.5.1 of this Part 9 of Schedule 3 which is not resolved by agreement between the parties within 45 days of such dispute arising shall be referred for and resolved by expert determination as follows:

(i)	either the relevant member of the RBSG Group or the Purchaser may initiate an expert reference under this provision by proposing to the other party the appointment of an expert (the “Expert”);

(ii)
the Expert shall either be the local (national) nearest equivalent to a chartered surveyor in the relevant jurisdiction or (in relation to legal issues) a single QC (or equivalent) well versed in real estate law in the relevant jurisdiction chosen by agreement between the relevant member of the RBSG Group and the Purchaser or, failing agreement within 14 days of the initiation of the reference, by the President for the time being of the relevant professional body to which the Expert belongs (the “President”) on the application of either the relevant member of the RBSG Group or the Purchaser;

(iii)	the relevant member of the RBSG Group and the Purchaser shall request that the Expert determine the referred dispute within 30 days of receiving the reference;

(iv)
if the Expert has been appointed but is unable or unwilling to complete the reference, another Expert shall be appointed by agreement between the relevant member of the RBSG Group and the Purchaser or, failing agreement within 14 days of the parties being notified that the Expert is unable or unwilling to complete the reference, by the President on the application of either party;

(v)	the Expert shall act as an expert and not as an arbitrator;

(vi)	the relevant member of the RBSG Group and the Purchaser shall have the right to make representations and submissions to the Expert. There will be no formal hearing;

(vii)	each of the members of the RBSG Group and the Purchaser shall make all relevant documents and information within their control available to the Expert; and

(viii)	the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the parties.

1.5.3
This paragraph 1.5.3 of Part 9 of Schedule 3 applies to those Leaseback Properties in relation to which a Property Third Party Consent is required and if such Property Third Party Consent remains to be obtained as at the Closing Date this paragraph 1.5.3 of Part 9 of Schedule 3 shall continue to apply until the relevant Property Third Party Consent shall have been obtained or until this Agreement shall cease to apply to such Leaseback Properties in accordance with the terms of this Agreement. If any Property Third Party Consents are required:

(i)
the Business Transferors or relevant member of the RBSG Group and the Purchaser (at the cost and expense of the Business Transferors or the relevant member of the RBSG Group) shall use all reasonable endeavours before Closing to obtain the Property Third Party Consents as soon as reasonably practicable for the transfer of the Leaseback Properties and shall at all times keep each other informed of progress in obtaining such Property Third Party Consents;

(ii)	the Business Transferors or the relevant member of the RBSG Group shall:

(a)	supply such information and references as may reasonably be required by a Landlord, any superior landlord or other relevant third party;

(b)
in respect of the period after Closing only, enter into such covenants for the payment of the rent in respect of the Leaseback Properties and for the observance and performance of the covenants and conditions on the part of the lessee contained in any Lease in respect of the Leaseback Properties or otherwise affecting the Leaseback Properties as may reasonably be required by the Landlord, any superior landlord or other relevant third party;

(c)
if reasonably required by the Landlord, any superior landlord or other relevant person, provide a rent deposit or procure that sureties acceptable to them guarantee the relevant member of the RBSG Group’s obligations under the transfers in respect of the Leaseback Properties following the transfer of the Leaseback Properties; and

(d)
be responsible for and undertake to pay, or procure the giving of undertakings to pay, all costs, charges and expenses of any Landlord, any superior landlord or other relevant person (including (without limitation) any Tax or disbursements but excluding any Taxes on the actual net income, profit or gains of any Landlord, any superior landlord or other relevant person) properly in connection with any application for Property Third Party Consents, whether or not such Property Third Party Consents are given and all payments shall be payable to the Purchaser not less than ten Business Days after the Purchaser gives the Business Transferors or the relevant member of the RBSG Group notice to that effect.

1.5.4	Each party shall give written notice to the other party as soon as reasonably practicable after obtaining any Property Third Party Consents which shall be accompanied by a copy of such consent.

1.5.5
Other than where required under the terms of any Lease, the Business Transferors shall not be obliged to provide or procure the giving of any guarantees or security or incur any other financial liability in connection with the obtaining of the Property Third Party Consents.

1.6	Licence

1.6.1
In the event that any Property Third Party Consents are not obtained on or before Closing, notwithstanding the terms of the Leases but to the extent not restricted under applicable Law and Regulations, the Purchaser shall allow the relevant member of the RBSG Group to occupy any of the Licensed Premises for the Licence Period relating to the relevant Licensed Premises on the terms set out in this paragraph 1.6 of Part 9 of Schedule 3.

1.6.2
The Business Transferors acknowledge that the grant of each Licence may amount to a breach of the terms of the relevant Lease and any risk in respect thereof or in respect of any refusal on the part of any Landlord to consent to the proposed transfer to the relevant member of the RBSG Group lies solely with the Business Transferors and the relevant member of the RBSG Group.

1.6.3	The Licence of each Licensed Premises is granted:

(i)	subject to all of the matters to which the relevant Leases relating to the Leaseback Properties are subject;

(ii)	subject to the matters referred to in the Registered Title, the Documents, the Letting Documents and the Lease Documents;

(iii)	out of whatever right, title and interest that the Purchaser has in the Licensed Premises and/or under the Leases;

(iv)	in “as is” condition; and

(v)	without making any statement or representation that the Purchaser is entitled to grant it.

1.6.4	On and after Closing and pending Property Transfer Completion, the relevant member of the RBSG Group shall pay to the Purchaser a Licence Fee equivalent to:

(i)	all rents and other charges (including VAT due thereon under the relevant Lease) payable in respect of the Licensed Premises; and

(ii)
all outgoings (including VAT due thereon under the relevant Lease) (including, but not limited to, rates, service charges, management charges, levies, air-conditioning charges, insurance, heating, electricity, gas, telecommunications and other services and the cost of complying with fire and other statutory regulations) payable by the Purchaser relating to the Licensed Premises or charged upon the owner or occupier of the Licensed Premises; and

(iii)	all operating expenses and other payments whatsoever payable in respect of and/or arising from the Licensed Premises and the equipment systems and facilities therein,

in each case, on an after-Tax basis, such payments to be made not less than 10 Business Days before any such sum falls due subject to the Purchaser giving the relevant member of the RBSG Group reasonable written notice to that effect.

1.6.5	Throughout the Licence Period, the relevant member of the RBSG Group shall, in respect of the Licensed Premises only:

(i)	keep the Licensed Premises in a state of repair at least as good as they are in at Closing, fair wear and tear excepted;

(ii)
observe and perform the covenants and conditions on the part of the lessee in the relevant Lease under which the Purchaser holds the Licensed Premises (other than in relation to the payment of rent and other charges paid to the Purchaser as part of the Licence Fee and subject to paragraph 1.6.5(i) of this Part 9 of Schedule 3);

(iii)
make good and pay for all damage to the Licensed Premises (including accidental damage) caused by the relevant member of the RBSG Group, its representatives or invitees to the Licensed Premises in accordance with the terms of the Lease of the relevant Licensed Premises;

(iv)
use the Licensed Premises only in accordance with the terms of the Lease of the relevant Licensed Premises and in compliance with the Law and Regulations where the relevant Licensed Premises is located; and

(v)	comply with any recommendations which the insurers of the Licensed Premises may make in respect of them, including all recommendations in respect of fire precautions.

1.6.6	Throughout the Licence Period, the relevant member of the RBSG Group shall not:

(i)	carry out any alterations without the Purchaser’s consent;

(ii)	use, or permit the use of, the whole or any part of the Licensed Premises for any illegal purpose;

(iii)	store or bring upon the Licensed Premises anything that is dangerous, illegal or highly flammable; or

(iv)
do, suffer or permit anything to be done which increases the premiums payable in respect of any insurance of the Licensed Premises without paying any such increased amount or which makes that insurance void or voidable.

1.6.7	The Purchaser and each Business Transferor each agree that:

(i)	the Licence is personal to the relevant member of the RBSG Group and may only be exercised by the relevant member of the RBSG Group;

(ii)
the Licence does not confer a right of exclusive possession or occupation of the Licensed Premises or any part thereof and the Purchaser or any persons authorised by it shall have the right of access to the Licensed Premises and to remain on the Licensed Premises at all times for all purposes;

(iii)
the relevant member of the RBSG Group shall have no claim against the Purchaser for any obstruction or interruption of the rights granted by this Licence resulting from entry by the Purchaser to the Licensed Premises from circumstances outside the reasonable control of the Purchaser or from any works of alteration, repair, replacement and maintenance; and

(iv)	no relationship of landlord and tenant is created as a result of the Licence.

1.6.8
If the Landlord or any other relevant third party commences proceedings, raises any lawful and reasonable objection or takes any other action in connection with the relevant member of the RBSG Group’s occupation or use of any of the Licensed Premises pending the obtaining of the relevant Property Third Party Consents, the relevant member of the RBSG Group shall forthwith take such steps as the Purchaser may reasonably and properly require in connection with any such matter.

1.6.9
Throughout the Licence Period, the relevant member of the RBSG Group shall, in respect of the Licensed Premises only, indemnify and keep indemnified (on an after-Tax basis) the Purchaser from and against:

(i)	the payments referred to in paragraph 1.6.4 of this Part 9 of Schedule 3; and

(ii)	any Losses arising from the Licence and/or as a result of the occupation of the Licensed Premises by the relevant member of the RBSG Group.

1.6.10	The Purchaser and Business Transferors shall each inform the other forthwith of any notice received by it in relation to any of the Licensed Premises from the Landlord or any other third party.

1.7	Determination of Licence

1.7.1
The Licence in relation to any one or more of the Licensed Premises will, at the election of the Purchaser, determine by the Purchaser giving at least 14 days’ notice to the relevant member of the RBSG Group if:

(i)	termination proceedings are commenced in respect of the Purchaser’s occupation of the relevant Licensed Premises by the relevant Landlord or any other relevant person;

(ii)	any Property Third Party Consents are refused or cannot be obtained;

(iii)	the court of competent jurisdiction referred to in paragraph 1.13.1 of this Part 9 of Schedule 3 declares that a Property Third Party Consent has been reasonably withheld; or

(iv)
the relevant member of the RBSG Group fails to make the payment or any part of the amounts specified in paragraph 1.6 of this Part 9 of Schedule 3 for a period of 7 days or is otherwise in material breach of the provisions of the Licence for a continuous period of 7 days following written notification by the Purchaser of the same.

1.7.2	If, for whatever reasons, the Licence Period comes to an end in relation to any of the Licensed Premises, then:

(i)	the Licence insofar as it relates to the relevant Licensed Premises shall be severable from the remainder of this Agreement and this Agreement shall otherwise remain in full force and effect;

(ii)	the relevant member of the RBSG Group shall not be entitled to any refund, abatement or reduction of the Consideration or any other sums paid in accordance with this paragraph 1.7 of Part 9 of Schedule 3 in connection with any period prior to the termination of the Licence for the Licensed Premises;

(iii)
it shall not prejudice or affect any claim by the Purchaser in respect of any prior breach of this Agreement by the Business Transferors or the relevant member of the RBSG Group in respect of that Licensed Premises;

(iv)	the Licence is deemed to be at an end in relation to those Licensed Premises; and

(v)	unless the Licence Period comes to an end due to Property Transfer Completion in respect of the relevant Licensed Premises taking place, the relevant member of the RBSG Group shall:

(a)	vacate the Licensed Premises forthwith;

(b)	remove from the Licensed Premises all items belonging to it;

(c)	leave the Licensed Premises in a clean and tidy condition;

(d)
at the request of the Purchaser and the cost of the relevant member of the RBSG Group reinstate the Licensed Premises or any part or parts thereof to at least as good state of condition as at Closing, fair wear and tear excepted.

1.8	Closing

1.8.1
The transfer of the Leaseback Properties shall only take place on Closing to the extent that all necessary Property Third Party Consents in respect of the relevant transfer have been obtained prior to Closing.

1.8.2
The Consideration shall be paid to the Business Sellers on Closing in accordance with this Agreement even if any necessary Property Third Party Consents have not then been obtained and not all the Leaseback Properties are transferred on Closing.

1.8.3	Completion of the transfer of the Leaseback Properties shall take place at such place as the parties may agree.

1.9	Property Transfer Completion Property

Transfer Completion in respect of each of the Leaseback Properties shall take place on the date falling 15 Business Days following the grant of all the relevant Property Third Party Consents for each Leaseback Property or on such other date as the parties shall agree acting reasonably (but not before Closing). Notwithstanding the above, the parties agree to use reasonable endeavours to achieve Property Transfer Completion as soon as reasonably practicable after Closing.

1.10	General Transfer Provisions

1.10.1
The relevant member of the RBSG Group shall enter into a sub-lease in respect of each of the Leaseback Properties with the Purchaser subject to the terms set out in this Part 9 of Schedule 3 and all other applicable terms of this Agreement on Closing or (if later) Property Transfer Completion. Each sub-lease shall be granted with full title guarantee.

1.10.2
This Part 9 of Schedule 3 incorporates the Standard Commercial Property Conditions (Second Edition) (“SCPC2”). In case of conflict between this Part 9 of Schedule 3 and the SCPC2, this Part 9 of Schedule 3 prevails. Terms used or defined in the SCPC2 have the same meanings when used in this Part 9 of Schedule 3, and vice versa. The following provisions in SCPC2 shall not apply: 1.3.3, 1.3.5(a), 1.3.5(c), 1.3.7(d), 1.3.7(e), 1.4 to 1.5, 2.2 to 2.3, 4.1.3, 4.2, 6.1 to 6.3, 6.4.2, 6.6, 7.1.1 to 7.1.4, 8.1 to 8.4, 8.7, 8.8, 9, 10.2, 10.3.5 to 10.3.8, 11 and 12.

1.10.3	The transfer of each Leaseback Property shall contain covenants with the Purchaser by the relevant member of the RBSG Group to comply with the:

(i)	obligations arising from the matters mentioned in the Registered Title;

(ii)	obligations arising under the Documents;

(iii)	obligations on the part of the landlord arising under the Letting Documents; and

(iv)	obligations on the part of the tenant arising under the Lease Documents,

insofar as the Purchaser may remain liable directly or indirectly for them after Closing or Property Transfer Completion (as the case may be) and to indemnify the Purchaser (on an after-Tax basis) against any non-compliance and a further covenant by the relevant member of the RBSG Group to indemnify the Purchaser (on an after-Tax basis) against any liability arising under any guarantee entered into by the Purchaser in connection with the transfer.

1.10.4	On Closing or (if later) Property Transfer Completion in respect of each of the Leaseback Properties:

(iii)
the Purchaser shall deliver to the relevant member of the RBSG Group a sub-lease in respect of each relevant Leaseback Property prepared by the Purchaser’s lawyer on the same rent and deposit (or a pro-rated amount thereof) and same tenant’s covenants as the relevant Lease and subject to any rent review and with such changes as are appropriate and agreed between the relevant member of the RBSG Group and the Purchaser acting reasonably with due regard to their respective business requirements or required by the relevant Landlord and the term of the sub-lease shall be two years with a rolling break right exercisable by the lessee on not less than three months’ notice and the precise area to be demised shall be agreed upon by the parties acting reasonably with due regard to their respective business requirements; and

(iv)	the relevant member of the RBSG Group shall deliver to the Purchaser a counterpart of such sub-lease (in duplicate) duly executed by the relevant member of the RBSG Group.

1.10.5
The relevant member of the RBSG Group shall at its own cost and expense procure that all transfers are duly stamped, filed or registered at the relevant registries on a timely basis and within the statutory period and the Purchaser shall promptly assist with all requisitions and enquiries raised in relation thereto.

1.10.6
Each sub-lease shall be in Property Agreed Terms and the parties agree that, in respect of those Leaseback Properties situated in England and Wales, each of the sub-leases shall be contracted out of the security of tenure provisions of the Landlord and Tenant Act 1954 and acknowledge that service of the relevant notices and the giving of the necessary declarations occurred prior to the date of this Agreement.

1.11	Subjections

Notwithstanding anything contained in this Agreement:

1.11.1	Each of the Leaseback Properties is transferred subject to and (where appropriate) with the benefit of the following matters:

(i)
any unregistered interest which overrides first registration under Schedule 1 of the Land Registration Act 2002 Act (the “2002 Act”) and any interests which fall within Section 11(4)(c) of the 2002 Act and any unregistered interests which override registered dispositions under Schedule 3 of the 2002 Act;

(ii)	such unregistered interests as may affect that Leaseback Property to the extent and for so long as they are preserved by the transitional provisions of Schedule 12 of the 2002 Act;

(iii)	all matters contained or referred to in the Documents;

(iv)	all matters contained or referred to in the Letting Documents;

(v)	all matters contained or referred to in the Property Proprietorship and Charges registers of the Registered Title relating to that Leaseback Property;

(vi)
all exceptions, reservations, rights, easements, quasi-easements, wayleaves, rent charges, covenants, conditions, declarations, leases, tenancies (including statutory tenancies), licences and agreements affecting the same; and

(vii)	the rents, covenants and conditions reserved by or contained in the Lease and the Lease Documents under which the same is respectively held,

as well as those encumbrances mentioned in SCPC2 3.1.2.

1.11.2	The relevant member of the RBSG Group is deemed to acquire with full knowledge of the matters referred to in paragraph 1.11.1 of this Part 9 of Schedule 3.

1.11.3
The Purchaser does not give any warranty as to the use or area of any of the Leaseback Properties and shall not be required to define the boundaries of any of the Leaseback Properties. The transfer of the Leaseback Properties shall not be annulled, nor shall any compensation be allowed or payable, in respect of any error in respect of any such matters.

1.11.4
The relevant member of the RBSG Group agrees and acknowledges that all and any obligations on the part of the Purchaser to deliver vacant possession of any Leaseback Properties (or any part thereof) on Closing or Property Transfer Completion (as the case may be) (whether express or implied) are hereby excluded.

1.11.5
It is agreed by the relevant member of the RBSG Group that it must rely absolutely on its own opinion and/or professional advice concerning the Leaseback Properties and the related Leases thereto, their state and condition, fitness and/or suitability for any purpose.

1.11.6
The relevant member of RBSG acknowledges that it has full knowledge of the title to each Leaseback Property. Accordingly, it shall not raise any requisition on matters arising before the date of this Agreement, but may do so in relation to any new matters arising after that date and before Closing.

1.12	Separation

1.12.1
The Business Transferors shall procure that the relevant member of the RBSG Group carry out the Separation Works to any premises, sites, spaces and facilities for the physical separation of the Leaseback Properties, between those parts of the property to be occupied by members of the Purchaser’s Group and those parts of the property to be occupied by members of the RBSG Group at any time before or after Closing.

1.12.2
At any time before or after Closing, the Business Transferors and the relevant member of the RBSG Group shall be entitled to access and use the Leaseback Properties or any part thereof as necessary for the Separation Works.

1.12.3	The Business Transferors shall procure that and agree:

(i)
to carry out the Separation Works and prior to commencing the Separation Works to consult with the Purchaser and agree (both parties acting reasonably) the costs, scope and quantities (where applicable) associated with the relevant Separation Works;

(ii)
to relocate or move any staff and personnel at the relevant Leaseback Property as is necessary, in order to undertake and complete the Separation Works in accordance with this paragraph 1.12 of Part 9 of Schedule 3;

(iii)	to comply with the terms of any relevant Lease in carrying out the Separation Works;

(iv)	to comply with all applicable laws and regulations relating to the Separation Works;

(v)	to carry out the Separation Works in a good and workmanlike manner with suitable materials of good quality; and

(vi)	to allow the Purchaser or its representatives to inspect and test the Separation Works whilst they are progressing and after their completion within reasonable time and upon prior appointment.

1.12.4
The Purchaser shall supply such information as may reasonably be required by a Landlord, any superior landlord or other relevant third party and shall render all necessary and reasonable assistance to each member of the RBSG Group and cooperate fully with each member of the RBSG Group and all servants, agents, contractors and workmen of any member of the RBSG Group in connection with the Separation Works. The Purchaser shall comply with all reasonable instructions and directions which may be given by any member of the RBSG Group in connection with the carrying out of the Separation Works.

1.12.5
The Purchaser shall not be entitled to claim against any member of the RBSG Group for any damages or compensation whatsoever arising from or in connection with the Separation Works and/or Separation, including, but not limited to, any necessary reduction in space or area, disruption or loss of systems and facilities or inconvenience caused to or suffered or sustained by the Purchaser or any other person.

1.12.6	The Business Transferors and the Purchaser shall share the costs incurred in connection with the Separation Works and Separation equally, including, without limitation:

(i)	any Property Third Party Consents required in connection with the Separation Works and Separation;

(ii)	costs of complying with obligations under paragraph 1.12.3(ii) of this Part 9 of Schedule 3;

(iii)	the costs of any project manager, contractors and consultants required in connection with the Separation Works; and

(iv)	any insurance in respect of the Separation Works.

The Purchaser shall pay to the relevant member of the RBSG Group its share of any amount due under this paragraph 1.12.6 of Part 9 of Schedule 3 within 14 days of receipt of written details of, and an invoice in respect of, such amount from the Business Transferors or the relevant member of the RBSG Group.

1.12.7
If any dispute is unable to be resolved within 14 days, then paragraph 1.5.2 of Part 9 of this Schedule 3 will apply mutatis mutandis save that for the purposes of this paragraph 1.12 of Part 9 of Schedule 3 the Expert to be appointed will be either a quantity surveyor or other appropriate independent property professional.

1.13	Property Third Party Consent from Landlord not obtained

1.13.1
If a Property Third Party Consent is refused by the Landlord or otherwise not obtained on terms reasonably acceptable to the Business Transferors and the Purchaser within 6 months of Closing, the Business Transferors (acting reasonably) shall be entitled by notice to the Purchaser to apply to a court of competent jurisdiction that, in respect of the Leaseback Property, the Landlord has unreasonably withheld or delayed such Property Third Party Consent.

1.13.2
If the Business Transferors serve notice to the Purchaser under paragraph 1.13.1 of this Part 9 of Schedule 3, the proceedings shall be brought and prosecuted at the expense of the Business Transferors who shall indemnify the Purchaser (on an after-Tax basis) for the costs and expenses they incur in connection with those proceedings. Such proceedings may be commenced and presented by the Business Transferors or the relevant member of the RBSG Group (if relevant) in the name of the Purchaser and the Purchaser shall act in accordance with the reasonable requests and directions of the Business Transferors or the relevant member of the RBSG Group.

1.14	Property Long Stop Date termination(s)

If any Property Third Party Consent has not been obtained by the Property Long Stop Date, then the relevant Leaseback Properties so affected shall not be sold or transferred pursuant to this Agreement and the parties’ obligations in respect of the relevant Leaseback Property shall cease to apply with effect from the Property Long Stop Date without limiting any accrued rights of action. The relevant member of the RBSG Group shall not be entitled to any refund, abatement or increase of the Consideration.

2	Special Provisions relating to the Leaseback Properties

None

Schedule 3
Part 10
Leaseback Properties

1. A	Property

Part of Victory House Fifth Avenue Gateshead

Title Number (if registered): TY251967

B	Documents

None.

C	Lease Documents

Lease dated 18 January 1991 made between The English Industrial Estate Corporation and National Westminster Bank plc.

D	Letting Documents

None.

Schedule 4
Intellectual Property
(Clause 2.5)
Part 1

1	Transfer of Business Intellectual Property

1.1
The Transferors shall procure that the registered trade marks identified below shall be transferred to the Purchaser or its nominee at Closing by means of Trade Mark Assignments in substantially the form set out in Part 4 of this Schedule 4,

Proprietor	Mark	Jurisdiction	Registration No.	Status
National Westminster Bank Plc		CTM	3581279	Registered
National Westminster Bank Plc		CTM	4301529	Registered
National Westminster Bank Plc		UK	2011230	Registered
National Westminster Bank Plc		UK	2011221	Registered
National Westminster Bank Plc	Streamline International	UK	2340392A	Registered
National Westminster Bank Plc	Streamline International	UK	2340392B	Registered
National Westminster Bank Plc		CTM	3581261	Registered
National Westminster Bank Plc	STREAMLINE PRONTO	UK	2439344A	Registered

Proprietor	Mark	Jurisdiction	Registration No.	Status
National Westminster Bank Plc		UK	2439344B	Registered
National Westminster Bank Plc	STREAMLINE LITE STREAMLINELITE STREAMLINE-LITE	UK	2372314	Registered
National Westminster Bank Plc	STREAMLINE PLUS STREAMLINEPLUS STREAMLINE-PLUS	UK	2372600	Registered

1.2	The Transferors shall procure that the domain names identified below shall be transferred to the Purchaser or its nominee at Closing in accordance with Schedule 10.

Domain Name	Registrant/Owner
interstream.co.uk	RBSG
streamline.co.uk	RBSG
streamline.com	RBSG
streamline.eu	RBSG
streamline.in	RBSG
streamline.mobi	RBSG
streamlinecontactless.co.uk	RBSG
streamlinecontactless.com	RBSG
streamlinedirect.co. uk	RBS
streamline-direct.com	RBSG
streamlinedirect.eu	RBS
streamline-esolutions.biz	RBSG
streamline-esolutions.co.uk	RBS
streamline-esolutions.com	RBSG
streamline-esolutions.eu	RBS
streamline-esolutions.info	RBSG
streamline-esolutions.net	RBSG
streamlinefraudscreening.co.uk	RBSG
streamlinefraudscreening.com	RBSG
streamline-international.at	RBS
streamline-international.be	RBS
streamline-international.biz	RBSG
streamline-international.co.uk	RBS
streamline-international.com	RBSG
streamline-international.de	RBS
streamline-international.dk	RBSG
streamline-international.es	RBSG
streamline-international.eu	RBS
streamline-international.lu	RBSG
streamline-international.net	RBSG
streamline-international.nl	RBS
streamline-international.pi	RBSG
streamlinemerchantservices.co.uk	RBS
streamlinemerchantservices.com	RBSG
streamline-online.biz	RBSG
streamline-online.co.uk	RBSG
streamline-online.com	RBSG
streamline-online.eu	RBS
streamline-online.info	RBSG
streamline-online.net	RBSG

1.3	Each party shall bear its own costs in relation to notarial, or legalisation, fees in respect of the transfer of any Registered Business Intellectual Property.

1.4
This Agreement shall operate as an immediate assignment to the Purchaser, on Closing, of all Business Intellectual Property which is not Registered Business Intellectual Property (including the goodwill in unregistered trade marks in so far as that goodwill is represented by, attached to and associated with such unregistered trade marks, but no other goodwill, including all rights associated therewith) including, without limitation, the right to take proceedings and recover damages and obtain all other remedies in respect of past infringements thereof. Such Business Intellectual Property is assigned free from Encumbrances.

2	Transfer of Intellectual Property used by the Group Companies

2.1
The Transferors shall procure that the registered trade marks identified below shall be transferred to the Purchaser or its nominee at Closing or, in respect of Canadian trade mark registration no. TMA632731 referred to in this paragraph of this Part 1 of Schedule 4, as soon as possible following Closing, by means of Trade Mark Assignments in substantially the form set out in Part 4 of this Schedule 4. The Business Sellers confirm that recordal of the assignment to the Purchaser or its nominee of Canadian trade mark registration no. TMA632731 for “WORLDPAY device” cannot be completed while RBSG is the registered owner of Canadian trade mark application nos. 1313817 and 1313816 for “RBSWORLDPAY”.  RBSG shall at its own cost take steps to withdraw these trade mark applications upon the expiry of the Transitional Trade Mark Licences in order that the assignment may be promptly recorded thereafter.

Proprietor	Mark	Jurisdiction	Registration No.	Status
RBSG	WORLDPAY device	Canada	TMA632731	Registered
RBSG	WORLDPAY device	South Africa	97/13125	Registered
WorldPayGmbH	WORLDPAY	Germany	39942545	Registered

2.2	The Transferors shall procure that the domain names identified below shall be transferred to the Purchaser or its nominee at Closing in accordance with Schedule 10.

Domain Name	Registrant/Owner
businesspay.com	RBSG
repeatpay.com	RBSG
riskguardian.com	RBSG
riskguardian.mobi	RBSG
riskguardian.net	RBSG
shopatworldpay.com	RBSG
shopatworldpay.eu	RBS
vtpos.com	RBSG
world-acquirer.com	RBSG
world-acquirer.net	RBSG
world-acquiror.com	RBSG
world-acquiror.net	RBSG
world-pay.com	RBSG
world-pay.net	RBSG
worldaccount.com	RBSG
worldaccount.net	RBS
worldacquirer.com	RBS
worldacquiror.com	RBSG
worldacquiror.net	RBSG
worldassured.com	RBSG
worldpay.biz	RBSG
worldpay.co.at	RBSG
worldpay.com	RBSG
worldpay.com.es	RBSG
worldpay.com.mx	RBSG
worldpay.com.ph	RBSG

Domain Name	Registrant/Owner
worldpay.com.sg	RBSG
worldpay.de	WorldPay GmbH
worldpay.es	RBSG
worldpay.info	RBSG
worldpay.jp	RBSG
worldpay.mobi	RBSG
worldpay.net	RBSG
worldpay.nom.es	RBSG
worldpay.ph	RBSG
worldpay.sg	RBSG
worldpay.si	RBSG
worldpay.us	RBSG
worldpayusa.com	RBSG
worldpayusa.net	RBSG
worldpayusa.org	RBSG
paymenttrust.com	RBSG
bibit.be	RBSG
bibit.ch	RBSG
bibit.co.iI	RBS
bibit.fr	RBS
bibit.si	RBSG
anzworldpay.com	RBSG
1worldpay.com	RBSG
autosworldpay.com	RBSG
cgi-worldpay.com	RBSG

Domain Name	Registrant/Owner
limitlessoneworldpay.com	RBSG
limitlessworldpay.com	RBSG
safe-worldpay.com	RBSG
vpp-worldpay.com	RBSG
worldpay-auto.us	RBSG
worldpay-autos.us	RBSG
worldpay-shipping.com	RBSG
worldpay-solutions.com	RBSG
worldpay-vehicles.us	RBSG
worldpay.cc	RBSG
worldpayauto.com	RBSG
worldpayauto.us	RBSG
worldpayautos.us	RBSG
worldpaysafe.com	RBSG
worldpaysales.com	RBSG
worldpaytrust.com	RBSG
worldpayvehicles.us	RBSG
worldepay.com	RBSG

2.3
Each party shall bear its own costs in relation to notarial, or legalisation, fees in respect of the transfer of the registered Intellectual Property set out in paragraphs 2.1 and 2.2 of this Part 1 of Schedule 4.

3	Licence of Intellectual Property that is Shared Transferor IP

3.1
RBSG hereby grants, and shall procure that each relevant member of the RBSG Group shall grant, with effect from Closing, to the Purchaser (for the benefit of each Group Company) a non-exclusive, royalty-free, irrevocable licence to use the Shared Transferor IP owned by a member of the RBSG Group, solely in relation to and for the purposes of the relevant Group Company or Business and in the manner in which it was used immediately prior to Closing, for so long as reasonably required. Except as provided in paragraphs 3.2 and 3.3 of this Part 1 of Schedule 4, the Purchaser shall not assign or transfer or grant sub-licences in respect of any or all of its rights under this licence to any third party. The Purchaser shall be responsible to RBSG for the acts and omissions of any permitted sub-licensees and assignees as if they were those of the Purchaser itself and shall at all times and at its own cost enforce compliance by such sub-licensees and assignees with the terms of this licence and any permitted sub-licences.

3.2
The Purchaser may sub-license its rights granted under paragraph 3.1 of this Part 1 of Schedule 4 to Group Companies (and third parties for the purpose of providing goods and services to Group Companies), subject to ensuring that:

3.2.1
the sub-licence shall be in writing on the same terms as paragraph 3 of this Part 1 of Schedule 4, mutatis mutandis, except that the permitted sub-licensees shall not have the right to sub-license or assign their rights under the sub-licence to any third party;

3.2.2	a copy of any sub-licence shall be provided on request to RBSG;

3.2.3	the sub-licensee shall be bound by and comply with all of the obligations and restrictions to which the Purchaser is subject under paragraph 3.1 of this Part 1 of Schedule 4; and

3.2.4
the Purchaser shall inform the sub-licensee that RBSG as third party beneficiary of those obligations shall have the right to take enforcement action against the sub-licensee under the Contracts (Rights of Third Parties) Act 1999.

3.3
The Purchaser may assign any of its rights granted under paragraph 3.1 of this Part 1 of Schedule 4 to a third party purchaser of all or part of the Group Companies and Businesses, subject to ensuring that:

3.3.1
the Purchaser shall promptly after the assignment give written notice to RBSG of the identity of the assignee and the business in relation to which the Shared Transferor IP will be used by the assignee;

3.3.2	the assignment shall be in writing and a copy of the assignment shall be provided promptly to RBSG;

3.3.3
the assignee agrees in writing to comply with the licence conditions under paragraph 3 of this Part 1 of Schedule 4, mutatis mutandis, including, without limitation, the restrictions of the purposes for which the Shared Transferor IP may be used and the restrictions on sub-licensing and assigning the licensed rights referred to in paragraph 3 of this Part 1 of Schedule 4; and

3.3.4
the Purchaser shall inform the assignee that RBSG as third party beneficiary of those obligation shall have the right to take enforcement action against the assignee under the Contracts (Rights of Third Parties) Act 1999.

4	Excluded Intellectual Property

4.1	The following Intellectual Property shall be retained by the RBSG Group:

4.1.1
any trade marks or domain names that comprise or include “RBS”, “NATWEST”, “CHARTER ONE”, “CITIZENS” or the Daisy Device (the same as or similar to UK trade mark no. 1283242) and foreign equivalents, including, without limitation, (subject to Clause 13.5) the marks “RBSWORLDPAY”, “RBSLYNK”, “RBSSTREAMLlNE”, and “NATWESTSTREAMLlNE”;

4.1.2	any trade marks or domain names that comprise or include “MICROPAY”; and

4.1.3	the Shared Transferor IP.

4.2	Further assurances

If the Purchaser or any of its subsidiaries becomes aware that it owns or has acquired any rights in Excluded Intellectual Property on or after Closing, the Purchaser shall promptly notify RBSG of the existence of such rights. As soon as reasonably practicable following receipt by the Purchaser of a written notice from RBSG, the Purchaser shall, and shall procure that its subsidiaries shall, take all necessary steps, at the sole discretion of RBSG, either: (i) to transfer such rights to RBSG or its nominee for nominal consideration; or (ii) to deregister or irrevocably abandon such rights.

Schedule 4
Intellectual Property
Part 2
Transitional Trade Mark Licences

1.
With effect from Closing, the Purchaser shall cause each Business to cease holding itself out, and procure that no member of the Purchaser’s Group holds itself out, as having any current affiliation with RBSG or any member of the RBSG Group, provided that the use by the Purchaser (or its permitted sub-licensees and assigns) of any of the trade marks and domain names in accordance with the Transitional Trade Mark Licences or use of the Intellectual Property licensed under the Referral Agreements or discharging obligations under the Referral Agreements or other Transaction Documents provided such use is in accordance with the Referral Agreements or other Transaction Documents shall not, in itself, constitute a breach of this provision.

2.
Subject to the rights granted under the Transitional Trade Mark Licences, the Purchaser shall procure that as soon as practicable after Closing any of the Companies and Subsidiaries whose name includes any of the RBS Trade Marks or Charter One or Citizens, including RBS WorldPay Canada Corporation and RBS WorldPay, Inc., shall change its name so that it does not contain any of the RBS Trade Marks or Charter One or Citizens (alone or in combination with any other words), or any name which is likely to be confused with the same, and shall promptly provide the Transferors with appropriate evidence of such change of name.

3.	At Closing, RBSG shall grant, or shall procure the grant of, the Transitional Trade Mark Licences to the Purchaser in the form set out in Part 3 of this Schedule 4.

Schedule 4
Intellectual Property
Part 3
Form of Transitional Trade Mark Licence

[Note: All references to the RBS Domain Names to be deleted from the Transitional Trade Mark Licence to be executed by National Westminster Bank plc.]

Transitional Trade Mark Licence

This Agreement is made on                         2010 between:

(1)
[[THE ROYAL BANK OF SCOTLAND GROUP plc, a company incorporated in Scotland with number 045551 whose registered office is at 36 St. Andrew Square, Edinburgh EH2 2YB, UK] or [NATIONAL WESTMINSTER BANK plc a company incorporated in England with number 929027 whose registered office is at 135 Bishopsgate, London, EC2M 3UR, UK]] (the “Licensor”); and

(2)	[•], a company incorporated in [•] whose registered office is at [•] (the “Licensee”).

Whereas:

(F)
pursuant to a transfer agreement dated       August 2010 (the “Transfer Agreement”), the Licensor has agreed to transfer (or procure the transfer of) the Group Companies and the Businesses (as defined in the Transfer Agreement) to the Licensee;

(G)	the Licensor Is the owner of the [[RBS]/[NatWest]] Trade Marks (as defined below) and registrant of the RBS Domain Names (as defined below); and

(H)
the Licensor wishes to grant and the Licensee wishes to obtain a licence of the [RBS]/[NatWest] Trade Marks for a transitional period to allow the Licensee a period of time in which to change the branding of the Group so that it no longer uses the [RBS]/[NatWest] Trade Marks.

It is agreed as follows.

1	Definitions and Interpretation

1.1	Capitalised words used in this Agreement and not defined under Clause 1.3 of this Agreement shall have the same meanings as in the Transfer Agreement.

1.2	The provisions of Clauses 1.6 to 1.14 and 1.16 of the Transfer Agreement shall apply to this Agreement, mutatis mutandis.

1.3	In this Agreement, unless the context otherwise requires:

“Advertising and Marketing Materials” means physical or electronic advertising and marketing materials including brochures and customer literature (but excluding any Contractual Materials);

“Branded Advertising and Marketing Materials” means Advertising and Marketing Materials to which any of the [RBS]/[NatWest] Trade Marks have been applied prior to the Closing Date and which are in the possession or control of the Licensee or a member of the Purchaser’s Group following the Closing Date;

“Branded Business Materials” means Business Materials to which any of the [RBS]/[NatWest] Trade Marks have been applied prior to the Closing Date and which are in the possession or control of the Licensee or a member of the Purchaser’s Group following the Closing Date;

“Branded Customer Collateral” means the Customer Collateral to which any of the [RBS]/[NatWest] Trade Marks have been applied prior to the Closing Date by or on behalf of the Licensor and which are in the possession or control of the Licensee or its customers;

“Branded Signs” means Signs to which any of the [RBS]/[NatWest] Trade Marks have been applied prior to the Closing Date prior to the Closing Date, and which are in the possession or control of the Licensee or a member of the Purchaser’s Group following the Closing Date;

“Business Materials” means all documents and other materials, physical or electronic used in the business of the Group Companies and Businesses (including electronic mail), excluding any Contractual Materials, Advertising and Marketing Materials, Customer Collateral and Signs, but including business and identity cards, telephone directories, websites and website content and computer software;

“Contractual Materials” means any documents, whether or not in electronic form, that create, purport to create, evidence the creation of, or might reasonably be considered to be intended to create, obligations on the part of any member of the RBSG Group or contractual relations between any member of the RBSG Group and any third party, including pre-contractual documentation and including, without limitation, all general commercial agreements, forms and terms and conditions; powers of attorney; remittance and other instruction forms; assignments of receivables, guarantees or facilities; trade finance documents; subordination agreements; intercreditor agreements; indemnity letters; risk allocation letters; purchase orders; invoices; and insurance assignments;

“Customer Collateral” means point of sale terminals, related equipment, stationery, promotional material (including pens, badges and lanyards) and other items issued to customers;

“Logo” means the logo identified in Schedule 3;

[“RBS Domain Names” means the domain names listed in Schedule 2;]

“[RBS]/[NatWest] Trade Marks” means the trade marks listed in Schedule 1 owned by the Licensor, together with any registrations or applications for registration of those trade marks from time to time;

“Signs” means external-facing signs;

“Standards of Quality” means the quality standards, specifications and directions relating to the use of the [RBS]/[NatWest] Trade Marks and the products and services in relation to which they are used, as complied with by the Group in the twelve (12) months prior to Closing, as may be amended from time to time during the Term;

“Term” means the period from the Closing Date until the date nine (9) months thereafter; and

“Territory” means the countries in which the Group operates as at the Closing Date.

2	Licence

2.1
In consideration of the sum of £1, receipt of which is hereby acknowledged by the Licensor, and subject to the terms of this Agreement, the Licensor hereby grants to the Licensee a non-exclusive, royalty-free licence to:

2.1.1	use any of the [RBS]/[NatWest] Trade Marks on or in relation to Branded Signs and apply any of the [RBS]/[NatWest] Trade Marks to Signs, in each case, for the Term;

2.1.2
use any of the [RBS/[NatWest] Trade Marks on or in relation to any of Branded Advertising and Marketing Materials and Branded Business Materials and apply any of the [RBS]/[NatWest] Trade Marks to Advertising and Marketing Materials and Business Materials, in each case, for the Term;

2.1.3	use any of the [RBS/[NatWest] Trade Marks on or in relation to Branded Customer Collateral and apply any of the [RBS]/[NatWest] Trade Marks to Customer Collateral, in each case, for the Term;

2.1.4
use the [RBS]/[NatWest] Trade Marks solely within the full business names (as at the Closing Date) of the Group Companies (including RBS WorldPay Canada Corporation and RBS WorldPay, Inc.) for the Term, provided that, as soon as practicable and in any event by the end of the Term, each of the Group Companies shall have changed its name so that it does not contain any of the [RBS]/[NatWest] Trade Marks (alone or in combination with any other words), or any name which is likely to be confused with the same; and

2.1.5
[use any of the RBS Domain Names solely for the purpose of redirecting to the website or email address of any member of the Purchaser’s Group (such website address not including an RBS Trade Mark or a NatWest mark) any incoming email traffic and website traffic sent to the relevant RBS Domain Name address or website until the earlier of five (5) years from Closing (unless that period is extended pursuant to Clause 9.4 of this Agreement) or termination in accordance with Clauses 9.2 or 9.3 of this Agreement,]

in each case in the Territory solely for the purposes of the business of each Group Company and Business as it is conducted at the date of this Agreement.

2.2
The Licensee may sub-license its rights granted under Clause 2.1 of this Agreement to any other member of the Purchaser’s Group notified by the Licensee to the Licensor, but only while they remain within the Purchaser’s Group, subject to ensuring that:

2.2.1
the sub-licence shall be in writing on the same terms as this Agreement, mutatis mutandis, except that the permitted sub-licensees shall not have the right to sub-license their rights under the sub-licence to any third party;

2.2.2	a copy of any sub-licence shall be provided promptly to the Licensor;

2.2.3	the sub-licensee shall be bound by and comply with all of the obligations and restrictions to which the Licensee is subject under this Agreement; and

2.2.4
the Licensee shall inform the sub-licensee that the Licensor as third party beneficiary of those obligations shall have the right to take enforcement action against the sub-licensee under the Contracts (Rights of Third Parties) Act 1999.

For the avoidance of doubt, any such sub-licence shall automatically terminate if and when the sub-licensee ceases to be a member of the Purchaser’s Group, or on expiry or termination of this Agreement for whatever reason, whichever occurs first. The Licensee shall be responsible to the Licensor for the acts and omissions of its permitted sub-licensees as if they were those of the Licensee itself and shall, at all times and at its own cost, enforce compliance by the sub-licensees with the terms of the sub-licence.

2.3	The Licensee shall conduct any rebranding as soon as reasonably practicable, and shall in any event no later than:

2.3.1
the end of the Term, remove, obliterate, over-sticker or over-paint (as relevant) all manifestations of any of the [RBS]/[NatWest] Trade Marks on (i) Branded Signs and Signs; and (ii) without prejudice to Clause 2.8 of this Agreement, Branded Customer Collateral and Customer Collateral;

2.3.2
the end of the Term, cease to use any of the [RBS]/[NatWest] Trade Marks on Branded Advertising and Marketing Materials, Branded Business Materials, Advertising and Marketing Materials and Business Materials; and

2.3.3	five (5) years after the Closing Date unless that period is extended pursuant to Clause 9.4 of this Agreement), cease to use any of the RBS Domain Names.

2.4
The rights granted to the Licensee under Clause 2.1 of this Agreement are limited to use of the relevant [RBS]/[NatWest] Trade Marks in the same manner as the [RBS]/[NatWest] Trade Marks have been applied by the Business Transferor prior to the Closing Date.

2.5	The Licensee shall not, save as expressly permitted under the terms of this Agreement or the Transfer Agreement:

2.5.1
apply any of the [RBS]/[NatWest] Trade Marks [or RBS Domain Names] to, or use any of the [RBS]/[Natwest] Trade Marks [or RBS Domain Names] on, any Contractual Materials or on any item used in connection with the business of Purchaser or its subsidiaries (save that, for the avoidance of doubt, the Licensee shall be entitled to re-print copies of old invoices issued by or on behalf of the Licensor or any member of the RBSG Group before the Closing Date that bear the [RBS]I[NatWest] Trade Marks in order to respond to requests from its customers for such copies); or

2.6.2
apply to register, register or use any of the [RBS]/[NatWest] Trade Marks [or RBS Domain Names] as or as part of any identical or similar trade mark, any corporate, trading or business name or any domain name.

2.6
The Licensee shall cause each Business to cease holding itself out, and procure that no member of its Group holds itself out, as having any current affiliation with RBSG or any member of the RBSG Group, provided that the use by the Licensee of any of the [RBS]/[NatWest] Trade Marks [or RBS Domain Names] in accordance with this Agreement or in discharging of the Licensee’s or a member of the Purchaser’s Group’s obligations under and in accordance with the Referral Agreements and Sponsorship Agreements shall not, in itself, constitute a breach of this provision.

2.7
For the duration of the Term, the Licensee shall include on all (i) client or consumer-facing websites under the control of any member of the Purchaser’s Group connected to domain names incorporating any of the [RBS]/[NatWest] Trade Marks; and (ii) in so far as it is practicable to do so, Signs, Advertising and

Marketing Materials, Business Materials and Customer Collateral to which any of the [RBS]/[NatWest] Trade Marks are or have been applied, the following notice (in English and a direct translation thereof in the national language of the relevant country of distribution), ensuring that the notice is legible and reasonably prominent:

“[Insert name of Business] was acquired by [insert name of Purchaser] in [month and year]. [Insert relevant [RBS]/[NatWest] Trade Marks] are licensed by [The Royal Bank of Scotland Group pIc]”.

2.8
After the expiry or termination of this Agreement, if the Licensee becomes aware of any Branded Customer Collateral or Customer Collateral that contains or displays the (RBS]/(NatWest] Trade Marks, it shall notify the customer that the Business has been acquired by the Purchaser and that such customer is no longer to use such Branded Customer Collateral or can only continue using such Customer Collateral provided that the (RBS]/(NatWest] Trade Marks are not visible to members of the public. In any event, if the Licensee subsequently becomes aware that a customer has failed to comply with this direction within a reasonable time, the Licensee shall take such further steps as are commercially reasonable to remedy this by a date no later that 24 months following the Closing Date (but for the avoidance of doubt, this shall not require termination of or any enforcement action under the Merchant Contract).

2.9
Within 2 months of a member of the RBSG Group ceasing to be a party to a Merchant Contract, the Licensee shall notify in writing any customers under such Merchant Contract that the Business has been acquired by the Purchaser and that such customer is no longer to use the Logo upon its website(s). If the Licensee subsequently becomes aware that a customer has failed to comply with this direction within a reasonable time, it shall take such further steps as are commercially reasonable to remedy this (but for the avoidance of doubt shall not require termination of or any enforcement action under the Merchant Contract).

3	Quality control

3.1	The Licensee shall comply with the Standards of Quality and such reasonable variations thereto as may be communicated by the Licensor to the Licensee from time to time during the Term.

3.2
The Licensee shall comply as soon as reasonably practicable with any reasonable directions given by the Licensor at any time during the Term in relation to any or all uses of any of the [RBS]/[NatWest] Trade Marks in order to preserve the reputation, goodwill, value, validity and/or enforceability of any of the [RBS]/[NatWest] Trade Marks or so that the Standards of Quality are met, provided that such directions do not result in the Licensee or any member of the Purchaser’s Group having to use the [RBS]/[NatWest] Trade Marks in any way materially different to the ways in which they were used by the Group in the12 months prior to Closing except as required by the terms of this Agreement including without limitation Clause 2.7.

3.3
The Licensor may, in its absolute discretion, veto, on such notice as is reasonable in the circumstances, any uses of any of the [RBS]/[NatWest] Trade Marks where reasonably necessary to preserve their reputation, goodwill, value, validity and/or enforceability, provided that such directions or veto do not result in the Licensee or any member of the Purchaser’s Group having to use the [RBS]/[NatWest] Trade Marks in any way materially different to the ways in which they were used by the Group in the 12 months prior to Closing except as required by the terms of this Agreement including without limitation Clause 2.7.

3.4
Following Closing, if requested by the Licensor, the Licensee shall provide to the Licensor representative samples of items or materials on or in respect of which any of the [RBS]/[NatWest] Trade Marks are used unless such items or materials are identical in all material respects to items or materials that were in use by the Group prior to Closing. In respect of items or materials which are to be communicated externally, unless they are already in use, or have already been ordered, by the Transferors(in relation to the Group Companies or Businesses) or items or materials are identical in all material respects to items or materials that were in use by the Group prior to the Closing Date, the Licensee shall provide representative samples to the Licensor prior to their external communication. In respect of all other items or materials, the Licensee shall ensure that representative samples shall be supplied within seven days of a request being made by the Licensor. Upon receipt of a representative sample and without limitation to the Licensor’s rights under Clauses 3.2 and 3.3 of this Agreement the Licensor may give such directions in relation to or veto the use of any of the [RBS]/[NatWest] Trade Marks in each case in accordance with Clauses 3.2 or 3.3 of this Agreement.

3.5	The Licensee shall:

3.5.1	not do, or fail to do, anything which act or omission is reasonably likely to damage the validity or goodwill of any of the [RBS]/[NatWest] Trade Marks;

3.5.2	not breach any Law and Regulations relating to any goods or services in relation to which any of the [RBS]/[NatWest] Trade Marks are used; and

3.5.3	not do anything that is reasonably likely to diminish the rights of the Licensor in any of the [RBS]/[NatWest] Trade Marks, or impair any registration of any of the [RBS]/[NatWest] Trade Marks,

provided that the Licensee shall not be in breach of Clauses 3.5.1 or 3.5.3 to the extent such use of the [RBS]/[NatWest] Trade Marks [or RBS Domain Names] is consistent with both the use of both the [RBS]/[NatWest] Trade Marks [and/or

RBS Domain Names] by the Group, the Licensor or Transferor prior to Closing and the terms of this Agreement including without limitation Clause 2.7.

4	Ownership and goodwill

4.1
The Licensee acknowledges that the Licensor is the owner of the [RBS]/[NatWest] Trade Marks [and the RBS Domain Names], and that it does not have any right, title or interest in or to any of the [RBS]/[NatWest] Trade Marks [or the RBS Domain Names] other than such as may be granted to it under this Agreement.

4.2
All goodwill resulting from the use by the Licensee of any of the [RBS]/[NatWest] Trade Marks [or the RBS Domain Names] by the Licensee or any of its sub-licensees whether before or during the term of this Agreement shall inure to the benefit of the Licensor. The Licensee shall execute such documents as the Licensor may reasonably require in order for the Licensor to obtain the full benefit of such goodwill.

5	Indemnity

5.1
The Licensee shall indemnify and keep indemnified the Licensor (on an after-Tax basis) against any and all provable Losses (excluding (i) internal management costs, and (ii) indirect and consequential Losses unless they would fairly and reasonably be considered as arising naturally from the Licensee’s or its Sub-licensees’ breach) brought against or suffered or incurred by the Licensor or any member of the RBSG Group arising out of or in connection with any use, not in accordance with the terms of this Agreement, of any of the [RBS]/[NatWest] Trade Marks [and RBS Domain Names] by the Licensee or any of its sub-licensees following Closing.

5.2	The Licensor agrees that

5.2.1	it will notify the Licensee as soon as reasonably practicable in writing of any claim falling under Clause 5.1 of which it has notice; and

5.2.2
it will not, in so far as would materially adversely affect the interests of the Licensee, make any admission, compromise or settlement of any claim without the prior written consent of the Licensee (which consent shall not be unreasonably withheld or delayed); and

5.2.3	it will use reasonable endeavours to mitigate such Losses.

6	Licensor’s obligations

The Licensor shall take reasonable steps to maintain the [RBS]/[NatWest] Trade Marks [and the RBS Domain Names] during the Term, save that the parties hereby acknowledge that the Licensor may, upon reasonable notice to the Licensee at its sole discretion, withdraw Canadian trade mark applications nos.

1313816 and 1313817 for “RBSWORLDPAY”. The Licensee shall provide, at the request and expense of the Licensor, all necessary assistance in maintaining such registrations.

7	Infringement and invalidity

7.1
The Licensee shall, as soon as reasonably practicable after becoming aware of any challenge to the validity of any of the [RBS]/[NatWest] Trade Marks [or the RBS Domain Names], notify the Licensor. The Licensor shall notify the Licensee as soon as reasonably practicable after becoming aware of any challenge to the validity of any of the [RBS]/[NatWest] Trade Marks [or the RBS Domain Names] that comes to its attention and which may adversely affect the Licensee’s use of the same pursuant to the terms of this Agreement.

7.2
The Licensee shall, as soon as reasonably practicable after becoming aware, notify the Licensor of any actual or suspected infringement of any of the [RBS]/[NatWest] Trade Marks [or the RBS Domain Names] or relevant act of passing off or unfair competition or similar cause of action in respect of any of the [RBS]/[NatWest] Trade Marks [or the RBS Domain Names] that comes to its attention.

7.3
The Licensor shall, in its sole discretion, determine what action, if any, shall be taken in respect of the matters notified under Clauses 7.1 or 7.2 of this Agreement or other third party acts that may affect the Licensee’s and the Purchaser’s use of any of the [RBS]/[NatWest] Trade Marks [or the RBS Domain Names], and shall have sole control over such matters. The Licensee shall provide such reasonable assistance to the Licensor, at the Licensor’s cost (excluding internal management costs), in connection with such matters, including in legal proceedings in the name of the Licensor or the Licensee. Unless the parties agree (in writing) otherwise, the Licensor shall be responsible for the cost of any legal proceedings that it instigates, and shall be exclusively entitled to any monetary remedies or costs that are recovered. The Licensor shall keep the Licensee informed of all material developments in relation to any proceedings that may have a material impact on the Licensee’s rights under this Agreement.

8	Assignment

8.1
This Agreement is personal to the Licensee and, subject to Clauses 2.2, 8.3 and 8.4 of this Agreement, the Licensee shall not assign or transfer or grant sub-licences in respect of all or any of its rights under this Agreement without the prior written consent of the Licensor.

8.2	The Licensor shall be entitled (subject to the rights granted under this Agreement):

8.2.1	freely to assign the [RBS]/[NatWest] Trade Marks [or the RBS Domain Names] or any of them, provided that the Licensor promptly notifies the Licensee of such assignment; and/or

8.2.2
to require the Licensee to enter into a novation agreement with a third party to whom the Licensor wishes to transfer all or any of its rights (together with the corresponding obligations) under this Agreement.

8.3
The Licensee may charge and/or assign the benefit of all or any of its rights under this Agreement (and/or any documents entered into pursuant to this Agreement) to any bank or financial institution or other persons or a security trustee on their behalf (each a “Chargee”) by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Licensee in relation to the acquisition contemplated by the Transfer Agreement, (and such Chargee may itself assign or transfer the benefit of all or any of the rights under this Agreement (and/or any documents entered into pursuant to this Agreement) to any third party on enforcement of such security) provided that the Licensor shall be under no greater obligation or liability thereby than if such assignment had never occurred and that the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named as the Licensee in this Agreement (and, in particular shall not exceed the sum which would, but for such assignment have been recoverable hereunder by the Licensee in respect of the relevant fact, matter or circumstance); provided that no Chargee (or assignee or transferee of such Chargee) shall itself have the right to use the [RBS]/[NatWest] Trade Marks [or RBS Domain Names] or to record any security or other interest against the [RBS]/[NatWest] Trade Marks [or RBS Domain Names] without the Licensor’s prior written consent, and provided that the Licensor shall not be required to incur any costs as a result of this Clause 8.3.

8.4
The Licensee may assign its rights under this Agreement to a third party purchaser of all or part of the Group Companies and Businesses subject to the Licensor’s prior written consent and subject to ensuring that:

8.4.1
the Licensee shall give prior written notice to the Licensor of the identity of the proposed assignee and the business in relation to which the [RBS]/[NatWest] Trade Marks [and RBS Domain Names] would be used by the proposed assignee;

8.4.2	the assignment shall be in writing and a copy of the assignment shall be provided promptly to the Licensor;

8.4.3	the assignee agrees in writing to comply with the obligations under the Agreement mutatis mutandis and that it shall have no right to make any further assignment of the licensed rights; and

8.4.4
the Licensee shall inform the assignee that the Licensor as third party beneficiary of those obligations shall have the right to take enforcement action against the assignee under the Contracts (Rights of Third Parties) Act 1999.

9	Term and termination

9.1
This Agreement shall take effect on and from the date of this Agreement and, subject to termination pursuant to Clauses 9.2 or 9.3 of this Agreement, shall remain in force until the date nine months after the Closing Date [or, in the case of the licence granted under Clause 2.1.5, five (5) years after the Closing Date or such longer period as may be agreed pursuant to Clause 9.4 of this Agreement].

9.2	The Licensor may terminate this Agreement immediately in whole or part (in its discretion) by giving written notice to the Licensee if:

9.2.1	the Licensee commits a material breach of any terms of this Agreement;

9.2.2
the Licensor gives notice to the Licensee requiring it to remedy the breach (or to the extent that the breach is not capable of remedy, to pay compensation for the damage arising from such breach); and

9.2.3	the breach is not remedied within 21 days of receipt of the notice, or where applicable the compensation and is not paid, or disputed, within 21 days of notice.

9.3	The Licensor may terminate this Agreement immediately in whole or part (in its discretion) by giving notice to the Licensee if the Licensee:

9.3.1	becomes insolvent, is adjudicated bankrupt or compounds with or makes any arrangement with or makes a general assignment for the benefit of its creditors;

9.3.2
compulsorily or voluntarily enters into liquidation, except for the purposes of a bona fide reconstruction or amalgamation and with the prior written approval of the Licensor (not to be unreasonably withheld or delayed);

9.3.3	has a receiver or manager appointed over the whole or a substantial part of its undertakings or assets;

9.3.4	ceases or threatens to cease to carry on its business; or

9.3.5	challenges the ownership, validity or enforceability of any of the [RBS]/[NatWest] Trade Marks [or the RBS Domain Names].

9.4
The parties agree to negotiate in good faith, acting reasonably, if the Licensee requests in writing an extension of the licence granted under Clause 2.1.5, provided that, in relation to any such extension, the Licensee reimburses (i) all third party costs on a pass through basis; and (ii) all reasonable internal management costs, directly incurred by the Licensor in connection with the continuing maintenance and the Licensee’s continuing use of the RBS Domain Names (and for the avoidance of doubt there shall be no profit for the Licensor in relation to these arrangements).

10	Effect of termination

10.1	On termination or expiry of this Agreement, unless the Licensor agrees otherwise:

10.1.1	all licences and sub-licences to use any of the [RBS]/[NatWest] Trade Marks [and the RBS Domain Names) shall cease immediately;

10.1.2	the Licensee shall forthwith cease to use all [RBS]/[NatWest] Trade Marks [and RBS Domain Names] and any confusingly similar marks;

10.1.3	termination shall be without prejudice to the right to seek compensation for breach of any provisions of this Agreement; and

10.1.4
the Licensee shall forthwith cease and desist from using any corporate names which include the words Royal Bank of Scotland or any of the [RBS]/[NatWest] Trade Marks [or the RBS Domain Names] or any confusingly similar marks.

10.2
If any part of this Agreement is terminated or expires or any licence granted pursuant to Clause 2 of this Agreement expires or Is terminated, the provisions of Clauses 10.1.1 to 10.1.3 of this Agreement shall apply only to the extent of any such expiry or termination.

10.3	Clauses 2.5, 2.6, 2.8, 2.9, 4, 10 and 11 of this Agreement shall survive termination expiry. Clause 5 of this Agreement shall survive for 2 years after termination or expiry.

11	Relationship with the Transfer Agreement

The Licensor does not make, nor shall be deemed to have made, to the Licensee any representation or warranty in this Agreement with respect to any of the [RBS]/[NatWest] Trade Marks [or the RBS Domain Names] save as expressly set out herein.

12	Other provisions

12.1	Except as otherwise expressly provided in this Agreement, the provisions of Clauses 15, 16.2, 16.3, 16.6, 16.8 and 16.13 to 16.19 of the Transfer Agreement shall apply, mutatis mutandis.

12.2	Without prejudice to Clause 2.2.4 of this Agreement, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties)

Act 1999 to enforce any term of this Agreement, except that any member of the RBSG Group that is entitled to the benefit of the indemnity in Clause 5 of this Agreement shall be entitled to enforce that clause against the Licensee.

12.3
Each of the parties shall, from time to time, on request and at the cost of the requesting party, execute such documents and perform such acts and things as the requesting party may reasonably require to give that party the full benefit of this Agreement.

12.4
Each party shall bear its own costs in respect of all notarial fees and the Licensee shall bear the cost of all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Licensee shall be responsible for arranging the payment of all such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such taxes and duties.

12.5
If any amount payable hereunder is treated as a royalty for tax purposes in respect of the use of [RBS]/[NatWest] Trade Marks or any of them hereunder such that deductions or with holdings are required by law, the party making the payment shall be obliged to pay the recipient such sum as will after such deduction or withholding has been made leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

In witness whereof this Agreement has been duly executed.

SIGNED by on behalf of [[THE ROYAL BANK OF SCOTLAND GROUP plc] or [NATIONAL WESTMINSTER BANK plc]	}

SIGNED by on behalf of [LICENSEE]:	}

Schedule 1
RBS Trade Marks

RBS

THE ROYAL BANK OF SCOTLAND

THE ROYAL BANK OF SCOTLAND GROUP

MAKE IT HAPPEN

RBS WORLDPAY

ULSTER BANK

Schedule 2
RBS Domain Names

rbs-worldpay.de
rbsworldpay.co.uk
rbsworldpay.com
rbsworldpay.de
rbsworldpay.mobi
rbsworldpay.nl
rbs-streamline.co.uk
rbs-streamline.com
rbs-streamline.net
rbs-streamline.org
natwest-streamline.org
rbsworldpay.us
rbslynk.com
shoprbsworldpay.us
rbsworldpay.ca

Schedule 3
Logo

Schedule 4
Intellectual Property
Part 4
Form of Trade Mark Assignment

This Deed of Assignment is made the day of [•] between:

(1)	[•] of [•] (“Assignor”); and

(2)	[•] of [•] (“Assignee”).

Whereas:

(A)	the Assignor is the [registered proprietor of the registered trade marks and] applicant for certain trade mark registrations described in the Schedule (the “Trade Marks”); and

(B)	the Assignor has agreed to assign the Trade Marks to the Assignee.

This Deed witnesses as follows.

1	Assignment

The Assignor hereby assigns to the Assignee free from Encumbrances (as defined in the Transfer Agreement dated       August 2010 (the “Transfer Agreement”)) all right, title and interest in and to the Trade Marks together with all the goodwill represented by, attaching to and associated with the Trade Marks (but no other goodwill) including all rights, privileges and advantages thereto including, without limitation, the right to take proceedings (including for passing off) and recover damages and obtain all other remedies in respect of past infringements thereof to hold unto the Assignee absolutely.

2	Further Assurance

The Assignor agrees hereafter promptly to execute all such documents as the Assignee may reasonably request to give full effect to this Assignment and secure to the Assignee the full benefit of the rights assigned to the Assignee hereunder.

3	Representations and Warranties

The Assignor does not make, nor shall be deemed to have made, to the Assignee any express or implied representation or warranty with respect to any of the Trade Marks without prejudice to those set out in the Transfer Agreement.

4	Law and Jurisdiction

4.1	This Assignment and any non-contractual obligations arising out of it shall be governed by and construed in accordance with English law.

4.2
Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, which may arise out of or in connection with this Assignment and that accordingly any proceedings arising out of or in connection with this Assignment shall be brought only in such courts. Each of the parties irrevocably submits and agrees to submit to the jurisdiction of such courts and waives (and agrees not to raise) any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum or on any other ground.

Schedule 5
Part I
Contracts

(Clauses 2.3.1(vi) and 2.6)

The following general provisions shall apply in respect of the Contracts.

1	Transfer

1.1	To the extent that any Contract, or the benefit thereunder, can be assigned or transferred by the relevant Business Transferor or member of the RBSG Group to the Relevant Purchaser without:

1.1.1	the need for any Third Party Consent; or

1.1.2	breaching any Law and Regulations.

the relevant Business Transferor shall transfer the Contract, or the benefit thereunder (as the case may be). with effect from the later of the Closing Date or the date upon which the requirements specified in the respective Contract in respect of such transfer have been complied with and paragraph 3 of this Schedule 5 shall apply, mutatis mutandis. to such Contract.

1.2
The Relevant Purchaser and the relevant Business Transferor shall work in collaboration and each use all reasonable endeavours before and after Closing to undertake any requirements to complete such assignment and/or transfer including, without limitation, executing all relevant transfer documentation and notifying all relevant third parties of such assignment and transfer.

1.3
Without prejudice to paragraph 1.2 of this Schedule 5, the Relevant Purchaser shall be responsible for complying with any registration requirements of the relevant authorities in respect of Contracts transferred or assigned in accordance with the terms of this Agreement, save where. as a matter of law, such registration requirements are the responsibility of the relevant Business Transferor.

2	Obligation to obtain Third Party Consents

2.1
In relation to any Contract which cannot be assigned or transferred without a Third Party Consent or without breaching any relevant Law and Regulations, this Agreement shall not be construed as an assignment or transfer or an attempted assignment or transfer and the Relevant Purchaser shall, and the relevant Business Transferor shall or procure that the relevant member of the RBSG Group shall, work in collaboration (including providing any information reasonably requested by another party) and each use all reasonable endeavours. both before and after Closing, to obtain all necessary Third Party Consents, satisfy any relevant Law and Regulations and procure the execution of any necessary documents (as applicable) as soon as possible and shall keep each other informed of progress in obtaining such Third Party Consents and the satisfaction of such Law and Regulations. The relevant Business Transferor shall deliver to the Relevant Purchaser or provide evidence to the Relevant Purchaser of, on Closing or, if later, as soon as practicable after receipt, any Third Party Consent, evidence of the satisfaction of any relevant Law and Regulations which are applicable to the relevant Business Transferor and/or a transfer, novation or assignment (as the case may be) in respect of the Contract to which that Third Party Consent relates, duly executed by the relevant Business Transferor and appropriate third party or parties. Following Closing, the Relevant Purchaser shall provide the relevant Business Transferor with reasonable access to systems, records, information and personnel to enable the Business Transferor to obtain evidence of all such Third Party Consents to the extent that the express written consent of the counterparty to the relevant Contract has not been obtained prior to Closing.

2.2
In connection with the obtaining of any Third Party Consent or the satisfaction of any relevant Law and Regulations referred to in paragraph 2.1 of this Schedule 5 the Relevant Purchaser shall, subject to any restrictions imposed by applicable Law and Regulations and to reasonable obligations of confidence being in place, supply to the relevant Business Transferor such information and references regarding the financial position of the Relevant Purchaser as may be reasonably requested by the relevant Business Transferor or any relevant third party or any relevant Regulatory Authority and shall enter into such undertakings in favour of any relevant third party as may be reasonably requested in respect of any liabilities or obligations to which the Relevant Purchaser will become subject or which the Relevant Purchaser will incur on assignment, but nothing in this paragraph 2 of Schedule 5 shall require any member of the Relevant Purchaser’s Group to enter into any undertakings which impose a materially greater burden than applies under the relevant Contract to which the relevant Third Party Consent relates.

2.3
In connection with the obtaining of any Third Party Consent referred to in paragraph 2.1 of this Schedule 5 or the satisfaction of any relevant Law and Regulations referred to in paragraph 2.1 of this Schedule 5, the Business Transferors shall be responsible for all costs of obtaining Third Party Consent, including all internal costs and any fee or other amount charged by a third party for granting such Third Party Consent and the relevant Purchaser shall be responsible for any variation in ongoing fees or charges under the relevant Contract to which the relevant Third Party Consent relates.

3	Obligations until Third Party Consents are obtained or Third Party Notifications have been given/where Third Party Consents are refused

3.1
Unless and until any Contract is novated, transferred or assigned and/or applicable Law and Regulations are satisfied and to the extent that the relevant Business Transferor is able to do so without breaching the terms on which it acquired or incurred its right, title, interest or liability in or in respect of such Contract:

(i)
the parties shall (so far as each party lawfully may and to the extent reasonably practicable) put in place suitable alternative arrangements to ensure that, with effect from the Closing Date, the full economic benefit and burden of such Contract shall vest in the Relevant Purchaser; and

(ii)	the Transferors shall

(a)
use their best endeavours and act in good faith in order to (i) monitor material regular income streams, which form part of the core business of the Group, and are due to a Relevant Purchaser under Contracts (‘Material Contract Income”) and (ii) to give instructions to pay (which term shall, for the avoidance of doubt, not mean receipt by the recipient) such Material Contract Income (together with accrued Interest (including overnight interest)) to the Relevant Purchaser on the same Business Day, but in any event no later than the next Business Day (in the absence of any unforeseen operational, technical, or similar issue beyond the reasonable control of the Transferors) as a Relevant Purchaser receives such Material Contract Income;

(b)
where this paragraph 3 applies to a Merchant Contract, give instructions to pay (which term shall, for the avoidance of doubt, not mean receipt by the recipient) all fees and charges in relation to that Merchant Contract (together with any interest accrued thereon (including overnight interest) by the Business Transferor) to the Relevant Purchaser on the same Business Day as such fees and charges have been received by such Business Transferor or, where delayed for operational, technical or similar issues which are unforeseen or beyond the reasonable control of the Business Transferor, as soon as practicable; and

(c)	in the case of any other Contract, use reasonable endeavours to pay receivables due under such Contract to a Relevant Purchaser as soon as practicable.

3.2
In respect of any Contract and without prejudice to the generality of paragraph 3.1 of this Schedule 5, from the Closing Date until the later of (i) the date on which any relevant notice has been received by all relevant third parties as contemplated by paragraph 1.2 of this Schedule 5; (ii) the first date on which all relevant Third Party Consents have been obtained (as the case may be) as contemplated by paragraph 2.1 of this Schedule 5 and/or the date on which any Law or Regulation is satisfied; and (iii) the date that the relevant Merchant Contract has been transferred under paragraph 4 of this Schedule 5:

3.2.1
the relevant Business Transferor shall make such arrangements as are necessary to provide the benefit of the relevant Contract(s) to the Relevant Purchaser (including holding the benefit of the Contracts on trust for the Relevant Purchaser or a member of the Relevant Purchasers’ Group) to the extent it is permitted to do so in accordance with the applicable Law and Regulations under the terms of the relevant Contract or, where it is not so permitted, the Relevant Purchaser shall, and the relevant Business Transferor shall, make such other arrangements between themselves to provide to the Relevant Purchaser the benefit of the relevant Contract(s), including the enforcement at the cost and for the account of the Relevant Purchaser of all rights of the relevant Business Transferor against any other party thereto (including the enforcement as soon as reasonably practicable, upon the request of the Relevant Purchaser of Merchant Collateral in accordance with its terms), provided that any such enforcement shall only be carried out with the consent of the Relevant Purchaser;

3.2.2	in relation to any Contract (or part thereof), to the extent it is permitted to do so in accordance with applicable Law and Regulations, the Relevant Purchaser shall:

(i)
without prejudice to its rights under Clause 9.2, assume, perform and discharge the relevant Business Transferor’s obligations and liabilities under the Contracts as agent, sub-contractor, sub-participant or mandated party; and

(ii)
except to the extent that any Loss is an Excluded Liability and in addition to its obligations under Clause 9.1, indemnify and keep indemnified the relevant Business Transferor (on an after-Tax basis) in respect of such performance and against all Losses arising out of or in connection with any failure of performance by the Relevant Purchaser (including Losses incurred by any member of the RBSG Group in taking action to avoid, resist or defend itself against any claim relating to any such performance or failure to perform by the Relevant Purchaser). Such Losses shall include, without limitation, any action taken by the relevant Business Transferor to perform any of its obligations under any Contracts which have not yet been transferred to the Relevant Purchaser;

3.2.3
in relation to any Contract (or part thereof) which the Relevant Purchaser is not permitted by applicable Law and Regulations to perform the relevant Business Transferor’s obligations under the Contract as agent, sub-contractor, sub-participant or mandated party as described in paragraph 3.2.2 of this Schedule 5, the relevant Business Transferor shall, perform all its obligations thereunder or in connection therewith and do all such things as the Relevant Purchaser may reasonably require and as may be reasonably practicable taking into account the fact that Closing has taken place to enable due performance of the Contract. For the avoidance of doubt, this paragraph 3.2.3 of Schedule 5 does not cover Contracts to the extent they cannot be so performed by the Business Transferor by reason of Law and Regulations or the terms of the relevant Contract. The Relevant Purchaser shall indemnify the relevant Business Transferor and any member of the RBSG Group (on an after-Tax basis) against any Losses incurred in connection with the performance of this paragraph, including Losses incurred in taking action to avoid, resist or defend any claim relating to any performance or failure to perform by the Relevant Purchaser, and Losses incurred as a result of any action taken to perform any Contracts which have not yet been transferred to the Relevant Purchaser; and

3.2.4
if the relevant Business Transferor’s obligations under the Contract may not be lawfully performed in accordance with paragraph 3.2.2 or 3.2.3, the Relevant Purchaser shall, and the relevant Business Transferor shall, to the extent that the Relevant Purchaser and the Business Transferor are permitted to do so in accordance with applicable Law and Regulations, make such other reasonable arrangements between themselves to procure the performance of such obligations or otherwise transfer the burden of such obligations to the Relevant Purchaser and the Relevant Purchaser shall indemnify and keep indemnified the relevant Business Transferor and each relevant member of the RBSG Group (on an after-Tax basis) against all Losses arising out of or in connection with such Contracts.

Without prejudice to each party’s obligations under Clause 16.1, each of the Relevant Purchaser and relevant Business Transferor shall execute such documents and perform such acts as any other party may reasonably require to give effect to this paragraph 3 of Schedule 5.

4	Merchant Contracts

4.1
The provisions of Schedule 5, paragraphs 1 to 3 shall not apply in respect of the Merchant Contracts referred to in this paragraph 4, unless expressly provided for in this paragraph 4. For the purposes of this Schedule 5, only, “Merchant Contracts” shall mean Merchant Contracts entered into with the Business Transferors, unless expressly stated otherwise.

4.2
Between Closing and the Independent Card Scheme Membership Date the provisions of paragraph 3 of this Schedule 5 shall apply to Merchant Contracts. To the extent that any Merchant Contract is due for renewal between Closing and the

Independent Card Scheme Membership Date and the term of such Merchant Contract is not renewed automatically, the relevant Business Transferor shall, where necessary, provide such reasonable assistance to the Relevant Purchaser in order to renew or terminate the relevant Merchant Contract at the direction of the Relevant Purchaser.

4.3
Following Closing, the parties agree that the Relevant Purchaser and the Business Transferors shall work together in good faith to agree all communications to merchants contemplated by this Schedule 5 in relation to the relevant Merchant Contracts and the relevant Merchant Collateral, provided that the Relevant Purchaser, having regard to the reputation of the Business Transferors, shall finally determine the nature and timing of any such communications to merchants. Where a Business Transferor is required by applicable Law or Regulation to send a communication to merchants, the parties shall, to the extent possible, agree such communication in advance and the Relevant Purchaser shall provide all reasonably necessary assistance. For the avoidance of doubt, the costs associated with any such communication to merchants post-Closing (excluding communications in connection with Third Party Consents) shall be borne by the Relevant Purchaser save that the Business Transferors shall be responsible for their own internal legal and administrative costs.

4.4
Where it is not possible to implement the terms set out in this Schedule 5 to achieve the parties’ intentions in this Agreement (including, but not limited to, as a result of legal, regulatory, financial and operational issues), alternative proposals to achieve the parties’ intentions shall be undertaken in accordance with the Separation Plan, or, to the extent not captured by the Separation Plan, shall be governed by the procedures set out in Clause 6 (Implementation Planning) of this Agreement and by the Joint Implementation Committee.

4.5
The following provisions shall apply in respect of Standard Form Merchant Contracts and other Merchant Contracts which permit a Business Transferor to unilaterally vary the provisions of such Contract, whether or not on notice (together “Variable Merchant Contracts”):

4.5.1
the relevant Business Transferor shall or shall procure that the relevant member of the RBSG Group shall, in relation to any Variable Merchant Contract where the relevant merchant does not maintain a bank account with either NatWest or RBS, procure that such Variable Merchant Contracts be varied to permit novation by notice from such Business Transferor. Pursuant to such variation, the relevant Business Transferor shall or procure that the relevant member of the RBSG Group shall, procure the novation of such Variable Merchant Contracts in accordance with their terms and applicable Law and Regulations to the Relevant Purchaser on the Independent Card Scheme Membership Date;

4.5.2
the relevant Business Transferor shall or shall procure that the relevant member of the RBSG Group shall, in relation to any Variable Merchant Contract where the relevant merchant maintains a bank account with either NatWest or RBS, procure that such Variable Merchant Contracts be varied in accordance with their terms, to effect the addition of the Relevant Purchaser as a party and to permit novation by notice from such Business Transferor, on the Independent Card Scheme Membership Date. Following such variation, the Relevant Purchaser shall perform merchant acquiring services under the relevant Merchant Contracts and the relevant Business Transferor shall retain the right to receipt of fees and charges from the merchant in respect of such acquiring services for the purposes of exercising its rights of set-off on behalf of the Purchaser. The Business Transferor shall give instructions to pay (which term shall, for the avoidance of doubt, not mean receipt by the recipient) all such fees and charges (together with any interest accrued thereon (including overnight interest) by the Business Transferor) to the Relevant Purchaser on the same Business Day as such fees and charges have been received by such Business Transferor or, where delayed for operational, technical or similar issues which are unforeseen or beyond the reasonable control of the Business Transferor, as soon as practicable. Only once the replacement for the Streamline Platform becomes functional and capable of net settlement (the “New Platform”) and the relevant parties have completed the process of migrating the relevant merchants to the New Platform (not to be unreasonably delayed) (“Migration Completion”) or, if earlier, the fifth anniversary of Closing, the relevant Business Transferor shall, or procure that the relevant member of the RBSG Group shall, procure the novation of such Variable Merchant Contracts in accordance with their terms and applicable Law and Regulations to the Relevant Purchaser. Notwithstanding the above, the Relevant Purchaser may, at its absolute discretion, elect to novate any specific Variable Merchant Contract covered by this paragraph at any time after the Independent Card Scheme Membership Date and the relevant Business Transferor shall, or procure that the relevant member of the RBSG Group shall, procure the novation of such Variable Merchant Contracts in accordance with their terms to the Relevant Purchaser;

4.5.3
the precise terms of the variations to the Variable Merchant Contracts referred to in this paragraph 4.5 shall, as soon as reasonably practicable, be agreed between the Business Transferors and the Relevant Purchaser and then communicated to the merchants (such agreement not to be unreasonably withheld or delayed);

4.5.4	paragraph 3 of Schedule 5 shall apply to any Variable Merchant Agreements in respect of the period between the Independent Card Scheme Membership Date and the date on which the novation of the

Variable Merchant Contract to the Relevant Purchaser referred to in this paragraph 4.5 above comes into effect.

4.6
From the Independent Card Scheme Membership Date, paragraphs 2 and 3 of this Schedule 5 shall apply in respect of Merchant Contracts (other than Variable Merchant Contracts) including any direct debit mandates and/or Merchant Collateral associated with such Merchant Contracts.

4.7
The following provisions shall apply in respect of Merchant Contracts (including Merchant Contracts entered into with Group Companies) governed by the relevant credit, debit or charge card scheme rules applicable in Singapore, Hong Kong and Japan (the “Asia Merchant Contracts”):

4.7.1
the relevant Business Transferor shall, or procure that the relevant member of the RBSG Group shall, procure that such Merchant Contracts shall, to the extent permitted by such Merchant Contract, be varied in accordance with their terms and applicable Law and Regulations to effect:

(i)	where a Group Company is not party to such a Merchant Contract, the addition of the Relevant Purchaser as a party; and

(ii)
where from Closing neither the Card Scheme Sponsor nor another member of the RBSG Group are party to such a Merchant Contract, the addition of the Card Scheme Sponsor as a party to the extent necessary,

4.7.2
on the later of the Closing Date or the date upon which the requirements specified in the relevant Merchant Contract in respect of such variation have been complied with. Following such variation, the Relevant Purchaser or Group Company, as applicable, shall perform merchant acquiring services under the relevant Merchant Contracts and any Business Transferor, to the extent it is not the Card Scheme Sponsor, shall no longer be party to the relevant Merchant Contract;

4.7.3	where consent to such novation is required, paragraphs 2 and 3 of this Schedule 5 shall apply;

4.7.4
the precise terms of the variations to the Asia Merchant Contracts referred to in this paragraph 4.7 shall, as soon as reasonably practicable, be agreed between the relevant Business Transferors and the Relevant Purchaser and then communicated to the merchants (such agreement not to be unreasonably withheld or delayed).

4.8
To the extent that any obligations under a Merchant Contract involve the carrying on and/or marketing of a money lending service in Japan as defined under the Japanese Money Lending Business Act (Act No. 32 of 1983) (the “Money

Lending Service Obligations”) the following provisions shall apply until the earlier of the termination of the ROW Sponsorship Agreement or such other date as the parties agree:

4.8.1
the relevant Business Transferor shall continue to perform such Money Lending Service Obligations and for the avoidance of doubt, the Relevant Purchaser shall not be required to participate in the provision of such services; and

4.8.2
no Merchant Contract shall be varied in such a way as to oblige the Relevant Purchaser to perform the Money Lending Service Obligations unless and to the extent that the Relevant Purchaser has all necessary licences to carry on such service.

5	Security and other arrangements

5.1
Where any Merchant Collateral is held by or on behalf of any Group Company or Business Transferor exclusively in relation to a Merchant Contract and not in relation to any other obligations of the counterparty to any member of the RBSG Group, such Merchant Collateral shall be transferred to the Purchaser:

5.1.1
in the case of each Variable Merchant Contract (as defined in paragraph 4.5 above), on the date on which such contract is fully novated to the Purchaser (without any Business Transferor retaining any rights to receive payments thereunder); or

5.1.2	in the case of each Merchant Contract other than a Variable Merchant Contract, on the date on which such contract is transferred to the Purchaser,

provided that no such Merchant Contract shall be transferred to the Purchaser unless the related Merchant Collateral is transferred to the Purchaser and the provisions of paragraph 3 of this Schedule 5 shall apply in respect of such Merchant Contract and such Merchant Collateral until such Merchant Contract and Merchant Collateral are transferred to the Relevant Purchaser in accordance with this Schedule 5.

5.2
Where any member of the RBSG Group holds Merchant Collateral which does not exclusively relate to a Merchant Contract, the Relevant Purchaser shall not be entitled to the benefit or have any rights of that Merchant Collateral except to the extent provided in paragraphs 5.3 and 5.4 below.

5.3
The provisions of Schedule 5, paragraphs 1 to 4 shall not apply in respect of the Merchant Collateral relating to Merchant Contracts with the merchants listed in Part II of this Schedule 5 (the “Shared Merchant Collateral”), unless expressly provided for in this paragraph 5.

5.4	The Shared Merchant Collateral shall not be transferred to the Relevant Purchaser.

5.5	From Closing until the Independent Card Scheme Membership Date, the net proceeds of enforcement of the Shared Merchant Collateral:

5.5.1	relating to the merchants listed in Part II of this Schedule 5 under the heading “RBSG LIC merchant”, shall be applied in the following order:

(a)
first, in or towards payment to the Relevant Purchaser up to an aggregate amount not exceeding the MPL Limit for that merchant for application towards the liabilities and obligations guaranteed or secured by that Shared Merchant Collateral;

(b)
second, in or towards payment to the Business Transferors for application towards any other liabilities or obligations due, owing or incurred to the Business Transferors which are guaranteed or secured by that Shared Merchant Collateral; and

(c)	third, in payment of the surplus (if any) to the relevant merchant or other person entitled to it;

5.5.2	relating to the merchants listed in Part II of this Schedule 5 under the heading “Deed of Priority merchant”, shall be applied in the following order:

(a)
first, in or towards payment to the Business Transferors and the Relevant Purchaser in such amounts as are necessary to reflect the Agreed Ranking and Proportion in respect of the merchant to which that Shared Merchant Collateral relates, provided that the amount payable to the Relevant Purchaser under this clause 5.5.2 in respect of any merchant shall not exceed the MPL Limit for that merchant; and

(b)
second, in or towards payment to the Business Transferors for application towards any other liabilities or obligations due, owing or incurred to the Business Transferors which are guaranteed or secured by that Shared Merchant Collateral; and

(c)	third, in or towards payment of the surplus (if any) to the relevant merchant or other person entitled to it; and

5.5.3	relating to the merchants listed in Part II of this Schedule 5 which do not fall within paragraph 5.5.1 or 5.5.2. above, shall be applied in the following order:

(a)	first, in or towards payment to the Business Transferors for application towards any liabilities and obligations guaranteed or secured by that Shared Merchant Collateral; and

(b)
second, in payment of the surplus (if any) to the relevant merchant or other person entitled to it, provided that between the date of this Agreement and Closing, the parties will enter into good faith discussions as to whether any of the Shared Merchant Collateral relating to merchants to which this paragraph applies should fall within paragraph 5.5.1 or 5.5.2 above.

5.6	In respect of each merchant listed in Part II of this Schedule 5 under the heading “RBSG LlC merchant”, the relevant Business Transferor shall:

5.6.1	following a request from that relevant merchant; and

5.6.2
subject to that merchant counter-indemnifying and securing the issuer of such letter of credit or bank guarantee, in a form and substance reasonably acceptable to the issuer, against any cost, loss or liability incurred by the issuer in issuing that letter of credit or bank guarantee, issue, or procure the issue of, a letter of credit or bank guarantee on behalf of that merchant in favour of the Relevant Purchaser for a total amount not exceeding the a MPL Limit for that merchant with effect from the later of the Independent Card Scheme Membership Date, the date upon which the relevant Merchant Contract has been transferred in accordance with the provisions of paragraph 4 above and the date upon which the requirements set out in sub-clauses 5.6.1 and 5.6.2 above have been complied with. Each such letter of credit and bank guarantee shall have an initial term of 12 months from the date on which that letter of credit becomes effective and shall thereafter be terminable on 6 months’ notice from the issuer, be in the standard form of the issuer (save for any amendments required to reflect the terms of this Schedule 5) and otherwise subject to the International Standby Practices (ISP 96), International Chamber of Commerce Publication No. 590. The Relevant Purchaser and the relevant Business Transferor shall work in collaboration and use all reasonable endeavours before and after the Independent Card Scheme Membership Date to procure that each merchant to which this paragraph 5.6 applies requests the issue of a letter of credit or bank guarantee and provides a counter-indemnity in accordance with this paragraph 5.6.2.

5.7	In respect of each merchant listed in Part II of this Schedule 5 under the heading “Deed of Priority merchant”:

5.7.1
the Relevant Purchaser and the relevant Business Transferor shall work in collaboration and use all reasonable endeavours before and after the Independent Card Scheme Membership Date to procure that each such merchant and, where relevant, each of its affiliates grants a guarantee and/or security, in the same form as the Shared Merchant Collateral existing immediately prior to Closing (save for any amendments required to reflect the terms of this Schedule 5) or on such other terms as may be approved by the relevant Business Transferor and the Relevant Purchaser, in favour of the Relevant Purchaser for its liabilities and obligations under each Merchant Contract to which that merchant is a party which has been transferred to the Relevant Purchaser in accordance with the provisions of paragraph 4 above; and

5.7.2
as soon as reasonably practicable following the grant of the guarantee and/or security referred to in sub-clause 5.7.1 above by a merchant, the Relevant Purchaser and the relevant Business Transferor shall enter into a deed of priority substantially in the form set out in Part III of this Schedule 5 (or in such other form as the parties to that Deed of Priority may agree) (a “Deed of Priority”) in relation to (i) that guarantee and/or security granted by that merchant (and, where relevant, its affiliates) in accordance with sub-clause 5.7.1 above and (ii) the Shared Merchant Collateral held by the relevant Business Transferor reflecting the Agreed Ranking and Proportion in respect of the merchant to which that Shared Merchant Collateral relates.

5.8
In the event no letter of credit or bank guarantee is issued in respect of a merchant to which paragraph 5.6 above applies or will apply, that merchant shall be deemed to be a “Deed of Priority merchant” and to fall within paragraph 5.7 above.

5.9
Between Closing and the Independent Card Scheme Membership Date, the parties will enter into good faith discussions as to whether any of the merchants and Shared Merchant Collateral to which one or neither of paragraphs 5.6 and 5.7 applies should fall within either paragraph 5.6 or 5.7 above.

5.10
Subject to paragraphs 5.11 and 5.12 below, unless and until a letter of credit or bank guarantee is issued in respect of a merchant to which paragraph 5.6 above applies or will apply or a Deed of Priority is entered into in respect of a merchant to which paragraph 5.7 above applies or will apply, as applicable, the provisions of paragraph 3 of this Schedule 5 shall apply in respect of any Shared Merchant Collateral relating to that merchant.

5.11	In the event that:

5.11.1
no Deed of Priority is entered into in respect of a merchant to which paragraph 5.7 above applies or will apply (including for the avoidance of doubt any merchant to which paragraph 5.7 applies by virtue of paragraph 5.8 above); and

5.11.2	the Shared Merchant Collateral is enforced during the period of 12 months starting on the later of (i) the Independent Card Scheme

Membership Date and (ii) the date upon which the relevant Merchant Contract has been transferred to the Purchaser in accordance with the provisions of paragraph 4 above,

the net proceeds of enforcement of that Shared Merchant Collateral shall be applied in the following order:

(a)
first, in or towards payment to the Business Transferors and the Relevant Purchaser in such amounts as are necessary to reflect the Agreed Ranking and Proportions in respect of the merchant to which that Shared Merchant Collateral relates, provided that the amount payable to the Relevant Purchaser under this Clause 5.11.2 in respect of any merchant shall not exceed the MPL Limit for that Merchant; or

(b)
second, in or towards payment to the Business Transferors for application towards any other liabilities or obligations due, owing or incurred to the Business Transferors which are guaranteed or secured by that Shared Merchant Collateral; and

(c)	third, in payment of the surplus (if any) to the relevant merchant or other person entitled to it.

5.12
Until the Independent Card Scheme Membership Date, the Business Transferors agree to act in relation to any Shared Merchant Collateral (including, but not limited to, ongoing monitoring and perfection of security) in accordance with that Business Transferor’s policies and procedures applicable, at the relevant time, to its business based on similar facts and circumstances and of a similar nature or type.

5.13	For the purposes of this Schedule 5:

“Agreed Ranking and Proportion” shall mean, in relation to any Shared Merchant Collateral, the ranking and proportion in place as at the date of this Agreement in respect of the merchant to which that Shared Merchant Collateral relates; and

“MPL Limit” shall mean the sanctioned MPL limit in place as at the date of this Agreement in respect of the merchant to which any specific Shared Merchant Collateral relates,

or, in each case, such other ranking and proportion or amount, as applicable, as the Business Transferors and the Relevant Purchaser may agree in relation to that merchant having regard to the amount of that merchant’s outstanding liabilities to the Business Transferors and the Relevant Purchasers as at the Independent Card Scheme Membership Date. The Business Transferors and the Relevant Purchaser shall enter into negotiations in good faith with a view to agreeing such other ranking and proportion or other amount where necessary as a result of increases or decreases in such outstanding liabilities between the date of this Agreement and the Independent Card Scheme Membership Date.

6	Failure to obtain Third Party Consents

6.1
If the Relevant Purchaser is not lawfully able to receive the benefit of any Contract in accordance with paragraph 3.1 or 3.2 of this Schedule 5 or to perform or procure the performance of any Contract in accordance with paragraph 3.2 of this Schedule 5, where applicable, or if a Third Party Consent is refused or otherwise not obtained on terms reasonably acceptable to the Relevant Purchaser within (i) 9 months of Closing in respect of any Contract (other than a Merchant Contract) and (ii) the earlier of 6 months from the date of the Migration Completion and 5 years of Closing in respect of any Merchant Contract, the relevant Business Transferor shall, after giving the Purchaser prior notice of one month (or such other period as may be required by the terms of the relevant Contract or otherwise agreed between the Business Transferor and the Relevant Purchaser), be entitled to procure the termination of the Contract and the obligations of the parties under this Agreement in relation to such Contract shall, save with respect to the provisions of Clause 9.4.1 and 9.4.2 save that the relevant Business Transferor shall continue to be entitled to the benefit of the indemnities contained herein, cease forthwith upon such termination becoming effective and, if such Contract is terminated pursuant to this paragraph 6.1 of Schedule 5, references in this Agreement to the Contracts (other than in Clauses 9.4.1 and 9.4.2 and this paragraph 6) shall be construed as excluding such Contract with effect from the date of its termination. Notwithstanding the above, the Relevant Purchaser may, at its absolute discretion and at any point after Closing require that the relevant Business Transferor terminate any Contract in accordance with its terms.

6.2
Where a Contract is terminated pursuant to paragraph 6.1 of this Schedule 5, the Relevant Purchaser shall indemnify and keep indemnified each member of the RBSG Group (on an after-Tax basis) against all Losses or early termination charges incurred by such member of the RBSG Group and arising out of or in connection with the termination of such Contract.

7	General assistance

7.1
Without prejudice to the foregoing provisions of this Schedule 5, as soon as reasonably practicable after the date of this Agreement, the parties will agree a course of action to be followed to transfer Contracts to the Relevant Purchaser (including agreeing appropriate documents). To the extent permitted to do so by Law and Regulations, each of the Business Transferors shall provide such assistance as may be reasonably required by the Relevant Purchaser to effect such transfer, including access to premises and personnel, attending meetings with and providing information to Regulatory Authorities and providing relevant details of Contracts to facilitate their transfer.

7.2	In order to facilitate the transfer of Contracts in accordance with this Schedule 5, post Closing, the Relevant Purchaser shall:

7.2.1	segregate merchant funds or otherwise set up payment systems which comply with relevant Laws and Regulations, including, but not limited to, the Payment Services Directive;

7.2.2	comply with all applicable rules, regulations and operating guidelines issued by the operators of all relevant credit, debit and charge card schemes.

7.3
Without prejudice to each party’s obligations under Clause 16.1 of this Agreement, each of the relevant Business Transferors and the Relevant Purchaser shall execute such deeds and documents and perform such acts (including, without limitation, execution of any confidentiality undertakings by the Relevant Purchaser, where applicable, and execution of any transfer or accession documentation or participation agreements (whether under Law and Regulations and/or in a form prescribed by the relevant Contract or otherwise) as any other party may reasonably require to implement, or effect or complete any assignment, transfer or arrangement contemplated by, or otherwise to give effect to this Schedule 5.

8	For the purposes of this Schedule 5, “Card Scheme Sponsor” means the relevant Transferor in its capacity as sponsor under the rules of any relevant debit, credit or charge card scheme.

Schedule 5
Part II
***

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 6
Part III
Deed of Priority

DEED OF PRIORITY

dated [__________] 2010

[NAME OF MERCHANT]

as the Merchant

[NAME OF FIRST CREDITOR]

as First Creditor

[NAME OF SECOND CREDITOR]

as Second Creditor

Linklaters

Ref: CW/LBN

Linklaters LLP

THIS DEED is dated [ ________] 2010 and made between:

(1)	[__________] as creditor under the First Creditor Documents (the “First Creditor”);

(2)	[__________] as creditor under the Second Creditor Documents (the “Second Creditor”); and

(3)	[__________] (the “Merchant”).

IT IS AGREED as follows:

1	Definitions and interpretation

1.1	Definitions

In this Deed:

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

“Collateral Documents” means the First Creditor Collateral Documents and the Second Creditor Collateral Documents.

“Creditor” means each of the First Creditor and the Second Creditor.

“Debt” means any First Creditor Debt or Second Creditor Debt.

“Discharge Date” means either the First Creditor Discharge Date or the Second Creditor Discharge Date (as the case may be).

“Documents” means the First Creditor Documents and the Second Creditor Documents.

“First Creditor Collateral Document” means each guarantee and/or security document listed in Schedule 1 (First Creditor Collateral Document).

“First Creditor Debt” means all present and future moneys, debts and liabilities due, owing or incurred from time to time by the Merchant and any other party to the First Creditor Documents to the First Creditor under or in connection with the First Creditor Documents.

“First Creditor Discharge Date” means the time when the First Creditor is satisfied that all First Creditor Debt has been fully and irrevocably paid or discharged and that no further First Creditor Debt is capable of arising under the First Creditor Documents.

“First Creditor Documents” means this Deed, the First Creditor Collateral Documents and each contract, undertaking, arrangement and agreement under which any liability or obligation arises in respect of which any guarantee and/or Security is expressed to be created under any First Creditor Collateral Document.

“First Creditor Limit Debt” means the amount set out in Schedule 1 (First Creditor Collateral Documents.

“First Creditor Recoveries” means the proceeds of enforcement of the guarantees and/or Security granted under the First Creditor Documents.

“Party” means a party to this Deed.

“Recoveries” means the First Creditor Recoveries and the Second Creditor Recoveries.

“Second Creditor Collateral Document” means each guarantee and/or security document listed in Schedule 2 (Second Creditor Collateral Documents).

“Second Creditor Debt” means all present and future moneys, debts and liabilities due, owing or incurred from time to time by the Merchant and any other party to the Second Creditor Documents to the Second Creditor under or in connection with the Second Creditor Documents.

“Second Creditor Discharge Date” means the time when the Second Creditor is satisfied that all Second Creditor Debt has been fully and irrevocably paid or discharged and that no further Second Creditor Debt is capable of arising under the Second Creditor Documents.

“Second Creditor Documents” means this Deed, the Second Creditor Collateral Documents, and each contract, undertaking, arrangement and agreement under which any liability or obligation arises in respect of which any guarantee or Security is or is expressed to be granted under any Second Creditor Collateral Document.

“Second Creditor Limit Debt” means the amount set out in Schedule 2 (Second Creditor Collateral Documents).

“Second Creditor Recoveries” means the proceeds of enforcement of the guarantees and/or Security granted under the Second Creditor Documents.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Transfer Agreement” means the transfer agreement dated       August 2010 between, among others, The Royal Bank of Scotland pic and Ship Bidco Limited.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Deed to:

(i)	any “Creditor” or the “Merchant” shall be construed so as to include its successors in title, assigns and transferees permitted under this Deed;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)
a “Document” or any other agreement or instrument is a reference to that Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Document or other agreement or instrument;

(iv)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(v)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vi)	“set-off’” includes combining accounts and payment netting;

(vii)	a provIsion of law is a reference to that provision as amended or reenacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

1.3	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

1.4.	Deed of priority

The Documents are subject to this Deed. In the event of any inconsistency between any Document and this Deed, this Deed shall prevail.

2	Consent

2.1	First Creditor consent

The First Creditor hereby consents to the entry by the Merchant and each other person party to the Second Creditor Collateral Documents into the Second Creditor Collateral Documents in favour of the Second Creditor.

2.2.	Second Creditor consent

The Second Creditor hereby consents to the entry by the Merchant and each other person party to the First Creditor Collateral Documents into the First Creditor Collateral Documents in favour of the First Creditor.

3	Ranking

3.1	Ranking

Unless expressly provided to the contrary in this Deed, the Collateral Documents and/or the net proceeds of enforcement of the guarantees and Security granted under the Collateral Documents shall rank pari passu in right and priority of payment to the extent of the First Creditor Limit Debt and the Second Credit Limit Debt. This Deed does not purport to rank the First Creditor Debt to the extent It exceeds the First Creditor Limit Debt or the Second Creditor Debt to the extent it exceeds the Second Creditor Limit Debt.

3.2	Registrations and notices

The Parties will co-operate with each other with a view to reflecting the ranking of the guarantees and/or Security created pursuant to each Collateral Document required by Clause 3.1 (Ranking) in any register or with any filing or registration authority and in doing all things required to be done in connection with perfection of the Collateral Documents and, where appropriate, giving notice to any person of any of the guarantees and/or Security created pursuant to any Collateral Document.

3.3	No derogation of Lenders’ rights

Nothing in this Deed in any way derogates from, limits or prejudices any rights or remedies any Lender may have against any Merchant or any other person under any Collateral Document held by it and the Collateral Documents remain in full force and effect in accordance with their respective terms subject only to the rights and obligations in this Deed.

4	Enforcement

A Creditor may enforce or refrain from enforcing the Security conferred on it by the Documents as long as it sees fit and the Parties agree that any delay in exercising or non-exercise or partial exercise of any such right shall not be a waiver of those rights.

5	Application of recoveries and turnover

5.1	Application of recoveries

5.1.1	Subject to the rights of creditors mandatorily preferred by law applying to companies generally the Recoveries shall be applied:

(a)
first, in or towards payment to the First Creditor up to the amount of the First Creditor Limit Debt then outstanding and the Second Creditor up to the amount of the Second Creditor Limit Debt pro rata to the outstanding amounts of the First Creditor Limit Debt and the Second Creditor Limit Debt; and

(b)	second, in payment of the surplus (if any) to the relevant Merchant or other person entitled to it.

5.1.2
Following the application of the Recoveries in accordance with paragraph 5.1.1, the First Creditor may apply the First Creditor Recoveries in or towards payment of discharge of the First Creditor Debt in accordance with the First Creditor Documents and the Second Creditor may apply the Second Creditor Recoveries in or towards payment or discharge of the Second Creditor Debt in accordance with the Second Creditor Documents.

5.2	Turnover

In the event of any payment or distribution of any kind (whether in monies, securities or other property) being made to or paid to any Party contrary to any of the provisions of Clause 5.1 (Application of recoveries and turnover), such Party shall forthwith pay or deliver all such money, securities or other property to the relevant Parties to the extent required to make such payment or distribution accord with the order of priorities set out in Clause 5.1 (Application of recoveries and turnover) and until such payment or delivery to the other Parties has been effected, all such money, securities or other properties shall be held on trust for the relevant Parties.

5.3	Non-creation of charge

Nothing in this Clause 5 or any other provision of this Deed is intended to or shall create a charge or other Security.

6	Continuing priority

The provisions in this Deed shall remain in full force and effect by way of continuing priorities and shall not be affected in any way by any intermediate payment or discharge in whole or in part of any Debt.

7	Information

7.1	Defaults

Each Creditor shall promptly notify the other Creditor of the occurrence of an event of default or potential event of default (however described) under, or breach of, any Document of which it has actual knowledge.

7.2	Amount of Debt

Each Creditor will, on request by the other Creditor from time to time, notify that Creditor of details of the amount of its outstanding Debt.

7.3	Discharge of Debt

7.3.1	Each Creditor shall promptly notify the other Creditor of the occurrence of the Discharge Date relating to its debt.

7.3.2
For the avoidance of doubt, no Party shall be required to amend or give any waiver or consent under any provision of this Deed after the date on which its Debt has been fully and irrevocably paid or discharged and all commitments of that Party in respect of its Debt have expired or been cancelled.

8	Changes to the Parties

No Party may assign any of its rights or transfer any of its rights or obligations under this Deed to any person.

9	Miscellaneous

The provisions of Clauses 16.6 (Variation) and 16.14 (Notices) to 16.18 (Counterparts) of the Transfer Agreement are incorporated into this Deed as if set out in full in this Deed and as if reference in those Clauses to “this Agreement” are references to this Deed.

10	Governing Law and Submission to Jurisdiction

10.1	Governing Law

This Deed and any non-contractual obligations arising out of or in connection with this Deed, shall be governed by and construed in accordance with English law.

10.2	Submission to Jurisdiction

Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, which may arise out of or in connection with this Deed and that accordingly any proceedings arising out of or in connection with this Deed shall be brought only in such courts. Each of the parties irrevocably submits and agrees to submit to the jurisdiction of such courts and waives (and agrees not to raise) any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum or on any other ground.

11	Calculations and certificates

11.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with this Deed or any Document, the entries made in the accounts maintained by a Creditor are prima facie evidence of the matters to which they relate.

11.2	Certificates and determinations

11.2.1
Any certification or determination by the First Creditor of a rate or amount under any First Creditor Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

11.2.2
Any certification or determination by the Second Creditor of a rate or amount under any Second Creditor Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

11.2.3
In the event of any disagreement between the First Creditor and the Second Creditor as to whether or not there is any manifest error in any certification or determination referred to in paragraph 11.2.1 or 11.2.2 above, the First Creditor and the Second Creditor shall enter into negotiations in good faith with a view to agreeing the relevant rate or amount.

This Deed has been delivered on the date stated at the beginning of this Deed.

Schedule 1

First Creditor Collateral Documents

Name of Merchant/guarantor/security provider	Date	Description of First Lender Collateral Document(s)	First Creditor Limit Debt (£)
[•]

Schedule 2
Second Creditor Collateral Documents

Name of Merchant/guarantor/security provider	Date	Description of Second Lender Collateral Document(s)	Second Creditor Limit Debt (£)
[•]

The First Creditor [SIGNED as a DEED by [NAME OF FIRST CREDITOR] acting by [name of Director] a Director and [name of Director or Secretary] [a Director] [the Secretary]]	[Signature of Director] _____________________________

[Signature of Director or Secretary] _____________________________

OR [SIGNED as a DEED by [NAME OF FIRST CREDITOR] acting by [name of Director] a Director in the presence of [name of witness]	[Signature of Director] _____________________________
[Signature of witness] _____________________________ Name: Address: Occupation:]

OR

[IN CASE OF EXECUTION BY A FOREIGN ENTITY] [SIGNED by [name(s) of person[s] signing] on behalf of [NAME OF SECOND CREDITOR] and thereby executed by it as a DEED]	[Signature(s)] _____________________________

Second Creditor’s Address:

Second Creditor’s Fax No.:

Attention:

The Merchant [SIGNED as a DEED by [NAME OF Merchant acting by [name of Director] a Director and [name of Director or Secretary] [a Director] [the Secretary]]	[Signature of Director] _____________________________

[Signature of Director or Secretary] _____________________________
OR
[SIGNED as a DEED by [NAME OF MERCHANT] acting by [name of Director] a Director in the presence of [name of witness]	[Signature of Director] _____________________________
[Signature of witness] _____________________________ Name: Address: Occupation:]

OR
[IN CASE OF EXECUTION BY A FOREIGN ENTITY] [SIGNED by [name(s) of person[s] signing] on behalf of [NAME OF Merchant end thereby executed by it as a DEED]	[Signature(s)] _____________________________
Merchant’s Address:
Merchant’s Fax No.:
Attention:

Schedule 6
Employees
(Clause 2.7.1)

1	Transfer Provisions

1.1
The parties acknowledge that the Transfer Provisions will apply in respect of the Relevant Employees as a result of the transfer of the Businesses contemplated by this Agreement. Consequently, the employment of each Relevant Employee (except in relation to any provisions of any occupational pension scheme which relate to benefits for old age, invalidity or survivors, in accordance with Regulation 10 of TUPE and the equivalent provisions of the Irish Regulations) and any collective agreement relating to any such Relevant Employee shall have effect from the Closing Date as if originally entered into between the Purchaser and such Relevant Employee and/or any relevant trade union.

1.2
Without prejudice to paragraphs 2 and 6 and subject to paragraph 10 below, the Business Transferors shall discharge all wages, salaries, bonuses, emoluments, and other outgoings (and Taxation thereon) in respect of the Relevant Employees which fall due to be paid prior to the Closing Date. The Purchaser shall be responsible for and will discharge all such obligations in respect of the Relevant Employees which fall due to be paid thereafter.

1.3
For the avoidance of any doubt, the Purchaser shall be responsible for discharging any accrued holiday entitlement in respect of any Relevant Employee which has not been discharged prior to the Closing Date and will indemnify and keep indemnified (on an after-Tax basis) the Business Transferors and any relevant employer(s) of the Relevant Employees prior to the Closing Date against any Losses arising as a result thereof or in connection therewith.

1.4
In accordance with its obligations under the Transfer Provisions, the Purchaser shall provide the Business Transferors in writing with such information and at such time as will enable the relevant employer(s) of the Relevant Employees to carry out its/their information and consultation duties under the Transfer Provisions. In order to facilitate such employer discharging any such obligations, the Purchaser shall provide such assistance as the Business Transferors may reasonably request from time to time. The Business Transferors undertake to provide any information given to them by the Purchaser to the relevant employer(s) of the Relevant Employees.

1.5
The parties acknowledge that regulation 11 of TUPE (and Section 21 of the Employment (Protection of Information and Consultation) Act 2006 with respect to the Republic of Ireland Employees) have been complied with by the Business Transferors (and any other relevant employer of the UK Employees prior to Closing) by the process of disclosure against the warranties in paragraph 7 of Schedule 12.

1.6
The Purchaser acknowledges that its remedies for breach of the warranties in Schedule 12 of this Agreement provide adequate recourse in respect of any failure to provide the provision of Employee Liability Information in all the circumstances and that it would not be just and equitable to pursue any future claim in respect of Employee Liability Information in the employment tribunal, the industrial tribunal, before a rights commissioner or in the Employment Appeals Tribunal, and accordingly, undertakes not to bring such a claim against the Transferors or against any relevant employer(s) of the Relevant Employees.

2	Indemnities in respect of the Relevant Employees

2.1
The Purchaser will indemnify and keep indemnified (on an after-Tax basis) the Business Transferors (and any relevant employer(s) of the Relevant Employees prior to the Closing Date) against any Losses in each case (on an after-Tax basis) incurred by the Business Transferors (and/or any relevant employer(s) of the Relevant Employees prior to the Closing Date):

2.1.1	in respect of the employment of the Relevant Employees on or after the Closing Date; and/or

2.1.2
which relate to, arise out of or are connected with any act or omission by the Purchaser (whether before, on or after the Closing Date) and which is incurred by the relevant Business Transferor and/or any relevant employer(s) of the Relevant Employees prior to the Closing Date pursuant to the Transfer Provisions, including, without limitation, any claim arising out of the provision of, or proposal by, the Purchaser to offer or effect any change to any benefit, term or condition or working condition of any Relevant Employee on or after the Closing Date; and/or

2.1.3	in respect of the Measures Exception, as defined in paragraph 2.2 of this Schedule 6.

2.2
The Business Transferors shall indemnify and keep indemnified (on an after-Tax basis) the Purchaser against any Losses (on an after-Tax basis) incurred by the Purchaser in relation to a failure to inform and consult in respect of the Relevant Employees under regulation 13 of TUPE (or regulation 8 of the Irish Regulations), save that this indemnity will not apply to the extent such Losses are caused by the acts or omissions of the Purchaser, in particular its failure to discharge any obligation under regulation 13(4) of TUPE (or regulation 8 of the Irish Regulations) (the “Measures Exception”).

3	Transfer Provisions in relation to the Dedicated Services Employees

3.1
The parties acknowledge that the Transfer Provisions will apply in respect of the Dedicated Services Employees as a result of the termination of services provided pursuant to the Transitional Services Agreements. Consequently, the employment of each Dedicated Services Employee (except in relation to any provisions of any occupational pension scheme which relate to benefits for old age, invalidity or survivors, in accordance with Regulation 10 of TUPE and the equivalent provisions of the Irish Regulations) and any collective agreement relating to any such Dedicated Services Employee shall have effect from the relevant Termination Date as if originally entered into between the Purchaser and such Dedicated Services Employee and/or any relevant trade union.

3.2
Without prejudice to paragraphs 4 and 6 and subject to paragraph 10 below, the Business Transferors shall discharge all wages, salaries, bonuses, emoluments, and other outgoings (and Taxation thereon) in respect of the Dedicated Services Employees which fall due to be paid prior to the relevant Termination Date. The Purchaser shall be responsible for and will discharge all such obligations in respect of the Dedicated Services Employees which fall due to be paid thereafter.

3.3
For the avoidance of any doubt, the Purchaser shall be responsible for discharging any accrued holiday entitlement in respect of any Dedicated Services Employee which has not been discharged prior to the Termination Date and will indemnify and keep indemnified (on an after-Tax basis) the Business Transferors and any relevant employer(s) of the Dedicated Services Employees prior to the Termination Date against any Losses (on an after-Tax basis) arising as a result thereof or in connection therewith.

3.4
In accordance with its obligations under the Transfer Provisions, the Purchaser shall provide the Business Transferors in writing with such information and at such time as will enable the relevant employer(s) of the Dedicated Services Employees to carry out its/their information and consultation duties under the Transfer Provisions. In order to facilitate such employer discharging any such obligations, the Purchaser shall provide such assistance as the Business Transferors may reasonably request from time to time. The Business Transferors undertake to provide any information given to them by the Purchaser to the relevant employer(s) of the Dedicated Services Employees.

3.5	Not less than two weeks before the relevant Termination Date, the Business Transferors shall make available to the Purchaser:

3.6.1	the total number of Dedicated Services Employees who will transfer to the Purchaser on that Termination Date; and

3.6.2	the salary and other benefits, period of continuous employment, location, grade and age of each such employee.

3.6
The parties acknowledge that regulation 11 of TUPE (and Section 21 of the Employment (Protection of Information and Consultation) Act 2006 with respect to the Republic of Ireland Employees) will be complied with by the Business Transferors (and any other relevant employer of the UK Employees prior to Closing) by the provision of information referred to in paragraph 3.5 of this Schedule 6 and that it would not be just and equitable for the Purchaser to pursue any future claim in respect of Employee Liability Information in the employment tribunal, the industrial tribunal, before a rights commissioner or in the Employment Appeals Tribunal in respect of any failure to comply with such obligations. Accordingly, the Purchaser undertakes not to bring such a claim against the Transferors or against any relevant employer(s) of the Dedicated Services Employees.

3.7
In the event that the parties determine that provisions of paragraphs 3.1 to 3.6, 4, 5 and 6 of this Schedule 6 should not apply to a service provided under a Transitional Services Agreement or any other agreement for services agreed between any Business Transferor and the Purchaser, or that the terms of any such agreement are inconsistent with the terms of this Agreement, that other agreement or such inconsistent terms shall prevail over this Agreement, provided always that the relevant Transitional Services Agreement or other agreement for services states that it is not the parties’ intention for those provisions to apply.

4	Indemnities in respect of the Dedicated Services Employees

4.1
The Purchaser will indemnify and keep indemnified (on an after-Tax basis) the Business Transferors (and any relevant employer(s) of the Dedicated Services Employees prior to the relevant Termination Date) against any Losses incurred by the Business Transferors (and/or any relevant employer(s) of the Dedicated Services Employees prior to the relevant Termination Date):

4.1.1	in respect of the employment of the Dedicated Services Employees on or after the relevant Termination Date; and/or

4.1.2
which relate to, arise out of or are connected with any act or omission by the Purchaser or any company in the Purchaser’s Group (whether before, on or after the relevant Termination Date) incurred by the relevant Business Transferor and/or any relevant employer(s) of the Dedicated Services Employees prior to the relevant Termination Date pursuant to the Transfer Provisions, including, without limitation, any claim arising out of the provision of, or proposal by, the Purchaser to offer or effect any change to any benefit, term or condition or working condition of any Dedicated Services Employee on or after the relevant Termination Date; and/or

4.1.3	in respect of the Measures Exception, as defined in paragraph 2.2 of this Schedule 6.

4.2
The Business Transferors shall indemnify and keep indemnified (on an after-Tax basis) the Purchaser against any Losses incurred by the Purchaser in relation to a failure to inform and consult in respect of the Dedicated Services Employees under regulation 13 of TUPE (or regulation 8 of the Irish Regulations), save that this indemnity will not apply to the extent such Losses are caused by the acts or omissions of the Purchaser, in particular its failure to discharge any obligation under regulation 13(4) of TUPE (or regulation 8 of the Irish Regulations).

5.	The Transfer Provisions Not Applying

If the Transfer Provisions do not apply (i) to this Agreement and the transfer of Businesses effected by it; or (ii) on the termination of any services provided under any Transitional Services Agreement:

5.1	on either the Business Transferors or the Purchaser becoming aware that the Transfer Provisions have not applied, it shall inform the other party, as soon as reasonably practicable, of that fact;

5.2
within 7 days of being so informed or becoming so aware, the Purchaser will offer each of the Relevant Employees (or Dedicated Services Employees, as the case may be) employment on the same terms and conditions including, for the avoidance of doubt, full continuity of employment (save insofar as those terms and conditions relate to any provisions of an occupational pension scheme which relate to benefits for old age, invalidity or survivors)) as they enjoyed immediately prior to the Closing Date (or in the case of the Dedicated Services Employees, the relevant Termination Date) (the “Offer”);

5.3	the Offer will be in writing and will be open for acceptance by the Relevant Employees or the Dedicated Services Employees for a period which is not less than 14 days;

5.4
If any Relevant Employee or Dedicated Services Employee accepts an Offer the Business Transferors and the Purchaser will use reasonable endeavours to procure that the accepting employee will waive any right to a redundancy or any other severance payment in connection with the termination of his/her employment with the relevant employer of such employee. If no waiver can be obtained and the relevant employer of such employee pays to that employee any redundancy or other severance payment, the Purchaser will indemnify and will keep indemnified (on an after-Tax basis) the Business Transferors and any relevant employer of such employees against all Losses (on an after-Tax basis) incurred by the relevant employer in relation to such redundancy or severance payments;

5.5
if any Relevant Employee or Dedicated Services Employee declines or does not take up the Offer (a “Refusing Employee”), the Purchaser will indemnify and keep indemnified (on an after-Tax basis) the Business Transferors and any relevant employer of such Refusing Employees against any Losses which arise out of or in connection with the employment of the Refusing Employee, the Transfer Provisions not applying and the dismissal of that Refusing Employee and such a person will not be regarded as a Relevant Employee or a Dedicated Services Employee for the purposes of this Agreement or any Transitional Services Agreement.

6	Deferred Bonuses

6.1
The Transferors will discharge all obligations to deliver securities or cash in accordance with the terms of the awards made to Relevant Employees and the Dedicated Services Employees and any employees of Group Companies in 2009 and 2010 under the 2009 Deferral Plan and the 2010 Deferral Plan as and when such obligations fall to be discharged in accordance with the rules of those plans, including any obligations which fall to be discharged after the Closing Date or in the case of the Dedicated Services Employees after the relevant Termination Date.

6.2
In the event that the Transferors communicate bonus awards to Employees prior to Closing, the Transferors will discharge any such obligations. If Closing occurs before bonus awards for 2010 are made, the Purchaser will be responsible for the bonus arrangements for the Employees.

7	Orphan Employees

If, at the date of this Agreement, there are employees who are wholly or mainly assigned to the Group Companies but who are not employed by a Group Company (“Orphan Employees”) the Transferors will use reasonable endeavours to procure that such employees become employed by a Group Company prior to the Closing Date. The Transferors will use reasonable endeavours to procure that the Orphan Employees will waive any right to a redundancy or other severance payment in connection with the termination of their employment with the relevant employer of such employee. In the event that no waiver can be obtained and the relevant employer of any Orphan Employee pays to that employee any redundancy or other severance payment, the Purchaser will indemnify and keep indemnified (on an after-Tax basis) the Transferors and any relevant employer of such employees against all Losses incurred by the relevant employer in relation to such redundancy or severance arrangements.

8	Transfer of Contracts Relating to Undisclosed Employees

8.1
If the contract of employment of any person who is not a Relevant Employee or any collective agreement not disclosed to the Purchaser has effect as if originally made between the Purchaser and any person (an “Undisclosed Employee”) or trade union (or other body that represents employees) as a result of the Transfer Provisions or otherwise:

8.1.1	the Purchaser shall notify the Business Transferors in writing within seven days of becoming aware of that fact (the “Notification”);

8.1.2
having received a Notification the Business Transferors may (i) make an offer of employment to any such Undisclosed Employee or otherwise seek to redeploy such person and if the Undisclosed Employee agrees to become employed by a Business Transferor, or otherwise redeployed, the Purchaser shall release that person from their employment; or (ii) terminate such collective agreement;

8.1.3
if within 21 days of the Notification the Undisclosed Employee has not become employed by a Business Transferor or otherwise redeployed, the Purchaser may terminate his/her employment provided that it uses reasonable endeavours to mitigate the costs and liabilities of such termination.

8.2
Subject to the provisions of paragraph 8.1 being followed, the Business Transferors will indemnify the Purchaser and keep the Purchaser indemnified (on an after-Tax basis) against all Losses arising out of the employment of such Undisclosed Employee and the termination of the employment relationship or collective agreement but excluding any indirect or consequential losses.

8.3	The indemnity provided in paragraph 8.2 shall be limited in the following ways:

8.3.1
it will not apply in relation to any Undisclosed Employee or collective agreement which is the subject of a Notification received by the Business Transferor more than three months after the Closing Date (or, where this paragraph is applied to a person working on a transitional service, the Termination Date); and

8.3.2	it will not apply to the extent that any liability under paragraph 8.2 arises from or is exacerbated by any act or omission by the Purchaser or its agents.

9	Agency Agreement

9.1
Prior to the Closing Date the Business Transferors will use reasonable endeavours to procure the termination of the Agency Agreement entered into between Bibit B.V. and WorldPay GmbH on 1 January 2004 (and amended on 2 February 2007).

10	Tax

10.1
The Business Transferors shall indemnify the Purchaser (on or after-Tax basis) for any liability it may have in respect of any liability to secondary national insurance contributions or other employer social security contributions and in respect of any Tax imposed outside the UK any similar Taxes which arise by reference to employment, which relates to any award granted before Closing under the 2009 Deferral Plan, the 2010 Deferral Plan or any other employees’ share scheme operated by any member of the RBSG Group (a “Relevant Award’) to a Relevant Employee, a Dedicated Services Employee or a person who is an employee of a Group Company on Closing.

10.2	Where cash is paid or securities are issued or transferred in satisfaction of a Relevant Award, the Business Transferors will procure that:

10.2.1
arrangements are made for the deduction of any Tax which is or may be due (whether or not from the Business Transferors or a Relevant Purchaser) to a Tax Authority as a result of that payment, issue or transfer in such manner as may be permitted by the terms of the Relevant Award;

10.2.2	the amount so due is either paid (on an after-Tax basis) to the Purchaser or to the relevant tax authority on the Purchaser’s behalf; and

10.2.3	to the extent the amount is not so paid to a tax authority, the Purchaser is given sufficient details to enable it to make the relevant payment.

10.3
This indemnity will apply to any amounts payable by the Purchaser as a result of the failure of the Business Sellers to comply with paragraphs 10.1 and 10.2 but not to any interest or penalties arising from any failure on the part of the Purchaser or its group to promptly pay any amount to a Tax Authority which has been paid to it under paragraph 10.2.2.

11	Conduct of Claims

11.1	The provisions of Clause 12.4 of this Agreement (“Conduct of Third Party Claims”) shall apply:

11.1.1	to any claim against the Transferors by the Purchaser under this Schedule 6; and

11.1.2	mutatis mutandis to any claim against the Purchaser by the Transferors under this Schedule 6.

12	Retention Payments

If requested by the Business Transferors, the Purchaser will pay to the Relevant Employees or the Dedicated Services Employees (on behalf of the Business Sellers) any retention bonuses awarded by the Business Sellers which fall due for payment after the Closing Date (or, as the case may be, the Termination Date) provided the Business Transferors put the Purchaser in funds for such bonuses (including any employer’s national insurance contributions) in good time prior to the payment date(s). When making such retention payments, the Purchaser will operate any necessary withholdings required by law. The Purchaser will account to HMRC (or any other appropriate body) for such with holdings and social security contributions. The amount to be paid by the Business Sellers to the Purchaser hereunder shall be determined on an after-Tax basis.

13	Provision of Information

13.1
Not less than two weeks after the date of this Agreement the Business Transferors will provide to the Purchaser details of the benefit elections under RBSelect for the Relevant Employees at the date of this Agreement.

13.2
The Business Transferors will use reasonably endeavours to provide to the Purchaser any contracts of employment for Senior Employees which were not provided to the Purchaser prior to the date of this Agreement (or any additional contractual documentation in relation to any documents which were provided prior to the date of this Agreement), such contracts and additional documents to be provided within two weeks of the date of this Agreement.

14	Prior to Closing and Prior to the Termination

References in this Schedule to “prior to the Closing Date” or “prior to Closing” will mean any time before 11.59 p.m. on the Closing Date. Similarly, references to “prior to the Termination Date” or “prior to the relevant Termination Date” shall mean any time before 11.59 p.m. on the relevant Termination Date (unless the contrary is stated in the applicable TSA).

15	US Employment Principles

15.1	For a period of 12 months from the Closing Date (the “Continuation Period”) the Purchaser will:

15.1.1
provide employment arrangement which are, having regard to basic salary, bonus and other incentive opportunities and benefit arrangements, no less favourable to the US Employees than the arrangements in place for such employees immediately prior to the Closing Date however (without prejudice to the general principle of this commitment) the parties acknowledge that the Purchaser is unlikely to replicate retirement benefit plans and equity-based incentive plans in place immediately prior to the Closing Date; and

15.1.2
provide severance benefits for any US Employee whose employment is terminated by RBS WorldPay Inc. (other than for cause) on terms which are no less favourable than the severance benefits which would be provided under the policies and practices of RBS WorldPay Inc. immediately prior to the Closing Date and shall, for the avoidance of doubt, recognise such employee’s service with RBS WorldPay Inc. or any other companies within the RBSG Group (unless recognising such service would result in duplication of entitlement for any person).

15.2
In relation to the Purchaser’s health and welfare plans, the Purchaser shall use reasonable endeavours to waive (or procure the waiver of) any waiting periods and any exclusions for pre-existing conditions for each US Employee and his/her dependents to the extent that such pre-existing condition exclusions and waiting periods were previously satisfied under the comparable plan of the RBSG Group in which the US Employee participated immediately prior to the Closing Date.

15.3	In this paragraph 11, “US Employees” means any current employees who are based in the United States including but not limited to the employees of RBS WorldPay Inc .

16	Definitions

In this Schedule 6:

“Dedicated Services Employees” means any employees who after the Closing Date are allocated (in accordance with the Allocation Principles), to provide services to the Purchaser pursuant to any Transitional Services Agreements provided that Dedicated Services Employees who provide “authorisations” services shall not exceed 133.6 full-time equivalents and any number in excess of that who by operation of law are deemed to transfer to the recipient of that service on its termination shall be treated as Undisclosed Employees for the purposes of paragraph 8 of this Schedule;

“Employee Liability Information” has the meaning given to it in regulation 11 of TUPE (and, with respect to the Republic of Ireland Employees, shall mean any information or documentation that the Purchaser is entitled to receive from the Business Transferors pursuant to section 21 of the Employees (Provision of Information and Consultation) Act 2006);

“Irish Regulations” means the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003;

“Offer” has the meaning given to it in paragraph 5.2 of this Schedule;

“Orphan Employees” has the meaning given to it in paragraph 7 of this Schedule;

“Refusing Employee” has the meaning given to it in paragraph 5.5 of this Schedule;

“Republic of Ireland Employees” means any Relevant Employees or Dedicated Services Employees who are based in the Republic of Ireland;

“Termination Date” means the date on which any service provided pursuant to a Transitional Services Agreement terminates and, in respect of any particular Dedicated Services Employee or group of such employees, relevant Termination Date means the date on which any such service (in relation to which such person(s) is/are engaged) terminates, being the date on which such Dedicated Services Employee(s) transfer to the Purchaser;

“Transfer Provisions” means TUPE and the Irish Regulations, together with the “Acquired Rights Directive”, Directive 2001/23/EC, as amended or replaced from time to time and any national regulations implementing the Acquired Rights Directive which are applicable to any of the Relevant Employees and/or Dedicated Services Employees (including, for the avoidance of doubt) the Service Provision Charge (Protection of Employment) Regulations (Northern Ireland) 2006;

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended or replaced from time to time;

“Undisclosed Employees” has the meaning given to it in paragraph 8.1 of this Schedule;

“UK Employees” means any Relevant Employees or Dedicated Services Employees who are based in the United Kingdom;

“2009 Deferral Plan” means the RBS Group Deferral Plan 2009 pursuant to which some of the Relevant Employees and employees of the Group Companies were made bonus awards in respect of the year end 31 December 2008; and

“2010 Deferral Plan” means the RBS Group Deferral Plan 2010 pursuant to which some of the Relevant Employees and employees of the Group Companies were made bonus awards in respect of the year end 31 December 2009.

Schedule 7
Group Retirement Benefit Arrangements
(Clause 2.7.2)

UK Retirement Benefit Arrangements Including Northern Ireland)

The following clauses apply to Relevant Employees in the United Kingdom (including Northern Ireland)

1
The Transferors agree to indemnify the Purchaser’s Group against any liability of the Purchaser’s Group to contribute, pay money into or provide financial support in relation to any Group Retirement Benefit Arrangement applicable in the UK which arises as a direct result of:

(a)	any Group Company participating in any Group Retirement Benefit Arrangement applicable in the UK prior to Closing; and

(b)	any Group Company having been connected and associated with an employer participating in any Group Retirement Benefit Arrangement applicable in the UK prior to Closing,

including, but not limited to, any liability of any Group Company to pay an amount to any Group Retirement Benefit Arrangement applicable in the UK under section 75 or 75A of the Pensions Act 1995 and any liability under a contribution notice or financial support direction issued by the Pensions Regulator in connection with any Group Retirement benefit Arrangement under the Pensions Act 2004. provided that RBS will cease to indemnify the Purchaser in respect of any liability:

(i)	arising following the sixth anniversary of the Closing Date in connection with a contribution notice issued by the Pensions Regulator; and

(ii)	arising following the second anniversary of the Closing Date in all other cases.

UK Retirement Benefit Arrangements (excluding Northern Ireland)

The following clauses apply to Relevant Employees in the United Kingdom (excluding Northern Ireland).

2	The Business Transferors and the Purchaser acknowledge that:

2.1
the Relevant Employees shall cease to accrue benefits under the Group Retirement Benefit Arrangements on and from the Closing Date and the Business Transferors shall continue to be responsible to fund benefits accrued or contributions that become due in respect of service prior to the Closing Date; and

2.2	the Dedicated Services Employees shall cease to accrue benefits under the Group Retirement Benefit Arrangements on and from the Termination Date and the Business Transferors shall continue to be responsible to fund benefits accrued or contributions that become due in respect of service prior to the Termination Date.

3	The Purchaser shall procure that:

3.1	each Relevant Employee shall be provided with pension benefits (including death benefits) in respect of service on and from the Closing Date; and

3.2	each Dedicated Services Employee shall be provided with pension benefits (including death benefits) in respect of service on and from the Termination Date,

on a basis that complies with the requirements of the Pensions Act 2004 or any other applicable local law or regulation.

4
The Purchaser will ensure that a retirement benefit arrangement is made available to the Relevant Employees and, as a minimum, shall make an allowance available of 15% of the salary element of a Relevant Employee’s Value Account (in addition to the salary element of an Employee’s Value Account) to all Relevant Employees and shall offer the option to all Relevant Employees to contribute such part of that allowance as they choose to that retirement benefit arrangement and to receive the remainder of that allowance in cash.

5
For the purposes of paragraph 4, “Value Account” means the pay for performance total reward philosophy that the Business Transferors operate (in addition to incentive and discretionary bonus plans) and which provides Relevant Employees with a market facing account comprising base salary, funding in lieu of benefits (10% -15% of base salary) and pension funding (15% of base salary).

Northern Irish Retirement Benefit Arrangements

The following clauses apply to Relevant Employees in Northern Ireland.

6	The Business Transferors and the Purchaser acknowledge that:

6.1
the Relevant Employees shall cease to accrue benefits under the Group Retirement Benefit Arrangements on and from the Closing Date and the Business Transferors shall continue to be responsible to fund benefits accrued or contributions that become due in respect of service prior to the Closing Date; and

6.2
the Dedicated Services Employees shall cease to accrue benefits under the Group Retirement Benefit Arrangements on and from the Termination Date and the Business Transferors shall continue to be responsible to fund benefits accrued or contributions that become due in respect of service prior to the Termination Date.

7	The Purchaser shall procure that:

7.1	each Relevant Employee shall be provided with pension benefits (including death benefits) in respect of service on and from the Closing Date; and

7.2	each Dedicated Services Employee shall be provided with pension benefits (including death benefits) in respect of service on and from the Termination Date,

8	on a basis that complies with the requirements of the Pensions (Northern Ireland) Order, 2005 or any other applicable local law or regulation.

9
The Purchaser will ensure that a retirement benefit arrangement is made available to the Relevant Employees and, as a minimum, shall make an allowance available of 15% of the salary element of a Relevant Employee’s Value Account (in addition to the salary element of an Employee’s Value Account) to all Relevant Employees and shall offer the option to all Relevant Employees to contribute such part of that allowance as they choose to that retirement benefit arrangement and to receive the remainder of that allowance in cash.

10
For the purposes of paragraph 7, “Value Account” means the pay for performance total reward philosophy that the Business Transferors operate (in addition to incentive and discretionary bonus plans) and which provides Relevant Employees with a market facing account comprising base salary, funding in lieu of benefits (10%-15% of base salary) and pension funding (15% of base salary).

Irish Retirement Benefit Arrangements

The following clauses apply to Relevant Employees in the Republic of Ireland.

11	The Business Transferors and the Purchaser acknowledge that:

11.1
the Relevant Employees shall cease to accrue benefits under the Group Retirement Benefit Arrangements on and from the Closing Date and the Business Transferors shall continue to be responsible to fund benefits accrued or contributions that become due in respect of service prior to the Closing Date; and

11.2
the Dedicated Services Employees shall cease to accrue benefits under the Group Retirement Benefit Arrangements on and from the Termination Date and the Business Transferors shall continue to be responsible to fund benefits accrued or contributions that become due in respect of service prior to the Termination Date.

12	The Purchaser shall procure that:

12.1	each Relevant Employee shall be provided with pension benefits (including death benefits) in respect of service on and from the Closing Date; and

12.2
each Dedicated Services Employee shall be provided with pension benefits (including death benefits) in respect of service on and from the Termination Date, on a basis that complies with the requirements of Irish law and regulation.

13
The Purchaser will ensure that a retirement benefit arrangement is made available to the Relevant Employees and, as a minimum, shall make an allowance available of 15% of the salary element of a Relevant Employee’s Value Account (in addition to the salary element of an Employee’s Value Account) to all Relevant Employees and shall offer the option to all Relevant Employees to contribute such part of that allowance as they choose to that retirement benefit arrangement and to receive the remainder of that allowance in cash.

For the purposes of paragraph 10, “Value Account” means the pay for performance total reward philosophy that the Business Transferors operate (in addition to incentive and discretionary bonus plans) and which provides Relevant Employees with a market facing account comprising base salary, funding in lieu of benefits (10% of base salary) and pension funding (15% of base salary).

Schedule 8
Allocation of Consideration
(Clauses 3.2 and 8.3)

1	Subject to paragraphs 2 to 14 of this Schedule 8, the Premium attributable to the Shares and the Businesses shall be allocated on the date hereof as follows:

(1)	(2)

Shares and Businesses	Premium attributable to Shares and the Businesses

Non-US Shares and the Businesses	***

US Shares	***

1.1
The initial allocation set out in this paragraph 1 shall be adjusted to reflect the provisions of paragraphs 2 to 14 below of this Schedule 8 and the Transferors, the Contribution Party and the Relevant Purchaser shall adopt that allocation, as so adjusted, for all Tax purposes.

1.2
The parties shall use their reasonable endeavours to agree to allocate the Premium in accordance with Clause 3.2 and paragraphs 2 to 10 of this Schedule 8 within 30 Business Days of the date of this Agreement and, in any case, within 15 Business Days prior to the Closing Date.

2	Prior to the Closing Date, the parties shall allocate the Premium attributable to the Shares and the Businesses as follows:

Shares

(1)	(2)	(3)	(4)

Name of Relevant Share Seller	Jurisdiction	Particulars of Shares	Premium attributable to Shares

The Royal Bank of Scotland plc	Jersey	WorldPay Limited

The Royal Bank of Scotland plc	Canada	RBS WorldPay Canada Corporation

The Royal Bank of Scotland plc	England	Payment Trust Ltd

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Citizens Financial Group Inc	United States	RBS WorldPay Inc

RBS Netherlands Holdings B.V.	Netherlands	Bibit BV

Sale Businesses

(1)	(2)	(3)	(4)

Name of Relevant Business Transferor	Jurisdiction	Particulars of Sale Business	Premium attributable to Sale Business

The Royal Bank of Scotland plc	England	The Business, to the extent carried on by The Royal Bank of Scotland plc

Ulster Bank Limited	Northern Ireland	The Business, to the extent carried on in Ireland and Northern Ireland by Ulster Bank Limited

Ulster Bank Ireland Limited	Ireland	The Business, to the extent carried on in Ireland and Northern Ireland by Ulster Bank Ireland Limited
Contribution Business

(1)	(2)	(3)	(4)

Business Transferor	Jurisdiction	Particulars of Contribution Business	Premium attributable to Contribution Business

National Westminster Bank plc	England	The Business, to the extent carried on by National Westminster Bank plc

3
Furthermore, the parties shall allocate the Premium relating to the Businesses between each of the Business Assets included in the transfer of the Businesses (including, for the avoidance of doubt, to any pools of fixtures and plant and machinery, where relevant. Accordingly, the value of the Consideration attributable to each of the Business Assets (including, for the avoidance of doubt, to any pools of fixtures and plant and machinery shall, subject to paragraph 13 of this Schedule 8, be equal to the aggregate of (i) the Premium allocated to such Business Asset below plus (ii) the Estimated Net Asset Value allocated to such Business Asset.

4
In the event the parties are unable to agree on such allocation within 30 Business Days of the date of this Agreement, then as promptly as practicable thereafter and in any case within 15 Business Days thereafter, RBS shall prepare and deliver to the Relevant Purchaser an allocation schedule allocating the Consideration in accordance with paragraph 2 of this Schedule 8 (the “Proposed Allocation Schedule”).

5
The Purchaser will have 10 Business Days following delivery of the Proposed Allocation Schedule during which to notify RBS of any objections to the Proposed Allocation Schedule, setting forth in reasonable detail the basis of its objections (an “Allocation Notice of Objection”).

6
In reviewing the Proposed Allocation Schedule, the Purchaser shall be entitled to reasonable access to all Books and Records and Senior Employees of the Companies and the Businesses to the extent the Purchaser reasonably requests such information and access to complete its review of the Proposed Allocation Schedule.

7
If the Purchaser does not deliver an Allocation Notice of Objection in accordance with paragraph 5 above, the Proposed Allocation Schedule shall be conclusive and binding on all parties and shall become the “Final Allocation Schedule”.

8	If the Purchaser submits an Allocation Notice of Objection, then:

8.1	for 10 Business Days after the date RBS receives the Allocation Notice of Objection, the parties will use their reasonable endeavours to agree on the allocations; and

8.2	failing such agreement within 10 Business Days of such notice, the matter will be resolved in accordance with paragraph 9 - 10 below.

9
If the parties have not agreed on the Final Allocation Schedule within 10 Business Days after delivery of an Allocation Notice of Objection, then the parties shall each have the right to deliver a notice to each other party (the “Allocation Dispute Notice”) of its intention to refer the matter for resolution to the Reporting

Accountants. Paragraphs 3.4 to 3.12 of Part 1 of Schedule 11 shall apply mutatis mutandis to the engagement and determination of the Reporting Accountants pursuant to this paragraph 8 of Schedule 8. Upon any party delivering or receiving an Allocation Dispute Notice, each party will deliver to each other party and to the Reporting Accountants a notice setting forth in reasonable detail their proposed allocations (the “Proposed Allocation Notice”).

10
Within 20 Business Days of receiving all Proposed Allocation Notices, the Reporting Accountants will deliver the Final Allocation Schedule and provide a written description of the basis for their determination of the allocations therein; provided that if the Reporting Accountants request a hearing from any or all of the parties to this Agreement before making a determination, such hearing shall be held within 10 Business Days of the parties’ delivery of their Proposed Allocation Notices and the delivery of the Final Allocation Schedule shall be made within 10 Business Days of such hearing. The fees and expenses of the Reporting Accountants shall be borne among the parties as the Reporting Accounts may direct or, failing such direction, equally between the Relevant Purchaser, on the one hand, and RBS, on the other. Each party shall bear the costs of its own counsel, witnesses (if any) and employees.

11	Subject to paragraph 13 of this Schedule 8, the Consideration shall initially be allocated on the following basis:

11.1	The Premium shall be allocated on the basis of the Premium set out in column (4) of paragraph 2 of this Schedule 8.

11.2
The Estimated Net Asset Value shall be allocated between the Shares and Businesses according to the relevant Group Company or Companies or Business or Businesses to which it is attributable. Accordingly, the value of the Consideration attributable to each of the Shares and Businesses shall, subject to paragraph 13 of this Schedule 8, be equal to the aggregate of (i) the Premium allocated to such Shares or Businesses in paragraph 2 of this Schedule 8 plus (ii) the Estimated Net Asset Value allocated to such Shares or Businesses.

12
The initial allocation agreed pursuant to paragraphs 2 - 11 of this Schedule 8 shall be adjusted to reflect any payments made pursuant to Clauses 8.3 to 8.5 of this Agreement and the Transferors, the Contribution Party and the Relevant Purchaser shall adopt that allocation, as so adjusted, for all Tax purposes.

13
Failing agreement between the parties on the adjustments to allocation in accordance with this Schedule 8, the allocation shall be determined by the Reporting Accountants on the application of the Transferors, the Contribution Party or the Relevant Purchaser who shall allocate the Consideration in accordance with this Schedule 8. Paragraphs 3.5 to 3.12 of Part 1 of Schedule 11 shall apply mutatis mutandis to the engagement and determination of the Reporting Accountants pursuant to this paragraph 13 of Schedule 8.

14
The parties shall use reasonable endeavours to ensure that the valuation allocated to the Contribution Business on Closing pursuant to this Schedule 8 represents no more than ten times the value of the Consideration Shares,

15	For the purposes of this Schedule 8, the following terms shall have the following meanings:

“Allocation Notice of Objection” has the meaning given to it in paragraph 5;

“Allocation Dispute Notice” has the meaning given to it in paragraph 9;

“Final Allocation Schedule” has the meaning given to it in paragraph 7;

“Non US Shares” means the shares in WorldPay Limited, RBS WorldPay Canada Corporation, Payment Trust Limited and Bibit B.V.;

“Proposed Allocation Notice” has the meaning given to it in paragraph 9;

“Proposed Allocation Schedule” has the meaning given to it in paragraph 4; and

“US Shares” means the shares in RBS WorldPay Inc.

Schedule 9
VAT
(Clause 3.5)

1	Going Concern

1.1
The Business Transferors and the Purchaser intend and shall use all reasonable endeavours to secure that the transfer of the Businesses shall be treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in the relevant EU member state. It is contemplated by this paragraph 1.1 of Schedule 9 that an application shall be made by RBS to the relevant Taxation Authority seeking confirmation that the transfer is to be so treated. The relevant Business Transferor or RBS and the Purchaser, shall keep the Purchaser fully informed of all matters relating to the application and any correspondence or dealings in respect of the application (including without limitation by supplying details of all written correspondence and records relating to the matter). The relevant Business Transferor shall no later than five Business Days before the submission of any document or information to a Tax Authority, provide any such document or information to the Purchaser for its comments and shall take into account all reasonable comments of the Purchaser. The relevant Business Transferor or RBS shall also provide the Purchaser with a reasonable opportunity to comment on any matters or negotiations with a Tax Authority and take into account the Purchaser’s reasonable comments and if so requested by the Purchaser acting reasonably allow the Purchaser to attend any meetings where reasonably practicable. The relevant Business Transferor and Purchaser shall use all reasonable endeavours to ensure that satisfactory confirmation is obtained as soon as possible thereafter from the relevant Taxation Authority that the transfer is to be treated.

1.2
If and to the extent the relevant Taxation Authority has, before Closing, expressly ruled that the transfer of the Businesses cannot be treated in the manner contemplated by paragraph 1.1 of this Schedule 9, the Purchaser shall (against production of valid VAT invoices in respect thereof), in addition to any Consideration expressed in this Agreement to be provided by the Purchaser, pay to the relevant Business Sellers and the Contribution Party on Closing the amount of any VAT which, as a result of that ruling, may be chargeable on the transfer of the Businesses under this Agreement. If no such ruling is given by the relevant Taxation Authority before Closing, then (subject to paragraph 3.1 of this Schedule 9) no amount in respect of VAT shall be paid by the Purchaser on Closing, but, to the extent that VAT is determined by the relevant Taxation Authority in writing to be payable on the transfer, the Purchaser shall, in addition to any amounts expressed in the Agreement to be payable by the Purchaser, pay to the relevant Business Seller or Contribution Party (against production of a valid VAT invoice in respect thereof) the amount of such VAT together with any penalty or interest incurred by the relevant Business Transferor for late payment thereof save to the extent that such interest or penalty relates to an undue delay on the part of the relevant Business Transferor or the conduct of the Business

Transferor (including, but not limited to, as a failure to make prompt payment of an amount of VAT once received from the Purchaser), such payment by the Purchaser to be made forthwith against evidence that the due date for payment of such VAT has fallen due or will fall due within seven days or if later against delivery by the relevant Business Transferor to the Purchaser of the appropriate VAT invoice.

1.3
If the Purchaser pays an amount in respect of VAT under paragraph 1.2 and a Taxation Authority subsequently determines that all or part of it was not properly chargeable, the relevant Business Sellers and the Contribution Party shall promptly repay the amount or relevant part of it to the Purchaser, unless it has already accounted to a Taxation Authority for the VAT, in which case, the Business Sellers and Contribution Party shall (or, where relevant shall procure that any other member of the relevant VAT group including its representative member) apply for a refund of the VAT (plus any interest payable by a Taxation Authority) use reasonable endeavours to obtain it as quickly as practicable and pay to the Purchaser the amount of the refund and any interest when and to the extent received from a Taxation Authority.

1.4
Nothing in this paragraph 1 of Schedule 9 shall require the Business Transferors to make any appeal to any tribunal or court against or otherwise challenge any determination of the relevant Taxation Authority that the transfer does not fall to be treated as the transfer of a going concern. For the avoidance of doubt nothing in this paragraph 1 of Schedule 9 shall prevent the Purchaser from making any such appeal or challenge.

2	Continuity of Business

After Closing, the Purchaser shall use the Business Assets in carrying on the same kind of business, whether or not as part of any existing business of the Purchaser, as that carried on by the Business Transferors and authorises the Business Transferors to make such obligation known to the relevant Taxation Authority in any application seeking confirmation that the transfer of the Businesses shall be treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in the relevant EU member state.

3	Business Properties and VAT

3.1	Where in relation to any Business Assignment Property or Business Underletting Property (each a “Business Property”) a Business Transferor has, at or prior to the date of this Agreement:

3.1.1
notified the Purchaser, by setting out the relevant details in the Disclosure Letter, that the transfer of that Business Property under this Agreement would, but for the application of Article 5 of the Order, fall within paragraph (a) of Item 1 of Group 1 of Schedule 9 of VATA 1994; or

3.1.2
notified the Purchaser, by setting out the relevant details in the Disclosure Letter, that the Business Transferor or a relevant associate of the Business Transferor (as defined in paragraph 3 of Schedule 10 of VATA 1994), has exercised an option to tax that Business Property under Schedule 10 of VATA 1994 which has not been revoked and has delivered to the Purchaser a certified copy of that option together with evidence of notification of that option to HM Revenue & Customs and (where such is required by Schedule 10 of VATA 1994) a certified copy of the written permission given by HM Revenue & Customs to exercise that option where such written permission is required by Schedule 10 of VATA 1994, the Purchaser shall exercise an option to tax that Business Property under Schedule 10 of VATA 1994 with effect on or prior to the earliest date on which the Business Property concerned is to be transferred and shall give written notification to HM Revenue & Customs as required by paragraph 20 of Schedule 10 of VATA 1994 no later than that date and shall not seek revocation of that option prior to the transfer of the Business Property. The Purchaser shall deliver to the Business Transferor certified copies of such notification of that option to HM Revenue & Customs (the “Notification”) at least seven days in advance of Closing and shall deliver corresponding confirmation from HM Revenue & Customs promptly following receipt. In default of delivery of the Notification by Closing the Purchaser shall in addition to any amounts expressed in this Agreement to be payable by the Purchaser in respect of the said Business Property pay to the relevant Business Seller or the Contribution Party at Closing (against delivery of an appropriate VAT invoice) an amount in respect of VAT thereon. Notwithstanding paragraph 1.2 of this Schedule 9, the Purchaser shall not be required or liable to pay any amount in respect of VAT to a Business Transferor, to the extent such VAT arises as a result of the failure of the Purchaser to exercise an option to tax in respect of a Business Property, where the relevant Business Transferor has not notified the Purchaser in accordance with paragraphs 3.1.1 and 3.1.2 in respect of that Business Property.

3.2
Save as a Business Transferor shall have notified otherwise to the Purchaser in writing in accordance with paragraph 3.1 of this Schedule 9, neither that Business Transferor nor any relevant associate (as defined in paragraph 3 of Schedule 10 of the VATA 1994) of that Business Transferor has made an option under Schedule 10 of VATA 1994 in relation to any Business Property to be transferred under this Agreement, and no transfer of a Business Property under this Agreement would, but for the application of Article 5 of the Order, fall within paragraph (a) of Item 1 of Group 1 of Schedule 9 of VATA 1994. Notwithstanding any provision in paragraph 1 of this Schedule 9 no sum shall be payable by the Purchaser in respect of VAT which arises on the transfer of the Businesses under this Agreement by reason of the facts being otherwise than as stated in this paragraph 3.2 of Schedule 9.

3.3
The Purchaser hereby notifies the Business Transferors that article 5(2B) of the Value Added Tax (Special Provisions) Order 1995 does not apply to the Purchaser (or any subsidiary being a member of its VAT group).

4	Capital Goods Scheme

Each Business Transferor (where relevant) shall set out in the Disclosure Letter details of each material item relating to the Businesses which that Business Transferor uses in the course or furtherance of its business and for the purposes of that business, otherwise than solely for the purpose of selling the item, being items to which Part XV of the Value Added Tax Regulations 1995 applies and in respect of which the period of adjustment will not have expired by Closing.

5	Input VAT Recovery

5.1
The relevant Business Transferors shall, promptly and at least 5 Business Days before Closing and as far as reasonably practicable, use reasonable endeavours to provide the Purchaser with a list of the Relevant Business Assets, (where such information is reasonably available to the relevant Business Transferor) how long each Relevant Business Asset has been held by it and its net book value at the time of Closing.

5.2
The relevant Business Transferors undertake to provide the Purchaser, with a statement of the rates of input VAT recovery under the Partial Exemption Method in respect of the streamline business (as referred to in the letter dated 30 July 2010 addressed to HMRC from RBS seeking confirmation that no Section 44 Charge will arise to the Purchaser in connection with the transfer of the Businesses to the Purchaser and the email from RBS to PricewaterhouseCoopers LLP dated 5 August 2010 headed “Partial Exemption 2009”, from *** of RBS to *** at PricewaterhouseCoopers), promptly following HMRC’s notification to RBS or any Relevant Business Transferor, that such rates are agreed and finalised with HMRC (the “Notification”), in respect of each of the partial exemption years 2008 and 2009 and in any event no later than 10 Business Days from the date of the Notification.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 10
Closing Obligations

1	General Obligations

1.1	The Transferors’ Obligations

On Closing, each Transferor shall, in relation to its Business or Group Companies, deliver or make available to the Relevant Purchaser the following:

1.1.1	a copy of the resolution of the shareholder of RBS Netherlands Holdings B.V., approving the transfer of shares in Bibit B.V. to the Purchaser;

1.1.2	a copy of the resolution of the directors of RBS WorldPay Canada Corporation, approving the transfer of shares in RBS WorldPay Canada Corporation to the Purchaser;

1.1.3	all relevant Transaction Documents in the Agreed Terms duly executed by the Transferors or other member of the RBSG Group;

1.1.4
evidence that RBS and the Transferors are authorised to execute and perform its obligations under each of the Transaction Documents to which it is a party (including, where relevant, any notarial deeds referred to in this Schedule 10); and

1.1.5	a copy of the Intra-Day Facility Agreement signed for and on behalf of the relevant Transferor by a duly authorised officer.

1.1.6
if agreed by Closing, a copy of the FX Micropay Agreement, Referral Agreements, Sponsorship Agreements, TSAs, Cash Management Agreement and the Banking Services Agreement signed for and on behalf of the relevant Transferor by a duly authorised officer.

1.2	The Purchaser’s Obligations

On Closing, the Purchaser shall deliver or make available to the Transferors:

1.2.1	evidence of the due fulfilment of the conditions set out in Clause 4 of this Agreement;

1.2.2
all relevant Transaction Documents in the Agreed Terms duly executed by the Relevant Purchaser or other member of the Relevant Purchasers’ Group and in the case of the Exchange Agreement, UK Holdco, Luxco 4, Luxco 3, Luxco 2, and Holdco;

1.2.3	evidence that the Relevant Purchaser is authorised to execute and perform its obligations under each of the Transaction Documents to which it is a party (including, where relevant, any notarial deeds referred to in this Schedule 10);

1.2.4	a certified copy of a resolution of the directors of each Relevant Purchaser authorising the acquisition of the Group for the consideration and upon the terms set out in this Agreement;

1.2.5	a certified copy of a resolution of the directors of UK Holdco allotting and authorising the issue of the Contribution Shares and the Contribution Loan Notes pursuant to Clause 3.2;

1.2.6	a copy of the Intra-Day Facility Agreement signed for and on behalf of the Relevant Purchaser by a duly authorised officer;

1.2.7
if agreed, a copy of the FX Micropay Agreement, Sponsorship Agreements, TSAs, Cash Management Agreement and Banking Services Agreement signed for and on behalf of the Relevant Purchaser by a duly authorised officer.

2	Transfer of the Shares and Businesses

2.1	General Transfer Obligations

On Closing, the Transferors (each as to the Shares or Businesses to be transferred by it) and the Relevant Purchasers shall execute and/or deliver and/or make available Local Transfer Documents and take such steps as are required to transfer the Shares and Businesses that are the subject of the Closing.

2.2	Specific Transfer Obligations

For the purposes of compliance with paragraph 2.1 of this Schedule 10, the Transferors and the Relevant Purchasers shall do the following, in relation to any Companies and Businesses that are the subject of the Closing incorporated or located in the jurisdictions listed below:

2.2.1	Netherlands

The Transferor shall transfer the relevant Shares in Bibit B.V. to the Purchaser, the Purchaser shall accept the transfer, and the Transferor shall procure that Bibit B.V. acknowledges the transfer, the foregoing to be effected by execution by the Transferor, the Relevant Purchaser and Bibit B.V. of a notarial deed of transfer of shares in a form to be agreed between the Purchaser and RBS (acting reasonably) at least 10 Business Days prior to Closing, before one of the civil law notaries of such independent firm as the Purchaser and RBS agree (acting reasonably).

2.2.2	United Kingdom

The Transferors shall deliver or make available to the Purchaser the following to the extent they relate to any Group Company incorporated in the United Kingdom or any Business located in the United Kingdom:

(i)
transfers of the relevant Shares duly executed by the registered holders in favour of the Purchaser, accompanied by the relevant share certificate (or an express indemnity in a form satisfactory to the Purchaser in the case of any certificate found to be missing) and a voting power of attorney in respect of such Shares in a form to be agreed between the Purchaser and RBS (acting reasonably) at least 10 Business Days prior to Closing;

(ii)
duly executed transfers of the Business Assignment Properties and the Business Underletting Properties, together with the relative documents of title and the relevant Property Third Party Consents except that this paragraph shall not apply in relation to any Business Assignment Property or Business Underletting Property where the necessary Property Third Party Consent has not been obtained by the relevant Closing, in which case such properties shall be transferred in accordance with Schedule 3;

(iii)	assignments of registered Intellectual Property in accordance with Schedule 4;

(iv)
those Business Assets (except the Information Technology Assets referred to in the TSAs) to be used in the provision of services by RBS, or otherwise for the purposes of RBS complying with its other obligations under the TSAs which are capable of transfer by delivery; and

(v)	subject to the matters specified in Schedule 3, vacant possession of the Business Assignment Properties and the Business Underletting Properties.

2.2.3	United States of America

The Transferor shall deliver to the Relevant Purchaser stock powers for the relevant Shares duly executed by the holders of such Shares in favour of the Relevant Purchaser accompanied by the relevant share certificate (or an express indemnity and affidavit of loss in a form satisfactory to the Relevant Purchaser in the case of any certificate found to be missing).

2.2.4	Ireland

The Transferors shall deliver or make available to the Purchaser those Business Assets (except the Information Technology Assets referred to in the TSAs) to be used in the provision of services by RBS under the TSAs which are capable of transfer by delivery to the extent they relate to any Business located in Ireland.

2.2.5	Jersey

In respect of WorldPay Limited (Jersey), the Transferor shall deliver or make available to the Purchaser transfers of the relevant Shares duly executed by the registered holder in favour of the Purchaser, accompanied by the relative share certificates (or an express indemnity in a form satisfactory to the Purchaser in the case of any certificate found to be missing).

2.2.6	Canada

The relevant Transferor shall deliver to the Purchaser a stock power for the relevant Shares duly executed by the holder of such Shares in favour of the Purchaser accompanied by the relevant share certificate (or an express indemnity and affidavit of loss in a form satisfactory to the Purchaser in the case of any certificate found to be missing), including a certified copy of a resolution of the directors of the relevant Transferor approving such transfer.

3	Further Obligations in Addition to Transfer

3.1	General Obligations

At Closing, each of the Transferors shall deliver or make available to the Relevant Purchasers the following, insofar as they relate to the Companies or Businesses being transferred by it at Closing:

3.1.1	any releases which the parties have obtained under Clause 9.4 of this Agreement;

3.1.2	all the Business Assets which are capable of transfer by delivery with the intent that legal and beneficial title to such Business Assets shall pass by and upon delivery;

3.1.3
subject to compliance with applicable Law and Regulations and subject, where applicable, to the receipt of any necessary client, customer or other third-party consents sought pursuant to Schedule 5, the Books and Records in the possession or custody of, or under the control of, the relevant Business Transferor and which are contained in separate or standalone files, lists, catalogues, documents, records, databases or similar items which relate only to the relevant Business;

3.1.4
subject to Schedule 5, duly executed agreements in a form to be agreed between the Purchaser and RBS (acting reasonably) at least 10 Business Days prior to Closing (if any) for the assignment/novation or transfer of the benefit of the Contracts;

3.1.5	duly executed Transitional Trade Mark Licences in the form of Part 3 of Schedule 4 and the duly executed Trade Mark Assignments in the form of Part 4 of Schedule 4; and

3.1.6	any forms and ancillary documents (executed by the Transferors) required by the relevant domain name registry to transfer the domain names listed in paragraphs 1.2 and 2.2 of Part 1 of Schedule 4.

Schedule 11
Post-Closing Adjustments
Part 1
Closing Statement
(Clause 8)

1.	Form and Content of Closing Statement

1.1	The Closing Statement shall be prepared in accordance with this Schedule 11 as follows:

(a)
a combined balance sheet as at the close of business on the Closing Date shall be prepared for the Group in accordance with the requirements of this Schedule using the same account classifications and line items as were adopted in the Carve-Out Accounts;

(b)
a consolidated balance sheet as at the close of business on the Closing Date shall be prepared for each Group Company in accordance with the requirements of this Schedule using the same account classifications and line items as were adopted in the Carve-Out Accounts;

(c)
a statement setting out the consolidated Net Asset Value (Companies) of each Group Company shall be prepared in the format set out in Part 2 using amounts extracted from the consolidated balance sheets prepared under paragraph (b);

(d)
a statement setting out the Net Asset Value (Businesses) of each Business as at 11.59pm on the Closing Date shall be prepared for each Business in accordance with the requirements of this Schedule and in the format set out in Part 2 of this Schedule;

(e)
a statement setting out the aggregate of the Net Asset Value (Companies) and Net Asset Value (Businesses) shall be prepared in order to calculate a total Net Asset Value using the relevant amounts calculated in accordance with paragraphs (c) and (d);

(f)
a statement setting out the Intra-Group Receivables and the Intra-Group Payables shall be prepared for each Group Company and for each Business as at 11.59pm on the Closing Date extracted from the consolidated balance sheets prepared under paragraph (a);

(g)	a statement setting out the Merchant Cash Balances, Merchant Payables and Card Scheme Debtors shall be prepared for each

Group Company and for each Business as at 11.59pm on the Closing Date extracted from the consolidated balance sheets prepared under paragraph (a);

1.2	The Closing Statement shall be drawn up in the form set out in Part 2 of this Schedule 11 and in accordance with paragraphs 2 and 3 of this Schedule 11.

2	Accounting Policies

2.1	The Closing Statement shall be drawn up in accordance with:

2.1.1	the accounting principles, policies, procedures, methods, practices and techniques set out in Part 3 of Schedule 11;

2.1.2
to the extent not inconsistent with paragraph 2.1.1 of this Part 1 of Schedule 11, the accounting principles, policies, procedures, methods, practices and techniques adopted in the Carve-Out Accounts, applied on a consistent basis; and

2.1.3	to the extent not inconsistent with paragraphs 2.1.1 and 2.1.2 of this Part 1 of Schedule 11, the International Financial Reporting Standards as adopted by the European Union as at the Closing Date.

2.2
The Closing Statement shall be drawn up as at 11:59 p.m. on the Closing Date. No account shall be taken of events taking place after 60 days after Closing and regard shall only be had to information available to the parties to this Agreement at that time.

2.3	The Closing Statement shall be expressed in sterling. Amounts in other currencies shall be translated into sterling in accordance with Clause 1.15 of this Agreement.

3	Preparation

3.1	No later than 90 days following Closing or such other date as may be agreed between the Purchaser and RBS, RBS shall deliver to the Purchaser the Draft Closing Statement plus supporting schedules.

3.2
In order to enable RBS to prepare and agree the Draft Closing Statement, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available to RBS’s representatives and to RBS’s accountants all books and records relating to the Group during normal office hours and co-operate with them with regard to the preparation and agreement of the Draft Closing Statement. The Purchaser agrees, insofar as it is reasonable to do so, to make available the services of the employees of the Group to assist RBS in the performance of its duties under this Agreement.

3.3
If the Purchaser does not within 45 days of presentation to it of the Draft Closing Statement give notice to RBS that it disagrees with the Draft Closing Statement or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Purchaser’s opinion, should be made to the Draft Closing Statement (the “Purchaser’s Disagreement Notice”), the Draft Closing Statement shall be final and binding on the parties for all purposes. If the Purchaser gives a valid Purchaser’s Disagreement Notice within such 45 days, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available to RBS’s representatives and RBS’s accountants all books and records relating to the relevant part of the Group during normal office hours during the period from the date of the Purchaser’s Disagreement Notice until the date on which such disagreement is resolved. RBS shall keep up-to-date and, subject to reasonable notice, make available to the Purchaser’s representatives and the Purchaser’s accountants all books and records in their possession relating to the relevant part of the Group during normal office hours during the period from the date of the delivery of the Draft Closing Statement until the date on which such disagreement is resolved. RBS and the Purchaser shall attempt in good faith to reach agreement in respect of the Draft Closing Statement and, if they are unable to do so within 21 days of such notification, RBS or the Purchaser may, by notice to the other, require that the Draft Closing Statement be referred to the Reporting Accountants (an “Appointment Notice”).

3.4
The Reporting Accountants shall be engaged jointly by RBS and the Purchaser on the terms set out in this paragraph 3 of Schedule 11 and otherwise on such terms as shall be agreed; provided that neither RBS nor the Purchaser shall unreasonably (having regard, inter alia, to the provisions of this paragraph 3 of Schedule 11) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 30 days of their identity having been determined (or such longer period as RBSG and the Purchaser may agree), then, unless RBS or the Purchaser is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

3.5	Except to the extent that RBS and the Purchaser agree otherwise, the Reporting Accountants shall determine their own procedure but:

3.5.1	apart from procedural matters and as otherwise set out in this Agreement shall determine only:

(i)	whether any of the arguments for an alteration to the Draft Closing Statement put forward in the Purchaser’s Disagreement Notice not yet agreed by the other party is correct in whole or in part; and

(ii)	if so, what alterations should be made to the Draft Closing Statement in order to correct the relevant inaccuracy in it;

3.5.2	shall apply the accounting principles, policies, procedures, practices and techniques set out in paragraph 2 of this Part 1 of Schedule 11;

3.5.3	shall make their determination pursuant to paragraph 3.5.1 of this Part 1 of Schedule 11 as soon as is reasonably practicable and in any event within 60 days of appointment;

3.5.4	the procedure of the Reporting Accountants shall:

(i)	give RBS and Purchaser a reasonable opportunity to make written representations to them;

(ii)	require that each party supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants; and

(iii)	for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

3.6
The Reporting Accountants shall send the Transferor and the Purchaser a copy of their determination pursuant to paragraph 3.5.1 of this Part 1 of Schedule 11 within 60 days of their appointment. Such determination shall:

3.6.1	be made in writing; and

3.6.2	unless otherwise agreed by RBS and the Purchaser, include reasons for each relevant determination.

3.7
The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Transferors and the Purchaser save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, their determination shall be deemed to be incorporated into the Draft Closing Statement.

3.8
The expenses (including VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination under paragraph 3.5.1 (i) of this Part 1 of Schedule 11 or, failing such direction, equally between the Purchaser, on the one hand, and RBS, on the other.

3.9
RBS and the Purchaser shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available to RBS’s representatives, RBS’s accountants and the Reporting Accountants all books and records relating to the Group during normal office hours during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

3.10
Subject to paragraph 3.11 of this Part 1 of Schedule 11, nothing in this paragraph 3 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege or which has been prepared by the other party or its accountants or other professional advisers with a view to assessing the merits of any claim or argument.

3.11
A party shall not be entitled by reason of paragraph 3.10 of this Part 1 of Schedule 11 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

3.12
Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this paragraph 3 of this Part 1 of Schedule 11 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft Closing Statement, the proceedings of the Reporting Accountants or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

Schedule 11
Part 2
Form of Closing Statement
(Clause 8)

The form of closing statement for each Group Company and Business is as follows:

X	Total of net assets for Group Companies as set out in Sch 11 Part 1 para 1.1 (a) and for Businesses as extracted from Sch 11 Part 1 para 1.1 (a)
X	less fixed assets (tangible/intangibles)
X	excluding deferred tax (assets and liabilities)
X	less Card Scheme Debtors
X	Plus Merchant Payables
X	less Merchant Cash Balances
X	Plus/Minus any other adjustments required to achieve the Net Asset Value in accordance with this Schedule 11 including Part 3 of Schedule 11
X	Net Asset Value

Schedule 11
Part 3
Accounting Policies

1	Basis of preparation

1.1
Notwithstanding anything to the contrary in this Schedule 11, the Closing Statement (which will not be audited) shall be prepared on a going concern basis and exclude any assets or liabilities arising as a consequence of the change in ownership of the Group, or any change in management strategy or direction implemented, or to be implemented, by or on behalf of the Purchaser. Subject to paragraph 2.2. of Schedule 11, Part 1, the Closing Statement is to be prepared as if the date to which it is prepared is the last day of a financial year.

1.2	No item shall be included more than once in the calculation of Net Asset Value.

2	Excluded Assets and Liabilities

2.1
“Net Asset Value” means, in respect of each Business and each Group Company, the aggregate amount of the net assets including Intra-Group Payables, Intra-Group Receivables deducting Required Separation Cash, and excluding:

2.1.1	all receivables and payables between the Group Companies and the RBSG Group to the extent they have been settled prior to Closing;

2.1.2	all receivables and payables between any of the Group Companies (including any amounts arising in respect of Group Relief);

2.1.3	any Excluded Assets or Excluded Liabilities of the Businesses;

2.1.4	all Tangible and Intangible Fixed Assets of the Group Companies and Business;

2.1.5	all Merchant Cash Balances, Merchant Payables and Card Scheme Debtors;

2.1.6	Operating Cash;

2.1.7	all assets and liabilities or provisions in respect of deferred tax; and

2.1.8	any amounts paid by a Transferor to a Group Company or Business under Clause 7.6.

Net Asset Value may be a negative amount and will be calculated at 11:59 p.m. on the Closing Date.

2.2
No allocations and overlays of RBSG Group assets and/or liabilities as recorded in the Carve-Out Accounts shall be included in the Closing Statement for the purpose of calculating Net Asset Value unless they represent:

2.2.1	assets or liabilities of the Group Companies; or

2.2.2	Business Assets or Assumed Liabilities of the Businesses, that form part of the acquisition of the Group Companies or Businesses under this Agreement.

2.3	No leases classified as operating leases in the Carve-Out Accounts shall be reclassified as finance or capital leases.

2.4
Assumed Liabilities will be included for the purposes of calculating Net Asset Value and will be calculated on a basis consistent with the Carve-Out Accounts to the extent compliant with IFRS, otherwise IFRS.

3	Trade and other receivables

3.1	Debtors

Specific provisions for bad and doubtful debtors shall be reduced to the extent that any such debt is settled in the period up to and including 60 days after Closing.

3.2	Prepayments

Prepayments shall be recognised in the Closing Statement in respect of payments made or liabilities incurred prior to the Closing Date to the extent they relate to goods and services or the benefits receivable by the Group Companies or Businesses after the Closing Date to the extent none can be recovered.

3.3	Chargebacks

A provision for chargebacks (in respect of merchant defaults or fraudulent transactions) will be included in the calculation of the Net Asset Value to the extent that:

3.3.1	within 60 days of the Closing Date a valid claim has been made by the customer or an event has occurred that is likely to give rise to such claim; and

3.3.2	the claim or potential claim relates to a transaction processed on or before the closing date.

The provision for chargebacks will be calculated on a net exposure basis taking into account:

3.3.3	any amounts recoverable directly from the merchant;

3.3.4	offsetting any amounts held as collateral and any other security held in respect of the merchant; and

3.3.5	any amounts recoverable under insurance policies.

To the extent that provisions in aggregate in excess of £500,000 for chargebacks made in accordance with this paragraph 3.3 have not been utilised within 12 months of the Closing Date, the excess shall be repaid in full to RBS.

4	Taxation

4.1
Liabilities or assets of each of the Group Companies in respect of Corporation Tax or Corporate Income Tax included in the Closing Statement shall be limited to amounts, which, as at the Closing Date, are due or payable or accrued in respect of taxable income profits or gains earned or accrued on or before the Closing Date (or deemed so for tax purposes) less any payments of corporation tax or corporate income tax made by the relevant Group Company in respect of the relevant period prior to Closing. Liabilities or assets in respect of other Taxes included within the Closing Statement shall be limited to amounts, which as at the Closing Date, are payable or accrued on income, benefits and expenditure, services or supplies made (or so deemed for tax purposes) on or before that date. Taxation including amounts payable to or receivable from other Companies included within the same tax group in respect of Taxation or for Group Relief or Group Payment Arrangements except where amounts in respect of Group Relief are receivables and payables between any of the Group Companies.

4.2
The provision for Taxation of each of the Group Companies in the Closing Statement shall be drawn up on the assumption that the period from the Accounts Date to the Closing Date comprises a single accounting period for tax purposes of the relevant Group Company and that all relevant claims and elections that would reduce the tax due for the period, including, inter alia, claims for capital allowances (including any s198 election) and Group Relief, will be made provided that where any claim or election has been reflected in the Carve-Out Accounts, the corresponding claim or election in the Closing Statement is consistent with prior practice as reflected in the Carve-Out Accounts and further provided that in all cases no claim or election may be made that is inconsistent with the law in force at Closing.

5	Liabilities

5.1	No provisions, reserves or accruals shall be included in the Closing Statement in respect of the following:

5.1.1
any and all liabilities of the Group Companies or Businesses (including those related to wage, salary, overtime payments, bonuses, expenses and the related social security and tax obligations) due and payable at or prior to Closing which have settled prior to Closing or to the extent to which Sellers or any member of the RBSG Group have agreed to be liable;

5.1.2	any and all liabilities, including any provisions related thereto, in respect of any retention and deferred bonus payments, as of the date of Closing;

5.1.3	repairs, dilapidations, remediation works, environmental matters except to reflect the cost of goods and services provided prior to the Closing Date;

5.1.4	any onerous lease costs or liabilities;

5.1.5	redundancy and reorganisation costs;

5.1.6	any pension scheme deficits or pension surpluses;

5.1.7	Seller transaction costs and/or Seller transaction bonus except to the extent they are to be paid by the Group Companies or Businesses after Closing;

5.1.8
a liability for any matter that has been expressly retained by any of the Transferors under this Agreement or any other Transaction Document, or which is the subject of an indemnity in favour of the Purchaser, any Group Company, or any member of the Purchaser’s Group under this Agreement or a Transaction Document; and

5.1.9	any provisions for the direct costs of any of the Seller or Purchaser, including the fees for any of the Seller’s or Purchaser’s advisers, in respect of the transaction contemplated by this Agreement.

5.2	Provision shall be made in accordance with IFRS in the Closing Statement on the basis set out below for the following litigations and risks:

5.2.1
in respect of the fine as referred to in paragraph 9.2 of the Disclosure Letter payable to the extent that such fines have not been paid before Closing net of any amounts recoverable, including from merchants;

5.2.2	***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

5.2.3	***

5.3	Any assets which are not recoverable within one year will be excluded from the calculation of Net Asset Value except for:

5.3.1	Deferred costs in respect of commission payments for the acquisition of new customers;

5.3.2	Deferred costs in respect of amounts paid to Century for the acquisition of new outlets in the ISO channel;

5.3.3	Deferred costs in respect of merchant conversion incentives;

5.3.4	Operation lease payments;

5.3.5	Any amount contained within trade and other receivables in the Carve-Out Accounts comprising Merchant Receivables, Scheme Receivables, Prepayment and Accrued Income and Other Current Assets,

to the extent that these items arise in the ordinary course of business.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 12
Warranties given by the Transferors
(Clause 10.1)

The following Transferor Warranties are provided by the Transferors in accordance with and to the extent specified in Clause 10 of this Agreement. Without limitation to the foregoing, references in this Schedule 12 to the “Transferors” or a “Transferor” shall be deemed to refer to each or such Transferor only in relation to itself and to the Business and the Shares (including the underlying business of the relevant company(ies)) being transferred by such Transferor under this Agreement.

1	Corporate Information

1.1	The Shares and the Group Companies

1.1.1	The Share Sellers specified in Part 1 of Schedule 1:

(i)	are the sole legal and beneficial owners of the Shares; and

(ii)	have the right to exercise all voting and other rights over the Shares.

1.1.2	The Shares comprise the whole of the issued and allotted share capital of the Companies, have been properly and validly issued and allotted and are each fully paid.

1.1.3	The shareholders specified in paragraph 2 of Schedule 2:

(i)	are the sole legal and beneficial owners of the shares in the Subsidiaries; and

(ii)	have the right to exercise all voting and other rights over such shares.

1.1.4	The shares in the Subsidiaries comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and allotted and each are fully paid.

1.1.5
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.6	There are no Encumbrances on the shares in any Group Company.

1.1.7	All consents necessary for the transfer of the Shares have been obtained or will be obtained by Closing.

1.1.8	The Shares and the shares in the Subsidiaries have not been and are not listed on any stock exchange or regulated market.

1.1.9
No Group Company has any interest in, or has agreed to acquire, any share capital or other security referred to in paragraph 1.1.5 of this Schedule 12 of any other company (wherever incorporated) other than the Subsidiaries set out in Schedule 2.

1.1.10	The particulars contained in Schedule 2 are true and accurate.

1.2	Constitutional Documents, Corporate Registers and Minute Books

1.2.1
The constitutional documents in the Data Room are true and accurate copies of the constitutional documents of the Group Companies and there have not been and are not any breaches by any Group Company of its constitutional documents which would have a material adverse effect on the business of the Group.

1.2.2	The registers and minute books required to be maintained by each Group Company under the law of the jurisdiction of its incorporation:

(i)	are up-to-date;

(ii)	are maintained in accordance with applicable law; and

(iii)	contain records of all matters required to be dealt with in such books and records,

in each case in all material respects.

1.2.3	All registers and books referred to in paragraph 1.2.2 of this Schedule 12 are in the possession (or under the control) of the relevant Group Company or Business Transferor.

1.2.4
All material filings, publications, registrations and other formalities required by applicable law to be delivered or made by the Group Companies and Businesses to company registries in each relevant jurisdiction have been duly delivered or made on a timely basis.

2	Accounts

2.1	Carve-Out Accounts

The Carve-Out Accounts for the 12-month period ended on the Accounts Date have been prepared:

2.1.1	in accordance with applicable law and with the accounting principles, standards and practices generally accepted under IFRS at the Accounts Date; and

2.1.2	subject to paragraph 2.1.1 of this Schedule 12, on a basis consistent with that adopted in preparing the audited accounts of RBSG for the previous two financial years,

so as to give a true and fair view of the state of affairs of the Group at the Accounts Date and of the profits or losses for the period concerned.

2.2	Expenses

The 2010 standalone costs schedule (version 73) at document 2.3.3.5.3 in the Data Room:

(i)	properly reflects, in the reasonable opinion of the Transferors, all the direct and indirect expenses of the Group as it will operate on a standalone basis immediately after Closing; and

(ii)	was prepared in accordance with the accounting policies used in preparing the Carve-Out Accounts applied on a consistent basis.

2.3	Management Accounts

2.3.1
The unaudited management accounts relating to the Group Companies and each of the Businesses for the period from the Accounts Date to 30 June 2010] (the “Management Accounts” and the “Management Accounts Date”, respectively) have been prepared in accordance with the accounting policies used in preparing the Carve-Out Accounts applied on a consistent basis.

2.3.2
The Management Accounts present a materially accurate view of the profits or losses of the Group Companies and each of the Businesses for the period concerned and, to the extent included in the Management Accounts, the assets and liabilities of the Group Companies and each of the Businesses as at the date concerned. In interpreting this paragraph 2.3.2, regard must be had to the purpose for which the Management Accounts were prepared and the fact that they were not prepared as statutory accounts.

2.4	Accounting Records

The accounting records of the Group Companies and, with respect to the Businesses, the accounting records of the Business Transferors have been kept in all material respects on a proper and up-to-date basis.

3	Financial Obligations

3.1	Financial Facilities

Details of all financial facilities (including loans, borrowings, derivatives and hedging arrangements), outstanding or available to the Group Companies are included in the Data Room.

3.2	Guarantees

So far as the Transferors are aware, there is no outstanding guarantee, indemnity, suretyship or security given by any Group Company for the benefit of any member of the RBSG Group or by any member of the RBS Group for the benefit of any Group Company.

3.3	Off-Balance Sheet Financing

No Group Company has outstanding any loan capital, nor has it, other than in the ordinary course of business, factored, discounted or securitised any of its receivables, nor has it engaged in any financing of a type which would not be required to be shown or reflected in the Accounts.

4	Assets

4.1	The Properties

4.1.1	The Properties are the premises, buildings and land occupied or otherwise, and to a material extent, used for the purpose of the Businesses or by the Group Companies.

4.1.2	The information contained in Parts 1 to 4 of Schedule 3 is true and accurate in all material respects.

4.1.3
In relation to each RBS WorldPay Property, save for the Business Leasehold Property referred to in Schedule 3 at Part 1 Part B paragraph 4 (16 Lyndon Avenue, Los Gatos), the Group Company or Business Transferor named in Schedule 3 is the legal and beneficial owner of or the lessee or licensee or the owner of a hereditary building right as applicable of the whole Property.

4.1.4
Save for the Business Leasehold Property referred to in Schedule 3 at Part 1 Part B paragraph 4 (16 Lyndon Avenue, Los Gatos), the relevant Group Company or Business Transferor named in Schedule 3 is in possession of the whole of each RBS WorldPay Property and no person is in, or otherwise entitled to, occupation or use.

4.1.5
So far as the Transferors are aware, there is no outstanding notice or dispute involving the relevant Business Transferor or Group Company and any third party or involving the Property referred to in Schedule 3 at Part 1 Part B paragraph 4 (16 Lyndon Avenue, Los Gatos) as to the ownership, occupation or use of any RBS WorldPay Property which would, if implemented or enforced, have a material adverse effect on the business of the Group.

4.1.6
So far as the Transferors are aware, there is no outstanding notice or dispute as to any contravention of the relevant planning legislation or regulations in relation to each RBS WorldPay Property which would, if implemented or enforced, have a material adverse effect on the business of the Group.

4.1.7
So far as the Transferors are aware, there have not been any notices served or disputes in respect of any non-compliance by the relevant Business Transferor or Group Company or involving the Property referred to in Schedule 3 at Part 1 Part B paragraph 4 (16 Lyndon Avenue, Los Gatos) with statutes with respect to the RBS WorldPay Properties in the 12 months prior to the date of this Agreement.

4.2	Leases

Where any RBS WorldPay Property is leased by a Group Company or Business Transferor in relation solely to the Businesses:

4.2.1	the requisite details have been completed in Schedule 3; and

4.2.2
so far as the Transferors are aware, no outstanding notices of any material breach of any material covenants, conditions or agreements contained in the relevant lease or agreement which would materially adversely affect the business of the Group have been received by the relevant Business Transferor or Group Company in the 12 months prior to the date of this Agreement.

4.3	Properties subject to Leases and other Agreements

Where any RBS WorldPay Property is the subject of any lease or other agreement relating to its occupation or use for the benefit of any person other than a Group Company or Business Transferor:

4.3.1	the requisite details have been completed in Schedule 3; and

4.3.2
so far as the Transferors are aware, no outstanding notices of any material breach of any material covenants, conditions or agreements contained in the relevant lease or agreement which would materially adversely affect the business of the Group have been received by the relevant Business Transferor or Group Company in the 12 months prior to the date of this Agreement.

4.4	Ownership of Assets

All Business Assets (other than the Properties, the Business Intellectual Property, the Information Technology Assets) and all assets of the Group Companies (other than Companies’ Properties and assets which comprise Intellectual Property or Information Technology) will, at Closing:

4.4.1	other than ordinary course office equipment leasing be owned by the relevant Business Transferors or Group Company; and

4.4.2	where capable of possession, be in the possession or under the control of the relevant Group Company or Business Transferor.

4.5	Sufficiency of Assets

The property, rights and assets (including Intellectual Property and Information Technology) owned, leased, licensed or otherwise used by the Group Companies or Transferors together with the property, rights and assets (including Information Technology) to be used in providing services under the TSA, Referral Agreement and other Transaction Documents and the services to be provided under the TSA, the Referral Agreement and other Transaction Documents comprise all the property, rights and assets (including Information Technology) and services necessary for the carrying on of the business of the Group substantially in the manner in, and to the extent to, which it is presently conducted by the RBSG Group.

5	Intellectual Property and Information Technology

5.1	Ownership etc.

5.1.1
All registered Group Intellectual Property is solely, legally and beneficially owned by members of the RBSG Group or the Group Companies. So far as the Transferors are aware, all material unregistered Group Intellectual Property is solely, legally and beneficially owned by the RBSG Group or the Group Companies.

5.1.2
No registered Group Intellectual Property is subject to a licence or an Encumbrance other than unwritten intra-group licences between Group Companies. So far as the Transferors are aware no material unregistered Group Intellectual Property is subject to a licence or an Encumbrance other than unwritten intra-group licences between Group Companies.

5.2	Registered Intellectual Property

Paragraphs 1 and 2 of Part 1 of Schedule 4 list accurate and current details of all Registered Business Intellectual Property. The entities identified therein are the sole registered proprietors of the Registered Business Intellectual Property. In so far as such Registered Business Intellectual Property and registered Group

Company Intellectual Property is material to the Group, all fees which are due and steps which are required for its maintenance and protection have been paid and taken.

5.3	Non-infringement

5.3.1
So far as the Transferors are aware, (i) the Group Intellectual Property is not being infringed or attacked or opposed by any person in a manner which would be material to the Group and (ii) no such claims are pending or threatened.

5.3.2
So far as the Transferors are aware, no claims of infringement or unauthorised use of any rights or interests of third parties in Intellectual Property which would be material to the Group are pending or threatened.

5.3.3	So far as the Transferors are aware, the activities of the Group do not infringe the Intellectual Property of third parties in a manner which would be material to the Group.

5.4	Confidential Information

So far as the Transferors are aware, the Group has not disclosed any confidential information which is material to the Group other than disclosure subject to an obligation of confidentiality or in the ordinary course of business.

5.5	Information Technology

5.5.1
For the purposes of this paragraph 5.5 of Schedule 12, “Group IT” means all Information Technology hardware or software used by a Group Company and the Information Technology Assets and the Information Technology hardware or software used under a Licence Agreement which in any of the foregoing cases is material to the Group.

5.5.2
Each element of the Group IT is either: (i) owned by, or validly used under a written agreement with, a Group Company or a Business Transferor; or (ii) its use is provided for under, but subject to, the terms of the TSAs.

5.5.3
True copies of all material Licence Agreements or material Contracts relating to Group IT are set out in the Data Room. So far as the Transferors are aware, no member of the Group and no counterparty thereto is in material breach of such contracts.

5.5.4
In the 12 months prior to the date of this Agreement, save for outages arising in the ordinary course of scheduled maintenance, there have been no failures or breakdowns of any Group IT used by any Business or Group Company which have caused any material disruption or interruption to the business of the Group and, so far as the Transferors are aware, no circumstances exist which are likely or expected to give rise to any such disruption or interruption.

5.5.5
Save as otherwise agreed with the Purchaser, no member of the RBSG Group or the Group has entered into or agreed to enter into any contractual commitment, agreement, arrangement or undertaking relating to or in connection with Project Vision.

5.6	Data Security

5.6.1
The Business Transferors (in relation to the Businesses) and each Group Company have in place technical or organisational measures, procedures, codes of conduct, systems and controls against unlawful and unauthorised accessing of data and against accidental loss or destruction of, or damage to, data which are in accordance with Good Industry Practice.

5.6.2
So far as the Transferors are aware, the Businesses and the Group Companies have in the 24 months prior to the date of this Agreement complied in all material respects with PCI DSS, PADSSs and all applicable Law and Regulations concerning data security.

5.6.3
So far as the Transferors are aware, no circumstances exist that are likely to lead to a material breach or material claim or liability relating to or arising out of a breach by the Group of PCI DSS, PADSSs or other applicable Law and Regulations concerning data security.

5.7	Data Protection

5.7.1
For the purposes of this paragraph 5.7 of Schedule 12, “Data Protection Legislation” means any legislation in force from time to time which implements either or both of the European Community’s Directive 95/46/EC and Directive 2002/58/EC and all other similar privacy rights in any part of the world.

5.7.2	So far as the Transferors are aware:

(i)	each Business Transferor and Group Company has complied with all Data Protection Legislation in all material respects in the 24 months prior to the date of this Agreement; and

(ii)
no notice alleging material non-compliance with any Data Protection Legislation has been received in the 12 months prior to the date of this Agreement by any of the Business Transferors or Group Companies from any Regulatory Authority (including any relevant data protection authority) which in each case has had a material adverse effect on the Group.

6	Contracts

6.1	Contracts

No Group Company is a party to or subject to any contract, or agreement (other than in relation to any property, lease or contract of employment) and no Business Transferor is a party to a Contract which, in any of the foregoing cases, is material to the business of the Group and:

6.1.1	which was entered into outside the ordinary course of business;

6.1.2	which is not on an arm’s-length basis;

6.1.3
which (other than Merchant Contracts or Licence Agreements or other than where payment is on a commission basis) is of a long-term nature that is, unlikely to have been fully performed, in accordance with its terms, more than 12 months after the date on which it was entered into or undertaken or cannot be terminated, in accordance with its terms, on 12 months notice or less;

6.1.4	which unduly restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit so as to have a material adverse effect on the Group;

6.1.5
which involves the supply of goods and services, the aggregate sales value of which (exclusive of VAT) will be more than 5 per cent. of net revenue of the business of the Group (exclusive of VAT) for the preceding financial year; or

6.1.6
under which any Group Company has sold or disposed of any company or business where it remains subject to any liability (whether contingent or otherwise) which is not provided for as noted in the Carve-Out Accounts.

6.2	Joint Ventures etc.

No Group Company or, in relation to the Businesses, Business Transferor is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which the Group Company or Business Transferor has no liability or obligation except for the payment of annual subscription or membership fees).

6.3	Breaches

No Business Transferor is in breach of, or in default under, any material Contract to which it is a party and no Group Company is in breach of, or in default under, any material contract to which it is a party (save in each case in respect of breaches or defaults, which are not material to the Group, either singly or taken together) and (save as aforesaid) no Transferor is aware of any such breach or default by any of the parties to any of the other parties to any such Contract or contract.

6.4	Intra-Group Arrangements

Save for those services to be provided under the TSA or those services which the Purchaser has agreed to provide pursuant to the Transaction Documents, there are no services provided in relation to the Businesses or to any Group Company or by any Transferor by any other member of the RBSG Group, where the failure to provide the service after Closing would have a material adverse effect on the Group and its ability to carry on its activities after Closing.

6.5	Contracts and processes

6.5.1
No Business Transferor or Group Company has, in the 12 months prior to the date of this Agreement, received written notice from a counterparty to a standard Form Merchant Contract, or from any Regulatory Authority, to the effect that there are defects in the terms of any Standard Form Merchant Contracts which may affect their validity or enforceability.

6.5.2	Each of the Business Transferors and Group Companies has internal policies, procedures, codes of conduct, systems and controls (collectively, “Systems and Controls”) relating to:

(i)	the proper preparation and execution of documents which will constitute Merchant Contracts; and

(ii)	the proper completion of legal formalities which are required to evidence such documents.

6.5.3
So far as the Transferors are aware, in respect of the Merchant Contracts entered into by the Group, the Systems and Controls applicable to Merchant Contracts from time to time have been applied in accordance with their terms, in each case subject to such variations as management deemed acceptable (having complied with the relevant procedures forming part of the Systems and Controls at the relevant time for approving such variations), and in each case except to the extent of instances of non-compliance which, either singly or taken together, are not material to the Group.

6.6
So far as the Transferors are aware, the Data Room contains all non-Standard Form Merchant Contracts which govern the relationships with the top 100 merchants by revenue of the Contribution Business as at the date the Data Room was prepared.

6.7	Grants

No Group Company, or Business Transferor has ever received, or is proposing to receive, any grant for use wholly or partly in the business of the Group. No Group Company or any member of the RBSG Group has done, agreed to do or omitted to do anything which could result in (i) any such grant paid to a Group Company, or Business Transferor being refunded in whole or in part or (ii) any such grant for which application has been made not being paid or being reduced (whether as a result of the Proposed Transaction or otherwise).

7	Employees and Employee Benefits

7.1	Employees and Terms of Employment

7.1.1	The Data Room contains details, in relation to each Group Company and Business, of:

(i)	the total number of Current Employees;

(ii)	the salary and other benefits, period of continuous employment, location, grade and (other than where the provision of such information is unlawful), the age of each Current Employee;

(iii)	specimen terms and conditions of each material grade or category of the Current Employees; and

(iv)	employment contracts or service agreements for Senior Employees.

7.1.2
There are no terms of employment for any Current Employees which provide that a change in control of any business in which they work or any Group Company (however change in control may be defined, if at all) shall entitle that employee to treat the change in control as amounting to a breach of such terms or entitling him to any payment or benefit or entitling him to treat himself as redundant or dismissed or released from any obligation.

7.1.3
None of the employers of the Current Employees has any scheme or arrangement in place under which employees dismissed by reason of redundancy are entitled to payments in excess of statutory redundancy entitlements, calculated in accordance with the Employment Rights Act 1996 (or any analogous legislation in any relevant jurisdiction), and no such company has adopted any custom or practice of making any such payments on the dismissal for redundancy or otherwise of employees.

7.1.4	Each Business Transferor, and Group Company has maintained records regarding the service of the Current Employees which are current, accurate and complete in all material respects.

7.1.5
So far as the Transferors are aware, there is no unresolved dispute, claim or litigation of any kind (including administrative hearing, arbitration, conciliation, mediation, prosecution or regulatory hearing) relating to the employment of any Current Employee which would have a material adverse effect on the Group. So far as the Transferors are aware, there are no such claims or litigation pending.

7.1.6
No formal notice or communication has been given or statement or representation made by the RBSG Group human resources function to any Current Employee concerning or affecting the employment or engagement of any Current Employee after Closing.

7.1.7
So far as the Transferors are aware, each Business Transferor and Group Company has complied in all material respects with the terms of all contracts of employment, collective bargaining agreements and all applicable law in relation to the employment or engagement of the Current Employees.

7.1.8	The Data Room contains details of all material arrangements for the provision of services (other than the provision of services of Employees).

7.2	Termination of Employment

7.2.1
No Senior Employee has given or received notice terminating his or her employment in the six months prior to the date of this Agreement and so far as the Transferors are aware, no Senior Employee intends to resign as a result of the Proposed Transaction.

7.2.2	No material liability which remains undischarged has been incurred by any Group Company or Business Transferor for breach of any contract of employment with any Senior Employee.

7.3	Works Councils and Employee Representative Bodies

7.3.1	The Data Room contains details of all work councils and employee representative bodies which by law have the right to be informed and/or consulted on matters which affect the Current Employees.

7.3.2	So far as the Transferors are aware, no litigation is currently underway or has been commenced in the 24 months prior to the date of this

Agreement between a Business and any Group Company and any such works council or representative body.

7.4	Collective Bargaining Agreements etc.

Other than national collective bargaining agreements or industry-wide collective agreements, the union recognition agreements, collective agreements and European Works Council agreements listed in the Data Room are all the agreements between the Group Companies and Business Transferors and trade unions or representative bodies.

7.5	Bonus or Other Profit-related Schemes

The Data Room contains details of the rules and other documentation relating to all share incentive, share option, profit-sharing, bonus or other incentive arrangements for or affecting any Current Employees.

7.6	Group Retirement Benefit Arrangements

7.6.1
The arrangements listed in the Disclosure Letter are the only arrangements under which the Business Transferors (in relation to the Businesses) or the Group Companies have any liability, whether actual, contingent, present or future, for providing Relevant Benefits (the “Group Retirement Benefit Arrangements”), except for statutory arrangements to which any of the Business Transferors or the Group Companies contribute in compliance with any law or regulation. The Transferors have made available to the Purchaser the information necessary to establish the entitlement and contingent entitlement of all Relevant Employees in the Group Retirement Benefit Arrangements and their dependants.

7.6.2
Other than the Group Retirement Benefit Arrangements, no proposal to provide any relevant benefits to or in respect of any Current Employees has been announced and no agreement to contribute to any such arrangement has been reached.

7.6.3
No undertakings have been given to Current Employees concerning the continuation of the Group Retirement Benefit Arrangements or the continuation, increase or amendment of any of the benefits provided under them (whether or not legally binding) after Closing.

7.6.4
So far as the Transferors are aware, the Group Retirement Benefit Arrangements are and have been operated in all material respects in compliance with all laws, the requirements of relevant Tax Authorities and the governing rules of each of the arrangements, including as to (i) the implementation and application of any eligibility criteria to them and (ii) any obligations to contribute to them.

7.6.5
So far as the Transferors are aware, no Group Retirement Benefit Arrangement and no Business Transferor or Group Company is party to any disputes which relate to or are in connection with the provision of any benefits for Current Employees under a Group Retirement Benefit Arrangement and no such disputes are pending or threatened and there are no facts likely to give rise to any such disputes. For the avoidance of doubt, in this paragraph 7.6.5 of Schedule 12, “disputes” includes any investigation or determination by any pension or investment authorities or any complaint under any internal dispute resolution procedure established in connection with the Group Retirement Benefit Arrangements.

7.6.6	Insofar as the Transferors are aware, no circumstances exist which could result in any of the Group Companies being issued with a contribution notice under sections 38 to 42 of the Pensions Act 2004.

7.6.7
No Group Company is liable for any debt arising under or by operation of sections 75 and 75A of the Pensions Act 1995 that has not been paid and Closing will not result in any Group Company who is an “employer” for the purposes of sections 75 and 75A of the Pensions Act 1995 in relation to a Group Retirement Benefit Arrangement becoming liable for any such debt or otherwise ceasing to participate in any Group Retirement Benefit Arrangement.

8	Legal Compliance

8.1	Licences and Consents

Other than in relation to the Properties to which paragraphs 4.1 to 4.3 apply, all licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, permits, exemptions, waivers, registrations (including employee registrations but not relating to Intellectual Property) and authorities which are material to the business of the Group and required under Law and Regulation to conduct the business of the Group as carried on at the date of this Agreement (collectively, the “Permits”) have been obtained and are in full force and effect. So far as the Transferors are aware, the Permits have been (for the two years prior to the date of this Agreement) and are being complied with in all material respects.

8.2	Compliance with Laws

8.2.1
Other than in relation to the Properties to which paragraphs 4.1 to 4.3 apply, there is no claim, investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, or Regulatory Authority outstanding against any Group Company or Business Transferors or any person for whose acts or defaults it may be vicariously liable in each case in relation to the business of the Group other than any claim, investigation, disciplinary proceeding, enquiry, order, decree, decision or judgment which either singly or taken together is not material to the business of the Group.

8.2.2
Other than in relation to the Properties to which paragraphs 4.1 to 4.3 apply, no Business Transferors or Group Company has received any written notice during the past 12 months from any court, tribunal or Regulatory Authority with respect to a violation or failure to comply with any applicable law other than any breaches or violations which either singly or taken together are not material to the business of the Group.

8.2.3	Other than in relation to the Properties to which paragraphs 4.1 to 4.3 apply, so far as the Transferors are aware:

(i)
no Transferor or, to the extent this affects any Business, any other member of the RBSG Group has committed, or is liable for, any criminal, illegal or unlawful act in respect of any Business or Group Company and which is material to the business of the Group (including in relation to any material breaches of treaties, laws or regulations concerning sanctions, money laundering or bribery or corruption or any allegation of such a thing) and where such remains outstanding; and

(ii)
no material claim (including any customer or client claim, allegation or complaint or claim by any Regulatory Authority) that the Transferor or any other member of the RBSG Group (to the extent that it relates to the business of the Group) has committed or is liable for any such act remains outstanding.

8.2.4
Other than in relation to the Properties to which paragraphs 4.1 to 4.3 apply, so far as the Transferors are aware each Business Transferor, in relation to its Businesses and each Group Company, has, in the 24 months before the date of this Agreement, complied with all material Law and Regulations and applicable requirements of Regulatory Authorities (whether or not having the force of law) and all information and disclosures supplied or made by the Business Transferors in relation to their Businesses and each Group Company to such Regulatory Authorities were when supplied or made true and accurate in all material respects.

8.3	Regulatory Filings

8.3.1
Each member of the RBSG Group has, in a timely manner, filed all material reports, returns, notifications or submissions to any Regulatory Authority (collectively, “Regulatory Filings”) required to be filed with any Regulatory Authority in relation to the businesses of the Group and has provided all material information, maintained all material records and paid all fees and assessments due and payable in connection therewith.

9	Litigation

9.1	Current Proceedings

No Group Company and no Business Transferor (or any person for whose acts or defaults a Business Transferor may be vicariously liable) in relation to the Business is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, or regulatory agency action, or subject to any judgment, decree, injunction, order or decision relating to any of the foregoing which in any of the foregoing cases is material to the business of the Group (other than as claimant in the collection of debts arising in the ordinary course of its business).

9.2	Pending or Threatened Proceedings

So far as the Transferors are aware, no such claim, legal action, proceeding, suit, litigation, prosecution, investigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, or regulatory agency action, is pending or threatened by or against any Business Transferor (or any person for whose acts or defaults a Business Transferor may be vicariously liable in relation to the Business) or Group Company which in any of the foregoing cases is material to the Business or Group Company.

10	Insurance

10.1	Particulars of Insurances

10.1.1
Summary particulars of the material insurance policies in respect of which the Business Transferors or Group Companies have an interest and which relate to, respectively, the Businesses or the Group Companies are contained in the Data Room.

10.1.2	So far as the Transferors are aware, details of all open and closed claims in respect of the Group for the last three years for all classes of insurance are contained in the Data Room.

10.2	Details on Policies

In respect of the insurances referred to in paragraph 10.1 of this Schedule 12:

10.2.1	where required, all premiums have been duly paid to date; and

10.2.2	no material claims are outstanding and, so far as the Transferors are aware, no event has occurred which might give rise to any claim; and

10.2.3	all such policies are in full force and effect and are not void or voidable; and

10.2.4	no member of the RBSG Group (including any Business Transferor) has received any notification that such insurances are not valid or enforceable.

11	Tax – Business Assets

11.1	None of the Business Assets is the subject of any security in favour of a Taxation Authority for the purposes of VAT.

11.2	To the extent these relate to the Businesses, all proper records have been kept and all proper returns and payments have been made as required by law for the purposes of VAT.

11.3
All documents in the possession of the Business Transferors which are necessary to establish the title of the Business Transferors to the Business Assets have been duly stamped and any applicable stamp duties or similar taxes have been duly accounted for and paid.

11.4
To the best of the relevant Business Transferor’s knowledge and belief, all the factual statements relating to the Businesses (and for the avoidance of doubt, excluding any factual statements relating to the Purchaser or the Purchaser’s Group) as set out in (i) the letter dated 30 July 2010 addressed to HMRC from RBS seeking confirmation that no Section 44 Charge will arise to the Purchaser in connection with the transfer of the Businesses to the Purchaser and (ii) an email from RBS to PricewaterhouseCoopers LLP dated 5 August 2010 LLP headed “Partial Exemption 2009”, from *** of RBS to *** at PricewaterhouseCoopers are true and accurate in all material respects; provided that the liability of the Business Transferors pursuant to this paragraph 11.4 shall be limited to the amount of any Tax which the Purchaser suffers under section 44 VATA 1994 in connection with the acquisition of the Businesses pursuant to this Agreement and for which no member of the RBSG Group is otherwise liable in excess of the amount which it would have suffered had the Business Transferors not been in breach of this paragraph 11.4.

12	Tax – Group Companies

12.1
Except as stated in the Disclosure Letter with express reference to this paragraph, no Group Company is liable to pay Tax outside of its country of incorporation or, as far as the Transferors are aware, constitutes a permanent establishment of another person, business or enterprise for any Taxation purpose, and no Group Company has received any written notice or written enquiry from any jurisdiction where such Group Company does not currently file Tax Returns to the effect that such Group Company may be required to make such filings or may be subject to Taxation by such jurisdiction.

12.2
All material Tax Returns, computations, notices and information which are or have been required to be made or given by each Group Company for any Taxation purpose have been made or given within the requisite periods and on a proper basis and all such Tax Returns are true, complete and accurate in all material respects.

12.3
Each Group Company has paid all Tax which it has become liable to pay (and made and accounted for all deductions and withholdings) and is not, and has not in the four years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Tax.

12.4	There are no liens for any Tax in respect of a Group Company or its assets.

12.5
Each Group Company is not and does not expect to be involved in a dispute in relation to Tax. No Group Company has, within the past four years, been subject to any material investigation or non-routine audit from any Taxation Authority. No Tax Authority has indicated that it intends to investigate or conduct a non routine audit in respect of any Group Company’s Tax Affairs.

12.6
No Taxation Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice and including any waiver of any statute of limitation in respect of the assessment of Tax in respect of Tax Returns) in relation to any Group Company’s affairs.

12.7
All documents in the possession or under the control of each Group Company or to the production of which any Group Company is entitled which established or are necessary to establish the title of any Group Company to any asset, or by virtue of which any Group Company has any right have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid.

12.8
The Data Room contains details of each Group Company which is registered for the purposes of VAT. and each Group Company which is a member of a VAT group and details of the representative member of each such VAT group.

12.9
No Group Company has entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004, any notifiable contribution arrangement for the purpose of the National Insurance Contribution (Application of Part 7 of the Finance Act 2004) Regulations 2007 (SI 2007/785) or any notifiable schemes for the purposes of Schedule 11A to the VATA 1994.

12.10
No Group Company is bound by or party to any Taxation indemnity, Taxation sharing or any Taxation allocation agreement other than in connection with any group or fiscal unity for Taxation purposes which is referred to in the Data Room.

12.11
No United States corporation being acquired, directly or indirectly, in the transaction owns any interest in any (i) non-United States corporation, (ii) United States or non-United States entity treated as a partnership for United States federal income tax purposes, or (iii) entity treated as a disregarded entity for United States federal income tax purposes. No Group Company has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

13	Important Business Issues since the Accounts Date

Since the Accounts Date:

13.1
there has been no material adverse change in the financial or trading position of the Group and, so far as the Transferors are aware, no circumstance has arisen which might give rise to any such change;

13.2
the business of the Group has been carried on as a going concern and in all material respects in the ordinary and usual course, without any material interruption or material alteration in its nature, scope or manner;

13.3	the Group has made all planned capital expenditure due to be made in accordance with the Information Memorandum;

13.4
save as disclosed in the Information Memorandum, no material capital commitments have been entered into or proposed by any Group Company or Business Transferor in relation to the Businesses and no Group Company or Business has acquired or disposed of a material asset. For these purposes a material Capital Commitment is one involving capital expenditure of over £100,000 (exclusive of VAT) and a material asset is valued at over £100,000;

13.5
the Group has not been materially and adversely affected by the loss of any important customer or source of supply nor, so far as the Transferors are aware, has any important customer or source of supply provided written notice to the Group that it intends to terminate its contract with the Group or put such contract up for re-tender (other than re-tenders in the ordinary course upon expiry of such contracts). For these purposes, an important customer or source of supply means one which in either of the two financial periods immediately preceding the Accounts Date accounted for 3 per cent or more (in the case of a customer) of the net revenue of the Group or (in the case of a source of supply) of the goods, services or equipment supplied to the Group;

13.6	no Group Company has declared or paid any dividend (other than any provided for in the Carve-Out Accounts) nor has any Group Company reduced, redeemed or repaid its paid-up share capital;

13.7
no Group Company has issued or agreed to issue any share or loan capital and no loan capital or preference capital of any Group Company has been redeemed or repaid in whole or part or has become liable to be redeemed or repaid;

13.8
for the period from the Accounts Date to the date of this Agreement taken as a whole as compared to the corresponding period in the previous financial year, there has been no material change in the manner or time of payment of creditors generally, which, taking the net effect of all such changes, would have a material adverse effect on the business of the Group; and

13.9	no Group Company or Business has repaid any borrowing or indebtedness in advance of its stated maturity.

14	Disclosure of Information

Each document in the Data Room or specified in the Disclosure Letter as being attached thereto or listed therein as an agreed disclosure is a true and complete copy of the original of such document.

15	Authority and Capacity

15.1
Each of RBS, the other Transferors and each Group Company is validly existing and is a company duly incorporated (or organised) and registered under the law of its jurisdiction of incorporation or organisation (as the case may be) and registration.

15.2
Each Business Transferor (to the extent relevant to the Businesses being sold hereunder) has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on the relevant Business as now conducted.

15.3
Each of RBS and the other Transferors (to the extent relevant to the Company or Business being sold hereunder) has or will, at Closing, have the legal right and full power and authority to enter into and perform this Agreement and any other Transaction Documents and is not subject to any restriction or prohibition whatsoever in connection therewith.

15.4
The Transaction Documents will, when executed, constitute valid and binding obligations on the Transferors, enforceable against them in accordance with their respective terms, and the execution and delivery of, and performance by, the Transferors of their respective obligations under such documents will not:

15.4.1	result in a breach of any provision of the constitutional documents of any of the Transferors;

15.4.2	result in a breach of any order, judgment, rules or decree of any court or Regulatory Authority by which any of the Transferors is bound;

15.4.3	assuming all Regulatory Filings have been obtained or made, violate any applicable law to which any of the Transferors are subject; or

15.4.4	save as contemplated by this Agreement, require the consent of the shareholders of any of the Transferors or of any other person.

15.5
Each of the Transferors has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform this Agreement and any other Transaction Documents to be executed by it pursuant to or in connection with this Agreement.

16	Insolvency etc.

16.1	No Group Company or Business Transferor is insolvent under the laws of its jurisdiction of incorporation or unable to pay, or has stopped paying, its debts as they fall due.

16.2
There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy, administration, administrative receivership, receivership, moratorium or any other insolvency events, proceedings or orders whatsoever, in any jurisdiction, or any petitions, applications or other preliminary actions outstanding in respect of the same, concerning any Transferor or assets and liabilities comprising the business of the Group.

16.3
No steps have been taken to enforce any security over, and no distress, distraint, charging order, garnishee order, execution or other analogous process has been levied or applied for in respect of, any assets of any Transferor (including the Business Assets and the Group Companies) and no event has occurred to give the right to enforce such security or to levy or apply for such actions.

16.4	No event analogous to any of the foregoing has occurred in relation to a Transferor in any applicable jurisdiction.

Schedule 13
Warranties given by the Purchaser
(Clause 10.4)

1	Authority and Capacity

1.1	Incorporation

Each of the Purchaser. UK Holdco, Luxco 4, Luxco 3, Luxco 2 and Holdco is validly existing and is a company duly incorporated or organised and registered under the law of its jurisdiction of incorporation or organisation (as the case may be) and registration.

1.2	Authority to enter into Agreement

Subject to Clause 4.1.1 of this Agreement:

1.2.1
Each of the Purchaser, UK Holdco, Luxco 4, Luxco 3, Luxco 2 and Holdco has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on the relevant Business as now conducted;

1.2.2
Each of the Purchaser, UK Holdco, Luxco 4, Luxco 3, Luxco 2 and Holdco has the legal right and full power and authority to enter into and perform this Agreement and any other Transaction Documents to be executed by it and is not subject to any restriction or prohibition whatsoever in connection therewith;

1.2.3
The Transaction Documents will, when executed, constitute valid and binding obligations on the Relevant Purchasers (and, in the case of the Exchange Agreement, on UK Holdco, Luxco 4, Luxco 3, Luxco 2 and Holdco), enforceable against them in accordance with their respective terms, and the execution and delivery of, and performance by, each Relevant Purchaser of its obligations under such documents will not:

(i)	result in a breach of any provision of the constitutional documents of the Relevant Purchaser or, in relation to the Exchange Agreement of UK Holdco, Luxco 4, Luxco 3, Luxco 2 and Holdco;

(ii)
result in a breach of any order, judgment, rules or decree of any court or Regulatory Authority by which the Relevant Purchaser or, in relation to the Exchange Agreement on UK Holdco, Luxco 4, Luxco 3, Luxco 2 and Holdco is bound;

(iii)
assuming all Regulatory Filings have been obtained or made, violate any applicable law to which the Relevant Purchaser or, in relation to the Exchange Agreement, UK Holdco, Luxco 4, Luxco 3, Luxco 2 and Holdco is subject; or

(iv)
save as contemplated by this Agreement, require the consent of the shareholders of the Relevant Purchaser or, in relation to the Exchange Agreement of UK Holdco, Luxco 4, Luxco 3, Luxco 2 and Holdco or of any other person.

1.3	Authorisation

The Purchaser, UK Holdco, Luxco 4, Luxco 3, Luxco 2 and Topco has taken or will have taken by Closing all corporate action required by it to authorise it to enter into and to perform this Agreement and any other Transaction Documents to be executed by it pursuant to or in connection with this Agreement.

1.4
On Closing, each Relevant Purchaser, UK Holdco, Luxco 4, Luxco 3, Luxco 2 and Holdco will be validly existing and is a company duly incorporated or organised and registered under the law of its jurisdiction of incorporation or organisation (as the case may be) and registration.

2	Regulatory

2.1
For the purposes of this paragraph 2 of Schedule 13, “Authorisations” means all licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities material to the business of the Purchaser.

2.2	As far as the Purchaser is aware, there is no:

2.2.1	litigation, arbitration or claim (or circumstance likely to give rise to any litigation, arbitration or claim); or

2.2.2	fact, matter or circumstance relating to any Authorisation or Regulatory Authority specifically applicable to any member of the Purchaser’s Group,

which will or is likely to have an adverse effect on the ability of the Purchaser to perform its obligations under any Transaction Document or which will or may materially delay any Closing.

2.3
There are no Authorisations required by the Purchaser or any member of the Purchaser’s Group in order to perform its obligations under any Transaction Document or in order for Closing to take place other than as set out in Clause 4.1 of this Agreement.

3	Contribution Shares

3.1	The Contribution Shares will at Closing have been properly and validly issued and allotted, will each be fully paid and will rank pari passu with the other shares of UK HoldCo.

3.2	There are no Encumbrances on the Contribution Shares.

3.3	The issue of the Contribution Shares by UK HoldCo pursuant to Clauses 3 and 7.3 will not result in UK HoldCo becoming a member of the same group as RBS group for the purposes of the TCGA.

3.4
From the date on which all the conditions pursuant to Clause 4.1 have been satisfied (or otherwise unconditionally waived by the relevant party) up to and including the date on which UK Holdco issues the Contribution Shares to the Contribution Party, UK Holdco will not issue shares to any person other than to the Contribution Party, save to the extent that RBS agrees otherwise pursuant to Clause 5.3.

4	Contribution Loan Notes

4.1	The Contribution Loan Notes will at Closing have been properly and validly issued and will rank pari passu with the other loan notes of UK HoldCo.

4.2	There are no Encumbrances on the Contribution Loan Notes.

5	Effect of Transaction

Subject to and immediately following exercise of all the call or, as the case may be, put options in the Exchange Agreement all Relevant Purchasers will be indirect wholly owned subsidiaries of Holdco and RBS shall hold 19.99% of the shares in Holdco (ignoring for these purposes the issue of shares to management or an employee benefit trust).

Schedule 14
Streamline Platform
(Clause 1.1)

The software components included in the transfer of the Streamline Platform are as follows:

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Schedule 15
Deed of Adherence (Clause 1.1)

To:	The Transferors and The Purchaser

From:	[Relevant Purchaser]

Dated:

Dear  Sirs

Transfer Agreement entered Into between the Transferors
and the Purchaser dated August 2010 (the “Transfer Agreement”)

1
We refer to the Transfer Agreement. This is a Deed of Adherence. Terms defined in the Transfer Agreement have the same meaning in this Deed of Adherence unless given a different meaning in this Deed of Adherence.

2	[Relevant Purchaser] agrees to be bound by the terms of the Transfer Agreement as a Relevant Purchaser.

3	[Relevant Purchaser] administrative details are as follows:

Address:

Fax No:

Attention:

4	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Accession Deed is entered into by deed.

This Deed has been delivered on the date stated at the beginning of this Deed.

Schedule 16
Pre-Closing Separation Obligations

1	Ability to settle with schemes and merchants accurately, in accordance with mutual SLAs (to be agreed), tested to the satisfaction of the Joint Implementation Committee.

2	Working general ledger (e.g. clones of the Walker and Oracle general ledgers), tested to the satisfaction of the Joint Implementation Committee.

3	Ability to meet month end reporting requirements to meet banking covenant requirements.

4	Systems changes and de-branding necessary to enable:

4.1
all Contractual Materials (as defined in the Transitional Trade Mark Licences) to be issued without any RBS Trade Marks, NatWest Trade Marks and RBS Domain Names as required by Clause 2.5.1 of the Transitional Trade Mark Licences; and

4.2
licensing notices as required by Clause 2.7 of the Transitional Trade Mark Licences to be included on all (i) client or consumer-facing websites under the control of any member of the Purchaser’s Group connected to domain names incorporating any of the RBS Trade Marks and NatWest Trade Marks; and (ii) Signs, Advertising and Marketing Materials, Business Materials and Customer Collateral (each as defined in the Transitional Trade Mark Licences) to which any of the RBS Trade Marks and NatWest Trade Marks are or have been applied.

5	Ability to pay staff and for staff to receive core benefits (i.e. salary, health and pension) on time through a process tested to the satisfaction of the Joint Implementation Committee.

6	Procurement solution, tested to the satisfaction of the Joint Implementation Committee e.g. implementation of iRequest.

7
Provision of probability of default scores and credit ratings for all RBSG banked corporate and commercial customers who are Group merchants, tested to the satisfaction of the Joint Implementation Committee.

8	Working access to shared systems in line with data access and data usage principles delivered to the Purchaser’s Group via user access profiles, as referenced in the Separation Plan.

9	Physical separation of properties shared between the RBSG Group and the Group in Harrogate and Gateshead.

10	Recruitment and/or secondment of people as described in the Separation Plan, to be approved by the Joint Implementation Committee.

Appendix 1
***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Table of Contents

Contents		Page

1	Interpretation	3
2	Agreement to Transfer the Group	29
3	Consideration	35
4	Conditions	38
5	Pre-Closing	47
6	Implementation Planning	62
7	Closing	66
8	Post-Closing Adjustments	73
9	Post-Closing Obligations	75
10	Warranties	82
11	Limitation of Transferors' Liability	84
12	Claims	91
13	Restrictions on the Transferors	96
14	Insurance	99
15	Confidentiality	101
16	Other Provisions	105
Schedule 1 Part 1 Details of the Share Sellers, Shares etc. (Clause 1.1)		121
Schedule 1 Part 2 Details of the Business Transferors, Businesses etc. (Clause 1.1)		122
Schedule 2 Companies and Subsidiaries		123
Schedule 3 The Properties (Clauses 1.1 and 2.4) Part 1 (Companies' Properties) (Clause 1.1)		131
Schedule 3 The Properties Part 2 Business Assignment Properties (Clause 1.1)		135
Schedule 3 The Properties Part 3 Business Underletting Properties (Clause 1.1)		136

Schedule 3 The Properties Part 4 Business Licence Properties (Clause 1.1)		138
Schedule 3 The Properties Part 5 Terms relating to the Companies' Properties (Clause 2.4)		139
Schedule 3 The Properties Part 6 Terms relating to the Business Assignment Properties (Clause 2.4)		146
Schedule 3 Part 7 Terms relating to the Business Underletting Properties (Clause 2.4)		162
Schedule 3 Part 8 Terms relating to the Business Licence Properties (Clause 2.4)		180
Schedule 3 Part 9 Terms relating to the Leaseback Properties (Clause 2.4)		186
Schedule 3 Part 10 Leaseback Properties		202
Schedule 4 Intellectual Property (Clause 2.5) Part 1		203
Schedule 4 Intellectual Property Part 2 Transitional Trade Mark Licences		212
Schedule 4 Intellectual Property Part 3 Form of Transitional Trade Mark Licence		213
Schedule 2 RBS Domain Names		227
Schedule 3 Logo		228
Schedule 4 Intellectual Property Part 4 Form of Trade Mark Assignment		229
Schedule 5 Part I Contracts (Clauses 2.3.1(vi) and 2.6)		231
Schedule 5 Part II Merchants subject to Schedule 5 paragraph 4		246
Schedule 5 Part III Deed of Priority		249
1	Definitions and interpretation	250
2	Consent	253
3	Ranking	253
4	Enforcement	253
5	Application of recoveries and turnover	254
6	Continuing priority	254
7	Information	255

Documents in the Agreed Terms

***

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.